================================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT

              PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  APRIL 22, 1997

                         THE COLONIAL BANCGROUP, INC
            (Exact name of registrant as specified in its charter)


       DELAWARE                       1-13508                 63-0661573
(State of Incorporation)        (Commission File No.)   (IRS Employer I.D. No.)


     ONE COMMERCE STREET, MONTGOMERY, ALABAMA                    36104
      (Address of Principal Executive Office)                  (Zip Code)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:          334-240-5000

================================================================================

ITEM 5.  OTHER EVENTS

        BancGroup completed a business combination with Fort Brooke Bancorporation, (Fort Brooke) on April 22, 1997. The combination was accounted for as a pooling of interests. Accordingly, the accompanying consolidated selected financial data, management's discussion and analysis and consolidated financial statements as of December 31, 1996, 1995, and 1994 and for each of the three years in the period ended December 31, 1996 have been restated to give retroactive effect to the combination with Fort Brooke and include the combined operations of BancGroup and Fort Brooke for all periods presented.


EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
  [S]             [C]      [C]
  23              --       Consent of Coopers & Lybrand L.L.P.
  27.1            --       Financial Data Schedule-December 31, 1996
                                (for SEC use only)
  27.2            --       Financial Data Schedule - March 31, 1997
                                (for SEC use only)

                                  SIGNATURES


        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         The Colonial BancGroup, Inc.

                                         By:  /S/ W. FLAKE OAKLEY, IV
                                            -------------------------------
                                                  W. Flake Oakley, IV
                                               Its Chief Financial Officer


On:  June 24, 1997

                   COLONIAL BANCGROUP, INC AND SUBSIDIARIES

                    INDEX TO RESTATED FINANCIAL STATEMENTS


                                                                        PAGE
                                                                       NUMBER
                                                                       ------
Financial Statements:
  Selected Financial Data....................................
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations.....................
  Report of Independent Accountants..........................
  Consolidated Financial Statements..........................
  Notes to Consolidated Financial Statements.................
Supplemental Information: (Restatement)
  Selected Financial Data....................................
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations.....................
  Report of Independent Accountants..........................
  Supplemental Consolidated Financial Statements.............
  Notes to Supplemental Consolidated Financial Statements....
Interim Financial Statements (March 31, 1997) ...............
  Condensed Consolidated Financial Statements ...............
  Notes to Condensed Consolidted Financial Statements .......
  Management's Discussion and Analysis of Financial
    Condition and Results of Operations .....................
  Computation of Earnings Per Share .........................
Supplemental Interim Financial Statements (March 31, 1997)
  (Restatement):
  Condensed Consolidated Financial Statements ...............
  Notes to Condensed Consolidated Financial Statements ......
  Management's Discussion and Analysis of Financial
    Condition and Results of Operations .....................
  Computation of Earnings Per Share .........................

SELECTED FINANCIAL DATA

                                                                          For the years ended
                                                  December 31, 1996, 1995, 1994, 1993 and 1992
                                                       (In thousands, except per share amounts)

                                                 1996      1995      1994      1993       1992
----------------------------------------------------------------------------------------------
STATEMENT OF INCOME
Interest income                              $391,957  $327,897  $244,145  $193,026   $179,872
Interest expense                              199,953   164,895   101,293    76,378     80,212
----------------------------------------------------------------------------------------------
Net interest income                           192,004   163,002   142,852   116,648     99,660
Provision for possible loan losses             11,783     8,281     8,070    11,423     12,899
----------------------------------------------------------------------------------------------
Net interest income after provision for
 possible loan losses                         180,221   154,721   134,782   105,225     86,761
Noninterest income                             70,818    59,261    52,830    49,555     44,518
Noninterest expense                           171,005   144,525   136,906   119,589    105,853
SAIF special assessment(1)                      3,817        --        --        --         --
----------------------------------------------------------------------------------------------
Income before income taxes                     76,217    69,457    50,706    35,191     25,426
Applicable income taxes                        26,834    24,656    16,831    10,727      6,926
----------------------------------------------------------------------------------------------
Income before extraordinary items
 and the cumulative effect of a change in
 accounting for income taxes                   49,383    44,801    33,875    24,464     18,500
Extraordinary items, net of income taxes           --        --        --      (396)        --
Cumulative effect of a change in
 accounting for income taxes                       --        --        --     3,890         --
----------------------------------------------------------------------------------------------
Net income                                     49,383    44,801    33,875    27,958     18,500
==============================================================================================
Income excluding SAIF special assessment(1)  $ 51,849  $ 44,801  $ 33,875  $ 27,958   $ 18,500
==============================================================================================
EARNINGS PER SHARE
 Income excluding SAIF
 special assessment:
  Primary**(1)                               $   1.36  $   1.23  $   0.98  $   0.82   $   0.70
  Fully-diluted**(1)                         $   1.34  $   1.20  $   0.97  $   0.81   $   0.70
 Income before extraordinary items
 and the cumulative effect of a change in
 accounting for income taxes:
  Primary**                                  $   1.30  $   1.23  $   0.98  $   0.82   $   0.70
  Fully-diluted**                            $   1.28  $   1.20  $   0.97  $   0.81   $   0.70
 Net income:
  Primary**                                  $   1.30  $   1.23  $   0.98  $   0.94   $   0.70
  Fully-diluted**                            $   1.28  $   1.20  $   0.97  $   0.92   $   0.70
 Average shares outstanding:
  Primary**                                    38,117    36,327    34,445    29,884     26,470
  Fully-diluted**                              38,977    38,199    35,979    32,069     29,186
Cash dividends per common share:
 Common**                                    $   0.54  $ 0.3375        --        --         --
 Class A**                                         --  $ 0.1125  $   0.40  $  0.355   $  0.335
 Class B**                                         --  $ 0.0625  $   0.20  $  0.155   $  0.135
==============================================================================================

** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.

(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $3,817,000 in expense before income taxes and $2,466,000 net of applicable income taxes in 1996.



18    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES


                                                                                       For the years ended
                                                              December 31, 1996, 1995, 1994, 1993 and 1992
                                                                   (In thousands, except per share amounts)

                                                      1996        1995        1994        1993        1992
----------------------------------------------------------------------------------------------------------
STATEMENT OF CONDITION DATA
At year-end:
 Total assets                                   $5,466,851  $4,773,049  $3,690,626  $3,555,476  $2,493,824
 Loans, net of unearned income                   4,074,633   3,521,514   2,622,181   2,182,755   1,549,316
 Mortgage loans held for sale                      157,966     112,203      61,556     368,515     150,835
 Deposits                                        4,113,934   3,700,715   2,909,623   2,831,978   2,102,575
 Long-term debt                                     39,092      47,688      86,662      57,397      22,979
 Shareholders' equity                              386,996     336,931     261,560     243,396     152,602
Average balances:
 Total assets                                   $5,093,410  $4,193,246  $3,535,205  $2,850,680  $2,426,537
 Interest-earning assets                         4,661,294   3,824,327   3,192,897   2,530,300   2,141,541
 Loans, net of unearned income                   3,799,947   3,007,312   2,375,396   1,710,797   1,505,114
 Mortgage loans held for sale                      135,135      98,785     135,046     248,502     121,820
 Deposits                                        3,896,620   3,291,343   2,865,107   2,277,465   2,048,111
 Shareholders' equity                              367,075     293,651     255,861     187,322     147,980
Book value per share at year-end**              $    10.31  $     9.41  $     7.87  $     7.62  $     6.19
Tangible book value per share at year-end**     $     9.50  $     8.57  $     7.26  $     7.09  $     5.90
==========================================================================================================

SELECTED RATIOS
Income excluding SAIF
 special assessment to:
  Average assets(1)                                   1.02%       1.07%       0.96%       0.86%       0.76%
  Average shareholders' equity(1)                    14.12       15.26       13.24       13.06       12.50
Income before extraordinary items and the
 cumulative effect of a change in accounting
 for income taxes to:
  Average assets                                      0.97        1.07        0.96        0.86        0.76
  Average shareholders' equity                       13.45       15.26       13.24       13.06       12.50
Net income to:
  Average assets                                      0.97        1.07        0.96        0.98        0.76
  Average shareholders' equity                       13.45       15.26       13.24       14.93       12.50
Efficiency ratio(1)                                  64.54       64.43       69.20       71.67       72.87
Dividend payout ratio                                41.54       36.59       40.82       37.77       47.86
Average equity to average total assets                7.21        7.00        7.24        6.57        6.10
Total nonperforming assets to
 net loans, other real estate and repossessions       0.81        0.82        1.24        1.77        2.25
Net charge-offs to average loans                      0.18        0.17        0.13        0.35        0.57
Allowance for possible loan losses to
 total loans (net of unearned income)                 1.25        1.28        1.56        1.62        1.54
Allowance for possible loan losses to
 nonperforming loans(2)                                215%        262%        240%        211%        132%
==========================================================================================================

** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.

(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $3,817,000 in expense before income taxes and $2,466,000 net of applicable income taxes in 1996.

(2) Nonperforming loans and nonperforming assets are shown as defined in Management's Discussion and Analysis of Financial Condition and Results of Operations -- Nonperforming Assets on page 34.




                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    19

SELECTED QUARTERLY FINANCIAL DATA
                           1996-1995

                                                               (In thousands, except per share amounts)

                                            1996                                  1995
                             ------------------------------------  ------------------------------------
                             DEC. 31  SEPT. 30  JUNE 30  MARCH 31  DEC. 31  SEPT. 30  JUNE 30  MARCH 31
-------------------------------------------------------------------------------------------------------
Interest income             $102,805  $100,813  $95,902   $92,437  $91,307   $85,417  $79,973   $71,200
Interest expense              52,669    51,345   48,283    47,656   47,224    43,972   40,265    33,434
-------------------------------------------------------------------------------------------------------
Net interest income           50,136    49,468   47,619    44,781   44,083    41,445   39,708    37,766
Provision for loan losses      5,460     2,635    1,938     1,750    3,576     1,655    1,612     1,438
-------------------------------------------------------------------------------------------------------
Net interest income after
 provision for loan losses    44,676    46,833   45,681    43,031   40,507    39,790   38,096    36,328
-------------------------------------------------------------------------------------------------------
Net income                  $  6,797  $ 13,446  $15,517   $13,623  $ 9,878   $12,423  $12,527   $ 9,973
-------------------------------------------------------------------------------------------------------
Income excluding SAIF
 special assessment (1)     $  6,797  $ 15,912  $15,517   $13,623  $ 9,878   $12,423  $12,527   $ 9,973
-------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE:
Income excluding SAIF
 special assessment:
  Primary**(1)              $   0.18  $   0.41  $  0.41   $  0.36  $  0.26   $  0.36  $  0.37   $  0.24
  Fully-diluted**(1)            0.17      0.41     0.41      0.35     0.26      0.35     0.36      0.23
Net income:
  Primary**                 $   0.18  $   0.35  $  0.41   $  0.36  $  0.26   $  0.36  $  0.37   $  0.24
  Fully-diluted**               0.17      0.35     0.41      0.35     0.26      0.35     0.36      0.23
=======================================================================================================


** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.

(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $3,817,000 in expense before income taxes and $2,466,000 net of applicable income taxes in 1996.


20    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS

 OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     Management's Discussion and Analysis of Financial Condition and Results of Operations is presented on the following pages. The principal purpose of this review is to provide the user of the attached financial statements and accompanying footnotes with a more detailed analysis of the financial results of The Colonial BancGroup, Inc. ("BancGroup"). Among other things, this discussion provides commentary on BancGroup's history, operating philosophies, the components of net interest margin and balance sheet strength as measured by the quality of assets, the composition of the loan portfolio and capital adequacy. The following discussion reflects the effect of the January 3, 1997 and January 31, 1997 poolings of interests with Jefferson Bancorp, Inc. ("Jefferson") and D/W Bankshares, Inc. ("Bankshares"), respectively.

BACKGROUND

     BancGroup (or the "Company") was established in 1981 with one bank and $166 million in assets. Through 37 business combinations BancGroup has grown to a $5.5 billion multistate bank holding company with substantial centralized operations, local lending autonomy with centralized loan review and a strong commercial lending function. During 1995, the Company acquired Mt. Vernon Financial Corp. and expanded its operations into the Atlanta, Georgia market. In July 1996, the Company continued its expansion in the metropolitan Atlanta market with the Commercial Bancorp of Georgia, Inc. ("Commercial") merger and also moved into Florida with the merger with Southern Banking Corporation ("Southern") which is based in Orlando. In January 1997, BancGroup continued its growth in Florida with the mergers of Jefferson (based in Miami Beach), Tomoka Bancorp, Inc. ("Tomoka") (based in Ormond Beach) and First Family Financial Corporation ("First Family") (based in Eustis). Also in January 1997, expansion in Georgia continued with the merger of Bankshares into BancGroup.
In March 1997, BancGroup acquired Shamrock Holdings, Inc. ("Shamrock") in Evergreen, Alabama. BancGroup has also entered into agreements to merge three additional banks in Florida into BancGroup. All of the transactions are expected to close in the second or third quarter of 1997. BancGroup's expansion in Georgia and Florida reflects a corporate goal to establish its community banking concept in the higher growth market areas of the Southeast. More importantly, BancGroup's operating earnings per share have increased an average of 17.7% per year since 1992 and in 1996 the Company achieved a 14.12% return on average equity and a 1.02% return on average assets excluding the one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF").

     BancGroup's performance goals are: 1) an annual earnings per share growth rate in excess of 10%, 2) a 17.5% return on equity, 3) a 1.45% return on assets and 4) a consistently increasing dividend. The strategies employed to achieve these results are outlined below. They represent the foundation upon which BancGroup operates and the basis for achieving the Company's goals.

- COMMUNITY BANK: BancGroup operates as a community bank allowing autonomy in lending decisions and customer relationships. This operating philosophy has been important in making acquisitions, retaining a skilled and highly motivated management team and developing a strong customer base, particularly with respect to lending relationships.

- COMMERCIAL LENDING: Commercial lending primarily through groups located in the Birmingham, Huntsville, Montgomery and Anniston, Alabama as well as the Atlanta, Georgia and Orlando, Florida metropolitan centers has been a major factor in the Company's growth. Commercial real estate and other commercial loans increased 14% during both 1996 and 1995. BancGroup has been very successful in competing for these loans against other larger financial institutions, due primarily to the Company's local lending strategy and management continuity.

- CONSUMER REAL ESTATE: Since 1993, BancGroup has focused on residential real estate lending as a means to increase consumer lending, broaden the Company's customer base and create a significant stream of fee income. In furtherance of this goal, in February, 1995 BancGroup acquired Colonial Mortgage Company ("CMC"), one of the 50 largest mortgage loan servicers in the country. BancGroup has increased residential mortgage loans 363% from $381 million at December 31, 1992 to $1.8 billion at December 31, 1996. The portfolio of mortgage loans has a relatively low credit risk and provides a source of liquidity by serving as collateral for Federal Home Loan Bank borrowings. CMC's $10.6 billion portfolio of loans serviced for others provides a steady source of noninterest income.

- GROWTH MARKET EXPANSION: In October, 1995, BancGroup completed the acquisition of Mt. Vernon Financial Corp., an Atlanta, Georgia based thrift with $225 million in assets. On July 3, 1996, BancGroup merged with Commercial, a $233 million bank in the north Atlanta area and Southern, a $232 million bank in Orlando, Florida. On January 3, 1997, BancGroup merged with Jefferson, a $473 million bank in Miami Beach, Florida. Also on January 3, 1997, Tomoka, a $77 million bank in Ormond Beach, Florida, was merged into BancGroup. On January 9, 1997, BancGroup acquired First Family, a $167 million thrift in Eustis, Florida. On January 31, 1997, BancGroup merged with Bankshares, a $139 million bank in Dalton, Georgia. These business combinations provided BancGroup with a significant base of operations in the Southeast's two fastest growing markets. In addition, agreements to merge three other banks in Florida into BancGroup will expand on this base and increase BancGroup's total assets in Florida to approximately $1.4 billion.

- COST CONTROL: An operational and organizational infrastructure established in prior years has allowed the Company to grow significantly and improve the efficiency

                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    21
     ratio from 72.87% in 1992 to 64.54% in 1996. The operating structure is built around centralized back-shop operations in areas that do not have direct customer contact. As noted above, this structure has served the Company well over the past few years and should allow for continued growth at a low marginal cost. This same structure will allow for additional efficiencies in the recently acquired institutions which are not reflected in the operating costs presented. In order to further enhance the cost efficiencies already established and position the Company for more rapid growth, in 1995 BancGroup completed a reengineering study to streamline transaction processing, increase the cost-effective use of technological resources and identify potential revenue enhancements. 1996 was the first full year that additional income was recognized due to the implementation of several revenue enhancements consisting of 1) repriced service charges and fees, 2) the automation of fee collection,
     3) improved reporting for tracking fee collection and 4) controlling cost by staffing efficiently in the branches.

- CAPITAL UTILIZATION: Management's goal is to provide a greater than 17.5% return on capital while effectively utilizing internally created capital and exceeding regulatory capital requirements. BancGroup has an asset generating capability that can effectively utilize the capital generated. This capability is most evident in 1996 by BancGroup's 16.5% internal growth in loans of which 2.5% was contributed by CMC. CMC provides asset generating sources for mortgage loans, as noted, and mortgage servicing rights. CMC increased its mortgage servicing rights by 23.5% in 1996.

- ASSET QUALITY: Maintaining high asset quality is at the forefront of the Company's strategy to allow for consistent earnings growth. BancGroup's asset quality is demonstrated by its charge-off history and nonperforming asset levels, which compare favorably to its peer group. On December 31, 1993, BancGroup completed the acquisition of First AmFed Corporation, Huntsville, Alabama. This transaction increased total nonperforming assets in 1993 by $12.8 million to 1.77% of loans and other real estate. This ratio was reduced to .81% as of December 31, 1996 primarily through sales of other real estate. Net charge-offs over the past 5 years have consistently compared favorably with the Company's peer group and were only .18% of average loans in 1996 and .17% in 1995.

- TECHNOLOGICAL ADVANCES: BancGroup is committed to increasing efficiencies and providing better customer access to products and services through effective utilization of technological advances. Some of the steps taken to achieve this objective include: 1) issuance of the Colonial Check Card, a debit card allowing customers to make purchases with funds from their checking account, 2) establishment of telephone banking, giving customers the capability to pay their bills and transfer funds by phone, 3) creation of a computer banking service allowing customers to conduct banking business from their home computers, and 4) expanded use of document imaging for certain loan and deposit documents. Technology is always changing, and BancGroup will continue to investigate methods of improving customer services through product enhancement and the efficiencies that technology provides.

- STOCK SPLIT: On January 15, 1997, BancGroup's Board of Directors declared a two-for-one stock split which was effected in the form of a 100 percent stock dividend distributed on February 11, 1997. The stated par value of each share was not changed from $2.50. Accordingly, all prior period information has been restated to reflect the reclassification from additional paid in capital to common stock. Additionally, all share and per share amounts in earnings per share calculations have been restated to retroactively reflect the stock split.

     Obviously the Company cannot guarantee its success in implementing the initiatives or reaching the goals set out previously. The following analysis of financial condition and results of operations provide details with respect to this summary material and demonstrates trends concerning the initiatives taken through l996.
--------------------------------------------------------------------------------

BUSINESS COMBINATIONS

     A principal part of BancGroup's strategy is to merge other financial institutions into BancGroup in order to increase the Company's market share in existing markets, expand into other growth markets, more efficiently absorb the Company's overhead and add profitable new lines of business.

     BancGroup recently completed the following business combinations with other financial institutions. The balances reflected are as of the date of consummation.


COMPLETED ACQUISITIONS:

(Dollars in thousands)
                                            ACCOUNTING       DATE         BANCGROUP         TOTAL        TOTAL        TOTAL
FINANCIAL INSTITUTIONS                      TREATMENT     CONSUMMATED       SHARES          ASSETS       LOANS      DEPOSITS
-----------------------------------------------------------------------------------------------------------------------------
Colonial Mortgage Company (AL)               Pooling       02/17/95       4,545,454       $  71,000      $ 1,675    $      0
Brundidge Banking Company (AL)               Purchase      03/31/95         532,868          56,609       31,577      46,044
Mt. Vernon Financial Corp. (GA)              Purchase      10/20/95       1,043,440         217,967      192,167     156,356
Farmers & Merchants Bank (AL)                Purchase      11/03/95         513,686          56,050       25,342      45,448
Commercial Bancorp of Georgia, Inc. (GA)     Pooling       07/03/96       2,306,460         232,555      145,429     207,641
Southern Banking Corporation (FL)            Pooling       07/03/96       2,858,494         232,461      160,864     205,602
Dothan Federal Savings Bank (AL)             Purchase      07/08/96         154,690          48,366       36,497      39,931
Jefferson Bancorp, Inc. (FL)                 Pooling       01/03/97       3,854,952         472,732      322,857     405,836
D/W Bankshares, Inc. (GA)                    Pooling       01/31/97       1,016,548         138,686       71,317     124,429

22    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

        In addition to the combinations shown above, BancGroup has closed or has plans to close the following combinations. The balances reflected are as of December 31, 1996. The following business combinations have not been reflected in the finanical statements at December 31, 1996.


PENDING ACQUISITIONS:

(Dollars in thousands)
                                   ACCOUNTING      DATE         TOTAL       TOTAL         TOTAL
FINANCIAL INSTITUTIONS             TREATMENT    CONSUMMATED    ASSETS       LOANS       DEPOSITS
----------------------------------------------------------------------------------------------------------
Tomoka Bancorp, Inc. (FL)           Pooling      01/03/97     $ 76,700     $ 51,600     $ 68,200
First Family Financial Corp. (FL)   Purchase     01/09/97      167,300      117,500      156,700
Shamrock Holdings, Inc. (AL)        Purchase     03/05/97       54,500       19,300       46,400
Ft. Brooke Bancorporation (FL)      Pooling      Pending       208,800      141,500      185,800
First Commerce Banks of Florida,
 Inc. (FL)                          Purchase     Pending*      105,900       68,200       94,700
Great Southern Bank (FL)            Pooling      Pending*      119,200       94,400      107,800


* Definitive agreements were signed in March 1997.



     The combination with CMC in 1995 was accounted for using a method of accounting similar to a pooling-of-interests. In addition, on July 3, 1996, BancGroup completed the mergers with Southern and Commercial. On January 3, 1997 and January 31, 1997, BancGroup completed the mergers with Jefferson and Bankshares. These combinations were accounted for using the pooling-of-interests method. Accordingly, all financial statement amounts have been restated to reflect the financial condition and results of operations as if the combinations had occurred at the beginning of the earliest period presented. The remaining business combinations were accounted for as purchases, and the operations and income of the combined institutions are included in the income of BancGroup from the date of purchase. Each of the combined institutions that were accounted for as purchases was merged into BancGroup or one of its subsidiaries as of the listed dates, and the income and expenses have not been separately accounted for since the respective mergers. For this reason and due to the fact that significant changes have been made to the cost structure of each combined institution, a separate determination of the impact after combination of earnings of BancGroup for 1995 and 1996 cannot reasonably be determined.
     The combinations have had an impact on the comparisons of operating results for 1995 and 1996 with prior years. Where such information is determinable it has been identified and discussed in the discussion of results of operations and financial condition that follows.

COLONIAL MORTGAGE COMPANY

     On February 17, 1995, BancGroup completed the acquisition of CMC. This acquisition represents a major step in achieving several BancGroup strategic goals. A principal initiative of BancGroup for the past several years has been to increase fee income through establishment of additional lines of business that provide natural extensions of existing products or services. CMC in this regard provides an excellent fit for the following reasons:

FEE INCOME

     At December 31, 1996, CMC provided servicing for approximately 132,000 customers with a total outstanding balance of $10.6 billion. The servicing revenues from this portfolio plus other fee income from CMC provided approximately 51% of BancGroup's noninterest income in 1996 and 1995.

CONSUMER REAL ESTATE LENDING

     Through its wholesale and retail offices, CMC originated over $3.8 billion in residential real estate loans from 1994 through 1996. These loans have primarily been fixed rate loans sold into the secondary markets. However, since the latter part of 1994 Colonial Bank has been acquiring adjustable rate mortgage (ARM) loans originated by CMC. This program provides CMC additional loan products for its branch network. In addition, CMC provides the Bank with fixed rate loan products for its customers.

GROWTH MARKET EXPANSION

     CMC currently originates residential mortgages in 32 states through 6 regional offices and services 132,000 customers located in 37 states and the District of Columbia. These locations provide BancGroup with a broader market base to solicit business and include areas which currently have greater growth rates than BancGroup's existing branch locations. These areas include Atlanta, Cincinnati, Dallas, Seattle, and Tallahassee.

CAPITAL UTILIZATION

     BancGroup provides a capital base for the expansion of CMC's low cost servicing operation through bulk purchases of servicing. During 1995 and 1996, CMC acquired a total of $2.2 in bulk servicing. In addition CMC provides another source of loans for the Bank's portfolio including ARM loans and equity lines.

CUSTODIAL DEPOSITS

     CMC maintains custodial accounts for its loan customers for the payment of taxes and insurance as well as collection of principal and interest. The balances in these accounts averaged approximately $152 million and $121 million in 1996 and 1995, respectively. These balances represent 5% of the 13% increase in average noninterest bearing demand deposits from 1995 to 1996. These balances have a positive impact on

                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    23

BancGroup's net interest margin by providing a noninterest bearing source of funds.

CONTINUITY AND CONSISTENCY OF MANAGEMENT

     Robert E. Lowder, Chairman and CEO of BancGroup has been Chairman and CEO of CMC for 26 years. In addition, Ronnie Wynn has been the President of CMC for 20 years and is a former president of the Mortgage Bankers Association of America. This continuation of management has provided a very smooth transition in management and operating philosophy.

CROSS-SELLING OF CUSTOMERS

     BancGroup has established a personal banking unit to solicit other business from CMC customers, such as equity lines and deposits. In addition, BancGroup plans to expand other customer relationships through establishment of deposit relationships with CMC customers, acceptance of CMC payments in branches, and establishing a linkage between construction and permanent lending.



    REVIEW OF RESULTS OF OPERATIONS

    OVERVIEW

    The major components of BancGroup's net income are:
    (In thousands)                       1996           1995           1994
    -----------------------------------------------------------------------
    Net interest income             $ 192,004       $163,002       $142,852
    Provision for possible
     loan losses                      (11,783)        (8,281)        (8,070)
    Noninterest income                 70,818         59,261         52,830
    Noninterest expense               174,822        144,525        136,906
    Pretax income                      76,217         69,457         50,706
    Taxes                             (26,834)       (24,656)       (16,831)
    -----------------------------------------------------------------------
    Net income                         49,383         44,801         33,875
    SAIF assessment, net of taxes       2,466             --             --
    -----------------------------------------------------------------------
    Income excluding SAIF             $51,849        $44,801        $33,875
    =======================================================================


     Consistently increasing net income is a primary goal of management. Operating earnings (income before extraordinary items, accounting changes and SAIF special assessment) increased 16% in 1996, 32% in 1995 and 38% in 1994. The most significant factors affecting income for 1996, 1995 and 1994 are highlighted below and discussed in greater detail in subsequent sections.

-    An increase in 1996 of 21.9% in average earning assets.
     This follows an increase of 19.8% in 1995.

- An increase of $11.6 million (20%) and $6.4 million (12%) in noninterest income in 1996 and 1995, respectively.

- Maintenance of high asset quality and reserve coverage ratios. Net charge-offs were $6.9 million or .18% of average net loans in 1996 and $5.2 million or .17% of average net loans in 1995.

- Loan growth, excluding acquisitions, of 16.5% in 1996 following an increase of 24.8% in 1995.

- An increase in average loans as a percent of average earning assets to 81.5% in 1996 from 78.6% in 1995.

- Noninterest expenses as a percent of average assets were reduced to 3.36% in 1996 from 3.45% in 1995.


NET INTEREST INCOME

     Net interest income is the difference between interest and fees earned on loans, securities and other interest-earning assets (interest income) and interest paid on deposits and borrowed funds (interest expense). Three year comparisons of net interest income in dollars and yield on a tax equivalent basis are reflected on the following schedule. The net yield on interest-earning assets was 4.16% in 1996 compared to 4.32% in 1995 and 4.54% in 1994. Over this period net interest income on a fully tax equivalent basis increased to $194 million in 1996 from $165 million in 1995 and $145 million in 1994. The principal factors affecting the Company's yields and net interest income are discussed in the following paragraphs.

LEVELS OF INTEREST RATES

     In 1995 and 1996 rates remained fairly constant resulting in little impact on interest spreads or margins. Short-term rates increased throughout 1994 and continued to increase into late 1995 before starting to decline and leveling off in 1996. For example, the average fed funds rate for overnight bank borrowings was 5.45% in December 1994, reached 6.00% midyear 1995 before decreasing to 5.95% in December 1995 and has remained at 5.25% since February 1996. The Company's prime rate increased from 8.5% in December 1994 to 9% midyear 1995 before declining to 8.5% in December 1995 and to 8.25% in February 1996 where it remained the rest of the year.

ACQUISITIONS

     The thrift acquisitions completed during 1995 and 1996 had a negative impact on the Company's net interest yield due primarily to the fact that these institutions had virtually no noninterest-bearing deposits. The rates on the interest-bearing deposits in the acquired institutions were slightly higher than the Company's rates and were adjusted to BancGroup products and rates within a short time after the mergers.




24    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

INTEREST-EARNING ASSETS

- GROWTH IN EARNING ASSETS

  One of the most significant factors in the Company's increase in income for 1996 has been the 21.9% increase in average interest-earning assets. This follows a 19.8% increase in 1995. In addition and equally significant, average net loans increased $793 million (26%) from December 31, 1995 to December 31, 1996. Earning assets as a percentage of total average assets also increased from 90.3% in 1994 to 91.2% in 1995 to 91.5% in 1996.

- MORTGAGE LOANS HELD FOR SALE

  The level and direction of long-term interest rates has a dramatic impact on the volume of mortgage loan originations from new construction and refinancings. Fluctuation in these rates from 1994 to 1996 resulted in a decline in average mortgage loans held for sale from $135 million in 1994 to $99 million in 1995 and a subsequent increase to $135 million in 1996. Mortgage loans held for sale represent single family residential mortgage loans originated or acquired by CMC then packaged and sold in the secondary market. CMC incurs gains or losses associated with rate fluctuations. CMC limits its risk associated with the sale of these loans through an active hedging program which generally provides for sales commitments on all loans funded. Mortgage loans held for sale are funded primarily with short-term borrowings.

- LOAN MIX

  During 1996 loans increased in all categories. The mix of loans remained relatively constant. Residential real estate loans continue to be the largest concentration at 43.3% and 43.0% of total loans at December 31, 1996 and 1995, respectively. These loans are predominantly adjustable rate mortgages which have a low level of credit risk and accordingly have lower yields than other loans.

INTEREST-BEARING LIABILITIES

- COST OF FUNDS

  The significant loan growth in 1995 and 1996 has been more rapid than BancGroup's growth in low cost deposits resulting in the funding of a portion of this growth with higher cost funds. This factor has been most responsible for the decline in net interest yield from 1995 to 1996. As discussed under Liquidity and Interest Sensitivity, BancGroup's source of funds are considered adequate to fund future loan growth.

  Rates paid on new time deposits and variable rate deposits increased during 1994 and continued to increase through 1995. Competitive pressures on these deposit rates continued in 1996, although rates declined slightly. The cost of funds averaged 3.67%, 5.05% and 5.01% in 1994, 1995 and 1996, respectively.





                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    25


AVERAGE VOLUME AND RATES
                                                     1996                           1995                           1994
                                       ------------------------------  ------------------------------ ------------------------------
                                        AVERAGE               AVERAGE  AVERAGE               AVERAGE  AVERAGE               AVERAGE
(IN THOUSANDS)                           VOLUME   INTEREST     RATE     VOLUME    INTEREST    RATE     VOLUME    INTEREST     RATE
====================================================================================================================================
ASSETS:
Interest-earning assets:
Loans, net of unearned
 income (1)                            $3,799,947  $338,896     8.92% $3,007,312  $278,725     9.27% $2,375,396  $198,306     8.35%
Mortgage loans held for sale              135,135    10,687     7.91      98,785     7,423     7.51     135,046    10,674     7.90
Investment securities and
 securities available for sale:
 Taxable                                  584,848    35,650     6.10     577,358    34,118     5.91     539,265    28,782     5.34
 Nontaxable (2)                            55,761     3,957     7.10      53,870     4,018     7.46      62,917     4,850     7.71
 Equity securities (3)                     30,312     2,132     7.03      30,595     2,323     7.59      36,196     2,032     5.61
-----------------------------------------------------------           --------------------           --------------------
 Total investment securities              670,921    41,739     6.22%    661,823    40,459     6.11%    638,378    35,664     5.59%
Federal funds sold and
 securities purchased under
 resale agreements                         50,169     2,505     4.99      52,401     3,046     5.81      37,340     1,333     3.57
Interest-earning deposits                   5,122       219     4.28       4,006       293     7.31       6,737       297     4.41
-----------------------------------------------------------           --------------------           --------------------
 Total interest-earning assets          4,661,294  $394,046     8.45%  3,824,327  $329,946     8.63%  3,192,897  $246,274     7.71%
-----------------------------------------------------------           --------------------           --------------------
Allowance for loan losses                 (48,619)                       (40,510)                       (36,918)
Cash and due from banks                   158,922                        151,715                        136,621
Premises and equipment, net                82,252                         62,483                         59,454
Other assets                              239,561                        195,231                        183,151
-------------------------------------------------                     ----------                     ----------
TOTAL ASSETS                           $5,093,410                     $4,193,246                     $3,535,205
-------------------------------------------------                     ----------                     ----------

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
 Interest-bearing demand
  deposits                               $659,508   $17,970     2.72%   $679,948   $19,632     2.89%   $736,558   $18,937     2.57%
 Savings deposits                         353,617    11,711     3.31     326,631    11,574     3.54     354,235    10,610     3.00
 Time deposits                          2,227,981   128,928     5.79   1,703,526    99,638     5.85   1,322,644    57,135     4.32
 Short-term borrowings                    713,912    38,673     5.42     503,578    30,226     6.00     258,235    11,119     4.31
 Long-term debt                            37,215     2,703     7.26      49,855     3,825     7.67      83,858     3,461     4.13
-----------------------------------------------------------            -------------------           --------------------
 Total interest-bearing liabilities     3,992,233  $199,985     5.01%  3,263,538  $164,895     5.05%  2,755,530  $101,262     3.67%
-----------------------------------------------------------            -------------------           --------------------
Noninterest-bearing demand
 deposits                                 655,514                        581,238                        451,670
Other liabilities                          78,588                         54,819                         72,144
-------------------------------------------------                     ----------                     ----------
Total liabilities                       4,726,335                      3,899,595                      3,279,344
Shareholders' equity                      367,075                        293,651                        255,861
-------------------------------------------------                     ----------                     ----------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY                  $5,093,410                     $4,193,246                     $3,535,205
====================================================================================================================================
RATE DIFFERENTIAL                                               3.44%                          3.58%                          4.04%
NET INTEREST INCOME AND
 NET YIELD ON INTEREST-
 EARNING ASSETS (4)                                $194,061     4.16%             $165,051     4.32%             $145,012     4.54%
====================================================================================================================================

(1) Loans classified as nonaccruing are included in the average volume calculation. Interest earned and average rates on non-taxable loans are reflected on a tax equivalent basis. This interest is included in the total interest earned for loans. Tax equivalent interest earned is actual interest earned times 145%.
(2) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is actual interest earned times 145%. Tax equivalent average rate is tax equivalent interest earned divided by average volume.
(3) Dividends earned and average rates on preferred stock are reflected on a tax equivalent basis. Tax equivalent dividends earned are actual dividends times 137.7%. Tax equivalent average rate is tax equivalent dividends divided by average volume.
(4)  Net interest income divided by average total interest-earning assets.




26    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

ANALYSIS OF INTEREST INCREASES (DECREASES)
                                                    1996 CHANGE FROM 1995                            1995 CHANGE FROM 1994
                                     ------------------------------------------------      ----------------------------------------
                                                      ATTRIBUTED TO (1)                                 ATTRIBUTED TO (1)
                                     ------------------------------------------------      ----------------------------------------
(In thousands)                         AMOUNT      VOLUME       RATE             MIX        AMOUNT     VOLUME     RATE       MIX
-----------------------------------------------------------------------------------------------------------------------------------
Interest income:
 Taxable securities                  $  1,532     $   443     $  1,075        $    14      $ 5,336    $ 2,033   $  3,085   $   218
 Nontaxable securities (2)                (61)        141         (195)            (7)        (832)      (697)      (157)       22
 Dividends on preferred
  stocks (3)                             (191)        (21)        (171)             1          291       (314)       716      (111)
-----------------------------------------------------------------------------------------------------------------------------------
 Total securities                       1,280         563          709              8        4,795      1,022      3,644       129
 Total loans (net of unearned
  income)                              60,171      73,463      (10,520)        (2,772)      80,419     52,754     21,851     5,814
 Mortgage loans held for sale           3,264       2,731          389            144       (3,251)    (2,866)      (526)      141
 Federal funds sold and
  securities purchased
  under resale agreements                (541)       (130)        (430)            19        1,713        538        838       337
 Interest-earning deposits                (74)         82         (122)           (34)          (4)      (120)       196       (80)
-----------------------------------------------------------------------------------------------------------------------------------
 Total                                 64,100      76,709       (9,974)        (2,635)      83,672     51,328     26,003     6,341
-----------------------------------------------------------------------------------------------------------------------------------
Interest expense:
 Interest-bearing demand
  deposits                             (1,662)       (590)      (1,105)            33          695     (1,455)     2,329      (179)
 Savings deposits                         137         956         (757)           (62)         964       (827)     1,942      (151)
 Time deposits                         29,290      30,675       (1,059)          (326)      42,503     16,453     20,225     5,825
 Short-term borrowings                  8,447      12,625       (2,947)        (1,231)      19,107     10,564      4,381     4,162
 Long-term debt                        (1,122)       (970)        (204)            52          364     (1,403)     2,973    (1,206)
-----------------------------------------------------------------------------------------------------------------------------------
 Total                                 35,090      42,696       (6,072)        (1,534)      63,633     23,332     31,850     8,451
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                  $ 29,010     $34,013     $ (3,902)       $(1,101)     $20,039    $27,996    $(5,847)   (2,110)
===================================================================================================================================

(1) Increases (decreases) are attributed to volume changes and rate changes on the following basis: Volume Change = change in volume times old rate. Rate Change = change in rate times old volume. Mix Change = change in volume times change in rate.
(2) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned as actual interest earned times 145%. Tax equivalent average rate is tax equivalent interest earned divided by average volume.
(3) Dividends earned and average rates on preferred stock are reflected on a tax equivalent basis. Tax equivalent dividends earned are actual dividends times 137.7%. Tax equivalent average rate is tax equivalent dividends divided by average volume.



NONINTEREST INCOME

      BancGroup derives approximately 51% of its noninterest income from mortgage banking related activities with the remaining 49% from traditional retail banking services including various deposit account charges, safe deposit box rentals, trust services and credit life commissions. Prior to the CMC acquisition on February 17, 1995, BancGroup had not acquired other well-established ancillary income sources, such as trust operations, mortgage banking or credit card services with any of its acquisitions. One of the most important goals from 1994 through 1996 has been to increase noninterest income. The impact of this acquisition is evident by the volume of revenue included in the category entitled mortgage servicing fees.
     CMC has servicing and subservicing agreements under which it services 132,000, 118,000 and 83,000 mortgage loans with principal balances of $10.6 billion, $9.1 billion and $6.4 billion on December 31, 1996, 1995 and 1994, respectively. This servicing portfolio generated servicing fee and late charge income of approximately $28.1 million, $23.8 million and $22.2 million for the years ended December 31, 1996, 1995 and 1994, respectively. CMC, through its wholesale and retail offices, originated $1.5 billion, $1.1 billion and $1.2 billion in residential real estate loans in 1996, 1995, and 1994, respectively.
     Noninterest income from deposit accounts is significantly affected by competitive pricing on these services and the volume of noninterest-bearing accounts. During 1996 and 1995 average noninterest-bearing demand accounts (excluding CMC custodial deposits) increased 9.4% and 11.8%, respectively. This increase in volume and increases in service fee rates resulted in 15% increase in service charge income in 1996 and an 11% increase in 1995.
     Other charges, fees, and commissions increased $718,000 (12%) in 1996 and $1,029,000 (20%) in 1995. The increase is primarily from credit card related fees and official check commissions.
     BancGroup, through CMC, enters into offers to extend credit for mortgage loans to customers and into obligations to

                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    27
deliver and sell originated or acquired mortgage loans to permanent investors. Sales of loans servicing released by CMC resulted in income of $330,000, $988,000, and $539,000 for 1996, 1995 and 1994, respectively. A majority of the change in other income from 1995 to 1996 is due primarily to an increase in the gain on sale of mortgage loans held for sale of $2.6 million as well as increases in income from safe deposit boxes, ATM transaction fees, check card fees and income from investment sales. BancGroup has an investment sales operation (primarily mutual funds and annuities). Fee income generated from this and other investment service activities totaled $929,000, $649,000 and $990,000 in 1996, 1995 and 1994, respectively. Securities gains and losses in each of the three years were not significant. While certain securities are considered available for sale, BancGroup currently intends to hold substantially all of its securities portfolio for investment purposes. Realized gains or losses in this portfolio are generally the result of calls of securities or sales of securities within the six months prior to maturity.

                                                                         INCREASE (DECREASE)
                                                                 ----------------------------------
                                     YEARS ENDED DECEMBER 31       1996               1995
                                     ------------------------    COMPARED           COMPARED
(In thousands)                       1996       1995     1994     TO 1995     %      TO 1994     %
---------------------------------------------------------------------------------------------------
Noninterest income:
Mortgage servicing                 $ 28,067   $23,787   $22,216  $  4,280    18%      $1,571     7%
Service charges on deposit
 accounts                            21,119    18,288    16,017     2,831     15       2,271     14
 Other charges, fees, and
 commissions                          6,937     6,219     5,190       718     12       1.029     20
 Other income                        15,700    10,224     7,846     5,476     54       2,378     30
---------------------------------------------------------------  --------
Subtotal                             71,823    58,518    51,269    13,305     23       7,249     14
 Other noninterest income items:
 Securities gains (losses), net      (1,512)      622     1,485    (2,134)              (863)
 Gain (loss) on disposal of other
  real estate and repossessions         507       121        76       386                 45
---------------------------------------------------------------  --------
Total noninterest income           $ 70,818   $59,261   $52,830  $ 11,557     20%     $6,431    12%
---------------------------------------------------------------  --------
-------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE

     The impact of the acquisitions completed from 1994 through 1996 is reflected most noticeably in the increase in net interest income, discussed previously, as well as the 21% increase from 1995 to 1996 in noninterest expense as shown in the following schedule. The decrease in noninterest expense as a percent of average assets from 3.87% in 1994 to 3.45% in 1995 to 3.36% in 1996 is a direct result of the increased efficiency generated by this growth. The foundation for the efficiencies gained in 1996 and 1995 was laid in 1989 and 1990 when the Company established its current operating structure (regional and community banks supported by centralized backshop operations).
     Salaries and benefits decreased $2.3 million or 4% in 1995 and increased $14.5 million or 24% in 1996. The increase in 1996 is primarily due to increased staffing levels as a result of acquisitions and $4.3 million of expense from Jefferson's severance plan. In addition to the increase in expenses related to growth, advertising and public relations expenses have increased $1,218,000 or 29% and $1,165,000 or 38% in 1996 and 1995, respectively, in concentrated efforts to expand the Company's customer base and take advantage of increased market share in certain key markets.
Additional expense was also incurred in the marketing of new products and services such as the check card, telephone banking and computer banking.
     Other expenses in 1996, 1995 and 1994 include approximately $2,400,000, $1,700,000 and $1,200,000, respectively associated with various acquisition efforts.
     As discussed in Note 1 to BancGroup's Consolidated Financial Statements, BancGroup defers certain salary and benefit costs associated with loan originations and amortizes these costs as yield adjustments over the life of the related loans. The amount of costs deferred increased from $6 million in 1994 to $10 million in 1995 and $13 million in 1996 due to changes in the mix of loans and increases in the number of loans closed.
     Cost control and the capacity to absorb future growth continue to be a major focus for management. The Company has taken several steps to achieve this goal and to attempt to improve BancGroup's efficiency ratio. The incentive plan and its profit-based rewards represent a key element in the plan. During 1994 BancGroup also increased its data processing capacity through a major upgrade. The cost of this upgrade is reflected in equipment expenses. Finally, and most importantly, in 1995 the Company invested in a reengineering study. This study reviewed the Company's retail delivery systems to better position the company for future growth, product expansion and customer service. The cost of the study (approximately $2 million) was included in other expense.
     The Company's deposits are insured by the Federal Deposit Insurance Corporation in two separate funds: the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF). Legislation was approved in Congress to recapitalize the SAIF with a special one-time charge of 65.7 basis

28    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
points, after adjusting for certain allowances. This recapitalization allows a reduction in the current .23% average annual premium rate. The assessment resulted in a pre-tax charge of $3.8 million in 1996.
     A significant number of the computer systems are not programmed to consider the start of a new century. Some of BancGroup's systems will require modification to process year 2000 transactions. Management is aware there will be one-time expenses related to this transition but the amount is not readily determinable at this time. Identification of the systems affected and the related costs is an active 1997 project.

                                                                              INCREASE (DECREASE)
                                                                       ---------------------------------
                                        YEARS ENDED DECEMBER 31          1996               1995
                                     -------------------------------   COMPARED           COMPARED
(In thousands)                         1996        1995       1994      TO 1995       %    TO 1994     %
--------------------------------------------------------------------------------------------------------
Noninterest expense:
 Salaries and employee benefits      $ 73,567    $ 59,094   $ 61,437    $14,473       24%  $(2,343)   (4)%
 Net occupancy expense                 15,712      13,703     13,375      2,009       15       328     2
 Furniture and equipment
  expense                              11,695       9,857      8,343      1,838       19     1,514    18
 Amortization of mortgage
  servicing rights                     12,522       9,095      6,078      3,427       38     3,017    50
 Amortization of intangible assets      2,065       1,525      1,353        540       35       172    13
 FDIC assessment                        2,233       4,318      6,277     (2,085)     (48)   (1,959)  (31)
 SAIF special assessment                3,817          --         --      3,817      100        --    --
 Stationery, printing, and supplies     4,051       3,540      3,510        511       14        30     1
 Postage                                2,527       2,159      1,928        368       17       231    12
 Telephone                              4,665       3,762      3,214        903       24       548    17
 Insurance                              2,373       1,722      2,059        651       38     (337)  (16)
 Legal fees                             2,966       2,420      3,081        546       23     (661)  (21)
 Advertising and public relations       5,415       4,197      3,032      1,218       29     1,165    38
 Other                                 31,214      29,133     23,219      2,080        7     5,914    25
--------------------------------------------------------------------    -------            -------
Total noninterest expense            $174,822    $144,525   $136,906    $30,296      21%   $ 7,619    6%
--------------------------------------------------------------------    -------            -------
Noninterest expense to
 Average Assets                          3.36%*      3.45%      3.87%
---------------------------------------------------------------------
* Excluding one-time SAIF special assessment

--------------------------------------------------------------------------------------------------------

       INCOME TAXES

       The provision for income taxes and related items are as follows:
                                             Tax
                                          Provision
       ---------------------------------------------
       1996                              $26,834,000
       1995                               24,656,000
       1994                               16,831,000


     BancGroup is subject to federal and state taxes at combined rates of approximately 38% for regular tax purposes and 23% for alternative minimum tax purposes. These rates are reduced or increased for certain nontaxable income or nondeductible expenses, primarily consisting of tax exempt interest income, partially taxable dividend income, and nondeductible amortization of goodwill.
     Management's goal is to minimize income tax expense and maximize cash yield on earning assets by increasing or decreasing its tax exempt securities and/or investment in preferred and common stock. Accordingly, BancGroup's investment in tax exempt securities was adjusted in 1994, 1995 and 1996.





                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    29

REVIEW OF FINANCIAL CONDITION

OVERVIEW

     Ending balances of selected components of the Company's balance sheet changed from December 31, 1995 to December 31, 1996 as follows:

(In thousands)                    Increase
                                Amount    %
---------------------------------------------
Total assets                   $693,802  14.5
Securities available for sale
 and investment securities       71,799  11.0
Mortgage loans held for sale     45,763  40.8
Loans, net of unearned income   553,119  15.7
Deposits                        413,219  11.2
---------------------------------------------

     Management continuously monitors the financial condition of BancGroup in order to protect depositors, increase shareholder value and protect current and future earnings.
     The most significant factors affecting BancGroup's financial condition from 1994 through 1996 have been:

- An increase in residential mortgage loans from 36.2% of total loans at December 31, 1994 to 43.3% at December 31, 1996. This increase has resulted from the acquisition of thrifts as well as from loans CMC produced for the Company's portfolio. BancGroup has continued to place emphasis on these loans as a major product line which has a relatively low loss ratio.

-    Internal loan growth of 16.5% in 1996 excluding acquisitions.

- A 12.8% increase in 1996 in average noninterest bearing demand deposits substantially from internal growth.

- Maintenance of high asset quality and reserve coverage of nonperforming assets. Nonperforming assets were .81%, .82% and 1.24% of related assets at December 31, 1996, 1995 and 1994. Net charge-offs were .18%, .17% and .13% of average loans over the same periods. The allowance for possible loan losses was 1.25% of loans at December 31, 1996, providing 215% coverage of non-performing loans (nonaccrual and renegotiated).

- An increase in the loan to deposit ratio from 90% at December 31, 1994 to 99% at December 31, 1996. Federal Home Loan Bank borrowings continue to be a major source of funding allowing the Company greater funding flexibility.

-    Increase of $46 million in mortgage loans held for sale during 1996.

     These items, as well as a more detailed analysis of BancGroup's financial condition, are discussed in the following sections.

--------------------------------------------------------------------------------

LOANS

     Growth in loans and maintenance of a high quality loan portfolio are the principal ingredients to improved earnings. This goal is achieved in various ways as outlined below:

- Management's emphasis, within all of BancGroup's banking regions, is on loan growth in accordance with local market demands and the lending experience and expertise in the regional and county banks. Management believes that its strategy of meeting local demands and utilizing local lending expertise has proven successful. Management also believes that any existing concentrations of loans, whether geographically, by industry or by borrower do not expose BancGroup to unacceptable levels of risk.

- BancGroup has a significant concentration of residential real estate loans representing 43.3% of total loans. These loans are substantially all mortgages on single-family, owner occupied properties and therefore have minimal credit risk. While a portion of these loans were acquired through acquisitions, the Company has continued to grow this portfolio with a $250 million or 16.5% increase in these loans in 1996. BancGroup securitized approximately $88 million of residential mortgage loans during 1996. Excluding this securitization, residential real estate loans increased $338 million or 22.3%. Residential mortgage loans are predominately adjustable rate loans and therefore have not resulted in any material change in the Company's rate sensitivity.

- BancGroup also has a significant concentration in loans collateralized by commercial real estate with loan balances of $983,673,000, $844,460,000, $743,331,000, $616,424,000 and $495,650,000 at December 31, 1996, 1995,
     1994, 1993 and 1992, respectively. BancGroup's commercial real estate loans are spread geographically throughout Alabama and other areas including metropolitan Atlanta, Georgia, and Central and South Florida with no more than 30% of these loans in any one geographic region. The Alabama economy experiences a generally slow but steady rate of growth, while Georgia and Florida are experiencing higher rates of growth. For this reason, real estate values in Alabama have not been inflated due to excessive speculation. BancGroup's lending areas in Georgia and Florida, have not experienced inflated real estate values due to excessive inflation. BancGroup's real estate related loans continue to perform at acceptable levels.

- BancGroup holds mortgage loans on a short-term basis (generally less than ninety days) while these loans are being packaged for sale in the secondary market. These loans are classified as mortgage loans held for sale with balances totaling $157,966,000, $112,203,000, and $61,556,000, at December 31, 1996, 1995, and 1994, respectively. There is minimal credit risk associated with these loans. The decrease in mortgage loans held for sale during 1994 and subsequent increases in 1995 and 1996 are directly related to the fluctuation in long-term interest rates and its related


30    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
     impact on mortgage loan refinancing. These loans are funded principally with short-term borrowings, providing a relatively high margin for these funds.

- As discussed more fully in subsequent sections, management has determined to maintain adequate liquidity and liquidity sources. BancGroup has arranged funding sources in addition to customer deposits which provide the capability for the Company to exceed a 100% loan to deposit ratio and maintain adequate liquidity.

- Internal loan growth has been a major factor in the Company's increasing earnings with growth rates of 16.5% in 1996, 24.8% in 1995, 20.5% in 1994, and 10.6% in 1993, excluding acquisitions.



==============================================================================================================
GROSS LOANS BY CATEGORY
(In thousands)                                                             DECEMBER 31
--------------------------------------------------------------------------------------------------------------
                                                         1996        1995         1994        1993        1992
==============================================================================================================
Commercial, financial, and agricultural              $560,824    $509,526   $  439,556    $362,165    $326,463
Real estate--commercial                               983,673     844,460      743,331     616,424     495,650
Real estate--construction                             446,288     370,442      243,217     179,123     135,021
Real estate--residential                            1,767,003   1,516,512      951,877     810,077     381,387
Installment and consumer                              264,307     236,834      204,433     181,500     172,336
Other                                                  55,883      48,231       44,599      36,803      43,699
--------------------------------------------------------------------------------------------------------------
Total loans                                        $4,077,978  $3,526,005   $2,627,013  $2,186,092  $1,554,556
==============================================================================================================

==============================================================================================================
Percent of loans in each category to total loans:
 Commercial, financial, and agricultural                 13.8%       14.5%        16.7%       16.6%       21.0%
 Real estate--commercial                                 24.1        23.9         28.3        28.2        31.9
 Real estate--construction                               10.9        10.5          9.3         8.2         8.7
 Real estate--residential                                43.3        43.0         36.2        37.0        24.5
 Installment and consumer                                 6.5         6.7          7.8         8.3        11.1
 Other                                                    1.4         1.4          1.7         1.7         2.8
--------------------------------------------------------------------------------------------------------------
                                                        100.0%      100.0%       100.0%      100.0%      100.0%
==============================================================================================================

     As discussed in a subsequent section, BancGroup seeks to maintain adequate liquidity and minimize exposure to interest rate volatility. The goals of BancGroup with respect to loan maturities and rate sensitivity have been and will continue to be to focus on shorter term maturities and floating or adjustable rate loans.
     At December 31, 1996, approximately 57.8% of loans were floating rate or adjustable rate loans.
     Contractual maturities may vary significantly from actual maturities due to loan extensions, early payoffs due to refinancing and other factors. Fluctuations in interest rates are also a major factor in early loan pay-offs. The uncertainties, particularly with respect to interest rates, of future events make it difficult to predict the actual maturities. BancGroup has not maintained records related to trends of early pay-off since management does not believe such trends would present any significantly more accurate estimate of actual maturities than the contractual maturities presented.





                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    31


LOAN MATURITY/RATE SENSITIVITY

(In thousands)                                                    DECEMBER 31, 1996
===================================================================================================================
                                                                                                RATE SENSITIVITY,
                                                                                                 LOANS MATURING
                                               MATURING                  RATE SENSITIVITY          OVER 1 YEAR
                                 ----------------------------------  ----------------------  ----------------------
                                   WITHIN        1-5       OVER
                                   1 YEAR       YEARS     5 YEARS       FIXED     FLOATING      FIXED     FLOATING
===================================================================================================================
Commercial, financial, and
 agricultural                    $  280,052  $  216,462  $   64,310  $  246,786  $  314,038  $  179,716  $  101,056
Real estate--commercial             212,721     489,568     281,384     530,594     453,079     444,778     326,174
Real estate--construction           303,886     119,269      23,133     111,141     335,147      41,410     100,992
Real estate--residential            158,316     242,382   1,366,305     542,425   1,224,578     458,562   1,150,125
Installment and consumer             81,073     167,202      16,032     249,003      15,304     180,218       3,016
Other                                11,326       9,561      34,996      41,596      14,287      35,971       8,586
-------------------------------------------------------------------------------------------------------------------
Total loans                      $1,047,374  $1,244,444  $1,786,160  $1,721,545  $2,356,433  $1,340,655  $1,689,949
===================================================================================================================

LOAN QUALITY

     A major key to long-term earnings growth is maintenance of a high quality loan portfolio. BancGroup's directive in this regard is carried out through its policies and procedures for review of loans and through a company wide senior credit administration function. This function participates in the loan approval process with the regional banks and provides an independent review and grading of loan credits on a continual basis.
     BancGroup has standard policies and procedures for the evaluation of new credits, including debt service evaluations and collateral guidelines. Collateral guidelines vary with the credit worthiness of the borrower, but generally require maximum loan-to-value ratios of 85% for commercial real estate and 90% for residential real estate. Commercial, financial and agricultural loans are generally collateralized by business inventory, accounts receivables or new business equipment at 50%, 80% and 90% of estimated value, respectively. Installment and consumer loan collateral where required is based on 90% loan to value ratios.
     Based on the above policies, procedures and loan review program, BancGroup determines its allowance for possible loan losses and the amount of provision for loan losses. The allowance for possible loan losses is maintained at a level which, in management's opinion, is adequate to absorb potential losses on loans present in the loan portfolio. The amount of the allowance is affected by: (1) loan charge-offs, which decrease the allowance; (2) recoveries on loans previously charged-off, which increase the allowance; (3) the provision for possible loan losses charged to income, which increases the allowance, and (4) the allowance for loan losses of acquired banks. In determining the provision for possible loan losses in an effort to evaluate portfolio risks, it is necessary for management to monitor fluctuations in the allowance resulting from actual charge-offs and recoveries and to periodically review the size and composition of the loan portfolio in light of current and anticipated economic conditions.
     The goal and result of these policies and procedures is to provide a sound basis for new credit extensions and an early recognition of problem assets to allow the most flexibility in their timely disposition.

LOAN LOSS EXPERIENCE
     During 1996 the ratio of net charge-offs to average loans increased to .18% from .17% in 1995. This increase has been impacted by the increase in average loans and also by an increase of approximately $1.7 million in actual net charge-offs. The increase in net charge-offs in 1996 is primarily due to the partial charge-off of seven large credits in different geographic locations. As a result of the Company's localized lending strategies and early identification of potential problem loans, BancGroup's net charge-offs have been consistently low. In addition, the current concentration of loans in residential real estate loans has had a favorable impact on net charge-offs.
     The following schedule reflects greater than 100% coverage of nonperforming loans (nonaccrual and renegotiated) by the allowance for loan losses. Management has not targeted any specific coverage ratio in excess of 100%, and the coverage ratio may fluctuate significantly as larger loans are placed into or removed from nonperforming status. Management's focus has been on establishing reserves related to an earlier identification of potential problem loans. Management is committed to maintaining adequate reserve levels to absorb future losses. This commitment has allowed BancGroup to weather economic uncertainties without disruption of its earnings.




32    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES


SUMMARY OF LOAN LOSS EXPERIENCE
(IN THOUSANDS)                                                  YEARS ENDED DECEMBER 31
---------------------------------------------------------------------------------------------------------
                                                 1996         1995         1994         1993         1992
=========================================================================================================
Allowance for possible loan losses--
 January 1                                 $   45,215   $   40,965   $   35,428   $   23,791   $   19,421
Charge-offs:
 Commercial, financial, and agricultural        3,078        3,314        2,766        4,119        5,034
 Real estate--commercial                        1,941        1,165        1,605          938        1,635
 Real estate--construction                      1,774           44            2          957            7
 Real estate--residential                         837          421          419          569          742
 Installment and consumer                       3,281        2,726        1,809        2,052        3,261
 Other                                            594          163          168            7           83
---------------------------------------------------------------------------------------------------------
 Total charge-offs                             11,505        7,833        6,769        8,642       10,762
---------------------------------------------------------------------------------------------------------
Recoveries:
 Commercial, financial, and agricultural        1,016        1,054        1,901          810          543
 Real estate--commercial                        1,317           48          218           96           64
 Real estate--construction                          1           11           12           25           --
 Real estate--residential                         693          184           79          112          175
 Installment and consumer                       1,538        1,330        1,482        1,530        1,436
 Other                                             85           46           43            7           15
---------------------------------------------------------------------------------------------------------
 Total recoveries                               4,650        2,673        3,735        2,580        2,233
---------------------------------------------------------------------------------------------------------
Net charge-offs                                 6,855        5,160        3,034        6,062        8,529
Addition to allowance charged to
 operating expense                             11,783        8,281        8,070       11,423       12,899
Allowance added from bank acquisitions            618        1,129          501        6,276           --
---------------------------------------------------------------------------------------------------------
Allowance for possible loan losses--
 December 31                               $   50,761   $   45,215   $   40,965   $   35,428   $   23,791
=========================================================================================================
Loans (net of unearned income)
 December 31                               $4,074,633   $3,521,514   $2,622,181   $2,182,755   $1,549,313
Ratio of ending allowance to ending loans
 (net of unearned income)                        1.25%        1.28%        1.56%        1.62%        1.54%
Average loans (net of unearned income)     $3,799,947   $3,007,312   $2,375,396   $1,710,797   $1,505,114
Ratio of net charge-offs to average loans
 (net of unearned income)                        0.18%        0.17%        0.13%        0.35%        0.57%
Allowance for loan losses as a percent
 of nonperforming loans
 (nonaccrual and renegotiated)                    215%         262%         240%         211%         132%
=========================================================================================================





                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    33

NONPERFORMING ASSETS

     BancGroup classifies problem loans into four categories: nonaccrual, past due, renegotiated and other potential problems. When management determines a loan no longer meets the criteria for performing loans and collection of interest appears doubtful, the loan is placed on nonaccrual status. All loans that are 90 days past due are considered nonaccrual unless they are adequately collateralized, they are in the process of collection, and there is reasonable assurance of full collection of principal and interest. BancGroup's policy is also to charge off installment loans 120 days past due unless they are in the process of foreclosure and are adequately collateralized. Management closely monitors all loans which are contractually 90 days past due, renegotiated or nonaccrual. These loans are summarized as follows:

==================================================================================================
NONPERFORMING ASSETS                                                DECEMBER 31
--------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                     1996      1995         1994      1993      1992
==================================================================================================
Aggregate loans for which interest is
 not being accrued                             $21,982   $15,360      $13,528   $15,302   $16,744
Aggregate loans renegotiated to
 provide a reduction or deferral
 of interest or principal because of
 a deterioration in the financial
 condition of the borrower                        1,683     1,882        3,541     1,494     1,346
--------------------------------------------------------------------------------------------------
Total nonperforming loans*                       23,665    17,242       17,069    16,796    18,090
Other real estate and in-substance foreclosure    8,956    11,557       15,502    22,066    17,126
Repossessions                                       314       171           81       101       103
--------------------------------------------------------------------------------------------------
Total nonperforming assets*                     $32,935   $28,970      $32,652   $38,963   $35,319
==================================================================================================

Aggregate loans contractually
  past due 90 days for which
  interest is being accrued                     $ 6,695   $ 2,303      $ 3,609   $ 2,230   $ 1,485
Total nonperforming loans as a
  percent of net loans                             0.58%     0.49%        0.65%     0.77%     1.17%
Total nonperforming assets as a
  percent of net loans, other real estate
  and repossessions                                0.81%     0.82%        1.24%     1.77%     2.25%
Total nonaccrual, renegotiated and
  past due loans as a percent of total loans       0.75%     0.56%        0.79%     0.87%     1.26%
Allowance for loan loss as a percent of
  nonperforming loans (nonaccrual
  and renegotiated)                                 215%      262%         240%      211%      132%
==================================================================================================

* Total does not include loans contractually past due 90 days or more which are still accruing interest

==================================================================================================

     Fluctuations from year to year in the balances of nonperforming assets are attributable to several factors including changing economic conditions in various markets, nonperforming assets obtained in various acquisitions and the disproportionate impact of larger (over $500,000) individual credits. On December 31, 1993 BancGroup completed the acquisition of First AmFed Corporation. With this acquisition the Company recorded $11.2 million in other real estate, $1.6 million in nonaccrual loans, and $.5 million in 90 day past due loans that were still accruing. The carrying value of these nonperforming assets was adjusted at the acquisition date to their current estimated fair values based on BancGroup's intention to dispose of them in the most expeditious and profitable manner. Excluding these nonperforming assets acquired with First AmFed, the Company's nonperforming asset ratio would have been 1.26% at December 31, 1993 compared to 1.77% noted above. During 1994 a substantial portion of these problem assets, particularly other real estate, was disposed of and the nonperforming asset ratio was reduced to 1.24%.
     Nonaccrual loans at December 31, 1996 were $22 million compared to $15.4 million at December 31, 1995. This increase in nonaccrual loans is primarily due to four large credits in different geographic locations.
     Management, through its loan officers, internal loan review staff and external examinations by regulatory agencies, has identified approximately $146 million of potential problem loans not included above. The status of these loans is reviewed at least quarterly by loan officers and the centralized loan review function and annually by regulatory agencies. In connection with such reviews, collateral values are updated where

34    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
considered necessary. If collateral values are judged insufficient or other sources of repayment inadequate, the loans are reduced to estimated recoverable amounts through increases in reserves allocated to the loans or charge-offs. As of December 31, 1996 substantially all of these loans are current with their existing repayment terms. Management believes that classification of such loans as potential problem loans well in advance of their reaching a delinquent status allows the Company the greatest flexibility in correcting problems and providing adequate reserves without disruption of earnings trends. Given the reserves and the ability of the borrowers to comply with the existing repayment terms, management believes any exposure from these potential problem loans has been adequately addressed at the present time.
     The above nonperforming loans and potential problem loans represent all material credits for which management has serious doubts as to the ability of the borrowers to comply with the loan repayment terms. Management also expects that the resolution of these problem credits as well as other performing loans will not materially impact future operating results, liquidity or capital resources.
     Interest income recognized on nonaccrual loans was $800,000, $605,000, $414,000, $93,000 and $316,000 in 1996, 1995, 1994, 1993 and 1992,
respectively. Interest income foregone on such loans was approximately $1,428,000, $1,062,000, $1,196,000, $958,000 and $1,121,000 in 1996, 1995,
1994, 1993 and 1992, respectively.
     On January 1, 1995, BancGroup adopted SFAS No. 114, Accounting By Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition Disclosure. As a result, the following loans were considered impaired as of December 31, 1996. See Notes 1 and 4 to the consolidated financial statements for further discussion.

                                                          Carrying
             (In thousands)             Balance  Reserve    Value
             =====================================================
             Commercial, financial,
              and agricultural           $2,927   $1,456   $ 1,471
             Real Estate--Commercial      5,735    1,028     4,707
             Real Estate--Construction   14,143    3,390    10,753
             Real Estate--Residential     5,657    1,571     4,086
             Installment and Consumer       992      397       595
             -----------------------------------------------------
             Total impaired loans       $29,454   $7,842   $21,612
             =====================================================

================================================================================

ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES

     Allocations of the allowance for possible loan losses are made on an individual loan basis for all identified potential problem loans with a percentage allocation for the remaining portfolio. The allocations of the total allowance represent an approximation of the reserves for each category of loans based on management's evaluation of the respective historical charge-off experience and risk within each loan type.


ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES                     DECEMBER 31
--------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                          1996         1995         1994     1993     1992
========================================================================================================
Balance at end of period applicable to:
 Commercial, financial, and agricultural             $10,644       $9,587       $8,989   $8,398   $6,200
 Real estate--commercial                              15,705       14,230       12,750   12,099    6,878
 Real estate--construction                             9,574        7,477        3,703    1,877    2,077
 Real estate--residential                              8,835        7,568        9,107    7,400    4,096
 Installment and consumer                              3,914        3,546        3,205    3,096    2,663
 Other                                                 2,089        2,807        3,211    2,558    1,877
--------------------------------------------------------------------------------------------------------
Total                                                $50,761      $45,215      $40,965  $35,428  $23,791
========================================================================================================




                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    35

SECURITIES

     BancGroup determines on a daily basis the funds available for short-term investment. Funds available for long-term investment are projected based upon anticipated loan and deposit growth, liquidity needs, pledging requirements and maturities of securities, as well as other factors. Based on these factors and management's interest rate and income tax forecast, an investment strategy is determined. Significant elements of this strategy as of December 31, 1996 include:

- BancGroup's investment in U.S. Treasury securities and obligations of U.S. government agencies is substantially all pledged against public funds deposits.

- Investment alternatives which maximize the highest after-tax net yield are considered.

- Management has also attempted to increase the investment portfolio's overall yield by investing funds in excess of pledging requirements in high-grade corporate notes and mortgage-backed securities.

- The investment strategy also incorporates high-grade preferred stocks when the tax equivalent yield on these investments provides an attractive alternative. The yields on these preferred stocks are adjusted on a short-term basis and provide tax advantaged income without long-term interest rate risk.

- The maturities of investment alternatives are determined in consideration of the yield curve, liquidity needs and the Company's asset/liability gap position. As interest rates increased and the Company's asset/liability gap position allowed, maturities were increased during 1994 to the 5-7 year range and reduced to the 2-3 year range in 1995 and the 3-5 year range in 1996.

- The risk elements associated with the various types of securities are also considered in determining investment strategies. U.S. Treasury and U.S. government agency obligations are considered to contain virtually no default or prepayment risk. Mortgage-backed securities have varying degrees of risk of impairment of principal. Impairment risk is primarily associated with accelerated prepayments, particularly with respect to longer maturities purchased at a premium and interest-only strip securities. BancGroup's mortgage backed security portfolio as of December 31, 1996 or 1995 does not include any interest-only strips and the amount of unamortized premium on mortgage backed securities is approximately $410,000. The recoverability of BancGroup's investment in mortgage-backed securities is reviewed periodically, and where necessary, appropriate adjustments are made to income for impaired values.

- Obligations of state and political subdivisions, as well as other securities have varying degrees of credit risk associated with the individual borrowers. The credit ratings and the credit worthiness of these securities are reviewed periodically and appropriate reserves established when necessary.

     Securities available for sale represent those securities that BancGroup intends to hold for an indefinite period of time or that may be sold in response to changes in interest rates, prepayment risk and other similar factors. These securities are recorded at market value with unrealized gains or losses, net of any tax effect, added or deducted from shareholders' equity. The balance in securities available for sale increased from $359 million at December 31, 1995 to $440 million at December 31, 1996. Securitization of residential mortgage loans represented $88 million of the increase in 1996. An increase from $236 million at December 31, 1994 to $359 million at December 31, 1995 was partially a result of a reclassification from investment securities of $60.5 million in December 1995 as allowed by the Financial Accounting Standards Board to realign the portfolios without risk of penalties and $26 million from acquisitions. The Company took this opportunity to reclassify certain structured notes, corporate and municipal bonds to allow for possible disposition and certain treasury notes for liquidity purposes.

         SECURITIES BY CATEGORY
         ==============================================================
                                                  CARRYING VALUE
                                                  AT DECEMBER 31
         --------------------------------------------------------------
         (In thousands)                       1996      1995      1994
         ==============================================================
         Investment securities:
          U.S. Treasury securities
           and obligations
           of U.S.government
           agencies                       $239,964  $229,571  $297,695
          Obligations of state
           and political
           subdivisions                     40,979    50,256    48,428
          Other                              1,167    11,472    29,715
         -------------------------------------------------------------
         Total                            $282,110  $291,299  $375,838
         =============================================================
         Securities available for sale:
          U.S. Treasury securities
           and obligations of U.S.
           government
           agencies                       $420,015  $337,410  $205,393
          Obligations of state
           and political
           subdivisions                     11,967    11,631     7,518
          Other                              8,133    10,086    22,874
         -------------------------------------------------------------
         Total                            $440,115  $359,127  $235,785
         =============================================================


     At December 31, 1996, there was no single issuer, with the exception of U.S. government and U.S. government agencies, where the aggregate book value of these securities exceeded ten percent of shareholders' equity or $38.7 million.





36    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

MATURITY DISTRIBUTION OF SECURITIES
                                                WITHIN 1 YEAR         1-5 YEARS         5-10 YEARS      OVER 10 YEARS
                                              ------------------   ----------------  ----------------  ----------------
                                                         AVERAGE            AVERAGE           AVERAGE           AVERAGE
(In thousands)                                AMOUNT      RATE     AMOUNT    RATE    AMOUNT    RATE    AMOUNT    RATE
=======================================================================================================================
Investment securities:
U.S. Treasury securities
 and obligations of U.S.
 government agencies                          $ 53,691     6.13% $115,129     6.29% $    --      --   $   500     7.25%
Mortgage-backed securities                       2,625     6.64    50,991     6.79    1,396    8.16%   15,632     7.78
Obligations of state and
 political subdivisions (1)                      6,839     7.33    17,874     6.75   14,729     7.81    1,537     8.62
Other (2)                                           99     6.08       806     8.93      262     7.30       --       --
                                              --------           --------           -------           -------
Total                                         $ 63,254     6.28% $184,800     6.49% $16,387     7.83% $17,669     7.83%
=======================================================================================================================
Securities available for sale (3):
U.S. Treasury securities
 and obligations of U.S.
 government agencies                          $213,573    5.82%
Mortgage-backed securities                     169,735     6.82
Obligations of state and political
 subdivisions (1)                                9,572     3.08
Other                                            8,105     6.90
                                              --------
Total                                         $400,985    6.20%
================================================================

(1) The weighted average yields are calculated on the basis of the cost and effective yield weighted for the scheduled maturity of each security. The weighted average yields on tax exempt obligations have been computed on a fully taxable equivalent basis using a tax rate of 35%. The taxable equivalent adjustment represents the annual amounts of income from tax exempt obligations multiplied by 145%.
(2) This category excludes all corporate common and preferred stocks since these instruments have no maturity date.
(3) Securities available for sale are shown as maturing within one year although BancGroup intends to hold these securities for an indefinite period of time. (See Contractual Maturities in Note 3 to the consolidated financial statements.)
================================================================================

DEPOSITS

     BancGroup's deposit structure consists of the following:


                                                      DECEMBER 31           % OF TOTAL
---------------------------------------------------------------------------------------
(In thousands)                                     1996        1995        1996    1995
=======================================================================================
Noninterest-bearing demand deposits            $663,893  $  616,960       16.1%   16.7%
Interest-bearing demand deposits                683,716     680,889        16.6    18.4
Savings deposits                                439,902     379,352        10.7    10.2
Certificates of deposits less than $100,000   1,536,003   1,312,383        37.3    35.5
Certificates of deposits more than $100,000     513,702     464,052        12.5    12.5
IRAs                                            229,683     200,348         5.6     5.4
Open time deposits                               47,035      46,731         1.2     1.3
---------------------------------------------------------------------------------------
Total deposits                               $4,113,934  $3,700,715       100.0%  100.0%
=======================================================================================

     The growth in deposits and the mix of deposits has been most significantly impacted in 1995 and 1996 by acquisitions in late 1995 of Mt. Vernon Financial and in mid 1996 of Dothan Federal both of which were thrifts. As such, the level of noninterest-bearing demand deposits was less than 3% of the total deposits acquired with the major portion of acquired deposits in certificates of deposits. Noninterest-bearing demand deposits have increased $46.9 million (8%) from December 31, 1995 to December 31, 1996. As noted above, the acquired thrifts did not add any significant amounts of noninterest-bearing demand accounts. However, the presence of such branches and customer relationships has attracted demand deposit accounts after the mergers. The Company also acquired two commercial banks in 1995, Brundidge Banking Company and Farmers and Merchants Bank, with approximately $12 million in non-interest bearing deposits at acquisition. The majority of the noninterest-bearing demand deposit growth is attributable to the Company's focus on developing customer relationships and sales efforts.
     BancGroup has attempted through its acquisitions and branch expansion programs to increase its market presence in the State of Alabama and expand into other growth markets in the Southeast, the first of which was Atlanta in 1995 followed by Orlando in 1996. This expansion continued with the additional mergers in Florida and Georgia in early 1997. The principal goal is to provide the Company's retail customer base with convenient access to branch locations while enhancing the Company's potential for future increases in profitability.

                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    37

During 1995 and 1996 BancGroup established retail banking, training and policies and procedures departments as well as continuing its branch automation project to reinforce the Company's goal of providing the customer with the best possible service. In connection with this goal, several other initiatives have been undertaken, including an electronic banking division which includes home banking, business banking, automatic teller, credit card and check card services. The Company has increased its automatic teller machine services by expanding into 67 WalMart locations throughout Alabama. Full service banking is offered in eleven WalMart locations with ten located in Alabama and one in Tennessee. BancGroup is continuing its sales of investment products, such as mutual funds and annuities to customers seeking alternatives to deposit products. The overall goal of these steps has been to efficiently provide customers with the financial products they need and desire.
     In 1995 the Company initiated a brokered Certificate of Deposit (CD) program to offer CD's in increments of $1,000 to $99,000 to out of market customers at competitive rates and maturities. At December 31, 1996 and 1995, $138 million and $75 million, respectively of CD's were outstanding under this program.

SHORT-TERM BORROWINGS

     Short-term borrowings were comprised of the following at December 31, 1996, 1995 and 1994:

             (In thousands)               1996      1995      1994
             -----------------------------------------------------
             Federal funds purchased
              and securities sold
              under repurchase
              agreements              $124,245  $150,540  $171,264
             Federal Home Loan
              Bank borrowings          715,000   465,000   210,050
             Other short-term
              borrowings                 2,017     1,141     1,131
             -----------------------------------------------------
             Total                    $841,262  $616,681  $382,445
             =====================================================

     BancGroup has available Federal Funds lines from upstream banks including the Federal Home Loan Bank (FHLB) totaling $532 million at December 31, 1996. In addition, correspondent banks and customers with repurchase agreements have provided a consistent base of short-term funds. BancGroup became a member of the FHLB in late 1992. As a member of the FHLB, BancGroup has availability of up to $1 billion from the FHLB on either a short or long-term basis excluding funds available through the federal funds line. CMC has an additional $118 million available through a warehouse line with FHLB that is collateralized by mortgage loans held for sale.
     Short-term borrowings, including FHLB borrowings, have been used to fund short-term assets, primarily mortgage loans held for sale, and loans. FHLB borrowings have been used during 1996 and 1995 to fund loan growth. As discussed more fully in the "Liquidity and Interest Sensitivity" section of this report, the line of credit with the FHLB is considered a primary source of funding for the Company's asset growth.


LIQUIDITY AND INTEREST SENSITIVITY

     BancGroup has addressed its liquidity and interest rate sensitivity through its policies and structure for asset/liability management. It has created the Asset/Liability Management Committee ("ALMCO"), the objective of which is to optimize the net interest margin while assuming reasonable business risks. ALMCO annually establishes operating constraints for critical elements of BancGroup's business, such as liquidity and rate sensitivity. ALMCO constantly monitors performance and takes action in order to meet its objectives.
     Of primary concern to ALMCO, is maintaining adequate liquidity. Liquidity is the ability of an organization to meet its financial commitments and obligations on a timely basis. These commitments and obligations include credit needs of customers, withdrawals by depositors, repayment of debt when due and payment of operating expenses and dividends.
        The consolidated statement of cash flows identifies the three major sources and uses of cash (liquidity) as operating, investing and financing activities. Operating activities reflect cash generated from operations. Management views cash flow from operations as a major source of liquidity. Investing activities represent a primary usage of cash with the major net increase being attributed to loan growth. When investment securities mature they are generally reinvested in new investment securities or assets held for sale. Financing activities generally provide funding for the growth in loans and investment securities with increased deposits. Short-term borrowings are used to provide funding for temporary gaps in the funding of long-term assets and deposits, as well as to provide funding for mortgage loans held for sale and loan growth. BancGroup has the ability to tap other markets for certificates of deposits and to utilize established lines for Federal funds purchased and FHLB advances. BancGroup maintains and builds diversified funding sources in order to provide flexibility in meeting its requirements.
     From 1992 through 1996 the significant changes in BancGroup's cash flows have centered around loan growth and fluctuations in mortgage loans held for sale. Loan growth of $548 million in 1996 and $667 million in 1995 has been one of the principal uses of cash in both years. In 1996, BancGroup securitized approximately $88 million of residential mortgage loans and repurchased the securities. Mortgage loans held for sale increased in 1996, using $46 million in funds. As noted in previous sections, short-term borrowings increased $238 million in 1996 and were used to fund loan growth. Management has chosen to fund short-term fluctuations in the volume of

38    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
mortgage loans held for sale with short-term borrowings as opposed to increasing rate sensitive deposits. Deposit growth of $413 million with $63 million from the previously discussed brokered CD program provided an additional source of funding for internal loan growth.
     As noted previously, the composition of the Company's loan portfolio has changed over the past three years. BancGroup at December 31, 1996 had $1.8 billion of residential real estate loans. These loans provide collateral for the current $1 billion credit availability at the FHLB. The FHLB unused credit capacity, $281 million at December 31, 1996, provides the Company significant flexibility in asset/liability management, liquidity and deposit pricing.
     In January 1996, the Company called $7.5 million of its 1985 subordinated debentures which had a maturity date of 2000. As a result, 806,598 shares of BancGroup stock were issued and cash was paid for the remaining debentures. In December 1996, BancGroup entered into a two year revolving line of credit for $35 million and a term loan with a maximum principal amount of $15.5 million. This line of credit provides an additional source of funding for acquisition related activities. In January 1997, BancGroup issued $70 million in Trust Preferred Securities. These securities qualify as Tier I Capital, will be shown as long-term debt in the consolidated financial statements, and carry an 8.92% interest rate. A portion of the proceeds of the offering were utilized to pay off the term note and revolving debt outstanding. The remainder of the proceeds will be used for acquisitions and other business purposes. Management believes its liquidity sources and funding strategies are adequate given the nature of its asset base and current loan demand.
     The primary uses of funds as reflected in BancGroup's parent only statement of cash flows were $1.9 million for the payment of interest on debt, $2.4 million for principal payment on term notes (See Note 9 to the consolidated financial statements) and $18.1 million for the payment of dividends. The parent company's primary source of funds was $16.5 million in dividends received from its banking subsidiaries. Dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two years. Under these limitations, approximately $109 million of retained earnings plus certain 1997 earnings would be available for distribution to BancGroup, from its subsidiaries, as dividends in 1997 without prior approval from the respective regulatory authorities. BancGroup anticipates that the cash flow needs of the parent company are well below the regulatory dividend restrictions of its subsidiary banks.
     At December 31, 1996, BancGroup's liquidity position was adequate with loan maturities of $1,047 million, or 26% of the total loan portfolio, due within one year. Securities totaling $464 million or 64% of the total portfolio also had maturities within one year or have been classified as available for sale. As of December 31, 1996 there were, however, no current plans to dispose of any significant portion of these securities. In addition BancGroup has $281 million in additional borrowing capacity at the FHLB and CMC has $118 million available through a warehouse line with FHLB.
     BancGroup's asset/liability management policy has also established targets for interest rate sensitivity. Changes in interest rates will necessarily lead to changes in the net interest margin. It is ALMCO's goal to minimize volatility in the net interest margin by taking an active role in managing the level, mix and maturities of assets and liabilities and by analyzing and taking action to manage mismatch and basis risk. The interest sensitivity schedule reflects an 9.7% negative gap at 12 months; therefore, BancGroup has a greater exposure to net income if interest rates increase. Based on this schedule, management believes that neither an increase or decrease in interest rates of 100 basis points would result in a material swing in net income. Management has managed the asset/liability position of the bank through traditional sources. BancGroup does however, use off balance sheet instruments for hedging purposes to limit its risk associated with the sale of mortgage loans by providing sales commitments on all loans funded and held for sale. (See Note 6 to the consolidated financial statements.) The following table summarizes BancGroup's interest rate sensitivity as of December 31, 1996.






                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    39

                                                                  AT DECEMBER 31, 1996
                                      -----------------------------------------------------------------------------
                                                               INTEREST SENSITIVE WITHIN
                                      -----------------------------------------------------------------------------
                                         TOTAL        0-90          91-180         181-365       1-5        OVER
(IN THOUSANDS)                          BALANCE       DAYS           DAYS            DAYS       YEARS      5 YEARS
===================================================================================================================
Rate Sensitive Assets:
 Federal funds sold and resale agree-
  ments and interest bearing deposits     21,133  $   21,133     $       --      $      --  $       --   $       --
 Investment securities                   282,110     136,528         15,644         42,272      70,658       17,008
 Securities available for sale           440,115      62,883          1,810         12,338     286,065       77,019
 Mortgage loans held for sale            157,966     157,433             --             --          --          533
-------------------------------------------------------------------------------------------------------------------
 Loans, net of unearned income         4,074,633   1,392,530        200,846        509,358   1,369,503      602,396
  Allowance for possible loan losses     (50,761)    (17,503)        (2,500)        (6,324)    (17,029)      (7,405)
-------------------------------------------------------------------------------------------------------------------
Net loans                              4,023,872   1,375,027        198,346        503,034   1,352,474      594,991
Nonearning assets                        541,655          --             --              -          --      541,655
===================================================================================================================
Total Assets                          $5,466,851  $1,753,004     $  215,800      $ 557,644  $1,709,197   $1,231,206
===================================================================================================================

Rate Sensitive Liabilities:
 Interest-bearing demand deposits     $  683,716  $  419,616     $       --      $      --  $       --   $  264,100
 Savings deposits                        439,902     284,839             --            408          --      154,655
 Certificates of deposits less than
  $100,000                             1,536,003     409,499        215,017        398,624     511,958          905
 Certificates of deposits more than
  $100,000                               513,702     175,666         61,947        136,556      99,335       40,198
 IRAs                                    229,683      75,982         25,683         42,399      85,365          254
 Open time deposits                       47,035         304            200         45,825         706           --
 Short-term borrowings                   841,262     681,262             --         50,000     110,000           --
 Long-term debt                           39,092      15,460            295            403       1,484       21,450
Noncosting liabilities & equity        1,136,456          --             --             --          --    1,136,456
===================================================================================================================
Total Liabilities & Equity            $5,466,851  $2,062,628     $  303,142      $ 674,215  $   808,848  $1,618,018
===================================================================================================================
Gap                                   $       --  $ (309,624)    $  (87,342)     $(116,571) $   900,349  $ (386,812)
===================================================================================================================
Cumulative Gap                        $       --  $ (309,624)    $ (396,966)     $(513,537) $   386,812  $       --
===================================================================================================================

     At the bottom of the table is the interest rate sensitivity gap which is the difference between rate sensitive assets and rate sensitive liabilities.
     In reviewing the table, it should be noted that the balances are shown for a specific point in time and, because the interest sensitivity position is dynamic, it can change significantly over time. For all interest earning assets and interest bearing liabilities, variable rate assets and liabilities are reflected in the time interval of the assets or liabilities' earliest repricing date. Fixed rate assets and liabilities have been allocated to various time intervals based on contractual repayment. Furthermore, the balances reflect contractual repricing of the deposits and management's position on repricing certain deposits where management discretion is permitted. Prepayment assumptions are applied at a constant rate based on the Company's historical experience. Certain demand deposit accounts and regular savings accounts have been classified as repricing beyond one year in accordance with regulatory guidelines. While these accounts are subject to immediate withdrawal, experience has shown them to be relatively rate insensitive. If these accounts were included in the 0 - 90 day category, the gap in that time frame would be a negative $743 million with a corresponding cumulative gap at one year of negative $947 million.





40   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

CAPITAL ADEQUACY AND RESOURCES

     Management is committed to maintaining capital at a level sufficient to protect shareholders and depositors, provide for reasonable growth and fully comply with all regulatory requirements. Management's strategy to achieve these goals is to retain sufficient earnings while providing a reasonable return to shareholders in the form of dividends and return on equity. BancGroup's dividend pay-out ratio in 1996 was 42%. This level is in the Company's target range of 30-45%. Dividend rates are determined by the Board of Directors in consideration of several factors including: current and projected capital ratios, liquidity and income levels and other bank dividend yields and payment ratios.
     The amount of a cash dividend, if any, rests with the discretion of the Board of Directors of BancGroup as well as upon applicable statutory constraints such as the Delaware law requirement that dividends may be paid only out of capital surplus or out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.
     BancGroup also has access to equity capital markets through both public and private issuances. Management considers these sources and related return in addition to internally generated capital in evaluating future expansion or acquisition opportunities.
     The Federal Reserve Board has issued guidelines identifying minimum Tier I leverage ratios relative to total assets and minimum capital ratios relative to risk-adjusted assets. The minimum leverage ratio is 3% but is increased from 100 to 200 basis points based on a review of individual banks by the Federal Reserve. The minimum risk adjusted capital ratios established by the Federal Reserve are 4% for Tier I and 8% for total capital. BancGroup's actual capital ratios and the components of capital and risk adjusted asset information as of December 31, 1996 are stated below:

      Capital (thousands):
       Tier I Capital:
        Shareholders' equity
          (excluding unrealized gain
         on securities available
         for sale) less intangibles                             $  356,043
       Tier II Capital:
      Allowable loan loss reserve                                   48,648
        Subordinated debt                                            8,612
                                                                ----------
       Total Capital                                            $  413,303

      Risk Adjusted Assets (thousands)$                          3,889,755
      Total Assets (thousands)                                  $5,468,050

                                                  1996       1995     1994
===========================================================================
      Tier I leverage ratio                      6.73%      7.03%    6.82%
      Risk Adjusted Capital
       Ratios:
        Tier I Capital Ratio                     9.15%      9.38%    9.58%
        Total Capital Ratio                     10.63%     11.20%   11.62%

     As previously mentioned, in January 1997 BancGroup issued $70 million in Trust Preferred Capital Securities. The above capital ratios would have been approximately 8.05%, 10.95% and 12.43% for Tier I leverage, Tier I risk adjusted and total risk adjusted capital had these securities been outstanding at December 31, 1996.
     BancGroup has increased capital gradually through normal earnings retention as well as through stock registrations to capitalize acquisitions.
     In December 1995, BancGroup notified the holders of its 1985 Convertible Subordinated Debentures of redemption of all debentures outstanding at January 31, 1996. In 1996 substantially all of the debentures were converted resulting in the issuance of 806,598 shares of Common Stock and payment in cash for the remaining balance. (See Note 9 to the consolidated financial statements.)

REGULATORY RESTRICTIONS

     As noted previously, dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited.
     The subsidiary banks are also required by law to maintain noninterest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. At December 31, 1996, these deposits totaled $29.9 million.

FINANCIAL ACCOUNTING STANDARDS
BOARD RELEASES

     In June 1996, the Financial Accounting Standards Board issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occuring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. However, in December 1996, the Financial Accounting Standards Board issued SFAS No. 127, "Deferral of the Effective Date of certain provisions of FASB Statement No. 125." This statement defers the effective date of Certain Provisions for one year (December 31, 1997). The deferred provisions relate to repurchase agreements, dollar-roll transactions, securities lending, and similar transactions. The effective date for all other transfers and servicing of financial assets is unchanged. Management does not believe that the adoption of SFAS No. 125, as amended by SFAS No. 127, will have a material impact on BancGroup's financial statements.
     BancGroup adopted SFAS No. 123, Accounting for Stock-based Compensation, on January 1, 1996. (See Notes 1 and 14 to the consolidated financial statements.)

CAUTIONARY STATEMENT PURSUANT TO SAFE
HARBOR PROVISIONS OF THE PRIVATE
SECURITIES LITIGATION REFORM ACT OF 1995

     This report contains "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this report are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements.


                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    41

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS
AND SHAREHOLDERS
THE COLONIAL BANCGROUP, INC.

     We have audited the accompanying consolidated statements of condition of The Colonial BancGroup, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Colonial BancGroup, Inc. and subsidiaries as of December 31, 1996 and 1995, the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles after financial statements are issued for a period which includes the date of consummation of the business combination.

     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for mortgage servicing rights in 1995 and for investments in 1994.

     COOPERS & LYBRAND L.L.P.

     Montgomery, Alabama
     February 20, 1997, except for Note 2 as to which the date is March 5, 1997



42    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CONDITION




                                                                          December 31, 1996 and 1995
                                                                              (Dollars in thousands)

ASSETS                                                                               1996        1995
-----------------------------------------------------------------------------------------------------
Cash and due from banks                                                        $  222,059  $  190,321
Interest-bearing deposits in banks                                                  5,143       6,270
Federal funds sold                                                                 15,990      48,919
Securities available for sale (Note 3)                                            440,115     359,127
Investment securities (market value: 1996, $284,164; 1995, $294,609) (Note 3)     282,110     291,299
Mortgage loans held for sale                                                      157,966     112,203
Loans, net of unearned income (Note 4)                                          4,074,633   3,521,514
Less:
 Allowance for possible loan losses (Note 5)                                      (50,761)    (45,215)
-----------------------------------------------------------------------------------------------------
Loans, net                                                                      4,023,872   3,476,299
Premises and equipment, net (Note 7)                                               87,514      75,351
Excess of cost over tangible and identified intangible assets
 acquired, net                                                                     30,381      30,032
Mortgage servicing rights                                                          98,856      80,053
Other real estate owned                                                             9,270      10,654
Accrued interest and other assets                                                  93,575      92,521
-----------------------------------------------------------------------------------------------------
Total                                                                          $5,466,851  $4,773,049
=====================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------
Deposits:
 Noninterest-bearing demand                                                    $  663,893  $  616,960
 Interest-bearing demand                                                          683,716     680,889
 Savings                                                                          439,902     379,352
 Time                                                                           2,326,423   2,023,514
-----------------------------------------------------------------------------------------------------
Total deposits                                                                  4,113,934   3,700,715
FHLB short-term borrowings (Note 8)                                               715,000     465,000
Other short-term borrowings (Note 8)                                              126,262     151,681
Subordinated debt (Note 9)                                                          8,612      18,545
Other long-term debt (Note 9)                                                      30,480      29,143
Other liabilities                                                                  85,567      71,034
-----------------------------------------------------------------------------------------------------
Total liabilities                                                               5,079,855   4,436,118
-----------------------------------------------------------------------------------------------------
Commitments and contingencies (Notes 6, 15)
Shareholders' equity: (Notes 3, 10)
 Common Stock, $2.50 par value; 44,000,000 shares authorized,
  issued and outstanding: 37,545,561 and 35,793,294 in 1996 and 1995*              93,864      89,483
 Additional paid in capital*                                                      159,640     146,587
 Retained earnings                                                                134,523     103,224
 Unearned compensation                                                             (1,603)     (1,849)
 Unrealized gain on securities available for sale, net of taxes                       572        (514)
-----------------------------------------------------------------------------------------------------
Total shareholders' equity                                                        386,996     336,931
-----------------------------------------------------------------------------------------------------
Total                                                                          $5,466,851  $4,773,049
=====================================================================================================


See notes to consolidated financial statements.
* Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.

                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    43

                      CONSOLIDATED STATEMENTS OF INCOME

                                                             For the years ended
                                                December 31, 1996, 1995 and 1994
                                        (In thousands, except per share amounts)


                                                                   1996      1995      1994
-------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans                                     $348,563  $285,539  $208,617
Interest and dividends on securities:
 Taxable                                                         35,581    33,983    28,590
 Nontaxable                                                       2,846     2,964     3,444
 Dividends                                                        2,103     2,137     1,779
Interest on federal funds sold and securities purchased under
 resale agreements                                                2,515     2,930     1,333
Other interest                                                      349       344       382
-------------------------------------------------------------------------------------------
Total interest income                                           391,957   327,897   244,145
-------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Interest on deposits                                            158,591   130,844    86,685
Interest on short-term borrowings                                38,660    30,308    11,132
Interest on long-term debt                                        2,702     3,743     3,476
-------------------------------------------------------------------------------------------
Total interest expense                                          199,953   164,895   101,293
-------------------------------------------------------------------------------------------
NET INTEREST INCOME                                             192,004   163,002   142,852
Provision for possible loan losses (Notes 1, 5)                  11,783     8,281     8,070
-------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES    180,221   154,721   134,782
-------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Mortgage servicing fees                                          28,067    23,787    22,216
Service charges on deposit accounts                              21,119    18,288    16,017
Securities gains (losses), net (Note 3)                          (1,512)      622     1,485
Other charges, fees and commissions                               6,937     6,219     5,190
Other income                                                     16,207    10,345     7,922
-------------------------------------------------------------------------------------------
Total noninterest income                                         70,818    59,261    52,830
-------------------------------------------------------------------------------------------
NONINTEREST EXPENSE:
Salaries and employee benefits                                   73,567    59,094    61,437
Occupancy expense of bank premises, net                          15,712    13,703    13,375
Furniture and equipment expenses                                 11,695     9,857     8,343
Amortization of mortgage servicing rights                        12,522     9,095     6,078
Amortization of intangible assets                                 2,065     1,525     1,353
SAIF special assessment                                           3,817        --        --
Other expense (Note 17)                                          55,444    51,251    46,320
-------------------------------------------------------------------------------------------
Total noninterest expense                                       174,822   144,525   136,906
-------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                       76,217    69,457    50,706
Applicable income taxes (Note 18)                                26,834    24,656    16,831
-------------------------------------------------------------------------------------------
NET INCOME                                                     $ 49,383  $ 44,801  $ 33,875
===========================================================================================
EARNINGS PER SHARE:
 Primary*                                                      $   1.30  $   1.23  $   0.98
 Fully-diluted*                                                    1.28      1.20      0.97
AVERAGE NUMBER OF SHARES OUTSTANDING:
 Primary*                                                        38,117    36,327    34,445
 Fully-diluted*                                                  38,977    38,199    35,979
===========================================================================================


See notes to consolidated financial statements.
* Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.


44    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES

                                                         IN SHAREHOLDERS' EQUITY

                                                             For the years ended
                                                December 31, 1996, 1995 and 1994
                                        (In thousands, except per share amounts)






                                                   CLASS A                  CLASS B                                  ADDITIONAL
                                                COMMON STOCK             COMMON STOCK             COMMON STOCK        PAID IN
                                           SHARES *     AMOUNT*     SHARES*       AMOUNT*     SHARES*      AMOUNT*    CAPITAL*
------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1994                 26,286,278    $ 65,716    1,273,790      $3,184                            $  91,945
Adjustments for pooling-of-interests
 combinations (Notes 1 and 2)             4,401,182      11,003           --          --                               23,460
------------------------------------------------------------------------------------------------------------------------------
Restated Beginning Balance               30,687,460      76,719    1,273,790       3,184                              115,405
------------------------------------------------------------------------------------------------------------------------------
Shares issued under:
 Directors Stock Plan                        28,534          71                                                           213
 Stock Option Plans                         188,894         472                                                           869
 Dividend Reinvestment                       46,026         115                                                           374
 Stock Bonus & Retention Plan                44,500         111                                                           340
 Employee Stock Purchase Plan                 4,372          11                                                            37
Issuance of shares for previous
 year combinations                           14,940          37                                                            69
Issuance of common stock by
 a pooled bank prior to merger              954,420       2,387                                                         3,282
Net income
Cash dividends: (Class A, $0.40 per
 share; Class B, $0.20 per share)
Cash dividends by pooled bank prior to merger
Conversion of Class B Common
Stock to Class A Common Stock                 3,614           9       (3,614)         (9)
Unrealized loss on securities
 available for sale, net of taxes
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994               31,972,760      79,932    1,270,176       3,175                              120,589
------------------------------------------------------------------------------------------------------------------------------
Shares issued under:
 Directors Stock Plan                         1,716           4                               32,332          $81         241
 Stock Option Plans                          13,182          33                              224,396          562       1,165
 Dividend Reinvestment                                                                                                 53,516
 Stock Bonus & Retention Plan                                                                                          50,000
Employee Stock Purchase Plan                    536           1                                7,534           19          90
Issuance of common stock by
 a pooled bank prior to merger                9,344          23                               43,270          108         489
Conversion of Class A Common
 Stock and Class B Common
 Stock to Common Stock                  (31,997,538)    (79,993)  (1,270,176)     (3,175)  33,267,714      83,168
Issuance of shares for business
 combinations                                                                               2,089,994       5,225      22,591
Net income
Cash dividends: (Class A, $0.1125 per
 share; Class B, $0.0625 per share;
Common, $0.3375 per share)
Cash dividends by pooled bank prior to merger
Conversion of 7 1/2% convertible
 subordinated debentures                                                                       23,418          59         269
Conversion of 12 3/4% convertible
 subordinated debentures                                                                                                1,120
Change in unrealized gain (loss) on
 securities available for sale, net of taxes
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                        0           0            0           0   35,793,294      89,483     146,587
------------------------------------------------------------------------------------------------------------------------------
 Shares issued under:
 Directors Stock Plan                                                                          31,710          79         249
 Stock Option Plans                                                                           499,079       1,248       1,706
 Dividend Reinvestment                                                                         60,136         150         897
 Stock Bonus & Retention Plan                                                                  48,340         121         833
 Employee Stock Purchase Plan                                                                  10,264          26         154
Issuance of shares for business combination                                                   154,596         386       2,214
Net income
Cash dividends: ($0.54 per share)
Cash dividends by pooled bank prior to merger
Treasury Stock activity of a pooled bank prior to merger                                      (33,382)        (83)       (354)
Conversion of 7 1/2% convertible
 subordinated debentures                                                                      174,926         437       2,011
Conversion of 12 3/4% convertible
 subordinated debentures                                                                      806,598       2,017       5,343
Change in unrealized gain on securities
 available for sale, net of taxes
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                        0    $       0           0          $0   37,545,561     $93,864    $159,640
==============================================================================================================================


                                                                          UNREALIZED
                                                                       GAIN (LOSS) ON
                                                                         SECURITIES   TOTAL
                                               RETAINED        UNEARNED   AVAILABLE SHAREHOLDERS
                                               EARNINGS     COMPENSATION   FOR SALE  EQUITY
-------------------------------------------------------------------------------------------
Balance, January 1, 1994                        $37,544          $--          $--  $198,389
Adjustments for pooling-of-interests
 combinations (Notes 1 and 2)                     9,613         (763)       1,694    45,007
-------------------------------------------------------------------------------------------
Restated Beginning Balance                       47,157         (763)       1,694   243,396
-------------------------------------------------------------------------------------------
Shares issued under:
 Directors Stock Plan                                                                   284
 Stock Option Plans                                                                   1,341
 Dividend Reinvestment                                                                  489
 Stock Bonus & Retention Plan                                    (77)                   374
 Employee Stock Purchase Plan                                                            48
Issuance of shares for previous
 year combinations                                                                      106
Issuance of common stock by
 a pooled bank prior to merger                   (1,109)                              4,560
Net income                                       33,875                              33,875
Cash dividends: (Class A, $0.40 per
 share; Class B, $0.20 per share)                (7,432)                             (7,432)
Cash dividends by pooled bank prior to
 merger                                          (1,739)                             (1,739)
Conversion of Class B Common
Stock to Class A Common Stock                                                            --
Unrealized loss on securities
 available for sale, net of taxes                                         (13,742)  (13,742)
-------------------------------------------------------------------------------------------
Balance, December 31, 1994                       70,752         (840)     (12,048)  261,560
-------------------------------------------------------------------------------------------
Shares issued under:
 Directors Stock Plan                                                                   326
 Stock Option Plans                                                                   1,760
 Dividend Reinvestment                                                                  582
 Stock Bonus & Retention Plan                                   (822)                    --
 Employee Stock Purchase Plan                                                           110
Issuance of common stock by
 a pooled bank prior to merger                                  (187)                   433
Conversion of Class A Common
 Stock and Class B Common
 Stock to Common Stock                                                                   --
Issuance of shares for business
 combinations                                                                        27,816
Net income                                       44,801                              44,801
Cash dividends: (Class A, $0.1125 per
 share; Class B, $0.0625 per share;
Common, $0.3375 per share)                      (10,521)                            (10,521)
Cash dividends by pooled bank prior to
 merger                                          (1,808)                             (1,808)
Conversion of 7 1/2% convertible
 subordinated debentures                                                                328
Conversion of 12 3/4% convertible
 subordinated debentures                                                                 10
Change in unrealized gain (loss) on
 securities available for sale, net of taxes                               11,534    11,534
-------------------------------------------------------------------------------------------
Balance, December 31, 1995                      103,224       (1,849)        (514)  336,931
-------------------------------------------------------------------------------------------
Shares issued under:
 Directors Stock Plan                                                                   328
 Stock Option Plans                                                                   2,954
 Dividend Reinvestment                                                                1,047
 Stock Bonus & Retention Plan                                    246                  1,200
 Employee Stock Purchase Plan                                                           180
Issuance of shares for business combination                                           2,600
Net income                                       49,383                              49,383
Cash dividends: ($0.54 per share)               (16,175)                            (16,175)
Cash dividends by pooled bank prior to merger    (1,909)                             (1,909)
Treasury Stock activity of a pooled bank prior to
 merger                                                                                (437)
Conversion of 7 1/2% convertible
 subordinated debentures                                                              2,448
Conversion of 12 3/4% convertible
 subordinated debentures                                                              7,360
Change in unrealized gain on securities
 available for sale, net of taxes                                           1,086     1,086
-------------------------------------------------------------------------------------------
Balance, December 31, 1996                     $134,523      $(1,603)        $572  $386,996
===========================================================================================


See notes to consolidated financial statements.
* Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.


                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    45

CONSOLIDATED STATEMENTS OF CASH FLOWS

                           For the years ended December 31, 1996, 1995, and 1994
                                                                  (In thousands)



                                                                           1996        1995      1994
-------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                                $49,383    $44,801    $33,875
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
  Depreciation, amortization and accretion                                 14,356     13,705     11,503
  Amortization of mortgage servicing rights                                12,522      9,095      6,078
 Amortization of excess servicing fees                                      1,105      1,166      1,721
 Provision for possible loan losses                                        11,783      8,281      8,070
  Deferred income taxes                                                    (1,103)    (2,342)    (2,333)
  Loss (gain) on sale of securities, net                                    1,512       (622)    (1,485)
  Gain on sale of other assets                                               (537)        --         --
  Additions to mortgage servicing rights                                  (32,264)   (32,139)   (34,624)
  Net (increase) decrease in mortgage loans held for sale                 (45,763)   (50,647)   309,766
  Increase in interest receivable                                          (1,795)    (9,087)    (3,874)
  Decrease in prepaids and other receivables                                  687      4,683     (3,701)
  Decrease in accrued expenses and accounts payable                          (789)    (4,687)   (35,775)
  Increase (decrease) in accrued income taxes                                 414      3,054     (2,491)
  Increase in interest payable                                              3,923     11,230      2,491
  Other, net                                                                6,401    (12,388)     5,217
-------------------------------------------------------------------------------------------------------
   Total adjustments                                                      (29,548)   (60,698)   260,563
-------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                        19,835    (15,897)   294,438
-------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Proceeds from maturities of securities available for sale                 88,346     59,067     52,100
 Proceeds from sales of securities available for sale                      55,367     74,522    104,499
 Purchase of securities available for sale                               (139,625)  (164,634)  (104,682)
 Proceeds from maturities of investment securities                        145,724     92,871     74,123
 Proceeds from sales of investment securities                                  --     10,119         --
 Purchases of investment securities                                      (144,527)   (55,186)  (134,403)
 Net decrease (increase) in short-term investment securities                5,300        200     (1,094)
 Net increase in loans                                                   (605,813)  (667,294)  (426,266)
 Cash and cash equivalents received in bank acquisitions, net (Note 2)      1,437     23,201         --
 Cash and cash equivalents received in the purchase
   of assets and assumption of liabilities(Note 2)                          7,028         --     12,154
 Capital expenditures                                                     (21,866)   (11,608)   (11,988)
 Proceeds from sale of other real estate owned                             10,238     10,644      7,611
 Other, net                                                                   111      2,474      6,799
-------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                    (598,280)  (625,624)  (421,147)
-------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Net increase in demand, savings and time deposits                        363,961    543,180     21,070
 Net increase in federal funds purchased and
   repurchase agreements and other short-term borrowings                  225,201    194,168     71,302
 Proceeds from issuance of long-term debt                                   6,394     12,092     25,336
 Repayment of long-term debt                                               (5,064)   (55,526)   (13,524)
 Proceeds from issuance of common stock                                     3,718      2,406      6,198
 Proceeds from issuance of subordinated debt                                   --      1,425         --
 Dividends paid                                                           (18,083)   (12,339)    (9,171)
-------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                 576,127    685,406    101,211
-------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                       (2,318)    43,885    (25,498)
-------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                            245,510    201,625    227,123
-------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year (Note 1)                        $243,192   $245,510   $201,625
=======================================================================================================
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest                                                               $190,451   $152,573    $97,870
  Income taxes                                                             28,503     22,614     24,487
Non-cash transactions:
 Transfer of loans to other real estate                                    $8,184     $6,013     $4,787
 Origination of loans from the sale of other real estate                      303        456      1,309
 Securitization of mortgage loans                                          87,641         --         --
 Transfer of investment securities to securities available for sale            --     60,421     33,457
 Conversion of subordinated debentures to common stock                      9,808        428         --
 Assets acquired in business combinations                                  48,367    330,626     47,985
Liabilities assumed in business combinations                               45,766    302,810     57,191
=======================================================================================================


See notes to consolidated financial statements.


46    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            For the years ended December 31, 1996, 1995 and 1994

1.   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

     The Colonial BancGroup, Inc. ("BancGroup") and its subsidiaries operate predominantly in the domestic commercial and mortgage banking industry. The accounting and reporting policies of BancGroup and its subsidiaries conform to generally accepted accounting principles and to general practice within the banking industry. The following summarizes the most significant of these policies.

     BASIS OF PRESENTATION--The consolidated financial statements of The Colonial BancGroup, Inc. and subsidiaries have been prepared to give retroactive effect to the mergers with Jefferson Bancorp, Inc. (Jefferson) and D/W Bankshares, Inc. (Bankshares) on January 3, and January 31, 1997, respectively. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of The Colonial BancGroup, Inc. and subsidiaries after financial statements covering the date of consummation of the business combinations are issued. The consolidated financial statements of BancGroup for 1995 and 1994 have also previously been restated to give retroactive effect to the July 3, 1996 mergers with Commercial Bancorp of Georgia, Inc. and Southern Banking Corporation which were accounted for as poolings of interests. (See Note 2)

     PRINCIPLES OF CONSOLIDATION--The consolidated financial statements and notes to consolidated financial statements include the accounts of BancGroup and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated.

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS--BancGroup considers cash and highly liquid investments with maturities of three months or less when purchased as cash and cash equivalents. Cash and cash equivalents consist primarily of cash and due from banks, interest-bearing deposits in banks and Federal funds sold.

     INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE--Effective January 1, 1994, BancGroup adopted Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Under this statement, securities are classified as either held-to-maturity, available-for-sale or trading.

     Held-to-maturity or investment securities are securities for which management has the ability and intent to hold on a long-term basis or until maturity. These securities are carried at amortized cost, adjusted for amortization of premiums, and accretion of discount to the earlier of the maturity or call date.

     Securities available-for-sale represent those securities intended to be held for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors. Securities available-for-sale are recorded at market value with unrealized gains and losses net of any tax effect, added or deducted directly from shareholders' equity.

     Securities carried in trading accounts are carried at market value with unrealized gains and losses reflected in income.

     Realized and unrealized gains and losses are based on the specific identification method. Prior to 1994, securities available for sale and marketable equity securities were recorded at the lower of aggregate cost or market value.

     MORTGAGE LOANS HELD FOR SALE--Mortgage loans held for sale are carried at the lower of aggregate cost or market. The cost of mortgage loans held for sale is the mortgage note amount plus certain net origination costs less discounts collected. The cost of mortgage loans is adjusted by gains and losses generated from corresponding hedging transactions, principally using forward sales commitments, entered into to protect the inventory value of the loans from increases in interest rates. Hedge positions are also used to protect the pipeline of commitments to originate and purchase loans from changes in interest rates. Gains and losses resulting from changes in the market value of the inventory, pipeline and open hedge positions are netted. Any net gain that results is deferred; any net loss that results is recognized when incurred. Hedging gains and losses realized during the commitment and warehousing period related to the pipeline and mortgage loans held for sale are deferred. Hedging losses are recognized currently if deferring such losses would result in mortgage loans held for sale and the pipeline being valued in excess of their estimated net realizable value. The aggregate cost of mortgage loans held for sale at December 31, 1996 and 1995 is less than their aggregate net realizable value. Gains or losses on the sale of Federal National Mortgage Association mortgage-backed securities are recognized on the earlier of the date settled or the date that a forward commitment to deliver a security to a dealer is effectively offset by a commitment to buy a similar security (paired off). These gains or losses are included in other income.

     LOANS--Loans are stated at face value, net of unearned income and allowance for possible loan losses. Interest income on loans is recognized under the "interest" method except for certain installment loans where interest income is recognized under the "Rule of 78's" (sum-of-the-months digits) method, which does not produce results significantly different from the "interest" method. Nonrefundable fees and costs associated with originating or acquiring loans are recognized under the interest method as a yield adjustment over the life of the corresponding loan.

     ALLOWANCE FOR POSSIBLE LOAN LOSSES--BancGroup adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition Disclosure", on January 1, 1995. Under the new standards, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to col-

                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    47
lect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Smaller balance homogeneous loans which consist of residential mortgages and consumer loans are evaluated collectively and reserves are established based on historical loss experience. The adoption of SFAS 114 and 118 resulted in no additional provision for credit losses at January 1, 1995.

     The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or portion of a loan is determined to be uncollectable, the portion deemed uncollectable is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

     Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, estimated value of any underlying collateral, and an analysis of current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank's regulators or its economic environment will not require further increases in the allowance.

     INCOME RECOGNITION ON IMPAIRED AND NONACCRUAL LOANS--Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

     Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.

     While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge offs have been fully recovered. Interest income recognized on a cash basis was immaterial for the years ended December 31, 1996, 1995 and 1994.

     PREMISES AND EQUIPMENT--Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed generally using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Estimated useful lives range from five to forty years for bank buildings and leasehold improvements and three to ten years for furniture and equipment.

     Expenditures for maintenance and repairs are charged against earnings as incurred. Costs of major additions and improvements are capitalized. Upon disposition or retirement of property, the asset account is relieved of the cost of the item and the allowance for depreciation is charged with accumulated depreciation. Any resulting gain or loss is reflected in current income.

     OTHER REAL ESTATE OWNED--Other real estate owned includes real estate acquired through foreclosure or deed taken in lieu of foreclosure. These amounts are recorded at the lower of cost or market value less estimated costs to sell. Any write-down from the cost to market value required at the time of foreclosure is charged to the allowance for possible loan losses. Subsequent write-downs and gains or losses recognized on the sale of these properties are included in noninterest income or expense.

     INTANGIBLE ASSETS--Intangible assets acquired in acquisitions of banks are stated at cost, net of accumulated amortization. Amortization is provided over a period up to twenty years for the excess of cost over tangible and identified intangible assets acquired and ten years for deposit core base intangibles using the straight-line method. The recoverability of intangible assets is reviewed periodically based on the current earnings of acquired entities. If warranted, analysis, including undiscounted income projections, are made to determine if adjustments to carrying value or amortization periods are necessary.

     MORTGAGE SERVICING RIGHTS--BancGroup adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights", in May 1995 effective January 1,1995. This statement amends certain provisions of SFAS No. 65 to substantially eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. The statement requires an allocation of the total cost of mortgage loans held for sale to mortgage servicing rights and mortgage loans held for sale (without mortgage servicing rights) based on their relative fair values.

     Mortgage servicing rights are being amortized primarily using an accelerated method in proportion to the estimated net servicing income from the related loans, which approximates a level yield method. The amortization period represents management's best estimate of the remaining loan lives.

     The carrying values of the mortgage servicing rights are evaluated for impairment based on their fair values categorized by year of origination or acquisition. Fair values of servicing rights are determined by estimating the present value of future

48    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
net servicing income considering the average interest rate and the average remaining lives of the related mortgage loans being serviced. At December 31, 1996, BancGroup had mortgage servicing and excess servicing rights with a net book value of $107 million. The estimated combined fair value of these assets is approximately $152 million.

     The servicing portfolio is geographically disbursed throughout the United States with a concentration in the southern states. The mortgage servicing rights at December 31, 1996 and 1995 are stated net of accumulated amortization of approximately $38,425,000 and $25,903,000, respectively.

     Mortgage servicing fees are deducted from the monthly payments on mortgage loans and are recorded as income when earned. Fees from investors for servicing their portfolios of residential loans generally range from 1/4 of 1% to 1/2 of 1% per year on the outstanding principal balance.

     LONG LIVED ASSETS--BancGroup adopted SFAS No. 121, "Accounting for the Impairment of Long Lived Assets and for Long-Lived Assets to be Disposed Of" on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles to be held and used by the entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset, an impairment loss is recognized. This statement also requires that long-lived assets and certain intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The adoption of SFAS No. 121 did not have a material impact on BancGroup's financial statements.

     INCOME TAXES--BancGroup uses the asset and liability method of accounting for income taxes (See Note 18). Under the asset and liability method, deferred tax assets and liabilities are recorded at currently enacted tax rates applicable to the period in which assets or liabilities are expected to be realized or settled. Deferred tax assets and liabilities are adjusted to reflect changes in statutory tax rates resulting in income adjustments in the period such changes are enacted.

     BancGroup files a consolidated income tax return; however, income taxes are computed by each subsidiary on a separate basis, and taxes currently payable are remitted to BancGroup.

     STOCK-BASED COMPENSATION--BancGroup adopted SFAS No. 123, "Accounting for Stock-Based Compensation", on January 1, 1996. This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument. However, SFAS No. 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. BancGroup has elected to continue to measure compensation cost for their stock option plan under the provisions in APB Opinion 25.

     EARNINGS PER SHARE--Primary earnings per share were computed based on the weighted average number of shares of common stock actually outstanding and common stock equivalents which consists of shares issuable under outstanding stock options. Fully diluted earnings per share also gives effect to shares issuable under convertible debenture agreements. All earnings per share data has been restated to reflect a two-for-one stock split effected in the form of a 100 percent stock dividend distributed on February 11, 1997.

     ADVERTISING COSTS--Advertising costs are expensed as incurred. Advertising expense was $5,415,000 $4,197,000 and $3,032,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     RECENTLY ISSUED ACCOUNTING STANDARDS--In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement utilizes the financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

     A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange.

     This Statement requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfer.

     This Statement requires that a liability be derecognized if and only if either (a) the debtor pays the creditor and is relieved of its obligation for the liability or (b) the debtor is legally released from being the primary obligor under the liability either judicially or by the creditor. Therefore, a liability is not considered extinguished by an in-substance defeasance.

     This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occuring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. However, in December 1996, the Financial Accounting Standards Board issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASBStatement No. 125". This statement defers the effective date of certain provisions for one year (December 31, 1997). The deferred provisions relate to repurchase agreements, dollar-roll transactions, securities lending, and similar

                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    49
transactions. The effective date for all other transfers and servicing of financial assets is unchanged. Management does not believe that the adoption of SFAS No. 125 will have a material impact on BancGroup's financial statements.

2.   BUSINESS COMBINATIONS

     On January 3, 1997, Jefferson was merged into BancGroup. Jefferson is a Florida corporation and is a holding company for Jefferson Bank of Florida located in Miami Beach, Florida. Jefferson has merged with BancGroup and Jefferson Bank of Florida merged with BancGroup's existing bank subsidiary in Orlando, Florida, Colonial Bank. A total of 3,854,952 shares of BancGroup's Common Stock was issued to the stockholders of Jefferson. At December 31, 1996, Jefferson had assets of $472.7 million, deposits of $405.8 million and stockholders' equity of $32.3 million. This merger was accounted for under the pooling-of-interests method of accounting and, accordingly, all information presented has been restated to include Jefferson.

     On, January 31, 1997, Bankshares was merged into BancGroup. Bankshares is a Georgia corporation and is a holding company for Dalton/Whitfield Bank & Trust located in Dalton, Georgia ("Dalton/Whitfield"). Bankshares has merged with BancGroup and Dalton/Whitfield merged with BancGroup's existing bank subsidiary in Lawrenceville, Georgia, Colonial Bank. A total of 1,016,548 shares of BancGroup's Common Stock was issued to the stockholders of Bankshares. At December 31, 1996, Bankshares had assets of $138.7 million, deposits of $124.4 million and stockholders' equity of $10.0 million. This merger was accounted for under the pooling-of-interests method of accounting and, accordingly, all information presented has been restated to include Bankshares.

     On July 3, 1996, BancGroup completed a business combination with Commercial Bancorp of Georgia, Inc. ("Commercial"), of Lawrenceville, Georgia with the issuance of 2,306,460 shares of BancGroup common stock. At the date of combination, Commercial had assets of $233 million and equity of $21 million. The transaction was accounted for under the pooling-of-interests method of accounting and, accordingly, Commercial is included in all periods presented.

     On July 3, 1996, BancGroup completed a business combination with Southern Banking Corporation ("Southern"), of Orlando, Florida with the issuance of 2,858,494 shares of BancGroup common stock. At the date of combination, Southern had assets of $232 million and equity of $17 million. The transaction was accounted for under the pooling-of-interests method of accounting and, accordingly, Southern is included in all periods presented.

     On February 17, 1995, BancGroup completed a merger with Colonial Mortgage Company (CMC) and its parent company, The Colonial Company (TCC). At the merger date TCC's only asset was its investment in CMC. BancGroup issued 4,545,454 shares of its common stock and assumed the debts of TCC. At the merger date, TCC and CMC had total assets of $71 million, total liabilities of $64 million, and total stockholders' equity of $7 million. This business combination by entities under common control was accounted for in a manner similar to a pooling-of-interests and, accordingly, CMC is included in all periods presented.

     Presented below is summary operating information for BancGroup showing the effect of the business combinations described in the preceding paragraphs (years prior to consummation).


                                 AS PREVIOUSLY  EFFECT OF  CURRENTLY
           (In thousands)           REPORTED     POOLINGS   REPORTED
           -----------------------------------------------------------
           1996:
            Net interest income       $169,678    $22,326   $192,004
            Noninterest income          65,982      4,836     70,818
            Net income                  53,608     (4,225)    49,383

           1995:
            Net interest income        118,442     44,560    163,002
            Noninterest income          45,982     13,279     59,261
            Net income                  38,794      6,007     44,801

           1994:
            Net interest income        104,681     38,171    142,852
            Noninterest income          18,125     34,705     52,830
            Net income                  27,671      6,204     33,875
           ===========================================================


     Prior to the date of consummation in 1996, Commercial and Southern had net interest income of $6,437,000 and $7,166,000, respectively, and net income of $1,340,000 and $1,750,000, respectively.

     On April 19, 1996, BancGroup purchased certain assets totaling $31,428,000 and assumed certain liabilities, primarily deposits, totaling $30,994,000 of the Enterprise, Alabama branch of First Federal Bank.

     During 1995 and 1996, four purchase method combinations were consummated; the following table represents those acquisitions.


(Dollars in thousands)
                                                Common
                              Consummation      Stock Issued
                                             ----------------------
             Bank             Date              Shares     Value
             ======================================================
             Brundidge Banking
              Company         March 31, 1995      532,868  $ 6,209
             Mt. Vernon
              Financial Corp. October 20, 1995  1,043,440   14,608
             Farmers and
              Merchants
              Bank            November 3, 1995    513,686    6,999
             Dothan Federal
              Savings Bank    July 8, 1996        154,690    2,601


     The value of the shares issued represents the total purchase price of Brundidge Banking Company and Mt. Vernon Financial Corp. Farmers and Merchants Bank and Dothan Federal Savings Bank shareholders received $3 million and $2.6 million in cash, respectively, in addition to the amounts received in stock.

     The financial institution mergers were accounted for as purchases and, accordingly, income and expenses of such institutions are included in the consolidated statements of BancGroup from the date of acquisition forward.


50    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

     The following table presents unaudited pro forma results of operations for the years ended December 31, 1996 and 1995, after giving effect to amortization of goodwill and other pro forma adjustments, as if the acquisitions had occurred at the beginning of the years presented. The pro forma summary information does not necessarily reflect the results of operations as they actually would have been, if the acquisition had occurred at the beginning of the years presented.


              (In thousands, except per share
              amounts)                             1996      1995
              ======================================================
                                                     (Unaudited)
              Net interest income              $192,042  $168,003
              Net income                         49,403    45,931
               Earnings per share:
                Primary                        $   1.29  $   1.21
                Fully-diluted                  $   1.28  $   1.18
               Average shares outstanding:
                Primary                          38,198    37,884
                Fully-diluted                    39,058    39,756
              ======================================================


     The following chart summarizes the assets acquired and the liabilities assumed in connection with the 1996 and 1995 purchase method combinations:


                                                    1996      1995
             (In thousands)                        Total     Total
             =======================================================
             Cash and due froms                  $   480  $  5,899
             Interest-bearing deposits in banks       --       987
             Federal funds sold                      957    16,325
             Securities available for sale         7,529    25,557
             Investment securities                    --    11,456
             Loans, net                           35,985   249,086
             Accrued interest and other assets     1,767    10,009
             Deposits                             39,931   247,848
             Short-term borrowings                 1,875    40,000
             Other long-term debt                     --     3,541
             Other liabilities                     3,960    11,421
             Equity                                2,600    27,816
             =======================================================

             Excess of cost over tangible and
              identified intangible assets
              acquired, net                      $ 1,648  $ 11,317
             =======================================================


     The above business combinations have been reflected in BancGroup's consolidated financial statements. The following business combinations have not yet been reflected in BancGroup's financial statements.

     On January 3, 1997, Tomoka Bancorp, Inc. ("Tomoka") was merged into BancGroup. Tomoka is a Florida corporation and is a holding company for Tomoka State Bank located in Ormond Beach, Florida. Tomoka has merged with BancGroup and Tomoka State Bank has merged with BancGroup's existing bank subsidiary in Orlando, Florida, Colonial Bank. A total of 661,992 shares of BancGroup's Common Stock was issued to the stockholders of Tomoka. At December 31, 1996, Tomoka had assests of $76.7 million, deposits of $68.2 million and stockholders' equity of $6.5 million. This merger was accounted for as a pooling of interests, however the merger is not material to BancGroup's financial statements, and thus, prior period information has not been restated to include Tomoka.

     On January 9, 1997, First Family Financial Corporation ("First Family") was merged into BancGroup. First Family is a Florida corporation and is a holding company for First Family Bank, fsb located in Eustis, Florida. First Family has merged with BancGroup and following regulatory approval, First Family Bank, fsb will merge with BancGroup's existing subsidiary bank in Orlando, Florida, Colonial Bank. A total of 329,492 shares of BancGroup's Common Stock and $6,491,875 in cash has been issued to the stockholders of First Family. At December 31, 1996, First Family had assets of $167.3 million, deposits of $156.7 million and stockholders' equity of $8.7 million. This merger was accounted for as a purchase method combination, and thus results of operations will be included in BancGroup's financial statements only from the date of consummation forward.

PENDING MERGERS

     BancGroup entered into a definitive agreement dated November 18, 1996, to merge Fort Brooke Bancorporation ("Fort Brooke") into BancGroup. Fort Brooke is a Florida corporation and is a holding company for Fort Brooke Bank located in Tampa, Florida. Fort Brooke will merge with BancGroup and following such merger, Fort Brooke Bank will merge with BancGroup's existing bank subsidiary in Orlando, Colonial Bank. Based on the market price of BancGroup's Common Stock as of February 25, 1997, a total of 1,600,124 shares of BancGroup's Common Stock would be issued to the stockholders of Fort Brooke. The actual number of shares of BancGroup's Common Stock to be issued in this transaction will depend upon the market value of such Common Stock at the time of the merger subject to a maximum of 1,950,152 shares and a minimum of 1,600,124 shares to be issued.This transaction is subject to, among other things, approval by the stockholders of Fort Brooke and approval by appropriate regulatory authorities. At December 31, 1996, Fort Brooke had assets of
$208.8 million, deposits of $185.8 million and stockholders' equity of $16.6 million. This merger will be accounted for as a pooling-of-interests.

     On March 5, 1997, Shamrock Holding, Inc., parent of The Union Bank in Evergreen, Alabama, ("Shamrock") was merged into BancGroup. BancGroup purchased all of the outstanding shares of Shamrock for an aggregate cash price of $11,482,000. At December 31, 1996, The Union Bank had total assets of approximately $54.5 million, deposits of $46.4 million, and stockholders' equity of $7.9 million. This merger will be accounted for as a purchase method business combination, and thus the results of operations will be included in BancGroup's financial statements only from the date of consummation forward.

     In March 1997, BancGroup entered into definitve agreements to merge two additional Florida banks into BancGroup. First Commerce Banks of Florida, Inc. ("First Commerce"), in Winter Haven, had assets of $106 million at December 31, 1996. Great Southern Bank ("Great Southern"), in West Palm Beach, had assets of $119 million at December 31, 1996. The First Commerce merger will be accounted for as a purchase while the Great Southern merger will be a pooling of interests.


                              THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES   51

3.   SECURITIES

     The carrying and market values of investment securities are summarized as follows:


INVESTMENT SECURITIES
(In thousands)                       1996                                         1995
--------------------------------------------------------------------------------------------------------------------
                          AMORTIZED  UNREALIZED  UNREALIZED  MARKET    Amortized  Unrealized  Unrealized  Market
                          COST       GAINS       LOSSES      VALUE     Cost       Gains       Losses      Value
====================================================================================================================
U.S. Treasury securities
  and obligations of U.S.
  government agencies      $239,964      $2,331    $(1,001)  $241,294   $229,571      $3,841    $(1,660)  $231,752
Obligations of state and
  political subdivisions     40,979         960        (49)    41,890     50,256       1,265       (155)    51,366
Other                         1,167          15       (202)       980     11,472          68        (49)    11,491
--------------------------------------------------------------------------------------------------------------------
Total                      $282,110      $3,306    $(1,252)  $284,164   $291,299      $5,174    $(1,864)  $294,609
====================================================================================================================



     The carrying and market values of securities available for sale are summarized as follows:



SECURITIES AVAILABLE FOR SALE
(In thousands)                             1996                                         1995
------------------------------------------------------------------------------------------------------------------------
                          AMORTIZED        UNREALIZED  UNREALIZED  MARKET    Amortized  Unrealized  Unrealized  Market
                          COST             GAINS       LOSSES      VALUE     Cost       Gains       Losses      Value
========================================================================================================================
U.S. Treasury securities
  and obligations of U.S.
  government agencies            $420,014      $2,819    $(2,818)  $420,015   $339,090      $2,287    $(3,967)  $337,410
Obligations of state and
  political subdivisions           11,934          84        (51)    11,967     11,617          60        (46)    11,631
Other                               7,306         898        (71)     8,133      9,271       1,020       (205)    10,086
------------------------------------------------------------------------------------------------------------------------
Total                            $439,254      $3,801    $(2,940)  $440,115   $359,978      $3,367    $(4,218)  $359,127
========================================================================================================================

     The market values of obligations of states and political subdivisions were established with the assistance of an independent pricing service. They were based on available market data reflecting transactions of relatively small size and not necessarily indicative of the prices at which large amounts of particular issues could be readily sold or purchased.

     Included within other investment securities are $10,000,000 in marketable equity securities at December 31, 1995. Included within securities available for sale is $38,174,000 and $25,200,000 in Federal Home Loan Bank stock at December 31, 1996 and 1995, respectively.

     Securities with a carrying value of approximately $525,975,000 and $432,504,000 at December 31, 1996 and 1995 respectively, were pledged for various purposes as required or permitted by law.

     Gross gains of $235,000, $755,000 and $1,861,000 and gross losses of $1,747,000, $134,000 and $376,000 were realized on sales of securities for 1996, 1995, and 1994, respectively. The amortized cost and market value of debt securities at December 31, 1996, by contractual maturity, are as follows. Expected maturities differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Securities Available
                              Investment  Securities       For Sale
                              Amortized     Market    Amortized     Market
     (In thousands)           Cost          Value     Cost          Value
     -----------------------------------------------------------------------
     Due in one year
      or less                 $ 60,629     $ 60,912    $ 68,025    $ 67,737
     Due after one year
      through five years       133,808      135,213     136,619     136,725
     Due after five years
      through ten years         14,987       15,569      26,489      26,623
     Due after ten years         2,037        2,135         158         165
     -----------------------------------------------------------------------
                               211,461      213,829     231,291     231,250
     Mortgage-backed
      securities                70,649       70,335     169,233     169,735
     -----------------------------------------------------------------------
     Total                    $282,110     $284,164    $400,524    $400,985
     =======================================================================


     During 1995 and pursuant to a FASB Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, BancGroup transferred approximately $60,421,000 from Investment Securities to Securities Available for Sale.


52  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

4.   LOANS

     A summary of loans follows:

               (In thousands)                   1996        1995
               -------------------------------------------------
               Commercial, financial,
                 and agricultural         $  560,824  $  509,526
               Real estate--commercial       983,673     844,460
               Real estate--construction     446,288     370,442
               Real estate--mortgage       1,767,003   1,516,512
               Installment and consumer      264,307     236,834
               Other                          55,883      48,231
               -------------------------------------------------
               Subtotal                   $4,077,978  $3,526,005
               Unearned income                (3,345)     (4,491)
               -------------------------------------------------
               Total                      $4,074,633  $3,521,514
               =================================================


     BancGroup's lending is concentrated throughout Alabama, southern Tennessee, central Georgia and central and south Florida, and repayment of these loans is in part dependent upon the economic conditions in the respective regions of the states. Management does not believe the loan portfolio contains concentrations of credits either geographically or by borrower which would expose BancGroup to unacceptable amounts of risk. Management continually evaluates the potential risk in all segments of the portfolio in determining the adequacy of the allowance for possible loan losses. Other than concentrations of credit risk in Alabama and commercial real estate loans in general, management is not aware of any significant concentrations.

     BancGroup evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by BancGroup upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, residential houses and income-producing commercial properties. No additional credit risk exposure, relating to outstanding loan balances, exists beyond the amounts shown in the consolidated statement of condition at December 31, 1996.

     In the normal course of business, loans are made to officers, directors, principal shareholders and to companies in which they own a significant interest. Loan activity to such parties with an aggregate loan balance of more than $60,000 during the year ended December 31, 1996 are summarized as follows:


                (In thousands)
                Balance                                Balance
                1/1/96          Additions  Repayments  12/31/96
                ===============================================
                $41,045         $48,659    $46,933     $43,771
                ===============================================


     At December 31, 1996 and 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS 114 totaled $29,454,000 and $17,064,000, respectively, and these loans had a corresponding valuation allowance of $7,842,000 and $6,257,000, respectively. The impaired loans were measured for impairment based primarily on the value of underlying collateral. For the years ended December 31, 1996 and 1995, the average recorded investment in impaired loans was approximately $23,259,000 and $19,150,000. BancGroup recognized approximately $2,199,000 and $1,121,000 of interest on impaired loans during the portion of the year that they were impaired in 1996 and 1995, respectively.

     BancGroup uses several factors in determining if a loan is impaired under SFAS No. 114. Generally, nonaccrual loans as well as loans classified by internal loan review are reviewed for impairment. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrower's financial data, and borrowers' operating factors such as cash flows, operating income or loss, etc.


5.   ALLOWANCE FOR POSSIBLE LOAN LOSSES

     An analysis of the allowance for possible loan losses is as follows:



                (In thousands)            1996     1995     1994
                ================================================
                Balance, January 1     $45,215  $40,965  $35,428
                Addition due to
                acquisitions               618    1,129      501
                Provision charged
                to income               11,783    8,281    8,070
                Loans charged off      (11,505)  (7,833)  (6,769)
                Recoveries               4,650    2,673    3,735
                ------------------------------------------------
                Balance, December 31   $50,761  $45,215  $40,965
                ================================================


6.   FINANCIAL INSTRUMENTS WITH
     OFF-BALANCE SHEET RISK

     BancGroup is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include loan commitments and standby letters of credit and obligations to deliver and sell mortgage loans and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

     BancGroup's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and obligations to deliver and sell mortgage loans is represented by the contractual amount of those instruments. BancGroup uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. BancGroup has no significant concentrations of credit risk with any individual counterparty to originate loans. The total amounts of financial instruments with off-balance sheet risk as of December 31, 1996 and 1995 are as follows:


                              THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES   53

                                              Contract Amount
                -----------------------------------------------
                (In thousands)                   1996      1995
                -----------------------------------------------
                Financial instruments whose
                 contract amounts represent
                 credit risk:

                Loan commitments             $696,426  $578,241
                Standby letters of credit      47,486    30,978
                Mortgage sales commitments    193,970   121,925


     Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit and funding loan commitments is essentially the same as that involved in extending loan facilities to customers.

     Obligations to sell loans at specified dates (typically within ninety days of the commitment date) and at specified prices are intended to hedge the interest rate risk associated with the time period between the initial offer to lend and the subsequent sale to a permanent investor. Risks arise from changes in interest rates. Changes in the market value of the sales commitments are included in the measurement of the gain or loss on mortgage loans held for sale. The current market value of these commitments was $194,858,000, and $120,644,000 at December 31, 1996 and 1995, respectively.

7.   PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:


                (In thousands)                    1996     1995
                -----------------------------------------------
                Land                          $ 21,392 $ 18,041
                Bank premises                   66,613   62,323
                Equipment                       62,337   53,883
                Leasehold improvements           8,877    4,810
                Construction in progress         1,665    1,993
                Automobiles                        355      360
                -----------------------------------------------
                Total                          161,239  141,410
                Less accumulated depreciation
                 and amortization               73,725   66,059
                -----------------------------------------------
                Premises and equipment, net   $ 87,514 $ 75,351
                ===============================================


8.   SHORT-TERM BORROWINGS

         Short-term borrowings are summarized as follows:

         (In thousands)               1996          1995          1994
         -------------------------------------------------------------
         Federal funds purchased
         and securities sold
         under repurchase
         agreements               $124,245      $150,540      $171,264
         FHLB borrowings           715,000       465,000       210,050
         Other short-term
          borrowings                 2,017         1,141         1,131
         -------------------------------------------------------------
         Total                    $841,262      $616,681      $382,445
         =============================================================


     BancGroup had outstanding term notes (Note 9) of which the current portion, $1,033,000 and $1,000,000, is included in other short-term borrowings at December 31, 1996 and 1995, respectively.

     BancGroup became a member of the Federal Home Loan Bank (FHLB) in late 1992. Based on its investment in the FHLB and other factors at December 31, 1996, BancGroup can borrow up to $1.0 billion from the FHLB on either a short or long-term basis. At December 31, 1996, $726 million was outstanding. BancGroup has available an additional unused credit of $281 million with the FHLB. FHLB has a blanket lien on BancGroup's 1-4 family mortgage loans in the amount of the outstanding debt. CMC has a warehouse line of credit with $118 million of availability from FHLB, of which none was outstanding at December 31, 1996. This warehouse line is collateralized by mortgage loans held for sale.

   Additional details regarding short-term borrowings are shown below:




   (In thousands)                  1996               1995               1994
   --------------------------------------------------------------------------
   Average amount
    outstanding
    during the year            $713,912           $503,578           $257,561
   Maximum amount
    outstanding at
    any month-end               878,598            638,249            378,930
   Weighted average
    interest rate:
   During year                     5.41%              6.00%              4.31%
   End of year                     5.53%              5.69%              5.48%
   --------------------------------------------------------------------------


9.   LONG-TERM DEBT

         Long-term debt is summarized as follows:

         (In thousands)                                   1996     1995
         --------------------------------------------------------------
         12 3/4% Convertible Subordinated
           Debentures                                  $    --  $ 7,483
         7 1/2% Convertible Subordinated
           Debentures                                    7,187    9,637
         7% Convertible Subordinated
           Debentures                                    1,425    1,425
         Term Note                                      14,116   10,250
         Line of Credit and Other                           19    6,353
         FHLB Advances                                  10,809    5,516
         REMIC Bonds                                     5,536    7,024
         --------------------------------------------------------------
         Total                                         $39,092  $47,688
         ==============================================================


     The 12 3/4% Convertible Subordinated Debentures due December 15, 2000 ("1985 Debentures") were issued in connection with the acquisition of a bank. The 1985 Debentures were redeemable, at the option of BancGroup, ten years from the date of issuance at face value plus accrued interest. At the option of the holder, each 1985 Debenture could be converted into BancGroup Common Stock at the conversion price of $9.125 principal amount of 1985 Debentures, subject to adjustment upon the occurrence of certain events, for each share of stock received. In January, 1996, BancGroup called the 12 3/4% subordinated debentures. As a result, 806,598 shares

54    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
of BancGroup Common Stock were issued and cash was paid for the remaining debentures.

     The 7 1/2% Convertible Subordinated Debentures due March 31, 2011 ("1986 Debentures") issued in 1986 are convertible at any time into shares of BancGroup Common Stock, at the conversion price of $14.00 principal amount of 1986 Debentures, subject to adjustment upon the occurrence of certain events, for each share of stock received. The 1986 Debentures are redeemable at the option of BancGroup at the face amount plus accrued interest. In the event all of the remaining 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, a total of 512,800 shares of such Common Stock would be issued.

     The 7 % Convertible Subordinated debentures due December 31, 2004 ("1994 Debentures"), were issued by Bankshares prior to being merged into BancGroup. The 1994 Debentures are convertible into BancGroup Common Stock, at the conversion price of $15.16 principal amount of the 1994 Debentures, subject to adjustment upon occurance of certain events, for each share of stock received. The 1994 Debentures cannot be redeemed by BancGroup before January 1, 1998.

     At December 31, 1995, BancGroup had a term note with $11,250,000 outstanding and a line credit with $6,250,000 outstanding. This term note was payable in annual installments of $1,000,000 and was due in August 1997. In 1996, BancGroup transferred the outstanding balances of the term note and line of credit to a new term note. The 1996 term note has $15,149,000 outstanding at December 31, 1996. (Also see Note 8.) The 1996 term note is payable in annual installments of $1,033,000 with the balance due in 2001. In addition, BancGroup entered into a new line of credit with the same financial institution totaling $35 million, of which none is outstanding at December 31, 1996. The 1996 line of credit is due at maturity in October 1998. The term note and the line of credit bear interest at a rate of 1.5% above LIBOR. All of the capital stock of BancGroup's subsidiary banks is pledged as collateral. The agreements contain restrictive covenants which, among other things, limit the sale of assets, incurrence of additional indebtedness, repurchase of BancGroup stock, and requires BancGroup to maintain certain specified financial ratios. In January 1997, the new term note was paid in full. The repayment was funded with a portion of the proceeds from the Trust Preferred Securities offering discussed below.

     BancGroup had long-term Federal Home Loan Bank (FHLB) Advances outstanding of $10,809,000 and $5,516,000 at December 31, 1996 and 1995, respectively.
These advances bear interest rates of 5.32% to 7.53% and mature from 1999 to 2011.

     BancGroup, with the acquisition of First AmFed, also assumed the real estate mortgage investment conduit (REMIC) bonds through a conduit, Service Financial Corporation, a subsidiary of Colonial Bank. These bonds were series A (four classes) with an original principal amount of $28,123,000 and a coupon interest rate of 7.875%. As of December 31, 1996 the bonds have an outstanding balance of $5,536,000 and are collateralized by FNMA mortgaged-backed securities with a carrying value of $5,546,000. The collections on these securities are used to pay interest and principal on the bonds. Only Class A-3 and A-4 bonds remain outstanding. The REMIC bonds are summarized in the following table:

                                                                           Balance at
                                      Expected                         December 31, 1996
               Class                  Maturity                           (In thousands)
               =========================================================================
               A-3                  June 1, 2007                            $  845
               A-4             September 1, 2017                             4,691
               -------------------------------------------------------------------------
               Total                                                        $5,536
               =========================================================================

        At December 31, 1996, 1ong-term debt, including the current portion, is scheduled to mature as follows:

(In thousands)
==================================================================================
1997                                                                       $ 2,199
1998                                                                         1,229
1999                                                                         1,438
2000                                                                         1,093
2001                                                                        11,082
Thereafter                                                                  24,068
----------------------------------------------------------------------------------
Total                                                                      $41,109
==================================================================================

     On January 29, 1997, BancGroup issued, through a special purpose trust, $70 million of Trust Preferred Securities in a private placement offering. The securities bear interest at 8.92% and are manditorily redeemable by BancGroup beginning January 2017 through January 2027. Also, BancGroup has the option to redeem the Securities in whole or in part, at a premium after January 2007 through January 2017, or at the Face amount plus accrued interest after January 2017. The securities are subordinated to substantially all of BancGroup's indebtedness. In BancGroup's consolidated statement of condition, these securities will be shown as long-term debt.

10.  CAPITAL STOCK

     On January 15, 1997, BancGroup's Board of Directors declared a two-for-one stock split which was effected in the form of a 100 percent stock dividend distributed on February 11, 1997. The stated par value was not changed from $2.50. Accordingly, all prior period information has been restated to reflect the reclassification from additional paid in capital to common stock. Additionally, all share and per share amounts in earnings per share calculations have been restated to retroactively reflect the stock split.

     Effective February 21,1995 the Class A Common Stock and the Class B Common Stock were reclassified into one class of stock called Common Stock, $2.50 par value, with equal rights for all shareholders. The Board of Directors is authorized to issue shares of the preference stock in one or more series, and in connection with such issuance, to establish the relative rights, preferences, and limitations of each such series. Prior to the reclassification the holders of Class A Common Stock had limited voting rights compared with the holders of Class B Common Stock. The holders of the Class A Common Stock were entitled to elect, voting as a separate class, up to 25% (rounded up to the nearest whole number) of the entire Board of Directors of BancGroup, and the holders of the Class B Common Stock were entitled to elect the remaining directors. On all other matters coming before the stockholders of BancGroup, except matters for which Delaware law requires a class vote, the holders of the Class A Common Stock were entitled to one twentieth (1/20) of one (1) vote per share and the holders of the Class B Common Stock were entitled to one (1) vote per share. Stockholders of BancGroup may not act by written consent or call special meetings.

     At the option of the holder of record, and subject to


                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    55
adjustment to avoid dilution in the event of certain occurrences, each share of BancGroup Class B Common Stock was convertible at any time into one share of Class A Common Stock. Shares of Class A Common Stock were not convertible into any other securities of BancGroup.

11.  REGULATORY MATTERS AND
     RESTRICTIONS

     Dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two years. Under these limitations, approximately $109 million of retained earnings plus certain 1997 earnings would be available for distribution to BancGroup, from its subsidiaries, as dividends in 1997 without prior approval from the respective regulatory authorities.

     The subsidiary banks are required by law to maintain noninterest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. At December 31,1996, these deposits totaled $29.9 million.

     BancGroup and its subsidiary banks are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on BancGroup's financial position. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, BancGroup and its subsidiary banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. BancGroup's and its subsidiary banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require BancGroup and its subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996 and 1995, that BancGroup and its subsidiary banks meet all capital adequacy requirements to which they are subject.

     As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized BancGroup's subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized BancGroup and its subsidiary banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed BancGroup's category.

     Actual capital amounts and ratios for BancGroup and its significant bank subsidiaries are also presented in the following table:

                                                                                             TO BE WELL CAPITALIZED
                                                                         FOR CAPITAL        UNDER PROMPT CORRECTIVE
(In Thousands)                                       ACTUAL           ADEQUACY PURPOSES        ACTION PROVISIONS
---------------------------------------------------------------------------------------------------------------------
                                            AMOUNT           RATIO    AMOUNT      RATIO       AMOUNT        RATIO
=====================================================================================================================
AS OF DECEMBER 31,1996
 Total Capital (to Risk Weighted Assets)
   CONSOLIDATED                            $413,303          10.63%   $311,241      >8.0%      $389,052        >10.0%
                                                                                    -                          -
    Colonial Bank Alabama                   305,015          10.47%    233,112      >8.0%       291,391        >10.0%
                                                                                    -                          -
    Colonial Bank Florida                    57,673          11.06%     41,732      >8.0%        52,165        >10.0%
                                                                                    -                          -
    Colonial Bank Georgia                    52,632          12.51%     33,664      >8.0%        42,080        >10.0%
                                                                                    -                          -
 Tier I Capital (to Risk Weighted Assets)
   CONSOLIDATED                             356,043           9.15%    155,621      >4.0%       233,385         >6.0%
                                                                                    -                           -
    Colonial Bank Alabama                   268,349           9.21%    116,556      >4.0%       174,834         >6.0%
                                                                                    -                           -
    Colonial Bank Florida                    51,707           9.91%     20,866      >4.0%        31,299         >6.0%
                                                                                    -                           -
    Colonial Bank Georgia                    45,872          10.90%     16,832      >4.0%        25,248         >6.0%
                                                                                    -                           -
 Tier I Captial (to average assets)
   CONSOLIDATED                             356,043           6.69%    212,776      >4.0%       265,970         >5.0%
                                                                                    -                           -
    Colonial Bank Alabama                   268,349           6.65%    161,418      >4.0%       201,772         >5.0%
                                                                                    -                           -
    Colonial Bank Florida                    51,707           6.87%     30,093      >4.0%        37,617         >5.0%
                                                                                    -                           -
    Colonial Bank Georgia                    45,872           7.32%     25,071      >4.0%        31,339         >5.0%
                                                                                    -                           -
AS OF DECEMBER 31, 1995
 Total Capital (to Risk Weighted Assets)
   CONSOLIDATED                            $366,948          11.20%   $262,072      >8.0%      $327,590        >10.0%
                                                                                    -                          -
    Colonial Bank Alabama                   263,380          10.81%    194,981      >8.0%       243,726        >10.0%
                                                                                    -                          -
    Colonial Bank Florida                    57,485          12.89%     35,684      >8.0%        44,605        >10.0%
                                                                                    -                          -
    Colonial Bank Gerogia                    47,190          13.10%     28,821      >8.0%        36,026        >10.0%
                                                                                    -                          -
 Tier I Capital (to Risk Weighted Assets)
   CONSOLIDATED                             307,415           9.38%    131,036      >4.0%       196,554         >6.0%
                                                                                    -                           -
    Colonial Bank Alabama                   232,856           9.55%     97,490      >4.0%       146,236         >6.0%
                                                                                    -                           -
    Colonial Bank Florida                    53,093          11.90%     17,842      >4.0%        26,763         >6.0%
                                                                                    -                           -
    Colonial Bank Georgia                    41,261          11.45%     14,410      >4.0%        21,616         >6.0%
                                                                                    -                           -
 Tier I Capital (to average assets)
   CONSOLIDATED                             307,415           6.99%    175,966      >4.0%       219,958         >5.0%
                                                                                    -                           -
    Colonial Bank Alabama                   232,856           6.87%    135,498      >4.0%       169,373         >5.0%
                                                                                    -                           -
    Colonial Bank Florida                    53,093           8.14%     26,088      >4.0%        32,609         >5.0%
                                                                                    -                           -
    Colonial Bank Georgia                    41,261           8.95%     18,436      >4.0%        23,045         >5.0%
                                                                                    -                           -

56    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

12.  LEASES

     BancGroup and its subsidiaries have entered into certain noncancellable leases for premises and equipment used in connection with its operations. The majority of these noncancellable lease agreements contain renewal options for varying periods at the same or renegotiated rentals, and several contain purchase options at fair value. Future minimum lease payments under all noncancellable operating leases with initial or remaining terms (exclusive of renewal options) of one year or more at December 31, 1996 were as follows:


                            (In thousands)
                            -----------------------
                            1997             $7,023
                            1998              6,069
                            1999              5,461
                            2000              5,076
                            2001              3,646
                            Thereafter       14,940
                            -----------------------
                            Total           $42,215
                            =======================

     Rent expense for all leases amounted to $9,131,000 in 1996, $8,162,000 in 1995 and $6,677,000 in 1994.

13.  EMPLOYEE BENEFIT PLANS

     BancGroup and the majority of its subsidiaries are participants in a pension plan with certain other related companies. This plan covers most employees who have met certain age and length of service requirements. BancGroup's policy is to contribute annually an amount that can be deducted for federal income tax purposes using the frozen entry age actuarial method. Actuarial computations for financial reporting purposes are based on the projected unit credit method. For purposes of determining the actuarial present value of the projected benefit obligation, the weighted average discount rate was 7.75% for 1996, 7.25% for 1995 and 8.5% for 1994. The rate of increase in future compensation levels was 4.75% for 1996, 4.00% for 1995 and 5.00% for 1994. The expected long-term rate of return on assets was 9% for 1996, 1995, and 1994.

     Employee pension benefit plan status at December 31:


             (In thousands)                         1996      1995
             ------------------------------------------------------
             Actuarial present value of benefit
              obligations:
             Accumulated benefit obligation      $  8,623  $ 10,211
             Vested benefit obligation           $  8,191  $  9,244
             Projected benefit obligation for
              service rendered to date           $ 13,279  $ 13,811
             Plan assets at fair value           $ 13,729  $ 11,567
             ------------------------------------------------------
             Plan assets over/(under) projected
              benefit obligation                      450    (2,244)
             Unrecognized net gain from past
              experience different from that
              assumed and effects of changes
              in assumptions                       (2,549)     (716)
             Unrecognized prior service cost           62        66
             Unrecognized net asset at
              January, 1986 being recognized
              over 19 years                          (45)       (38)
             ------------------------------------------------------
             Accrued pension cost                $(2,082)  $ (2,932)
             ======================================================


              (In thousands)                    1996   1995   1994
              ----------------------------------------------------
              Net pension cost included the
              following components:
              Service cost                  $  1,099 $  873 $  849
              Interest cost                    1,029    962    619
              Actual return on plan assets    (1,463)  (851)  (614)
              Net amortization and deferral      405     (6)   (27)
              ----------------------------------------------------
              Net pension cost              $  1,070 $  978 $  827
              ====================================================

     At December 31, 1996 and 1995, the pension plan assets included investments of 45,260 and 59,874 shares of BancGroup Common Stock representing 7% of pension plan assets for both years. At December 31, 1996, BancGroup Common Stock included in pension plan assets had a cost and market value of $383,488 and $905,200, respectively. Pension plan assets are distributed approximately 10% in U.S. Government and agency issues, 26% in Corporate bonds, 48% in equity securities (including BancGroup Common Stock) and 16% in money market funds.

     BancGroup also has an incentive savings plan (the "Savings Plan") for all of the employees of BancGroup and its subsidiaries. The Savings Plan provides certain retirement, death, disability and employment benefits to all eligible employees and qualifies as a deferred arrangement under Section 401(k) of the Internal Revenue Code. Participants in the Savings Plan make basic contributions and may make supplemental contributions to increase benefits. BancGroup contributes a minimum of 50% of the basic contributions made by the employees and may make an additional contribution from profits on an annual basis. An employee's interest in BancGroup's contributions becomes 100% vested after five years of participation in the Savings Plan. Participants have options as to the investment of their Savings Plan funds, one of which includes purchase of Common Stock of BancGroup. Charges to operations for this

                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    57
plan and similar plans of combined banks amounted to $850,000, $772,000 and $606,000 for 1996, 1995 and 1994, respectively.

     Prior to the merger, Jefferson maintained a severance plan for certain senior officers and directors of Jefferson. The plan provided cash payments to the effected personnel in the event of retirement or a change in control (whether or not their employment is terminated. During the years ended December 31, 1996, 1995 and 1994, expense recognized under the plan totaled $4,333,000, $615,000, and $550,000, respectively.

14.  STOCK PLANS

     The 1992 Incentive Stock Option Plan ("the 1992 Plan") provides an incentive to certain officers and key management employees of BancGroup and its subsidiaries. Options granted under the 1992 Plan must be at a price not less than the fair market value of the shares at the date of grant. All options expire no more than ten years from the date of grant, or three months after an employee's termination. An aggregate of 1,100,000 shares of Common Stock are reserved for issuance under the 1992 Plan. At December 31, 1996 and 1995, 704,872 and 977,038 shares, respectively, remained available for the granting of options under the 1992 Plan.

     The 1992 Nonqualified Stock Option Plan ("the 1992 Nonqualified Plan") provides an incentive to directors, officers and employees of BancGroup and its subsidiaries. Options granted under the 1992 Nonqualified Plan must be at a price not less than 85% of the fair market value of the shares at the date of grant. All options expire no more than ten years after the date of grant, or three months after an employee's termination. An aggregate of 1,600,000 shares of Common Stock are reserved for issuance under the 1992 Nonqualified Plan. At December 31,1996 and 1995, 1,475,500 and 1,565,500 shares, respectively remained available for the granting of options under the 1992 Nonqualified Plan.

     Prior to 1992, BancGroup had both a qualified incentive stock option plan ("Plan") under which options were granted at a price not less than fair market value and a nonqualified stock option plan ("Nonqualified Plan") under which options were granted at a price not less than 85% of fair market value. All options under the plans expire ten years from the date of grant, or three months after the employee's termination. Although options previously granted under these plans may be exercised, no further options may be granted.

     Pursuant to the Southern, Commercial, Jefferson and Bankshares business combinations, BancGroup assumed qualified stock options and non-qualified stock options in exchange for existing officers and directors and other stock options according to the respective exchange ratios.

     Certain of the options issued during 1996 under the 1992 Nonqualified Plan and the 1992 Plan have vesting requirements. The option recipients are required to remain in the employment of BancGroup (subject to certain exemptions) for periods of between one and five years to fully vest in the options granted. The five year vesting options become exercisable on a pro-rata basis over five years.

     Following is a summary of the transactions in Common Stock under these plans for the years ended December 31, 1996, 1995 and 1994.

====================================================================================================
                                             Qualified Plans            Nonqualified Plans
----------------------------------------------------------------------------------------------------
                                                       Weighted Average             Weighted Average
                                        Shares          Exercise Price    Shares     Exercise Price
====================================================================================================
Outstanding at December 31, 1993         684,635           $ 6.607       1,617,750       $5.416
Granted (at $5.74-$10.32 per share)       96,250            10.010         153,992        5.607
Exercised (at $2.125-$6.50 per share)   (131,867)            5.962         (58,669)       5.632
Cancelled (at $7.975 per share)          (29,260)            7.975              --           --
----------------------------------------------------------------------------------------------------
Outstanding at December 31, 1994         619,758             7.158       1,713,073        5.536
Granted (at $8.445-$13.495 per share)      8,482             9.571          36,862        8.858
Exercised (at $3.08-$8.74 per share)    (150,599)            6.499        (103,715)       7.237
Cancelled (at $6.26 per share)            (5,986)            6.260              --           --
----------------------------------------------------------------------------------------------------
Outstanding at December 31, 1995         471,655             7.418       1,646,220        5.539
Granted (at $14.580-$19.94 per share)    292,166            17.895          90,000       14.714
Exercised (at $3.08-$9.12 per share)     (95,569)            8.216        (409,306)       5.874
Cancelled (at $11.16 per share)          (62,632)           11.160              --           --
----------------------------------------------------------------------------------------------------
Outstanding at
 December 31, 1996                       605,620           $12.122       1,326,914       $6.189
====================================================================================================

58    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

     At December 31, 1996, the total shares outstanding and exercisable under these option plans were as follows:

                                  OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
----------------------------------------------------------------------   ----------------------------------
                                  WEIGHTED       WEIGHTED
                   NUMBER         AVERAGE        AVERAGE     AGGREGATE     NUMBER     AVERAGE    AGGREGATE
   RANGE OF      OUTSTANDING     REMAINING       EXERCISE     OPTION     EXERCISABLE  EXERCISE    OPTION
EXERCISE PRICES  AT 12/31/96  CONTRACTUAL LIFE    PRICE        PRICE     AT 12/31/96   PRICE       PRICE
-----------------------------------------------------------------------  ----------------------------------
$3.08-$3.19          278,776         3.96years     $ 3.088  $   860,831      278,776   $ 3.088  $   860,831
$3.625-$3.88         497,396         4.80years       3.817    1,898,470      497,396     3.817    1,898,470
$4.31-$8.445         324,252         6.24years       6.446    2,090,199      324,252     6.446    2,090,199
$8.78-$10.005        449,948         4.50years       9.214    4,145,730      449,948     9.214    4,145,730
$14.580-$17.155      308,166        10.47years      16.488    5,081,093      179,000    16.021    2,867,825
$19.53-$19.94         74,000        10.97years      19.885    1,471,460           --       N/A           --
-----------------------------------------------------------------------  ----------------------------------
Total              1,932,538         5.97years     $ 8.045  $15,547,783    1,729,372   $ 6.860  $11,863,055
=======================================================================  ==================================

     On January 1, 1996 BancGroup adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123). As permitted by SFAS 123, BancGroup has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized for options granted under the Incentive Plan. For the Nonqualified Plan, compensation expense is recognized for the difference between exercise price and fair market value of the shares at date of issue. Had compensation cost for BancGroup's Plans been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS 123, BancGroup's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                 As       Pro
                                              Reported   Forma
                ================================================
                                                     1996
                                                   -------
                Net income                     $49,383  $48,378
                Earnings per share (primary)   $  1.30  $  1.27
                                                     1995
                                                   --------
                Net income                     $44,801  $44,597
                Earnings per share (primary)   $  1.23  $  1.23
                ------------------------------------------------

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yield of 3.15% and 4.98%; expected volatility of 34% for both years; risk-free interest rates of 6.04% and 6.63%; and expected lives of ten years.The weighted average fair values of options granted during 1996 and 1995 was $6.51 and $4.78, respectively.

     In 1987, BancGroup adopted the Restricted Stock Plan for Directors ("Directors Plan") whereby directors of BancGroup and its subsidiary banks may receive Common Stock in lieu of cash director fees. The election to participate in the Directors Plan is made at the inception of the director's term except for BancGroup directors who make their election annually. Shares earned under the plan for regular fees are issued quarterly while supplemental fees are issued annually. All shares become vested at the expiration of the director's term. During 1996, 1995 and 1994, respectively, 31,710, 34,048 and 28,534 shares of Common Stock were issued under the Directors Plan, representing approximately $328,000, $326,000 and $284,000 in directors' fees for 1996, 1995 and 1994, respectively.

     In 1992, BancGroup adopted the Stock Bonus and Retention Plan to promote the long-term interests of BancGroup and its shareholders by providing a means for attracting and retaining officers, employees and directors by awarding Restricted Stock which shall vest 20% per year commencing on the first anniversary of the award. An aggregate of 1,500,000 shares have been reserved for issuance under this Plan. There were 99,640 shares outstanding of which 10,520 shares were vested at December 31, 1996.

     In 1994, BancGroup adopted the Employee Stock Purchase Plan which provides salaried employees of BancGroup with a convenient way to become shareholders of BancGroup. The participant authorizes a regular payroll deduction of not less than $10 or more than 10% of salary. The participant may also contribute whole dollar amounts of not less than $100 or more than $1,000 each month toward the purchase of the stock at market price. There are 300,000 shares authorized for issuance under this Plan. There were 22,706 shares issued and outstanding under this Plan at December 31, 1996.

                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    59

15.  CONTINGENCIES

     BancGroup and its subsidiary banks are from time to time defendants in legal actions from normal business activities. Management does not anticipate that the ultimate liability arising from litigation outstanding at December 31, 1996, will have a materially adverse effect on BancGroup's financial statements.

16.  RELATED PARTIES

     Most of the insurance coverage for credit life, and accident and health insurance is provided to customers of BancGroup's subsidiary bank by companies owned by a principal shareholder and a director of BancGroup. Premiums collected from customers and remitted to these companies on such insurance were approximately $1,651,000, $1,712,000 and $2,242,000 in 1996, 1995 and 1994,
respectively.

     BancGroup, Colonial Bank and CMC lease premises, including their principal corporate offices, and airplane services from companies owned by principal shareholders of BancGroup. Amounts paid under these leases and agreements approximated $3,252,000, $3,100,000 and $2,300,000 in 1996, 1995 and 1994,
respectively.

     During 1996, 1995 and 1994, BancGroup and its subsidiaries paid or accrued fees of approximately $1,475,000, $1,306,000 and $1,326,000, respectively, for legal services required of law firms in which a partner of the firm serves on the Board of Directors.

17.  OTHER EXPENSE

     The following amounts were included in Other Expense:


                (In thousands)            1996     1995     1994
                ------------------------------------------------
                Stationery, printing,
                 and supplies          $ 4,051  $ 3,540  $ 3,510
                Postage                  2,527    2,159    1,928
                Telephone                4,665    3,762    3,214
                Insurance                2,373    1,722    2,059
                Legal fees               2,966    2,420    3,081
                Advertising and
                 public relations        5,415    4,197    3,032
                FDIC assessment          2,233    4,318    6,277
                Other                   31,214   29,133   23,219
                ------------------------------------------------
                Total                  $55,444  $51,251  $46,320
                ================================================

18.  INCOME TAXES

     The components of income taxes were as follows:


                 (In thousands)         1996     1995     1994
                 ---------------------------------------------
                 Currently payable:
                  Federal            $25,831  $24,396  $18,110
                  State                2,238    2,284    1,311
                 Deferred             (1,235)  (2,024)  (2,590)
                 ---------------------------------------------
                 Total               $26,834  $24,656  $16,831
                 =============================================


     The reasons for the difference between income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:


              (In thousands)               1996     1995     1994
              ---------------------------------------------------
              Tax at statutory rate
               on income from
               operations               $26,676  $24,310  $17,747
              Add:
               State income taxes, net
                of federal tax benefit    1,871    1,519      858
               Amortization of net
                purchase accounting
                adjustments                 369      237      465
              Other                         636      840      497
              ---------------------------------------------------
              Total                      29,552   26,906   19,567
              ===================================================
              Deduct:
               Nontaxable interest
                income                    2,702    1,861    1,886
               Dividends received
                deduction                    16      252      233
              Other                          --      137      617
              ---------------------------------------------------
               Total                      2,718    2,250    2,736
              ---------------------------------------------------
              TOTAL INCOME TAXES        $26,834  $24,656  $16,831
              ===================================================



60    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

     The components of BancGroup's net deferred tax asset as of December 31, 1996 and 1995, were as follows:


               (In thousands)                      1996     1995
               -------------------------------------------------
               Deferred tax assets:
                Allowance for possible loan
                 losses                         $18,233  $16,543
                Pension accrual in excess
                 of contributions                   952      755
                Accumulated amortization of
                 mortgage servicing rights        2,384    2,869
                Acquisiton related accruals          --      547
                Other real estate owned
                 writedowns                       1,301    1,513
                Other liabilities and reserves    1,556    1,514
                Deferred loan fees, net             310      715
                Accelerated tax depreciation        201       --
                Other                             1,913    2,963
               -------------------------------------------------
                Total deferred tax asset         26,850   27,419
               =================================================

               Deferred tax liabilities:
                Accelerated tax depreciation         --      459
                Cumulative accretion/discount
                 on bonds                           428      510
                Differences between financial
                 reporting and tax bases of net
                 assets acquired                    853    1,330
                Stock dividends received          2,106    1,449
                Prepaid FDIC assessment               1      407
                Loan loss reserve recapture       1,779    2,248
                Unrealized gain on securities
                 available for sale                 217     (652)
                Other                             1,548    1,984
               -------------------------------------------------
                Total deferred tax liability      6,932    7,735
               =================================================
                Net deferred tax asset          $19,918  $19,684
               =================================================


     The net deferred tax asset is included as a component of accrued interest and other assets in the Consolidated Statement of Condition.

     BancGroup did not establish a valuation allowance related to the net deferred tax asset due to taxes paid within the carryback period being sufficient to offset future deductions resulting from the reversal of these temporary differences.


19.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

- CASH AND CASH EQUIVALENTS -- For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

- INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE -- For debt securities and marketable equity securities held either for investment purposes or for sale, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

- MORTGAGE LOANS HELD FOR SALE -- For these short-term instruments, the fair value is determined from quoted current market prices.

- MORTGAGE SERVICING RIGHTS AND EXCESS SERVICING FEES -- Fair value is estimated by discounting future cash flows from servicing fees using discount rates that approximate current market rates.

- LOANS -- For loans, the fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

- DEPOSITS -- The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at December 31, 1996 and 1995. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

- SHORT-TERM BORROWINGS -- For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

- LONG-TERM DEBT-- Rates currently available to BancGroup for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

- COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT -- The value of the unrecognized financial instruments is estimated based on the related fee income associated with the commitments, which is not material to BancGroup's financial statements at December 31, 1996 and 1995.



                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    61

The estimated fair values of BancGroup's financial instruments at December 31, 1996 and 1995 are as follows:
                                                           1996                                            1995
                                            ---------------------------------------------------------------------------------------
                                                CARRYING                    FAIR                Carrying                    Fair
(In thousands)                                    AMOUNT                   VALUE                  Amount                   Value
-----------------------------------------------------------------------------------------------------------------------------------
Financial assets:
 Cash and short-term investments              $  243,192              $  243,192              $  245,510              $  245,510
 Securities available for sale                   440,115                 440,115                 359,127                 359,127
 Investment securities                           282,110                 284,164                 291,299                 294,609
 Mortgage loans held for sale                    157,966                 160,060                 112,203                 113,669
 Mortgage servicing rights and
  excess servicing fees                          107,797                 152,064                  88,165                 130,156
 Loans                                         4,074,633                                       3,521,514
 Less: allowance for loan losses                 (50,761)                                        (45,215)
-----------------------------------------------------------------------------------------------------------------------------------
 Loans, net                                    4,023,872               4,087,519               3,476,299               3,529,631
-----------------------------------------------------------------------------------------------------------------------------------
Total                                         $5,255,052              $5,367,114              $4,572,603              $4,672,702
===================================================================================================================================
Financial liabilities:
 Deposits                                     $4,113,934              $4,127,114              $3,700,715              $3,710,403
 Short-term borrowings                           841,262                 841,262                 616,681                 616,681
 Long-term debt                                   39,092                  42,121                  47,688                  55,065
-----------------------------------------------------------------------------------------------------------------------------------
Total                                         $4,994,288              $5,010,497              $4,365,084              $4,382,149
===================================================================================================================================


20.  CONDENSED FINANCIAL INFORMATION
     OF THE COLONIAL BANCGROUP, INC.
     (PARENT COMPANY ONLY)



          STATEMENT OF CONDITION
                                                        December 31
          --------------------------------------------------------------
          (In thousands)                                1996      1995
          ==============================================================
          ASSETS:
          Cash*                                     $  1,238  $  5,977
          Investment in subsidiaries*                407,972   359,647
          Intangible assets                            3,541     4,234
          Other assets                                 4,523     6,070
          --------------------------------------------------------------
          Total assets                              $417,274  $375,928
          ==============================================================

          LIABILITIES AND SHAREHOLDERS' EQUITY:
          Short-term borrowings                     $  1,033  $  1,000
          Subordinated debt                            8,612    18,545
          Other long-term debt                        14,116    16,499
          Other liabilities                            6,517     2,953
          Shareholders' equity                       386,996   336,931
          --------------------------------------------------------------
          Total liabilities and
           shareholders' equity                     $417,274  $375,928
          ==============================================================
          *Eliminated in consolidation.



          STATEMENT OF OPERATIONS


                                             Years Ended December 31
          -------------------------------------------------------------
          (In thousands)                     1996      1995      1994
          =============================================================
          INCOME:
          Cash dividends from
           subsidiaries*                  $16,470   $17,019   $14,357
          Interest and dividends
           on short-term investments*         203       111        87
          Other income                      2,210     1,430     1,933
          -------------------------------------------------------------
          Total income                     18,883    18,560    16,377
          =============================================================
          EXPENSES:
          Interest                          1,917     2,698     2,486
          Salaries and
           employee benefits                3,447       754       928
          Occupancy expense                   347       298       293
          Furniture and
           equipment expense                   96        73       111
          Amortization of
           intangible assets                  442       459       460
          Other expenses                    5,432     4,753     5,699
          -------------------------------------------------------------
          Total expenses                   11,681     9,035     9,977
          =============================================================
          Income before income taxes,
           extraordinary item and
           equity in undistributed
           net income of subsidiaries       7,202     9,525     6,400
          Income tax benefit                3,057     2,406     2,941
          -------------------------------------------------------------
          Income before equity in
           undistributed net
           income of subsidiaries          10,259    11,931     9,341
          Equity in undistributed
           net income of subsidiaries*     39,124    32,870    24,534
          Net income                      $49,383   $44,801   $33,875
          =============================================================

*Eliminated in consolidation.

62    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

20.  CONDENSED FINANCIAL INFORMATION
     OF THE COLONIAL BANCGROUP, INC.
     (continued) (PARENT COMPANY ONLY)

         STATEMENT OF CASH FLOWS
                                             Years Ended December 31
         (In thousands)                    1996         1995      1994
         ================================================================
         CASH FLOWS FROM
          OPERATING ACTIVITIES:
         Net income                     $49,383      $44,801   $33,875
         Adjustments to
           reconcile net income
           to net cash provided by
           operating activities:
          Gain on sale of assets             --           --        (7)
          Depreciation, amorti-
           zation, and accretion            544        1,099     1,072
          Decrease (increase) in
           prepaids and other
           assets                          (852)      (2,460)       13
           (Decrease) increase
           in accrued income
           taxes                            (65)       3,387      (727)
           (Decrease) increase
           in accrued expenses              251        1,735       (19)
          Undistributed
           earnings
           of subsidiaries*             (42,881)     (32,870)  (24,533)
         ----------------------------------------------------------------
         Total adjustments              (43,003)     (29,108)  (24,201)
         ----------------------------------------------------------------
         Net cash provided by
          operating activities            6,380       15,692     9,674
         ----------------------------------------------------------------
         CASH FLOWS FROM
          INVESTING ACTIVITIES:
         Capital expenditures              (124)        (175)     (343)
         Purchase of securities              --         (400)       --
         Proceeds from sale
          of premises and
          equipment                       3,000          538       399
         Net repayment (investment)
          in subsidiaries*                2,692       (8,468)   (5,909)
        ----------------------------------------------------------------
        Net cash provided by
          (used in) investing
          activities                      5,568       (8,505)   (5,853)
        ----------------------------------------------------------------


         STATEMENT OF CASH FLOWS (continued)
                                            Years Ended December 31
         (In thousands)                   1996          1995      1994
         ================================================================
         CASH FLOWS FROM
          FINANCING ACTIVITIES:
         Proceeds from issuance
          of subordinated debt              --         1,425        --
         Proceeds from issuance
          of long-term debt                 --         6,249        --
         Repayment of
          long-term debt                (2,350)       (1,000)   (2,000)
         Proceeds from
          issuance of
          common stock                   3,719         2,418     6,953
         Dividends paid                (18,084)      (12,340)   (9,170)
         Other, net                         28           (50)     (522)
         ----------------------------------------------------------------
         Net cash used in
          financing activities         (16,687)       (3,298)   (4,739)
         ----------------------------------------------------------------
         Net (decrease) increase
          in cash and cash
          equivalents                   (4,739)        3,889      (918)
         Cash and cash
          equivalents at
          beginning of year              5,977         2,088     3,006
         ----------------------------------------------------------------
         CASH AND CASH
          EQUIVALENTS AT END
          OF YEAR*                      $1,238        $5,977    $2,088
         ================================================================
         Supplemental
          disclosure of cash
          flow information:
         Cash paid (received)
          during the year for:
           Interest                     $1,874        $2,743    $2,490
           Income taxes                 (2,493)         (274)     (860)
         ================================================================

*Eliminated in consolidation.

                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    63

                           SUPPLEMENTAL INFORMATION

SELECTED FINANCIAL DATA


                                                             For the years ended
                                    December 31, 1996, 1995, 1994, 1993 and 1992
                                        (In thousands, except per share amounts)

                                                1996       1995       1994       1993       1992
--------------------------------------------------------------------------------------------------
STATEMENT OF INCOME
Interest income                               $406,838   $341,826   $255,758   $204,322   $192,526
Interest expense                               205,843    170,483    105,797     81,008     86,283
--------------------------------------------------------------------------------------------------
Net interest income                            200,995    171,343    149,961    123,314    106,243
Provision for possible loan losses              12,545      8,986      8,254     11,767     14,625
--------------------------------------------------------------------------------------------------
Net interest income after provision for
  possible loan losses                         188,450    162,357    141,707    111,547     91,618
Noninterest income                              72,382     60,527     54,149     50,990     46,226
Noninterest expense                            178,851    150,654    144,119    125,901    112,340
SAIF special assessment(1)                       4,465         --         --         --         --
--------------------------------------------------------------------------------------------------
Income before income taxes                      77,516     72,230     51,737     36,636     25,504
Applicable income taxes                         27,303     25,765     17,243     11,249      6,960
--------------------------------------------------------------------------------------------------
Income before extraordinary items
  and the cumulative effect of a change in
  accounting for income taxes                   50,213     46,465     34,494     25,387     18,544
Extraordinary items, net of income taxes            --         --         --       (396)        --
Cumulative effect of a change in
  accounting for income taxes                       --         --         --      3,890         --
--------------------------------------------------------------------------------------------------
Net income                                    $ 50,213   $ 46,465   $ 34,494   $ 28,881   $ 18,544
==================================================================================================
Income excluding SAIF special assessment(1)   $ 53,087   $ 46,465   $ 34,494   $ 28,881   $ 18,544
==================================================================================================
EARNINGS PER SHARE
  Income excluding SAIF
  special assessment:
    Primary**(1)                              $   1.33   $   1.23   $   0.96   $   0.81   $   0.67
    Fully-diluted**(1)                        $   1.32   $   1.19   $   0.95   $   0.81   $   0.67
  Income before extraordinary items
  and the cumulative effect of a change in
  accounting for income taxes:
    Primary**                                 $   1.26   $   1.23   $   0.96   $   0.81   $   0.67
    Fully-diluted**                           $   1.25   $   1.19   $   0.95   $   0.81   $   0.67
  Net income:
    Primary**                                 $   1.26   $   1.23   $   0.96   $   0.92   $   0.67
    Fully-diluted**                           $   1.25   $   1.19   $   0.95   $   0.91   $   0.67
  Average shares outstanding:
    Primary**                                   39,764     37,912     35,907     31,272     27,785
    Fully-diluted**                             40,623     39,796     37,383     33,458     30,407

Cash dividends per common share:
  Common**                                    $   0.54   $ 0.3375         --         --         --
  Class A**                                         --   $ 0.1125   $   0.40   $  0.355   $  0.335
  Class B**                                         --   $ 0.0625   $   0.20   $  0.155   $  0.135
==================================================================================================

** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.
(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,465,000 in expense before income taxes and $2,874,000 net of applicable income taxes in 1996.




18   THE COLONIAL

                                                             For the years ended
                                    December 31, 1996, 1995, 1994, 1993 and 1992
                                        (In thousands, except per share amounts)

                                                      1996          1995          1994          1993          1992
----------------------------------------------------------------------------------------------------------------------
STATEMENT OF CONDITION DATA
At year-end:
  Total assets                                     $5,672,537    $4,960,165    $3,865,936    $3,728,270    $2,658,833
  Loans, net of unearned income                     4,215,802     3,645,727     2,736,041     2,289,233     1,657,604
  Mortgage loans held for sale                        157,966       112,203        61,556       368,515       150,835
  Deposits                                          4,299,821     3,869,012     3,067,500     2,990,190     2,251,299
  Long-term debt                                       39,092        47,688        86,662        57,397        22,979
  Shareholders' equity                                402,708       352,731       275,319       256,866       165,142
Average balances:
  Total assets                                     $5,286,587    $4,373,227     3,708,350     3,015,787     2,592,966
  Interest-earning assets                           4,835,713     3,985,649     3,349,026     2,681,428     2,294,670
  Loans, net of unearned income                     3,931,084     3,123,407     2,477,768     1,813,569     1,615,713
  Mortgage loans held for sale                        135,135        98,785       135,046       248,502       121,820
  Deposits                                          4,032,610     3,420,881     2,994,868     2,407,015     2,181,233
  Shareholders' equity                                383,401       308,532       269,353       200,217       159,785
Book value per share at year-end**                 $    10.29    $     9.43    $     7.93    $     7.69    $     6.34
Tangible book value per share at year-end**        $     9.51    $     8.62    $     7.35    $     7.18    $     6.06
======================================================================================================================

SELECTED RATIOS
Income excluding SAIF
  special assessment to:
    Average assets(1)                                    1.00%         1.06%         0.93%         0.84%         0.72%
    Average shareholders' equity(1)                     13.85         15.06         12.81         12.68         11.61
Income before extraordinary items and the
  cumulative effect of a change in accounting
  for income taxes to:
    Average assets                                       0.95          1.06          0.93          0.84          0.72
    Average shareholders' equity                        13.09         15.06         12.81         12.68         11.61
Net income to:
    Average assets                                       0.95          1.06          0.93          0.96          0.72
    Average shareholders' equity                        13.09         15.06         12.81         14.42         11.61
Efficiency ratio excluding SAIF(1)                      64.94         64.39         69.83         71.96         73.16
Dividend payout ratio                                   42.86         36.59         41.67         38.59         50.00
Average equity to average total assets                   7.25          7.06          7.26          6.64          6.16
Total nonperforming assets to
  net loans, other real estate and repossessions         0.81          0.85          1.28          1.79          2.30
Net charge-offs to average loans                         0.17          0.18          0.12          0.34          0.65
Allowance for possible loan losses to
  total loans (net of unearned income)                   1.27          1.29          1.55          1.61          1.50
Allowance for possible loan losses to
  nonperforming loans(2)                                  223%          258%          238%          215%          130%
======================================================================================================================

** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.
(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,465,000 in expense before income taxes and $2,874,000 net of applicable income taxes in 1996.
(2) Nonperforming loans and nonperforming assets are shown as defined in Management's Discussion and Analysis of Financial Condition and Results of Operations -- Nonperforming Assets on page 34.




                                                             THE COLONIAL    19

SELECTED QUARTERLY FINANCIAL DATA


                                        (In thousands, except per share amounts)

                                                 1996                                    1995
                              ---------------------------------------   -------------------------------------
                               DEC. 31   SEPT. 30   JUNE 30  MARCH 31   DEC. 31  SEPT. 30   JUNE 30  MARCH 31
-------------------------------------------------------------------------------------------------------------
Interest income               $106,689   $104,541   $99,603   $96,005   $94,905   $88,945   $83,475   $74,501
Interest expense                54,235     52,803    49,694    49,111    48,707    45,458    41,648    34,670
-------------------------------------------------------------------------------------------------------------
Net interest income             52,454     51,738    49,909    46,894    46,198    43,487    41,827    39,831
Provision for loan losses        6,252      2,644     1,877     1,772     3,803     1,959     1,767     1,457
-------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses     46,202     49,094    48,032    45,122    42,395    41,528    40,060    38,374
-------------------------------------------------------------------------------------------------------------
Net income                    $  6,426   $ 13,614   $16,049   $14,124   $10,361   $12,730   $12,967   $10,407
-------------------------------------------------------------------------------------------------------------
Income excluding SAIF
  special assessment(1)       $  6,426   $ 16,488   $16,049   $14,124   $10,361   $12,730   $12,967   $10,407
-------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE:
Income excluding SAIF
  special assessment:
    Primary**(1)              $   0.16   $   0.41   $  0.40   $  0.36   $  0.26   $  0.36   $  0.37   $  0.24
    Fully-diluted**(1)            0.16       0.41      0.40      0.35      0.25      0.35      0.36      0.23
Net income:
    Primary**                 $   0.16   $   0.34   $  0.40   $  0.36   $  0.26   $  0.36   $  0.37   $  0.24
    Fully-diluted**               0.16       0.34      0.40      0.35      0.25      0.35      0.36      0.23
=============================================================================================================

** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.
(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,465,000 in expense before income taxes and $2,874,000 net of applicable income taxes in 1996.




20   THE COLONIAL

MANAGEMENT'S DISCUSSION AND ANALYSIS


INTRODUCTION

         Management's Discussion and Analysis of Financial Condition and Results of Operations is presented on the following pages. The principal purpose of this review is to provide the user of the attached financial statements and accompanying footnotes with a more detailed analysis of the financial results of The Colonial BancGroup, Inc. ("BancGroup"). Among other things, this discussion provides commentary on BancGroup's history, operating philosophies, the components of net interest margin and balance sheet strength as measured by the quality of assets, the composition of the loan portfolio and capital adequacy. The following discussion reflects the effect of the April 22, 1997 pooling of interests with Fort Brooke Bancorporation ("Fort Brooke").



BACKGROUND

         BancGroup (or the "Company") was established in 1981 with one bank and $166 million in assets. Through 41 business combinations BancGroup has grown to a $5.7 billion multistate bank holding company with substantial centralized operations, local lending autonomy with centralized loan review and a strong commercial lending function. During 1995, the Company acquired Mt. Vernon Financial Corp. and expanded its operations into the Atlanta, Georgia market. In July 1996, the Company continued its expansion in the metropolitan Atlanta market with the Commercial Bancorp of Georgia, Inc. ("Commercial") merger and also moved into Florida with the merger with Southern Banking Corporation ("Southern") which is based in Orlando. In January 1997, BancGroup continued its growth in Florida with the mergers of Jefferson (based in Miami Beach), Tomoka Bancorp, Inc. ("Tomoka") (based in Ormond Beach) and First Family Financial Corporation ("First Family") (based in Eustis). Also in January 1997, expansion in Georgia continued with the merger of D/W Bankshares ("Bankshares"), (based in Dalton) into BancGroup. In March 1997, BancGroup acquired Shamrock Holdings, Inc. ("Shamrock") in Evergreen, Alabama. In April 1997, BancGroup completed a merger with Fort Brooke (based in Brandon, Florida). BancGroup has also entered into agreements to merge three additional banks in Florida into BancGroup.
These transactions are expected to close in the second or third quarter of 1997. BancGroup's expansion in Georgia and Florida reflects a corporate goal to establish its community banking concept in the higher growth market areas of the Southeast. More importantly, BancGroup's operating earnings per share have increased an average of 18.2% per year since 1992 and in 1996 the Company achieved a 13.85% return on average equity and a 1.00% return on average assets excluding the one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF").

         BancGroup's performance goals are: 1) an annual earnings per share growth rate in excess of 10%, 2) a 17.5% return on equity, 3) a 1.45% return on assets and 4) a consistently increasing dividend. The strategies employed to achieve these results are outlined below. They represent the foundation upon which BancGroup operates and the basis for achieving the Company's goals.

 - COMMUNITY BANK: BancGroup operates as a community bank allowing autonomy in lending decisions and customer relationships. This operating philosophy has been important in making acquisitions, retaining a skilled and highly motivated management team and developing a strong customer base, particularly with respect to lending relationships.

 - COMMERCIAL LENDING: Commercial lending primarily through groups located in the Birmingham, Huntsville, Montgomery and Anniston, Alabama as well as the Atlanta, Georgia and Orlando, Florida metropolitan centers has been a major factor in the Company's growth. Commercial real estate and other commercial loans increased 14% during both 1996 and 1995. BancGroup has been very successful in competing for these loans against other larger financial institutions, due primarily to the Company's local lending strategy and management continuity.

 - CONSUMER REAL ESTATE: Since 1993, BancGroup has focused on residential real estate lending as a means to increase consumer lending, broaden the Company's customer base and create a significant stream of fee income. In furtherance of this goal, in February, 1995 BancGroup acquired Colonial Mortgage Company ("CMC"), one of the 50 largest mortgage loan servicers in the country. BancGroup has increased residential mortgage loans 326% from $423 million at December 31, 1992 to $1.8 billion at December 31, 1996. The portfolio of mortgage loans has a relatively low credit risk and provides a source of liquidity by serving as collateral for Federal Home Loan Bank borrowings. CMC's $10.6 billion portfolio of loans serviced for others provides a steady source of noninterest income.

 - GROWTH MARKET EXPANSION: In October, 1995, BancGroup completed the acquisition of Mt. Vernon Financial Corp., an Atlanta, Georgia based thrift with $225 million in assets. On July 3, 1996, BancGroup merged with Commercial, a $233 million bank in the north Atlanta area and Southern, a $232 million bank in Orlando, Florida. On January 3, 1997, BancGroup merged with Jefferson, a $473 million bank in Miami Beach, Florida. Also on January 3, 1997, Tomoka, a $77 million bank in Ormond Beach, Florida, was merged into BancGroup. On January 9, 1997, BancGroup acquired First Family, a $167 million thrift in Eustis, Florida. On January 31, 1997, BancGroup merged with Bankshares, a $139 million bank in Dalton, Georgia. In addition, BancGroup merged with Fort Brooke, a $206 million bank, on April 22, 1997. These business combinations provided BancGroup with a significant base of operations in the Southeast's two fastest growing markets. In addition, agreements to merge three other banks in Florida into BancGroup will expand on this base and increase BancGroup's total assets in Florida to approximately $1.5 billion.


                                                            THE COLONIAL    21

 - COST CONTROL: An operational and organizational infrastructure established in prior years has allowed the Company to grow significantly and improve the efficiency ratio from 73.16% in 1992 to 64.94% in 1996. The operating structure is built around centralized back-shop operations in areas that do not have direct customer contact. As noted above, this structure has served the Company well over the past few years and should allow for continued growth at a low marginal cost. This same structure will allow for additional efficiencies in the recently acquired institutions which are not reflected in the operating costs presented. In order to further enhance the cost efficiencies already established and position the Company for more rapid growth, in 1995 BancGroup completed a reengineering study to streamline transaction processing, increase the cost-effective use of technological resources and identify potential revenue enhancements. 1996 was the first full year that additional income was recognized due to the implementation of several revenue enhancements consisting of 1) repriced service charges and fees, 2) the automation of fee collection,
         3) improved reporting for tracking fee collection and 4) controlling cost by staffing efficiently in the branches.

 - CAPITAL UTILIZATION: Management's goal is to provide a greater than 17.5% return on capital while effectively utilizing internally created capital and exceeding regulatory capital requirements. BancGroup has an asset generating capability that can effectively utilize the capital generated. This capability is most evident in 1996 by BancGroup's 16.4% internal growth in loans of which 2.5% was contributed by CMC. CMC provides asset generating sources for mortgage loans, as noted, and mortgage servicing rights. CMC increased its mortgage servicing rights by 23.5% in 1996.

 - ASSET QUALITY: Maintaining high asset quality is at the forefront of the Company's strategy to allow for consistent earnings growth. BancGroup's asset quality is demonstrated by its charge-off history and nonperforming asset levels, which compare favorably to its peer group. On December 31, 1993, BancGroup completed the acquisition of First AmFed Corporation, Huntsville, Alabama. This transaction increased total nonperforming assets in 1993 by $12.8 million to 1.79% of loans and other real estate. This ratio was reduced to .81% as of December 31, 1996 primarily through sales of other real estate. Net charge-offs over the past 5 years have consistently compared favorably with the Company's peer group and were only .17% of average loans in 1996 and .18% in 1995.

 - TECHNOLOGICAL ADVANCES: BancGroup is committed to increasing efficiencies and providing better customer access to products and services through effective utilization of technological advances. Some of the steps taken to achieve this objective include: 1) issuance of the Colonial Check Card, a debit card allowing customers to make purchases with funds from their checking account, 2) establishment of telephone banking, giving customers the capability to pay their bills and transfer funds by phone, 3) creation of a computer banking service allowing customers to conduct banking business from their home computers, and 4) expanded use of document imaging for certain loan and deposit documents. Technology is always changing, and BancGroup will continue to investigate methods of improving customer services through product enhancement and the efficiencies that technology provides.

 - STOCK SPLIT: On January 15, 1997, BancGroup's Board of Directors declared a two-for-one stock split which was effected in the form of a 100 percent stock dividend distributed on February 11, 1997. The stated par value of each share was not changed from $2.50. Accordingly, all prior period information has been restated to reflect the reclassification from additional paid in capital to common stock. Additionally, all share and per share amounts in earnings per share calculations have been restated to retroactively reflect the stock split.

         Obviously the Company cannot guarantee its success in implementing the initiatives or reaching the goals set out previously. The following analysis of financial condition and results of operations provide details with respect to this summary material and demonstrates trends concerning the initiatives taken through l996.


22       THE COLONIAL

BUSINESS COMBINATIONS

         A principal part of BancGroup's strategy is to merge other financial institutions into BancGroup in order to increase the Company's market share in existing markets, expand into other growth markets, more efficiently absorb the Company's overhead and add profitable new lines of business.

         BancGroup recently completed the following business combinations with other financial institutions. The balances reflected are as of the date of consummation.

COMPLETED ACQUISITIONS:
(Dollars in thousands)

                                           ACCOUNTING        DATE       BANCGROUP      TOTAL      TOTAL     TOTAL
FINANCIAL INSTITUTIONS                      TREATMENT     CONSUMMATED     SHARES      ASSETS      LOANS    DEPOSITS
-------------------------------------------------------------------------------------------------------------------
Colonial Mortgage Company (AL)               Pooling        02/17/95    4,545,454    $ 71,000   $  1,675   $      0
Brundidge Banking Company (AL)               Purchase       03/31/95      532,868      56,609     31,577     46,044
Mt. Vernon Financial Corp. (GA)              Purchase       10/20/95    1,043,440     217,967    192,167    156,356
Farmers & Merchants Bank (AL)                Purchase       11/03/95      513,686      56,050     25,342     45,448
Commercial Bancorp of Georgia, Inc. (GA)     Pooling        07/03/96    2,306,460     232,555    145,429    207,641
Southern Banking Corporation (FL)            Pooling        07/03/96    2,858,494     232,461    160,864    205,602
Dothan Federal Savings Bank (AL)             Purchase       07/08/96      154,690      48,366     36,497     39,931
Jefferson Bancorp, Inc. (FL)                 Pooling        01/03/97    3,854,952     472,732    322,857    405,836
D/W Bankshares, Inc. (GA)                    Pooling        01/31/97    1,016,548     138,686     71,317    124,429
Ft. Brooke Bancorporation (FL)               Pooling        04/22/97    1,599,973     208,800    141,500    185,800

         In addition to the combinations shown above, BancGroup has closed or has plans to close the following combinations. The balances reflected are as of December 31, 1996. The following business combinations have not been reflected in the financial statements at December 31, 1996.

PENDING ACQUISITIONS:

(Dollars in thousands)

                                           ACCOUNTING        DATE         TOTAL      TOTAL     TOTAL
FINANCIAL INSTITUTIONS                      TREATMENT     CONSUMMATED    ASSETS      LOANS    DEPOSITS
------------------------------------------------------------------------------------------------------
Tomoka Bancorp, Inc. (FL)                    Pooling        01/03/97    $ 76,700   $ 51,600   $ 68,200
First Family Financial Corp. (FL)            Purchase       01/09/97     167,300    117,500    156,700
Shamrock Holdings, Inc. (AL)                 Purchase       03/05/97      54,500     19,300     46,400
First Commerce Banks of Florida, Inc. (FL)   Purchase       Pending*     105,900     68,200     94,700
Great Southern Bank (FL)                     Pooling        Pending*     119,200     94,400    107,800
First Independence Bank of Florida (FL)      Pooling        Pending*      62,500     46,600     57,700

*Definitive agreements have been signed.


         The combination with CMC in 1995 was accounted for using a method of accounting similar to a pooling of interests. In addition, on July 3, 1996, BancGroup completed the mergers with Southern and Commercial. On January 3, 1997 and January 31, 1997, BancGroup completed the mergers with Jefferson and Bankshares, respectively. Also, on April 22, 1997, BancGroup completed a merger with Fort Brooke. These combinations were accounted for using the pooling-of-interests method. Accordingly, all financial statement amounts have been restated to reflect the financial condition and results of operations as if the combinations had occurred at the beginning of the earliest period presented. The remaining business combinations were accounted for as purchases, and the operations and income of the combined institutions are included in the income of BancGroup from the date of purchase. Each of the combined institutions that were accounted for as purchases was merged into BancGroup or one of its subsidiaries as of the listed dates, and the income and expenses have not been separately accounted for since the respective mergers. For this reason and due to the fact that significant changes have been made to the cost structure of each combined institution, a separate determination of the impact after combination of earnings of BancGroup for 1995 and 1996 cannot reasonably be determined.

         The combinations have had an impact on the comparisons of operating results for 1995 and 1996 with prior years. Where such information is determinable it has been identified and discussed in the discussion of results of operations and financial condition that follows.

COLONIAL MORTGAGE COMPANY

         On February 17, 1995, BancGroup completed the acquisition of CMC. This acquisition represents a major step in achieving several BancGroup strategic goals. A principal initiative of BancGroup for the past several years has been to increase fee income through establishment of additional lines of business that provide natural extensions of existing products or services. CMC in this regard provides an excellent fit for the following reasons:


                                                           THE COLONIAL      23

FEE INCOME

         At December 31, 1996, CMC provided servicing for approximately 132,000 customers with a total outstanding balance of $10.6 billion. The servicing revenues from this portfolio plus other fee income from CMC provided approximately 51% of BancGroup's noninterest income in 1996 and 1995.

CONSUMER REAL ESTATE LENDING

         Through its wholesale and retail offices, CMC originated over $3.8 billion in residential real estate loans from 1994 through 1996. These loans have primarily been fixed rate loans sold into the secondary markets. However, since the latter part of 1994 Colonial Bank has been acquiring adjustable rate mortgage (ARM) loans originated by CMC. This program provides CMC additional loan products for its branch network. In addition, CMC provides the Bank with fixed rate loan products for its customers.

GROWTH MARKET EXPANSION

         CMC currently originates residential mortgages in 32 states through 6 regional offices and services 132,000 customers located in 37 states and the District of Columbia. These locations provide BancGroup with a broader market base to solicit business and include areas which currently have greater growth rates than BancGroup's existing branch locations. These areas include Atlanta, Cincinnati, Dallas, Seattle, and Tallahassee.

CAPITAL UTILIZATION

         BancGroup provides a capital base for the expansion of CMC's low cost servicing operation through bulk purchases of servicing. During 1995 and 1996, CMC acquired a total of $2.2 in bulk servicing. In addition CMC provides another source of loans for the Bank's portfolio including ARM loans and equity lines.

CUSTODIAL DEPOSITS

         CMC maintains custodial accounts for its loan customers for the payment of taxes and insurance as well as collection of principal and interest. The balances in these accounts averaged approximately $152 million and $121 million in 1996 and 1995, respectively. These balances represent 5% of the 13% increase in average noninterest bearing demand deposits from 1995 to 1996. These balances have a positive impact on BancGroup's net interest margin by providing a noninterest bearing source of funds.

CONTINUITY AND CONSISTENCY OF MANAGEMENT

         Robert E. Lowder, Chairman and CEO of BancGroup has been Chairman and CEO of CMC for 26 years. In addition, Ronnie Wynn has been the President of CMC for 20 years and is a former president of the Mortgage Bankers Association of America. This continuation of management has provided a very smooth transition in management and operating philosophy.

CROSS-SELLING OF CUSTOMERS

         BancGroup has established a personal banking unit to solicit other business from CMC customers, such as equity lines and deposits. In addition, BancGroup plans to expand other customer relationships through establishment of deposit relationships with CMC customers, acceptance of CMC payments in branches, and establishing a linkage between construction and permanent lending.

REVIEW OF RESULTS OF OPERATIONS

OVERVIEW

         The major components of BancGroup's net income are:

(In thousands)                     1996         1995         1994
--------------------------------------------------------------------
Net interest income             $ 200,995    $ 171,343    $ 149,961
Provision for possible
 loan losses                      (12,545)      (8,986)      (8,254)
Noninterest income                 72,382       60,527       54,149
Noninterest expense               183,316      150,654      144,119
--------------------------------------------------------------------
Pretax income                      77,516       72,230       51,737
Income taxes                      (27,303)     (25,765)     (17,243)
--------------------------------------------------------------------
Net income                         50,213       46,465       34,494
SAIF assessment, net of taxes       2,874           --           --
--------------------------------------------------------------------
Income excluding SAIF           $  53,087    $  46,465    $  34,494
--------------------------------------------------------------------

         Consistently increasing net income is a primary goal of management. Operating earnings (income before extraordinary items, accounting changes and SAIF special assessment) increased 14% in 1996, 35% in 1995 and 36% in 1994. The most significant factors affecting income for 1996, 1995 and 1994 are highlighted below and discussed in greater detail in subsequent sections.

 - An increase in 1996 of 21.3% in average earning assets. This follows an increase of 19% in 1995.

 - An increase of $11.9 million (20%) and $6.4 million (12%) in noninterest income in 1996 and 1995, respectively.

 - Maintenance of high asset quality and reserve coverage ratios. Net charge-offs were $6.6 million or .17% of average net loans in 1996 and $5.7 million or .18% of average net loans in 1995.

 - Loan growth, excluding acquisitions, of 16.4% in 1996 following an increase of 24.1% in 1995.

 - An increase in average loans as a percent of average earning assets to 81.3% in 1996 from 78.4% in 1995.

 - Noninterest expenses as a percent of average assets were reduced to 3.38% in 1996 from 3.44% in 1995.


24       THE COLONIAL

NET INTEREST INCOME

         Net interest income is the difference between interest and fees earned on loans, securities and other interest-earning assets (interest income) and interest paid on deposits and borrowed funds (interest expense). Three year comparisons of net interest income in dollars and yield on a tax equivalent basis are reflected on the following schedule. The net yield on interest-earning assets was 4.19% in 1996 compared to 4.35% in 1995 and 4.54% in 1994. Over this period net interest income on a fully tax equivalent basis increased to $203 million in 1996 from $173 million in 1995 and $152 million in 1994. The principal factors affecting the Company's yields and net interest income are discussed in the following paragraphs.

LEVELS OF INTEREST RATES

         In 1995 and 1996 rates remained fairly constant resulting in little impact on interest spreads or margins. Short-term rates increased throughout 1994 and continued to increase into late 1995 before starting to decline and leveling off in 1996. For example, the average fed funds rate for overnight bank borrowings was 5.45% in December 1994, reached 6.00% midyear 1995 before decreasing to 5.95% in December 1995 and has remained at 5.25% since February 1996. The Company's prime rate increased from 8.5% in December 1994 to 9% midyear 1995 before declining to 8.5% in December 1995 and to 8.25% in February 1996 where it remained the rest of the year.

ACQUISITIONS

         The thrift acquisitions completed during 1995 and 1996 had a negative impact on the Company's net interest yield due primarily to the fact that these institutions had virtually no noninterest-bearing deposits. The rates on the interest-bearing deposits in the acquired institutions were slightly higher than the Company's rates and were adjusted to BancGroup products and rates within a short time after the mergers.

INTEREST-EARNING ASSETS

 -       GROWTH IN EARNING ASSETS

         One of the most significant factors in the Company's increase in income for 1996 has been the 21.3% increase in average interest-earning assets. This follows a 19% increase in 1995. In addition and equally significant, average net loans increased $808 million (26%) from December 31, 1995 to December 31, 1996. Earning assets as a percentage of total average assets also increased from 90.3% in 1994 to 91.1% in 1995 to 91.5% in 1996.

 -       MORTGAGE LOANS HELD FOR SALE

         The level and direction of long-term interest rates has a dramatic impact on the volume of mortgage loan originations from new construction and refinancings. Fluctuation in these rates from 1994 to 1996 resulted in a decline in average mortgage loans held for sale from $135 million in 1994 to $99 million in 1995 and a subsequent increase to $135 million in 1996. Mortgage loans held for sale represent single family residential mortgage loans originated or acquired by CMC then packaged and sold in the secondary market. CMC incurs gains or losses associated with rate fluctuations. CMC limits its risk associated with the sale of these loans through an active hedging program which generally provides for sales commitments on all loans funded. Mortgage loans held for sale are funded primarily with short-term borrowings.

 -       LOAN MIX

         During 1996 loans increased in all categories. The mix of loans remained relatively constant. Residential real estate loans continue to be the largest concentration at 42.7% and 42.5% of total loans at December 31, 1996 and 1995, respectively. These loans are predominantly adjustable rate mortgages which have a low level of credit risk and accordingly have lower yields than other loans.

INTEREST-BEARING LIABILITIES

 -       COST OF FUNDS

         The significant loan growth in 1995 and 1996 has been more rapid than BancGroup's growth in low cost deposits resulting in the funding of a portion of this growth with higher cost funds. This factor has been most responsible for the decline in net interest yield from 1995 to 1996. As discussed under Liquidity and Interest Sensitivity, BancGroup's source of funds are considered adequate to fund future loan growth.

         Rates paid on new time deposits and variable rate deposits increased during 1994 and continued to increase through 1995. Competitive pressures on these deposit rates continued in 1996, although rates declined slightly. The cost of funds averaged 3.66%, 5.02% and 4.98% in 1994, 1995 and 1996, respectively.


                                                            THE COLONIAL     25

AVERAGE VOLUME AND RATES

                                                      1996                         1995                             1994
                                        ----------------------------  ---------------------------   -------------------------------
                                         AVERAGE             AVERAGE  AVERAGE             AVERAGE     AVERAGE               AVERAGE
(in thousands)                            VOLUME    INTEREST   RATE    VOLUME    INTEREST   RATE      VOLUME      INTEREST   RATE
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Interest-earning assets:
Loans, net of unearned
  income(1)                             $3,931,084  $350,734   8.92% $3,123,407  $289,608   9.27%   $2,477,768    $207,130   8.36%
Mortgage loans held for sale               135,135    10,687   7.91      98,785     7,423   7.51       135,046      10,674   7.90
Investment securities and
  securities available for sale:
  Taxable                                  621,130    37,960   6.11     618,188    36,592   5.92       581,150      30,980   5.33
  Nontaxable(2)                             60,903     4,351   7.14      56,825     4,240   7.46        68,327       5,221   7.64
  Equity securities(3)                      30,322     2,132   7.03      30,605     2,323   7.59        36,206       2,032   5.61
------------------------------------------------------------         --------------------           ----------------------
  Total investment securities              712,355    44,443   6.24%    705,618    43,155   6.12%      685,683      38,233   5.58%
Federal funds sold and
  securities purchased under
  resale agreements                         50,209     2,507   4.99      52,716     3,065   5.81        42,606       1,521   3.57
Interest-earning deposits                   11,881       515   4.33      11,197       693   6.19        10,696         444   4.15
------------------------------------------------------------         --------------------           ----------------------
  Total interest-earning assets          4,840,664  $408,886   8.45%  3,991,723  $343,944   8.62%    3,351,799    $258,002   7.70%
------------------------------------------------------------         --------------------           ----------------------
Allowance for loan losses                  (50,469)                     (42,103)                       (38,385)
Cash and due from banks                    166,005                      157,674                        143,086
Premises and equipment, net                 87,678                       66,959                         64,604
Other assets                               242,709                      198,974                        187,246
--------------------------------------------------                   ----------                     ----------
TOTAL ASSETS                            $5,286,587                   $4,373,227                     $3,708,350
--------------------------------------------------                   ----------                     ----------

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
  Interest-bearing demand
    deposits                            $  702,427  $ 18,964   2.70% $  724,689  $ 20,756   2.86%   $  784,906    $ 20,003   2.55%
  Savings deposits                         363,468    11,920   3.28     336,517    11,801   3.51       365,491      10,851   2.97
  Time deposits                          2,311,201   133,496   5.78   1,778,437   103,773   5.84     1,392,801      60,307   4.33
  Short-term borrowings                    716,237    38,760   5.41     505,801    30,328   6.00       259,557      11,175   4.31
  Long-term debt                            37,215     2,703   7.26      49,855     3,825   7.67        83,858       3,461   4.13
------------------------------------------------------------         --------------------           ----------------------
  Total interest-bearing liabilities     4,130,548  $205,843   4.98%  3,395,299  $170,483   5.02%    2,886,613    $105,797   3.66%
------------------------------------------------------------         --------------------           ----------------------
Noninterest-bearing demand
  deposits                                 690,859                      612,105                        477,836
Other liabilities                           81,779                       57,291                         74,548
--------------------------------------------------                   ----------                     ----------
Total liabilities                        4,903,186                    4,064,695                      3,438,997
Shareholders' equity                       383,401                      308,532                        269,353
--------------------------------------------------                   ----------                     ----------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                  $5,286,587                   $4,373,227                     $3,708,350
-----------------------------------------------------------------------------------------------------------------------------------
RATE DIFFERENTIAL                                              3.46%                        3.60%                            4.03%
NET INTEREST INCOME AND
  NET YIELD ON INTEREST-
  EARNING ASSETS(4)                                 $203,043   4.19%             $173,461   4.35%                 $152,205   4.54%
-----------------------------------------------------------------------------------------------------------------------------------

(1) Loans classified as nonaccruing are included in the average volume calculation. Interest earned and average rates on non-taxable loans are reflected on a tax equivalent basis. This interest is included in the total interest earned for loans. Tax equivalent interest earned is actual interest earned times 145%.
(2) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is actual interest earned times 145%. Tax equivalent average rate is tax equivalent interest earned divided by average volume.
(3) Dividends earned and average rates on preferred stock are reflected on a tax equivalent basis. Tax equivalent dividends earned are actual dividends times 137.7%. Tax equivalent average rate is tax equivalent dividends divided by average volume.
(4)  Net interest income divided by average total interest-earning assets.


26   THE COLONIAL

ANALYSIS OF INTEREST INCREASES (DECREASES)

                                            1996 CHANGE FROM 1995                                 1995 CHANGE FROM 1994
                                 ---------------------------------------------        -------------------------------------------
                                               ATTRIBUTED TO (1)                                    ATTRIBUTED TO (1)
                                 ---------------------------------------------        -------------------------------------------
(In thousands)                    AMOUNT      VOLUME       RATE          MIX           AMOUNT      VOLUME       RATE        MIX
---------------------------------------------------------------------------------------------------------------------------------
Interest income:
  Taxable securities             $  1,368    $    174    $  1,188     $      6        $  5,612    $  1,974    $  3,420    $   218
  Nontaxable securities(2)            111         304        (180)         (13)           (981)       (879)       (123)        21
  Dividends on preferred
    stocks(3)                        (191)        (21)       (171)           1             291        (314)        716       (111)
---------------------------------------------------------------------------------------------------------------------------------
  Total securities                  1,288         457         837           (6)          4,922         781       4,013        128
  Total loans (net of unearned
    income)                        61,126      74,889     (10,935)      (2,828)         82,478      53,972      22,613      5,892
  Mortgage loans held for sale      3,264       2,732         389          143          (3,251)     (2,866)       (526)       141
  Federal funds sold and
    securities purchased
    under resale agreements          (558)       (146)       (433)          21           1,544         361         956        227
  Interest-earning deposits          (178)         42        (208)         (13)            249          21         218         10
---------------------------------------------------------------------------------------------------------------------------------
  Total                            64,942      77,974     (10,350)      (2,682)         85,942      52,269      27,274      6,399
---------------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Interest-bearing demand
    deposits                       (1,792)       (638)     (1,191)          37             753      (1,535)      2,478       (190)
  Savings deposits                    119         945        (765)         (61)            950        (860)      1,966       (156)
  Time deposits                    29,723      31,087      (1,050)        (314)         43,466      16,698      20,964      5,804
  Short-term borrowings             8,432      12,618      (2,956)      (1,230)         19,153      10,602       4,388      4,163
  Long-term debt                   (1,122)       (970)       (204)          52             365      (1,403)      2,973     (1,205)
---------------------------------------------------------------------------------------------------------------------------------
  Total                            35,360      43,042      (6,165)      (1,517)         64,686      23,501      32,769      8,416
---------------------------------------------------------------------------------------------------------------------------------
Net interest income              $ 29,550    $ 34,931    $ (4,185)    $ (1,165)       $ 21,256    $ 28,768    $ (5,495)   $(2,018)
==================================================================================================================================

(1) Increases (decreases) are attributed to volume changes and rate changes on the following basis: Volume Change = change in volume times old rate. Rate Change = change in rate times old volume. Mix Change = change in volume times change in rate.
(2) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned as actual interest earned times 145%. Tax equivalent average rate is tax equivalent interest earned divided by average volume.
(3) Dividends earned and average rates on preferred stock are reflected on a tax equivalent basis. Tax equivalent dividends earned are actual dividends times 137.7%. Tax equivalent average rate is tax equivalent dividends divided by average volume.


NONINTEREST INCOME

         BancGroup derives approximately 51% of its noninterest income from mortgage banking related activities with the remaining 49% from traditional retail banking services including various deposit account charges, safe deposit box rentals, and credit life commissions. Prior to the CMC acquisition on February 17, 1995, BancGroup had not acquired other well-established ancillary income sources, such as trust operations, mortgage banking or credit card services with any of its acquisitions. One of the most important goals from 1994 through 1996 has been to increase noninterest income. The impact of this acquisition is evident by the volume of revenue included in the category entitled mortgage servicing fees.

         CMC has servicing and subservicing agreements under which it services 132,000, 118,000 and 83,000 mortgage loans with principal balances of $10.6 billion, $9.1 billion and $6.4 billion on December 31, 1996, 1995 and 1994, respectively. This servicing portfolio generated servicing fee and late charge income of approximately $28.1 million, $23.8 million and $22.2 million for the years ended December 31, 1996, 1995 and 1994, respectively. CMC, through its wholesale and retail offices, originated $1.5 billion, $1.1 billion and $1.2 billion in residential real estate loans in 1996, 1995, and 1994, respectively.

         Noninterest income from deposit accounts is significantly affected by competitive pricing on these services and the volume of noninterest-bearing accounts. During 1996 and 1995 average noninterest-bearing demand accounts (excluding CMC custodial deposits) increased 9.7% and 2.8%, respectively. This increase in volume and increases in service fee rates resulted in a 16% increase in service charge income in 1996 and a 13% increase in 1995.

         Other charges, fees, and commissions increased $740,000 (11%) in 1996 and $1,064,000 (19%) in 1995. The increase is primarily from credit card related fees and official check commissions.

         BancGroup, through CMC, enters into offers to extend credit for mortgage loans to customers and into obligations to


                                                           THE COLONIAL      27
deliver and sell originated or acquired mortgage loans to permanent investors. Sales of loans servicing released by CMC resulted in income of $330,000, $988,000, and $539,000 for 1996, 1995 and 1994, respectively. A majority of the change in other income from 1995 to 1996 is due primarily to an increase in the gain on sale of mortgage loans held for sale of $2.6 million as well as increases in income from safe deposit boxes, ATM transaction fees, check card fees and income from investment sales. BancGroup has an investment sales operation (primarily mutual funds and annuities). Fee income generated from this and other investment service activities totaled $929,000, $649,000 and $990,000 in 1996, 1995 and 1994, respectively.

         Securities gains and losses in each of the three years were not significant. While certain securities are considered available for sale, BancGroup currently intends to hold substantially all of its securities portfolio for investment purposes. Realized gains or losses in this portfolio are generally the result of calls of securities or sales of securities within the six months prior to maturity.


                                                                               INCREASE (DECREASE)
                                                                     ---------------------------------
                                         YEARS ENDED DECEMBER 31       1996               1995
                                     -----------------------------   COMPARED           COMPARED
(In thousands)                         1996        1995      1994     TO 1995       %    TO 1994    %
------------------------------------------------------------------------------------------------------
Noninterest income:
  Mortgage servicing                 $ 28,067    $23,787   $22,216   $  4,280      18%    $1,571    7%
  Service charges on deposit
    accounts                           22,077     19,085    16,816      2,992      16      2,269   13
  Other charges, fees, and
    commissions                         7,368      6,628     5,564        740      11      1,064   19
  Other income                         15,897     10,308     8,008      5,589      54      2,300   29
------------------------------------------------------------------   --------             ------
Subtotal                               73,409     59,808    52,604     13,601      23      7,204   14
  Other noninterest income items:
  Securities gains (losses), net       (1,534)       598     1,469     (2,132)              (871)
  Gain (loss) on disposal of other
    real estate and repossessions         507        121        76        386                 45
------------------------------------------------------------------   --------             ------
Total noninterest income             $ 72,382    $60,527   $54,149   $ 11,855      20%    $6,378   12%
------------------------------------------------------------------   --------             ------

------------------------------------------------------------------------------------------------------


NONINTEREST EXPENSE

         The impact of the acquisitions completed from 1994 through 1996 is reflected most noticeably in the increase in net interest income, discussed previously, as well as the 22% increase from 1995 to 1996 in noninterest expense as shown in the following schedule. The decrease in noninterest expense as a percent of average assets from 3.89% in 1994 to 3.44% in 1995 to 3.38% in 1996 is a direct result of the increased efficiency generated by this growth. The foundation for the efficiencies gained in 1996 and 1995 was laid in 1989 and 1990 when the Company established its current operating structure (regional and community banks supported by centralized backshop operations).

         Salaries and benefits decreased $2.7 million or 4% in 1995 and increased $15.1 million or 24% in 1996. The increase in 1996 is primarily due to increased staffing levels as a result of acquisitions and $4.3 million of expense from Jefferson's severance plan. In addition to the increase in expenses related to growth, advertising and public relations expenses have increased $1,262,000 or 29% and $1,171,000 or 37% in 1996 and 1995, respectively, in concentrated efforts to expand the Company's customer base and take advantage of increased market share in certain key markets. Additional expense was also incurred in the marketing of new products and services such as the check card, telephone banking and computer banking.

         Other expenses in 1996, 1995 and 1994 include approximately $2,400,000, $1,738,000 and $1,348,000, respectively associated with various acquisition efforts.

         As discussed in Note 1 to BancGroup's Consolidated Financial Statements, BancGroup defers certain salary and benefit costs associated with loan originations and amortizes these costs as yield adjustments over the life of the related loans. The amount of costs deferred increased from $6 million in 1994 to $10 million in 1995 and $13 million in 1996 due to changes in the mix of loans and increases in the number of loans closed.

         Cost control and the capacity to absorb future growth continue to be a major focus for management. The Company has taken several steps to achieve this goal and to attempt to improve BancGroup's efficiency ratio. The incentive plan and its profit-based rewards represent a key element in the plan. During 1994 BancGroup also increased its data processing capacity through a major upgrade. The cost of this upgrade is reflected in equipment expenses. Finally, and most importantly, in 1995 the Company invested in a reengineering study. This study reviewed the Company's retail delivery systems to better position the company for future growth, product expansion and customer service. The cost of the study (approximately $2 million) was included in other expense.

         The Company's deposits are insured by the Federal Deposit Insurance Corporation in two separate funds: the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF). Legislation was approved in Congress to recapitalize the SAIF with a special one-time charge of 65.7 basis


28     THE COLONIAL
points, after adjusting for certain allowances. This recapitalization allows a reduction in the current .23% average annual premium rate. The assessment resulted in a pre-tax charge of $4.5 million in 1996.

         A significant number of the computer systems are not programmed to consider the start of a new century. Some of BancGroup's systems will require modification to process year 2000 transactions. Management is aware there will be one-time expenses related to this transition but the amount is not readily determinable at this time. Identification of the systems affected and the related costs is an active 1997 project.

                                                                                        INCREASE (DECREASE)
                                                                            -------------------------------------
                                             YEARS ENDED DECEMBER 31          1996                1995
                                       ---------------------------------    COMPARED            COMPARED
(In thousands)                           1996         1995        1994       TO 1995       %     TO 1994     %
-----------------------------------------------------------------------------------------------------------------
Noninterest expense:
  Salaries and employee benefits       $ 77,159     $ 62,054    $ 64,786    $ 15,105      24%    $(2,732)    (4)%
  Net occupancy expense                  16,466       14,570      14,208       1,896      13         362      3
  Furniture and equipment
    expense                              12,273       10,116       8,969       2,157      21       1,147     13
  Amortization of mortgage
    servicing rights                     12,522        9,095       6,078       3,427      38       3,017     50
  Amortization of intangible assets       2,083        1,543       1,371         540      35         172     13
  FDIC assessment                         3,119        4,647       6,677      (1,528)    (33)     (2,030)   (30)
  SAIF special assessment                 4,465           --          --       4,465     100          --     --
  Stationery, printing, and supplies      4,179        3,651       3,646         528      14           5     --
  Postage                                 2,667        2,288       2,044         379       7         244     12
  Telephone                               4,780        3,849       3,301         931      24         548     17
  Insurance                               2,424        1,778       2,160         646      36        (382)   (18)
  Legal fees                              3,092        2,511       3,205         581      23        (694)   (22)
  Advertising and public relations        5,559        4,297       3,126       1,262      29       1,171     37
  Other                                  32,528       30,255      24,548       2,273       7       5,707     23
------------------------------------------------------------------------    --------             -------
Total noninterest expense              $183,316     $150,654    $144,119    $ 32,662      22%    $ 6,535      5%
------------------------------------------------------------------------    --------             -------
Noninterest expense to
  Average Assets                           3.38%*       3.44%       3.89%
------------------------------------------------------------------------

*   Excluding one-time SAIF special assessment


INCOME TAXES

         The provision for income taxes and related items are as follows:

                                        Tax
                                     Provision
                  -----------------------------
                  1996              $27,303,000
                  1995               25,765,000
                  1994               17,243,000

         BancGroup is subject to federal and state taxes at combined rates of approximately 38% for regular tax purposes and 23% for alternative minimum tax purposes. These rates are reduced or increased for certain nontaxable income or nondeductible expenses, primarily consisting of tax exempt interest income, partially taxable dividend income, and nondeductible amortization of goodwill.

         Management's goal is to minimize income tax expense and maximize cash yield on earning assets by increasing or decreasing its tax exempt securities and/or investment in preferred and common stock. Accordingly, BancGroup's investment in tax exempt securities was adjusted in 1994, 1995 and 1996.


                                                             THE COLONIAL    29

REVIEW OF FINANCIAL CONDITION

OVERVIEW

         Ending balances of selected components of the Company's balance sheet changed from December 31, 1995 to December 31, 1996 as follows:

(In thousands)                                       Increase
                                              Amount             %
-------------------------------------------------------------------
Total assets                                 $712,372          14.4
Securities available for sale
  and investment securities                    67,480           9.7
Mortgage loans held for sale                   45,763          40.8
Loans, net of unearned income                 570,075          15.6
Deposits                                      430,809          11.1
-------------------------------------------------------------------

         Management continuously monitors the financial condition of BancGroup in order to protect depositors, increase shareholder value and protect current and future earnings.

         The most significant factors affecting BancGroup's financial condition from 1994 through 1996 have been:

 - An increase in residential mortgage loans from 35.8% of total loans at December 31, 1994 to 42.7% at December 31, 1996. This increase has resulted from the acquisition of thrifts as well as from loans CMC produced for the Company's portfolio. BancGroup has continued to place emphasis on these loans as a major product line which has a relatively low loss ratio.

 -       Internal loan growth of 16.4% in 1996 excluding acquisitions.

 - A 12.9% increase in 1996 in average noninterest bearing demand deposits substantially from internal growth.

 - Maintenance of high asset quality and reserve coverage of nonperforming assets. Nonperforming assets were .81%, .85% and 1.28% of related assets at December 31, 1996, 1995 and 1994. Net charge-offs were .17%, .18% and .12% of average loans over the same periods. The allowance for possible loan losses was 1.27% of loans at December 31, 1996, providing 223% coverage of non-performing loans (nonaccrual and renegotiated).

 - An increase in the loan to deposit ratio from 89% at December 31, 1994 to 98% at December 31, 1996. Federal Home Loan Bank borrowings continue to be a major source of funding allowing the Company greater funding flexibility.

 -       Increase of $46 million in mortgage loans held for sale during 1996.

         These items, as well as a more detailed analysis of BancGroup's financial condition, are discussed in the following sections.



LOANS

         Growth in loans and maintenance of a high quality loan portfolio are the principal ingredients to improved earnings. This goal is achieved in various ways as outlined below:

 - Management's emphasis, within all of BancGroup's banking regions, is on loan growth in accordance with local market demands and the lending experience and expertise in the regional and county banks. Management believes that its strategy of meeting local demands and utilizing local lending expertise has proven successful. Management also believes that any existing concentrations of loans, whether geographically, by industry or by borrower do not expose BancGroup to unacceptable levels of risk.

 - BancGroup has a significant concentration of residential real estate loans representing 42.7% of total loans. These loans are substantially all mortgages on single-family, owner occupied properties and therefore have minimal credit risk. While a portion of these loans were acquired through acquisitions, the Company has continued to grow this portfolio with a $251 million or 16.2% increase in these loans in 1996. BancGroup securitized approximately $88 million of residential mortgage loans during 1996. Excluding this securitization, residential real estate loans increased $339 million or 21.8%. Residential mortgage loans are predominately adjustable rate loans and therefore have not resulted in any material change in the Company's rate sensitivity.

 - BancGroup also has a significant concentration in loans collateralized by commercial real estate with loan balances of $1,032,970,000, $888,592,000, $788,228,000, $659,471,000 and $529,585,000 at December
         31, 1996, 1995, 1994, 1993 and 1992, respectively. BancGroup's commercial real estate loans are spread geographically throughout Alabama and other areas including metropolitan Atlanta, Georgia, and Central and South Florida with no more than 30% of these loans in any one geographic region. The Alabama economy experiences a generally slow but steady rate of growth, while Georgia and Florida are experiencing higher rates of growth. For this reason, real estate values in Alabama have not been inflated due to excessive speculation. BancGroup's lending areas in Georgia and Florida, have not experienced inflated real estate values due to exessive inflation. BancGroup's real estate related loans continue to perform at acceptable levels.


 - BancGroup holds mortgage loans on a short-term basis (generally less than ninety days) while these loans are being packaged for sale in the secondary market. These loans are classified as mortgage loans held for sale with balances totaling $157,966,000, $112,203,000, and $61,556,000, at December 31, 1996, 1995, and 1994, respectively. There is minimal credit risk associated with these loans. The decrease in mortgage loans held for sale during 1994 and subsequent increases in 1995 and 1996 are directly related


30       THE COLONIAL
         to the fluctuation in long-term interest rates and its related impact on mortgage loan refinancing. These loans are funded principally with short-term borrowings, providing a relatively high margin for these funds.

 - As discussed more fully in subsequent sections, management has determined to maintain adequate liquidity and liquidity sources. BancGroup has arranged funding sources in addition to customer deposits which provide the capability for the Company to exceed a 100% loan to deposit ratio and maintain adequate liquidity.

 - Internal loan growth has been a major factor in the Company's increasing earnings with growth rates of 16.4% in 1996, 24.1% in 1995, 19.7% in 1994, and 37.7% in 1993, excluding acquisitions.



GROSS LOANS BY CATEGORY

(In thousands)                                                                       DECEMBER 31
-------------------------------------------------------------------------------------------------------------------------------
                                                         1996            1995            1994            1993          1992
-------------------------------------------------------------------------------------------------------------------------------
Commercial, financial, and agricultural               $  589,418      $  534,773    $    463,330      $  381,826    $  346,875
Real estate--commercial                                1,032,970         888,592         788,228         659,471       529,585
Real estate--construction                                460,537         378,579         246,576         179,156       135,883
Real estate--residential                               1,801,703       1,551,051         980,916         836,909       423,416
Installment and consumer                                 278,600         248,943         217,499         195,696       183,995
Other                                                     55,883          48,231          44,599          36,803        43,699
-------------------------------------------------------------------------------------------------------------------------------
Total loans                                           $4,219,111      $3,650,169    $  2,741,148      $2,289,861    $1,663,453
-------------------------------------------------------------------------------------------------------------------------------

Percent of loans in each category to total loans:
  Commercial, financial, and agricultural                   14.0%           14.7%           16.9%           16.7%         20.9%
  Real estate--commercial                                   24.5            24.3            28.8            28.8          31.7
  Real estate--construction                                 10.9            10.4             9.0             7.8           8.2
  Real estate--residential                                  42.7            42.5            35.8            36.6          25.5
  Installment and consumer                                   6.6             6.8             7.9             8.5          11.1
  Other                                                      1.3             1.3             1.6             1.6           2.6
-------------------------------------------------------------------------------------------------------------------------------
                                                           100.0%          100.0%          100.0%          100.0%        100.0%
-------------------------------------------------------------------------------------------------------------------------------


         As discussed in a subsequent section, BancGroup seeks to maintain adequate liquidity and minimize exposure to interest rate volatility. The goals of BancGroup with respect to loan maturities and rate sensitivity have been and will continue to be to focus on shorter term maturities and floating or adjustable rate loans.

         At December 31, 1996, approximately 57.7% of loans were floating rate or adjustable rate loans.

         Contractual maturities may vary significantly from actual maturities due to loan extensions, early payoffs due to refinancing and other factors. Fluctuations in interest rates are also a major factor in early loan pay-offs. The uncertainties, particularly with respect to interest rates, of future events make it difficult to predict the actual maturities. BancGroup has not maintained records related to trends of early pay-off since management does not believe such trends would present any significantly more accurate estimate of actual maturities than the contractual maturities presented.


                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIAIRES  31

LOAN MATURITY/RATE SENSITIVITY

(In thousands)                                                 DECEMBER 31, 1996
--------------------------------------------------------------------------------------------------------------------
                                                                                                 RATE SENSITIVITY,
                                                                                                  LOANS MATURING
                                          MATURING                      RATE SENSITIVITY            OVER 1 YEAR
                            ------------------------------------   -----------------------   -----------------------
                               WITHIN        1-5          OVER
                               1 YEAR       YEARS       5 YEARS       FIXED      FLOATING       FIXED      FLOATING
--------------------------------------------------------------------------------------------------------------------
Commercial, financial, and
  agricultural              $  302,006   $  222,805   $   64,605   $  253,036   $  336,385   $  182,485   $  104,925
Real estate--commercial        227,733      528,791      290,187      562,793      483,913      467,588      351,390
Real estate--construction      303,886      119,269       23,133      111,141      335,147       41,410      100,992
Real estate--residential       161,024      247,112    1,394,075      560,785    1,241,426      475,900    1,165,287
Installment and consumer        88,823      170,965       18,814      256,154       22,448      184,226        5,553
Other                           11,326        9,561       34,996       41,596       14,287       35,971        8,586
--------------------------------------------------------------------------------------------------------------------
Total loans                 $1,094,798   $1,298,503   $1,825,810   $1,785,505   $2,433,606   $1,387,580   $1,736,733
====================================================================================================================



LOAN QUALITY

         A major key to long-term earnings growth is maintenance of a high quality loan portfolio. BancGroup's directive in this regard is carried out through its policies and procedures for review of loans and through a company wide senior credit administration function. This function participates in the loan approval process with the regional banks and provides an independent review and grading of loan credits on a continual basis.

         BancGroup has standard policies and procedures for the evaluation of new credits, including debt service evaluations and collateral guidelines. Collateral guidelines vary with the credit worthiness of the borrower, but generally require maximum loan-to-value ratios of 85% for commercial real estate and 90% for residential real estate. Commercial, financial and agricultural loans are generally collateralized by business inventory, accounts receivables or new business equipment at 50%, 80% and 90% of estimated value, respectively. Installment and consumer loan collateral where required is based on 90% loan to value ratios.

         Based on the above policies, procedures and loan review program, BancGroup determines its allowance for possible loan losses and the amount of provision for loan losses. The allowance for possible loan losses is maintained at a level which, in management's opinion, is adequate to absorb potential losses on loans present in the loan portfolio. The amount of the allowance is affected by: (1) loan charge-offs, which decrease the allowance; (2) recoveries on loans previously charged-off, which increase the allowance; (3) the provision for possible loan losses charged to income, which increases the allowance, and
(4) the allowance for loan losses of acquired banks. In determining the provision for possible loan losses in an effort to evaluate portfolio risks, it is necessary for management to monitor fluctuations in the allowance resulting from actual charge-offs and recoveries and to periodically review the size and composition of the loan portfolio in light of current and anticipated economic conditions.

         The goal and result of these policies and procedures is to provide a sound basis for new credit extensions and an early recognition of problem assets to allow the most flexibility in their timely disposition.

LOAN LOSS EXPERIENCE

         During 1996 the ratio of net charge-offs to average loans decreased to .17% from .18% in 1995. This decrease has been impacted by the increase in average loans and with an off-setting increase of approximately $912,000 in actual net charge-offs. The increase in net charge-offs in 1996 is primarily due to the partial charge-off of seven large credits in different geographic locations. As a result of the Company's localized lending strategies and early identification of potential problem loans, BancGroup's net charge-offs have been consistently low. In addition, the current concentration of loans in residential real estate loans has had a favorable impact on net charge-offs.

         The following schedule reflects greater than 100% coverage of nonperforming loans (nonaccrual and renegotiated) by the allowance for loan losses. Management has not targeted any specific coverage ratio in excess of 100%, and the coverage ratio may fluctuate significantly as larger loans are placed into or removed from nonperforming status. Management's focus has been on establishing reserves related to an earlier identification of potential problem loans. Management is committed to maintaining adequate reserve levels to absorb future losses. This commitment has allowed BancGroup to weather economic uncertainties without disruption of its earnings.


32      THE COLONIAL

SUMMARY OF LOAN LOSS EXPERIENCE

(IN THOUSANDS)                                                    YEARS ENDED DECEMBER 31
---------------------------------------------------------------------------------------------------------------
                                               1996          1995          1994          1993          1992
---------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses--
  January 1                                 $   46,917    $   42,527    $   36,854    $   24,936    $   20,767
Charge-offs:
  Commercial, financial, and agricultural        3,196         3,724         2,789         4,179         6,857
  Real estate--commercial                        2,074         1,182         1,637           938         1,756
  Real estate--construction                      1,774            44             2           957             7
  Real estate--residential                         878           460           419           571           787
  Installment and consumer                       3,334         2,915         1,905         2,173         3,307
  Other                                            594           163           168             7            83
---------------------------------------------------------------------------------------------------------------
  Total charge-offs                             11,850         8,488         6,920         8,825        12,797
---------------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial, financial, and agricultural        1,418         1,120         1,960           906           582
  Real estate--commercial                        1,450            48           243           120           104
  Real estate--construction                          1            11            12            25            --
  Real estate--residential                         693           201            84           112           178
  Installment and consumer                       1,566         1,337         1,496         1,530         1,462
  Other                                             85            46            43             7            15
---------------------------------------------------------------------------------------------------------------
  Total recoveries                               5,213         2,763         3,838         2,700         2,341
---------------------------------------------------------------------------------------------------------------
Net charge-offs                                  6,637         5,725         3,082         6,125        10,456
Addition to allowance charged to
  operating expense                             12,545         8,986         8,254        11,767        14,625
Allowance added from bank acquisitions             618         1,129           501         6,276            --
---------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses--
  December 31                               $   53,443    $   46,917    $   42,527    $   36,854    $   24,936
===============================================================================================================
Loans (net of unearned income)
  December 31                               $4,215,802    $3,645,727    $2,736,041    $2,286,233    $1,657,604
Ratio of ending allowance to ending loans
  (net of unearned income)                        1.27%         1.29%         1.55%         1.61%         1.50%
Average loans (net of unearned income)      $3,931,084    $3,123,407    $2,477,768    $1,813,569    $1,615,713
Ratio of net charge-offs to average loans
  (net of unearned income)                        0.17%         0.18%         0.12%         0.34%         0.65%
Allowance for loan losses as a percent
  of nonperforming loans
  (nonaccrual and renegotiated)                    223%          258%          238%          215%          130%
===============================================================================================================


                                                              THE COLONIAL    33

NONPERFORMING ASSETS

         BancGroup classifies problem loans into four categories: nonaccrual, past due, renegotiated and other potential problems. When management determines a loan no longer meets the criteria for performing loans and collection of interest appears doubtful, the loan is placed on nonaccrual status. All loans that are 90 days past due are considered nonaccrual unless they are adequately collateralized, they are in the process of collection, and there is reasonable assurance of full collection of principal and interest. BancGroup's policy is also to charge off installment loans 120 days past due unless they are in the process of foreclosure and are adequately collateralized. Management closely monitors all loans which are contractually 90 days past due, renegotiated or nonaccrual. These loans are summarized as follows:



-----------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS                                                 DECEMBER 31
-----------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                     1996       1995       1994       1993       1992
-----------------------------------------------------------------------------------------------------
Aggregate loans for which interest is
  not being accrued                              $22,334    $16,272    $14,348    $15,628    $17,794
Aggregate loans renegotiated to
  provide a reduction or deferral
  of interest or principal because of
  a deterioration in the financial
  condition of the borrower                        1,683      1,882      3,541      1,494      1,346
-----------------------------------------------------------------------------------------------------
Total nonperforming loans*                        24,017     18,154     17,889     17,122     19,140
Other real estate and in-substance foreclosure     9,915     12,704     17,349     24,142     19,372
Repossessions                                        314        171         81        101        103
-----------------------------------------------------------------------------------------------------
Total nonperforming assets*                      $34,246    $31,029    $35,319    $41,365    $38,615
=====================================================================================================

Aggregate loans contractually
  past due 90 days for which
  interest is being accrued                      $ 7,682    $ 3,421    $ 4,329    $ 2,230    $ 1,485
Total nonperforming loans as a
  percent of net loans                              0.57%      0.50%      0.65%      0.75%      1.15%
Total nonperforming assets as a
  percent of net loans, other real estate
  and repossessions                                 0.81%      0.85%      1.28%      1.79%      2.30%
Total nonaccrual, renegotiated and
  past due loans as a percent of total loans        0.75%      0.59%      0.81%      0.85%      1.24%
Allowance for loan loss as a percent of
  nonperforming loans (nonaccrual
  and renegotiated)                                  223%       258%       238%       215%       130%
=====================================================================================================

* Total does not include loans contractually past due 90 days or more which are still accruing interest


         Fluctuations from year to year in the balances of nonperforming assets are attributable to several factors including changing economic conditions in various markets, nonperforming assets obtained in various acquisitions and the disproportionate impact of larger (over $500,000) individual credits. On December 31, 1993 BancGroup completed the acquisition of First AmFed Corporation. With this acquisition the Company recorded $11.2 million in other real estate, $1.6 million in nonaccrual loans, and $.5 million in 90 day past due loans that were still accruing. The carrying value of these nonperforming assets was adjusted at the acquisition date to their current estimated fair values based on BancGroup's intention to dispose of them in the most expeditious and profitable manner. Excluding these nonperforming assets acquired with First AmFed, the Company's nonperforming asset ratio would have been 1.24% at December 31, 1993 compared to 1.79% noted above. During 1994 a substantial portion of these problem assets, particularly other real estate, was disposed of and the nonperforming asset ratio was reduced to 1.28%.

         Nonaccrual loans at December 31, 1996 were $22 million compared to $16.3 million at December 31, 1995. This increase in nonaccrual loans is primarily due to four large credits in different geographic locations.

         Management, through its loan officers, internal loan review staff and external examinations by regulatory agencies, has identified approximately $146 million of potential problem loans not included above. The status of these loans is reviewed at least quarterly by loan officers and the centralized loan review function and annually by regulatory agencies. In connection with such reviews, collateral values are updated where

34    THE COLONIAL
considered necessary. If collateral values are judged insufficient or other sources of repayment inadequate, the loans are reduced to estimated recoverable amounts through increases in reserves allocated to the loans or charge-offs. As of December 31, 1996 substantially all of these loans are current with their existing repayment terms. Management believes that classification of such loans as potential problem loans well in advance of their reaching a delinquent status allows the Company the greatest flexibility in correcting problems and providing adequate reserves without disruption of earnings trends. Given the reserves and the ability of the borrowers to comply with the existing repayment terms, management believes any exposure from these potential problem loans has been adequately addressed at the present time.

         The above nonperforming loans and potential problem loans represent all material credits for which management has serious doubts as to the ability of the borrowers to comply with the loan repayment terms. Management also expects that the resolution of these problem credits as well as other performing loans will not materially impact future operating results, liquidity or capital resources.

         Interest income recognized on nonaccrual loans was $800,000, $605,000, $414,000, $93,000 and $316,000 in 1996, 1995, 1994, 1993 and 1992, respectively.
Interest income foregone on such loans was approximately $1,428,000, $1,062,000, $1,196,000, $958,000 and $1,121,000 in 1996, 1995, 1994, 1993 and 1992,
respectively.

         On January 1, 1995, BancGroup adopted SFAS No. 114, Accounting By Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition Disclosure. As a result, the following loans were considered impaired as of December 31, 1996. See Notes 1 and 4 to the consolidated financial statements for further discussion.

                                               Carrying
(In thousands)              Balance  Reserve    Value
-------------------------------------------------------
Commercial, financial,
  and agricultural          $ 2,927   $1,456   $ 1,471
Real Estate--Commercial       5,735    1,028     4,707
Real Estate--Construction    14,143    3,390    10,753
Real Estate--Residential      5,657    1,571     4,086
Installment and Consumer        992      397       595
-------------------------------------------------------
Total impaired loans        $29,454   $7,842   $21,612
=======================================================



ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES

         Allocations of the allowance for possible loan losses are made on an individual loan basis for all identified potential problem loans with a percentage allocation for the remaining portfolio. The allocations of the total allowance represent an approximation of the reserves for each category of loans based on management's evaluation of the respective historical charge-off experience and risk within each loan type.

ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES          DECEMBER 31
-------------------------------------------------------------------------------------------
(IN THOUSANDS)                                1996      1995      1994      1993      1992
-------------------------------------------------------------------------------------------
Balance at end of period applicable to:
  Commercial, financial, and agricultural   $11,318    10,018   $ 9,385   $ 8,728   $ 6,485
  Real estate--commercial                    16,866    14,983    13,498    12,822     7,353
  Real estate--construction                   9,910     7,616     3,759     1,878     2,089
  Real estate--residential                    9,009     7,741     9,252     7,534     4,306
  Installment and consumer                    4,251     3,753     3,423     3,334     2,826
  Other                                       2,088     2,806     3,210     2,558     1,877
-------------------------------------------------------------------------------------------
Total                                       $53,443   $46,917   $42,527   $36,854   $24,936
===========================================================================================


                                                              THE COLONIAL    35

SECURITIES

         BancGroup determines on a daily basis the funds available for short-term investment. Funds available for long-term investment are projected based upon anticipated loan and deposit growth, liquidity needs, pledging requirements and maturities of securities, as well as other factors. Based on these factors and management's interest rate and income tax forecast, an investment strategy is determined. Significant elements of this strategy as of December 31, 1996 include:

 - BancGroup's investment in U.S. Treasury securities and obligations of U.S. government agencies is substantially all pledged against public funds deposits.

 - Investment alternatives which maximize the highest aftertax net yield are considered.

 - Management has also attempted to increase the investment portfolio's overall yield by investing funds in excess of pledging requirements in high-grade corporate notes and mortgage-backed securities.

 - The investment strategy also incorporates high-grade preferred stocks when the tax equivalent yield on these investments provides an attractive alternative. The yields on these preferred stocks are adjusted on a short-term basis and provide tax advantaged income without long-term interest rate risk.

 - The maturities of investment alternatives are determined in consideration of the yield curve, liquidity needs and the Company's asset/liability gap position. As interest rates increased and the Company's asset/liability gap position allowed, maturities were increased during 1994 to the 5-7 year range and reduced to the 2-3 year range in 1995 and the 3-5 year range in 1996.

 - The risk elements associated with the various types of securities are also considered in determining investment strategies. U.S. Treasury and U.S. government agency obligations are considered to contain virtually no default or prepayment risk. Mortgage-backed securities have varying degrees of risk of impairment of principal. Impairment risk is primarily associated with accelerated prepayments, particularly with respect to longer maturities purchased at a premium and interest-only strip securities. BancGroup's mortgage backed security portfolio as of December 31, 1996 or 1995 does not include any interest-only strips and the amount of unamortized premium on mortgage backed securities is approximately $524,000. The recoverability of BancGroup's investment in mortgage-backed securities is reviewed periodically, and where necessary, appropriate adjustments are made to income for impaired values.

 - Obligations of state and political subdivisions, as well as other securities have varying degrees of credit risk associated with the individual borrowers. The credit ratings and the credit worthiness of these securities are reviewed periodically and appropriate reserves established when necessary.

         Securities available for sale represent those securities that BancGroup intends to hold for an indefinite period of time or that may be sold in response to changes in interest rates, prepayment risk and other similar factors. These securities are recorded at market value with unrealized gains or losses, net of any tax effect, added or deducted from shareholders' equity. The balance in securities available for sale increased from $384 million at December 31, 1995 to $462 million at December 31, 1996. Securitization of residential mortgage loans represented $88 million of the increase in 1996. An increase from $253 million at December 31, 1994 to $384 million at December 31, 1995 was partially a result of a reclassification from investment securities of $60.5 million in December 1995 as allowed by the Financial Accounting Standards Board to realign the portfolios without risk of penalties and $26 million from acquisitions. The Company took this opportunity to reclassify certain structured notes, corporate and municipal bonds to allow for possible disposition and certain treasury notes for liquidity purposes.

SECURITIES BY CATEGORY

---------------------------------------------------------------
                                        CARRYING VALUE
                                        AT DECEMBER 31
---------------------------------------------------------------
(In thousands)                     1996       1995       1994
---------------------------------------------------------------
Investment securities:
  U.S. Treasury securities
    and obligations
    of U.S.government
    agencies                     $247,423   $239,513   $315,705
  Obligations of state
    and political
    subdivisions                   45,912     52,484     50,657
  Other                             6,786     18,944     38,354
---------------------------------------------------------------
Total                            $300,121   $310,941   $404,716
===============================================================
Securities available for sale:
  U.S. Treasury securities
  and obligations of U.S.
  government
  agencies                       $429,470   $349,266   $208,661
Obligations of state
  and political
  subdivisions                     15,298     11,883      9,524
  Other                            17,545     22,864     34,572
---------------------------------------------------------------
Total                            $462,313   $384,013   $252,757
===============================================================

         At December 31, 1996, there was no single issuer, with the exception of U.S. government and U.S. government agencies, where the aggregate book value of these securities exceeded ten percent of shareholders' equity or $40.3 million.


36  THE COLONIAL

MATURITY DISTRIBUTION OF SECURITIES

                                       WITHIN 1 YEAR        1-5 YEARS         5-10 YEARS       OVER 10 YEARS
                                     ----------------   ----------------   ----------------   ----------------
                                              AVERAGE            AVERAGE            AVERAGE            AVERAGE
(In thousands)                        AMOUNT    RATE     AMOUNT    RATE     AMOUNT    RATE     AMOUNT   RATE
--------------------------------------------------------------------------------------------------------------
Investment securities:
U.S. Treasury securities
  and obligations of U.S.
  government agencies                $ 53,691   6.13%   $122,588   6.26%   $    --      --    $   500   7.25%
Mortgage-backed securities              2,625   6.64      50,991   6.79      1,713    8.22%    20,934   7.60
Obligations of state and
  political subdivisions (1)            6,839   7.33      20,102   6.77     16,363    7.75      2,608   8.11
Other (2)                                  99   6.08         806   8.93        262    7.30         --     --
                                     --------           --------           -------            -------
 Total                               $ 63,254   6.28%   $194,487   6.46%   $18,338    7.79%   $24,042   7.65%
--------------------------------------------------------------------------------------------------------------
Securities available for sale (3):
U.S. Treasury securities
  and obligations of U.S.
  government agencies                $223,029   5.86%
Mortgage-backed securities            178,338   6.82
Obligations of state and political
  subdivisions (1)                     12,903   3.52
Other                                   8,105   6.90
                                     --------
Total                                $422,375   6.90%
-----------------------------------------------------

(1) The weighted average yields are calculated on the basis of the cost and effective yield weighted for the scheduled maturity of each security. The weighted average yields on tax exempt obligations have been computed on a fully taxable equivalent basis using a tax rate of 35%. The taxable equivalent adjustment represents the annual amounts of income from tax exempt obligations multiplied by 145%.
(2) This category excludes all corporate common and preferred stocks since these instruments have no maturity date.
(3) Securities available for sale are shown as maturing within one year although BancGroup intends to hold these securities for an indefinite period of time. (See Contractual Maturities in Note 3 to the consolidated financial statements.)
-------------------------------------------------------------------------------
DEPOSITS

         BancGroup's deposit structure consists of the following:

                                                    DECEMBER 31            % OF TOTAL
---------------------------------------------------------------------------------------
(In thousands)                                   1996         1995       1996     1995
---------------------------------------------------------------------------------------
Noninterest-bearing demand deposits           $  702,757   $  651,544    16.3%    16.8%
Interest-bearing demand deposits                 726,775      724,603    16.9     18.7
Savings deposits                                 449,343      389,120    10.5     10.1
Certificates of deposits less than $100,000    1,600,090    1,366,678    37.2     35.3
Certificates of deposits more than $100,000      530,889      477,885    12.4     12.4
IRAs                                             242,932      212,451     5.6      5.5
Open time deposits                                47,035       46,731     1.1      1.2
---------------------------------------------------------------------------------------
Total deposits                                $4,299,821   $3,869,012   100.0%   100.0%
=======================================================================================


         The growth in deposits and the mix of deposits has been most significantly impacted in 1995 and 1996 by acquisitions in late 1995 of Mt. Vernon Financial and in mid 1996 of Dothan Federal both of which were thrifts. As such, the level of noninterest-bearing demand deposits was less than 3% of the total deposits acquired with the major portion of acquired deposits in certificates of deposits. Noninterest-bearing demand deposits have increased $51.2 million (8%) from December 31, 1995 to December 31, 1996. As noted above, the acquired thrifts did not add any significant amounts of noninterest-bearing demand accounts. However, the presence of such branches and customer relationships has attracted demand deposit accounts after the mergers. The Company also acquired two commercial banks in 1995, Brundidge Banking Company and Farmers and Merchants Bank, with approximately $12 million in non-interest bearing deposits at acquisition. The majority of the noninterest-bearing demand deposit growth is attributable to the Company's focus on developing customer relationships and sales efforts.

         BancGroup has attempted through its acquisitions and branch expansion programs to increase its market presence in the State of Alabama and expand into other growth markets in the Southeast, the first of which was Atlanta in 1995 followed by Orlando in 1996. This expansion continued with the additional mergers in Florida and Georgia in early 1997. The principal goal is to provide the Company's retail customer base with convenient access to branch locations while enhancing the Company's potential for future increases in profitability.


                                                           THE COLONIAL     37

During 1995 and 1996 BancGroup established retail banking, training and policies and procedures departments as well as continuing its branch automation project to reinforce the Company's goal of providing the customer with the best possible service. In connection with this goal, several other initiatives have been undertaken, including an electronic banking division which includes home banking, business banking, automatic teller, credit card and check card services. The Company has increased its automatic teller machine services by expanding into 67 WalMart locations throughout Alabama. Full service banking is offered in eleven WalMart locations with ten located in Alabama and one in Tennessee. BancGroup is continuing its sales of investment products, such as mutual funds and annuities to customers seeking alternatives to deposit products. The overall goal of these steps has been to efficiently provide customers with the financial products they need and desire.

         In 1995 the Company initiated a brokered Certificate of Deposit (CD) program to offer CD's in increments of $1,000 to $99,000 to out of market customers at competitive rates and maturities. At December 31, 1996 and 1995, $138 million and $75 million, respectively of CD's were outstanding under this program.


SHORT-TERM BORROWINGS

         Short-term borrowings were comprised of the following at December 31, 1996, 1995 and 1994:

(In thousands)               1996              1995              1994
-----------------------------------------------------------------------
Federal funds purchased
  and securities sold
  under repurchase
  agreements               $127,112          $152,505          $173,982
Federal Home Loan
  Bank borrowings           715,000           465,000           210,050
Other short-term
  borrowings                  2,017             1,141             1,131
-----------------------------------------------------------------------
Total                      $844,129          $618,646          $385,163
=======================================================================

         BancGroup has available Federal Funds lines from upstream banks including the Federal Home Loan Bank (FHLB) totaling $534 million at December 31, 1996. In addition, correspondent banks and customers with repurchase agreements have provided a consistent base of short-term funds. BancGroup became a member of the FHLB in late 1992. As a member of the FHLB, BancGroup has availability of up to $1 billion from the FHLB on either a short or long-term basis excluding funds available through the federal funds line. CMC has an additional $118 million available through a warehouse line with FHLB that is collateralized by mortgage loans held for sale.

         Short-term borrowings, including FHLB borrowings, have been used to fund short-term assets, primarily mortgage loans held for sale, and loans. FHLB borrowings have been used during 1996 and 1995 to fund loan growth. As discussed more fully in the "Liquidity and Interest Sensitivity" section of this report, the line of credit with the FHLB is considered a primary source of funding for the Company's asset growth.


LIQUIDITY AND INTEREST SENSITIVITY

         BancGroup has addressed its liquidity and interest rate sensitivity through its policies and structure for asset/liability management. It has created the Asset/Liability Management Committee ("ALMCO"), the objective of which is to optimize the net interest margin while assuming reasonable business risks. ALMCO annually establishes operating constraints for critical elements of BancGroup's business, such as liquidity and rate sensitivity. ALMCO constantly monitors performance and takes action in order to meet its objectives.

         Of primary concern to ALMCO, is maintaining adequate liquidity. Liquidity is the ability of an organization to meet its financial commitments and obligations on a timely basis. These commitments and obligations include credit needs of customers, withdrawals by depositors, repayment of debt when due and payment of operating expenses and dividends.

         The consolidated statement of cash flows identifies the three major sources and uses of cash (liquidity) as operating, investing and financing activities. Operating activities reflect cash generated from operations. Management views cash flow from operations as a major source of liquidity. Investing activities represent a primary usage of cash with the major net increase being attributed to loan growth. When investment securities mature they are generally reinvested in new investment securities or assets held for sale. Financing activities generally provide funding for the growth in loans and investment securities with increased deposits. Short-term borrowings are used to provide funding for temporary gaps in the funding of long-term assets and deposits, as well as to provide funding for mortgage loans held for sale and loan growth. BancGroup has the ability to tap other markets for certificates of deposits and to utilize established lines for Federal funds purchased and FHLB advances. BancGroup maintains and builds diversified funding sources in order to provide flexibility in meeting its requirements.

         From 1992 through 1996 the significant changes in BancGroup's cash flows have centered around loan growth and fluctuations in mortgage loans held for sale. Loan growth of $623 million in 1996 and $678 million in 1995 has been one of the principal uses of cash in both years. In 1996, BancGroup securitized approximately $88 million of residential mortgage loans and repurchased the securities. Mortgage loans held for sale increased in 1996, using $46 million in funds. As noted in previous sections, short-term borrowings increased $225 million in 1996 and were used to fund loan growth. Management has chosen to fund short-term fluctuations in the volume of


38   THE COLONIAL
mortgage loans held for sale with short-term borrowings as opposed to increasing rate sensitive deposits. Deposit growth of $431 million with $63 million from the previously discussed brokered CD program provided an additional source of funding for internal loan growth.

         As noted previously, the composition of the Company's loan portfolio has changed over the past three years. BancGroup at December 31, 1996 had $1.8 billion of residential real estate loans. These loans provide collateral for the current $1 billion credit availability at the FHLB. The FHLB unused credit capacity, $281 million at December 31, 1996, provides the Company significant flexibility in asset/liability management, liquidity and deposit pricing.

         In January 1996, the Company called $7.5 million of its 1985 subordinated debentures which had a maturity date of 2000. As a result, 806,598 shares of BancGroup stock were issued and cash was paid for the remaining debentures. In December 1996, BancGroup entered into a two year revolving line of credit for $35 million and a term loan with a maximum principal amount of $15.5 million. This line of credit provides an additional source of funding for acquisition related activities. In January 1997, BancGroup issued $70 million in Trust Preferred Securities. These securities qualify as Tier I Capital, will be shown as long-term debt in the consolidated financial statements, and carry an 8.92% interest rate. A portion of the proceeds of the offering were utilized to pay off the term note and revolving debt outstanding. The remainder of the proceeds will be used for acquisitions and other business purposes. Management believes its liquidity sources and funding strategies are adequate given the nature of its asset base and current loan demand.

         The primary uses of funds as reflected in BancGroup's parent only statement of cash flows were $1.9 million for the payment of interest on debt, $2.4 million for principal payment on term notes (See Note 9 to the consolidated financial statements) and $18.3 million for the payment of dividends. The parent company's primary source of funds was $16.5 million in dividends received from its banking subsidiaries. Dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two years. Under these limitations, approximately $112 million of retained earnings plus certain 1997 earnings would be available for distribution to BancGroup, from its subsidiaries, as dividends in 1997 without prior approval from the respective regulatory authorities. BancGroup anticipates that the cash flow needs of the parent company are well below the regulatory dividend restrictions of its subsidiary banks.

         At December 31, 1996, BancGroup's liquidity position was adequate with loan maturities of $1,095 million, or 26% of the total loan portfolio, due within one year. Securities totaling $486 million or 64% of the total portfolio also had maturities within one year or have been classified as available for sale. As of December 31, 1996 there were, however, no current plans to dispose of any significant portion of these securities. In addition BancGroup has $281 million in additional borrowing capacity at the FHLB and CMC has $118 million available through a warehouse line with FHLB.

         BancGroup's asset/liability management policy has also established targets for interest rate sensitivity. Changes in interest rates will necessarily lead to changes in the net interest margin. It is ALMCO's goal to minimize volatility in the net interest margin by taking an active role in managing the level, mix and maturities of assets and liabilities and by analyzing and taking action to manage mismatch and basis risk. The interest sensitivity schedule reflects an 9.7% negative gap at 12 months; therefore, BancGroup has a greater exposure to net income if interest rates increase. Based on this schedule, management believes that neither an increase or decrease in interest rates of 100 basis points would result in a material swing in net income. Management has managed the asset/liability position of the bank through traditional sources. BancGroup does however, use off balance sheet instruments for hedging purposes to limit its risk associated with the sale of mortgage loans by providing sales commitments on all loans funded and held for sale. (See
Note 6 to the consolidated financial statements.) The following table summarizes BancGroup's interest rate sensitivity as of December 31, 1996.


                                                            THE COLONIAL    39

                                                                             AT DECEMBER 31, 1996
                                             -----------------------------------------------------------------------------------
                                                                          INTEREST SENSITIVE WITHIN
                                             -----------------------------------------------------------------------------------
                                                TOTAL           0-90         91-180      181-365          1-5          OVER
(IN THOUSANDS)                                 BALANCE          DAYS          DAYS         DAYS          YEARS        5 YEARS
--------------------------------------------------------------------------------------------------------------------------------
Rate Sensitive Assets:
  Federal funds sold and resale agree-
  ments and interest bearing deposits        $    21,133    $    21,133    $      --    $      --    $        --    $        --
  Investment securities                          300,121        141,552       15,644       45,550         78,932         18,443
  Securities available for sale                  462,313         63,126        1,810       12,338        293,274         91,765
  Mortgage loans held for sale                   157,966        157,433           --           --             --            533
--------------------------------------------------------------------------------------------------------------------------------
  Loans, net of unearned income                4,218,448      1,453,148      200,846      534,320      1,398,054        632,080
    Allowance for possible loan losses           (53,443)       (18,633)      (2,500)      (6,790)       (17,561)        (7,959)
--------------------------------------------------------------------------------------------------------------------------------
Net loans                                      4,165,005      1,434,515      198,346      527,530      1,380,493        624,121
Nonearning assets                                565,999             --           --           --             --        565,999
================================================================================================================================
Total Assets                                 $ 5,672,537    $ 1,817,759    $ 215,800    $ 585,418    $ 1,752,699    $ 1,300,861
================================================================================================================================

Rate Sensitive Liabilities:
  Interest-bearing demand deposits           $   726,776    $   462,676    $      --    $      --    $        --    $   264,100
  Savings deposits                               449,343        294,280           --          408             --        154,655
  Certificates of deposits less than
    $100,000                                   1,600,090        422,252      215,017      429,442        532,474            905
  Certificates of deposits more than
    $100,000                                     530,889        180,595       61,947      142,920        104,943         40,484
  IRAs                                           242,932         78,854       25,683       48,474         89,667            254
  Open time deposits                              47,035            304          200       45,825            706             --
  Short-term borrowings                          844,129        684,129           --       50,000        110,000             --
  Long-term debt                                  39,092         15,460          295          403          1,484         21,450
Noncosting liabilities & equity                1,192,251             --           --           --             --      1,192,251
================================================================================================================================
Total Liabilities & Equity                   $ 5,672,537    $ 2,138,550    $ 303,142    $ 717,472    $   839,274    $ 1,674,099
================================================================================================================================
Gap                                          $        --    $  (320,791)   $ (87,342)   $(132,054)   $   913,425    $  (373,238)
================================================================================================================================
Cumulative Gap                               $        --    $  (320,791)   $(408,133)   $(540,187)   $   373,238    $        --
================================================================================================================================


         At the bottom of the table is the interest rate sensitivity gap which is the difference between rate sensitive assets and rate sensitive liabilities.

         In reviewing the table, it should be noted that the balances are shown for a specific point in time and, because the interest sensitivity position is dynamic, it can change significantly over time. For all interest earning assets and interest bearing liabilities, variable rate assets and liabilities are reflected in the time interval of the assets or liabilities' earliest repricing date. Fixed rate assets and liabilities have been allocated to various time intervals based on contractual repayment. Furthermore, the balances reflect contractual repricing of the deposits and management's position on repricing certain deposits where management discretion is permitted. Prepayment assumptions are applied at a constant rate based on the Company's historical experience. Certain demand deposit accounts and regular savings accounts have been classified as repricing beyond one year in accordance with regulatory guidelines. While these accounts are subject to immediate withdrawal, experience has shown them to be relatively rate insensitive. If these accounts were included in the 0 - 90 day category, the gap in that time frame would be a negative $740 million with a corresponding cumulative gap at one year of negative $959 million.


40    THE COLONIAL

CAPITAL ADEQUACY AND RESOURCES

         Management is committed to maintaining capital at a level sufficient to protect shareholders and depositors, provide for reasonable growth and fully comply with all regulatory requirements. Management's strategy to achieve these goals is to retain sufficient earnings while providing a reasonable return to shareholders in the form of dividends and return on equity. BancGroup's dividend pay-out ratio in 1996 was 43%. This level is in the Company's target range of 30-45%. Dividend rates are determined by the Board of Directors in consideration of several factors including: current and projected capital ratios, liquidity and income levels and other bank dividend yields and payment ratios.

         The amount of a cash dividend, if any, rests with the discretion of the Board of Directors of BancGroup as well as upon applicable statutory constraints such as the Delaware law requirement that dividends may be paid only out of capital surplus or out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.

         BancGroup also has access to equity capital markets through both public and private issuances. Management considers these sources and related return in addition to internally generated capital in evaluating future expansion or acquisition opportunities.

         The Federal Reserve Board has issued guidelines identifying minimum Tier I leverage ratios relative to total assets and minimum capital ratios relative to risk-adjusted assets. The minimum leverage ratio is 3% but is increased from 100 to 200 basis points based on a review of individual banks by the Federal Reserve. The minimum risk adjusted capital ratios established by the Federal Reserve are 4% for Tier I and 8% for total capital. BancGroup's actual capital ratios and the components of capital and risk adjusted asset information as of December 31, 1996 are stated below:

Capital (thousands):
  Tier I Capital:
    Shareholders' equity
      (excluding unrealized gain
      on securities available
      for sale) less intangibles           $  371,901
  Tier II Capital:
    Allowable loan loss reserve                50,586
    Subordinated debt                           8,612
                                           ----------
  Total Capital                            $  431,099

Risk Adjusted Assets (thousands)           $4,044,013
Total Assets (thousands)                   $5,672,537

                               1996        1995       1994
-----------------------------------------------------------
Tier I leverage ratio          6.78%       7.10%      6.90%
Risk Adjusted Capital
  Ratios:
    Tier I Capital Ratio       9.20%       9.48%      9.58%
    Total Capital Ratio       10.66%      11.27%     11.62%


         As previously mentioned, in January 1997 BancGroup issued $70 million in Trust Preferred Capital Securities. The above capital ratios would have been approximately 8.05%, 10.93% and 12.39% for Tier I leverage, Tier I risk adjusted and total risk adjusted capital had these securities been outstanding at December 31, 1996.

         BancGroup has increased capital gradually through normal earnings retention as well as through stock registrations to capitalize acquisitions.

         In December 1995, BancGroup notified the holders of its 1985 Convertible Subordinated Debentures of redemption of all debentures outstanding at January 31, 1996. In 1996 substantially all of the debentures were converted resulting in the issuance of 806,598 shares of Common Stock and payment in cash for the remaining balance. (See Note 9 to the consolidated financial statements.)

REGULATORY RESTRICTIONS

         As noted previously, dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited.

         The subsidiary banks are also required by law to maintain noninterest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. At December 31, 1996, these deposits totaled $29.9 million.

FINANCIAL ACCOUNTING STANDARDS
BOARD RELEASES

         In June 1996, the Financial Accounting Standards Board issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occuring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. However, in December 1996, the Financial Accounting Standards Board issued SFAS No. 127, "Deferral of the Effective Date of certain provisions of FASB Statement No. 125." This statement defers the effective date of Certain Provisions for one year (December 31, 1997). The deferred provisions relate to repurchase agreements, dollar-roll transactions, securities lending, and similar transactions. The effective date for all other transfers and servicing of financial assets is unchanged. Management does not believe that the adoption of SFAS No. 125, as amended by SFAS No. 127, will have a material impact on BancGroup's financial statements.

         BancGroup adopted SFAS No. 123, Accounting for Stock-based Compensation, on January 1, 1996. (See Notes 1 and 14 to the consolidated financial statements.)

         In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share, which establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This statement replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

         This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         This report contains "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this report are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements.


                         THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES       41

REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors
and Shareholders
The Colonial BancGroup, Inc.

   We have audited the accompanying supplemental consolidated statements of condition of The Colonial BancGroup, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related supplemental consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   The supplemental consolidated financial statements give retroactive effect to the merger of The Colonial BancGroup, Inc. with Fort Brooke Bancorporation. This combination occurred on April 22, 1997, and has been accounted for as a pooling of interests as described in Notes 1 and 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation; however, they will become the historical consolidated financial statements of The Colonial BancGroup, Inc. and subsidiaries after financial statements covering the date of consummation of the business combinations are issued.

   In our opinion, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Colonial BancGroup, Inc. and subsidiaries as of December 31, 1996 and 1995, the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles after financial statements are issued for a period which includes the date of consummation of the business combination.

   As discussed in Note 1 to the supplemental consolidated financial statements, the Company changed its method of accounting for mortgage servicing rights in 1995 and for investments in 1994.


                           COOPERS & LYBRAND L.L.P.

                           Montgomery, Alabama
                           February 20, 1997, except for Note 1 and 2 as to which the date is June 20, 1997



42   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CONDITION


                                                                                                 December 31, 1996 and 1995
                                                                                                     (Dollars in thousands)

ASSETS                                                                                       1996                    1995
---------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                                 $   239,781             $   202,318
Interest-bearing deposits in banks                                                            5,143                   6,270
Federal funds sold                                                                           15,990                  48,919
Securities available for sale (Note 3)                                                      462,313                 384,013
Investment securities (market value: 1996, $302,295; 1995, $314,335) (Note 3)               300,121                 310,941
Mortgage loans held for sale                                                                157,966                 112,203
Loans, net of unearned income (Note 4)                                                    4,215,802               3,645,727
Less:
  Allowance for possible loan losses (Note 5)                                               (53,443)                (46,917)
---------------------------------------------------------------------------------------------------------------------------
Loans, net                                                                                4,162,359               3,598,810
Premises and equipment, net (Note 7)                                                         93,009                  80,074
Excess of cost over tangible and identified intangible assets
  acquired, net                                                                              30,431                  30,100
Mortgage servicing rights                                                                    98,856                  80,053
Other real estate owned                                                                      10,229                  11,801
Accrued interest and other assets                                                            96,339                  94,663
---------------------------------------------------------------------------------------------------------------------------
Total                                                                                    $5,672,537              $4,960,165
===========================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------------------------
Deposits:
  Noninterest-bearing demand                                                           $    702,757             $   651,544
  Interest-bearing demand                                                                   726,776                 724,603
  Savings                                                                                   449,343                 389,120
  Time                                                                                    2,420,945               2,103,745
---------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                            4,299,821               3,869,012
FHLB short-term borrowings (Note 8)                                                         715,000                 465,000
Other short-term borrowings (Note 8)                                                        129,129                 153,646
Subordinated debt (Note 9)                                                                    8,612                  18,545
Other long-term debt (Note 9)                                                                30,480                  29,143
Other liabilities                                                                            86,787                  72,088
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                         5,269,829               4,607,434
---------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Notes 6, 15)
Shareholders' equity: (Notes 3, 10)
  Common Stock, $2.50 par value; 44,000,000 shares authorized,
   issued and outstanding: 39,145,685 and 37,418,242 in 1996 and 1995*                       97,864                  93,546
  Additional paid in capital*                                                               168,064                 155,142
  Retained earnings                                                                         137,956                 106,522
  Unearned compensation                                                                      (1,603)                 (1,849)
  Unrealized gain on securities available for sale, net of taxes                                427                    (630)
---------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                                  402,708                 352,731
---------------------------------------------------------------------------------------------------------------------------
Total                                                                                    $5,672,537              $4,960,165
===========================================================================================================================

See notes to supplemental consolidated financial statements.
* Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.


                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    43

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME


                                                                                                        For the years ended
                                                                                           December 31, 1996, 1995 and 1994
                                                                                   (In thousands, except per share amounts)

                                                                                    1996              1995             1994
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans                                                      $360,563          $296,422         $217,441
Interest and dividends on securities:
  Taxable                                                                         37,833            36,397           30,731
  Nontaxable                                                                       3,118             3,117            3,700
  Dividends                                                                        2,162             2,197            1,835
Interest on federal funds sold and securities purchased under
  resale agreements                                                                2,517             2,949            1,521
Other interest                                                                       645               744              530
---------------------------------------------------------------------------------------------------------------------------
Total interest income                                                            406,838           341,826          255,758
---------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Interest on deposits                                                             164,395           136,331           91,133
Interest on short-term borrowings                                                 38,746            30,409           11,188
Interest on long-term debt                                                         2,702             3,743            3,476
---------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                           205,843           170,483          105,797
---------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                              200,995           171,343          149,961
Provision for possible loan losses (Notes 1, 5)                                   12,545             8,986            8,254
---------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES                     188,450           162,357          141,707
---------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Mortgage servicing fees                                                           28,067            23,787           22,216
Service charges on deposit accounts                                               22,077            19,085           16,816
Securities gains (losses), net (Note 3)                                           (1,534)              598            1,469
Other charges, fees and commissions                                                7,368             6,628            5,564
Other income                                                                      16,404            10,429            8,084
---------------------------------------------------------------------------------------------------------------------------
Total noninterest income                                                          72,382            60,527           54,149
---------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE:
Salaries and employee benefits                                                    77,159            62,054           64,786
Occupancy expense of bank premises, net                                           16,466            14,570           14,208
Furniture and equipment expenses                                                  12,273            10,116            8,969
Amortization of mortgage servicing rights                                         12,522             9,095            6,078
Amortization of intangible assets                                                  2,083             1,543            1,371
SAIF special assessment                                                            4,465                --               --
Other expense (Note 17)                                                           58,348            53,276           48,707
---------------------------------------------------------------------------------------------------------------------------
Total noninterest expense                                                        183,316           150,654          144,119
---------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                        77,516            72,230           51,737
Applicable income taxes (Note 18)                                                 27,303            25,765           17,243
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                    $   50,213          $ 46,465         $ 34,494
===========================================================================================================================
EARNINGS PER SHARE:
  Primary*                                                                    $     1.26          $   1.23         $   0.96
  Fully-diluted*                                                                    1.25              1.19             0.95
AVERAGE NUMBER OF SHARES OUTSTANDING:
  Primary*                                                                        39,764            37,912           35,907
  Fully-diluted*                                                                  40,623            39,796           37,383
===========================================================================================================================

See notes to supplemental consolidated financial statements.
* Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.

44    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

                SUPPLEMENTAL CONSOLIDATED STATEMENT OF CHANGES
                           IN SHAREHOLDERS' EQUITY

                                                             For the years ended
                                                December 31, 1996, 1995 and 1994
                                        (In thousands, except per share amounts)



                                           Class A                   Class B                           Additional
                                        Common Stock               Common Stock        Common Stock     Paid In   Retained
                                   Shares *       Amount*      Shares*    Amount*    Shares*  Amount*   Capital*  Earnings
---------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1994            30,687,460    $ 76,719     1,273,790   $3,184                       $115,405  $ 47,157
Adjustments for pooling-of-interests
  combinations (Notes 1 and 2)       1,419,870       3,550          --        --                           7,418     2,375
---------------------------------------------------------------------------------------------------------------------------
Restated Beginning Balance          32,107,330      80,269     1,273,790    3,184                        122,823    49,532
---------------------------------------------------------------------------------------------------------------------------
Shares issued under:
  Directors Stock Plan                  28,534          71                                                   213
  Stock Option Plans                   246,526         616                                                 1,018
  Dividend Reinvestment                 46,026         115                                                   374
  Stock Bonus & Retention Plan          44,500         111                                                   340
  Employee Stock Purchase Plan           4,372          11                                                    37
Issuance of shares for previous
  year combinations                     14,940          37                                                    69
Issuance of common stock by
  a pooled bank prior to merger        954,420       2,387                                                 3,282    (1,109)
Net income                                                                                                          34,494
Cash dividends: (Class A, $0.40 per
  share; Class B, $0.20 per share)                                                                                  (7,423)
Cash dividends by pooled bank prior to merger                                                                       (1,748)
Conversion of Class B Common
    Stock to Class A Common Stock        3,614           9        (3,614)      (9)
Unrealized loss on securities
  available for sale, net of taxes
---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994          33,450,262      83,626     1,270,176    3,175                        128,156    73,746
---------------------------------------------------------------------------------------------------------------------------
Shares issued under:
  Directors Stock Plan                   1,716           4                              32,332      $81      241
  Stock Option Plans                    13,182          33                             224,396      562    1,165
  Dividend Reinvestment                                                                 53,516      134      448
  Stock Bonus & Retention Plan                                                          50,000      125      697
  Employee Stock Purchase Plan             536           1                               7,534       19       90
Issuance of common stock by
  a pooled bank prior to merger        156,790         392                              43,270      108    1,477    (1,360)
Conversion of Class A Common
  Stock and Class B Common
  Stock to Common Stock            (33,622,486)    (84,056)   (1,270,176)  (3,175)  34,892,662   87,231
Issuance of shares for business
  combinations                                                                       2,089,994    5,225   22,591
Net income                                                                                                          46,465
Cash dividends: (Class A, $0.1125 per
  share; Class B, $0.0625 per share;
  Common, $0.3375 per share)                                                                                       (10,521)
Dividends by pooled bank prior to merger                                                                            (1,808)
Conversion of 7 1/2% convertible
  subordinated debentures                                                               23,418       59      269
Conversion of 12 3/4% convertible
  subordinated debentures                                                                1,120        2        8
Change in unrealized gain (loss) on
  securities available for sale, net of taxes
---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                   0           0             0        0   37,418,242   93,546  155,142   106,522
---------------------------------------------------------------------------------------------------------------------------
Shares issued under:
  Directors Stock Plan                                                                  31,710       79      249
  Stock Option Plans                                                                   499,079    1,248    1,706
  Dividend Reinvestment                                                                 60,136      150      897
  Stock Bonus & Retention Plan                                                          48,340      121      833
  Employee Stock Purchase Plan                                                          10,264       26      154
Isuance of shares for business combination                                             154,596      386    2,214
Net income                                                                                                          50,213
Cash dividends: ($0.54 per share)                                                                                  (16,175)
Cash dividends by pooled bank prior to merger                                                                       (2,397)
Treasury Stock activity of a pooled bank prior to merger                               (58,206)    (146)    (485)     (207)
Conversion of 7 1/2% convertible
  subordinated debentures                                                              174,926      437    2,011
Conversion of 12 3/4% convertible
  subordinated debentures                                                              806,598    2,017    5,343
Change in unrealized gain on securities
  available for sale, net of taxes
---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                   0    $       0            0        0   39,145,685  $97,864 $168,064  $137,956
===========================================================================================================================

                                                             For the years ended
                                                December 31, 1996, 1995 and 1994
                                        (In thousands, except per share amounts)

                                                                              Unrealized
                                                                           Gain (Loss) on
                                                                              Securities   Total
                                                                   Unearned   Available Shareholders'
                                                                 Compensation  For Sale    Equity
--------------------------------------------------------------------------------------------------
Balance, January 1, 1994                                           $  (763)   $  1,694    $243,396
Adjustments for pooling-of-interests
  combinations (Notes 1 and 2)                                          --         128      13,471
--------------------------------------------------------------------------------------------------
Restated Beginning Balance                                            (763)      1,822     256,867
--------------------------------------------------------------------------------------------------
Shares issued under:
  Directors Stock Plan                                                                         284
  Stock Option Plans                                                                         1,634
  Dividend Reinvestment                                                                        489
  Stock Bonus & Retention Plan                                         (77)                    374
  Employee Stock Purchase Plan                                                                  48
Issuance of shares for previous
  year combinations                                                                            106
Issuance of common stock by
  a pooled bank prior to merger                                                              4,560
Net income                                                                                  34,494
Cash dividends: (Class A, $0.40 per
  share; Class B, $0.20 per share)                                                          (7,423)
Cash dividends by pooled bank prior to merger                                               (1,748)
Conversion of Class B Common
    Stock to Class A Common Stock                                                               --
Unrealized loss on securities
  available for sale, net of taxes                                             (14,368)    (14,368)
--------------------------------------------------------------------------------------------------
Balance, December 31, 1994                                            (840)    (12,546)    275,317
--------------------------------------------------------------------------------------------------
Shares issued under:
  Directors Stock Plan                                                                         326
  Stock Option Plans                                                                         1,760
  Dividend Reinvestment                                                                        582
  Stock Bonus & Retention Plan                                        (822)
  Employee Stock Purchase Plan                                                                 110
Issuance of common stock by
  a pooled bank prior to merger                                       (187)                    430
Conversion of Class A Common
  Stock and Class B Common
  Stock to Common Stock                                                                         --
Issuance of shares for business
  combinations                                                                              27,816
Net income                                                                                  46,465
Cash dividends: (Class A, $0.1125 per
  share; Class B, $0.0625 per share;
  Common, $0.3375 per share)                                                               (10,521)
Dividends by pooled bank prior to merger                                                    (1,808)
Conversion of 7 1/2% convertible
  subordinated debentures                                                                      328
Conversion of 12 3/4% convertible
  subordinated debentures                                                                       10
Change in unrealized gain (loss) on
  securities available for sale, net of taxes                                   11,916      11,916
--------------------------------------------------------------------------------------------------
Balance, December 31, 1995                                          (1,849)       (630)    352,731
--------------------------------------------------------------------------------------------------
Shares issued under:
  Directors Stock Plan                                                                         328
   Stock Option Plans                                                                        2,954
   Dividend Reinvestment                                                                     1,047
   Stock Bonus & Retention Plan                                        246                   1,200
   Employee Stock Purchase Plan                                                                180
Issuance of shares for business combination                                                  2,600
Net income                                                                                  50,213
Cash dividends: ($0.54 per share)                                                          (16,175)
Cash dividends by pooled bank prior to merger                                               (2,397)
Treasury Stock activity of a pooled bank prior to merger                                      (838)
Conversion of 7 1/2% convertible
  subordinated debentures                                                                    2,448
Conversion of 12 3/4% convertible
  subordinated debentures                                                                    7,360
Change in unrealized gain on securities
  available for sale, net of taxes                                               1,057       1,057
--------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                         $(1,603)   $    427    $402,708
==================================================================================================

See notes to supplemental consolidated financial statements.
* Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.

                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    45

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                           For the years ended December 31, 1996, 1995, and 1994
                                                                  (In thousands)

                                                                                    1996              1995             1994
---------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                                     $  50,213         $  46,465        $  34,494
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
    Depreciation, amortization and accretion                                      14,792            14,072           11,949
    Amortization of mortgage servicing rights                                     12,522             9,095            6,078
    Amortization of excess servicing fees                                          1,105             1,166            1,721
    Provision for possible loan losses                                            12,545             8,986            8,254
    Deferred income taxes                                                         (1,398)           (1,960)          (2,853)
    Loss (gain) on sale of securities, net                                         1,534              (598)          (1,469)
    Loss (gain) on sale of other assets                                             (534)               38              (34)
    Additions to mortgage servicing rights                                       (32,264)          (32,139)         (34,624)
    Net (increase) decrease in mortgage loans held for sale                      (45,763)          (50,647)         309,766
    Increase in interest receivable                                               (1,837)           (9,249)          (4,065)
    Decrease in prepaids and other receivables                                       426             4,693           (3,756)
    Decrease in accrued expenses and accounts payable                               (448)           (4,714)         (35,761)
    Increase (decrease) in accrued income taxes                                      136             3,086           (2,450)
    Increase in interest payable                                                   3,948            11,395            2,442
    Other, net                                                                     6,758           (12,651)           5,555
---------------------------------------------------------------------------------------------------------------------------
      Total adjustments                                                          (28,478)          (59,427)         260,753
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                               21,735           (12,962)         295,247
---------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from maturities of securities available for sale                       97,025            72,187           55,600
  Proceeds from sales of securities available for sale                            61,714            86,458          116,135
  Purchase of securities available for sale                                     (153,843)         (190,306)        (127,815)
  Proceeds from maturities of investment securities                              149,166            95,412           80,199
  Proceeds from sales of investment securities                                        --            10,119               --
  Purchases of investment securities                                            (144,527)          (55,186)        (134,403)
  Net decrease (increase) in short-term investment securities                      5,300               200           (1,094)
  Net increase in loans                                                         (622,502)         (677,752)        (437,007)
  Cash and cash equivalents received in bank acquisitions, net (Note 2)            1,437            23,201               --
  Cash and cash equivalents received in the purchase
    of assets and assumption of liabilities(Note 2)                                7,028                --           12,154
  Capital expenditures                                                           (23,249)          (12,382)         (12,789)
  Proceeds from sale of other real estate owned                                   10,324            10,987            8,469
  Other, net                                                                         111             2,474            6,799
---------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                           (612,016)         (634,588)        (433,752)
---------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase in demand, savings and time deposits                              381,551           553,600           20,735
  Net increase in federal funds purchased and
    repurchase agreements and other short-term borrowings                        226,060           193,341           73,926
  Proceeds from issuance of long-term debt                                         6,394            12,092           25,336
  Repayment of long-term debt                                                     (5,064)          (55,526)         (13,524)
  Proceeds from issuance of common stock                                           3,318             2,406            6,491
  Proceeds from issuance of subordinated debt                                         --             1,425               --
  Dividends paid                                                                 (18,571)          (12,342)          (9,171)
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                        593,688           694,996          103,793
---------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                               3,407            47,446          (34,712)
Cash and cash equivalents at beginning of year                                   257,507           210,061          244,773
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year (Note 1)                               $260,914          $257,507         $210,061
===========================================================================================================================
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                                    $196,316          $157,996        $ 102,367
    Income taxes                                                                  29,637            23,202           24,935
  Non-cash transactions:
    Transfer of loans to other real estate                                    $    8,770        $    6,013       $    4,787
    Origination of loans from the sale of other real estate                          763               830            1,309
    Securitization of mortgage loans                                              87,641                --               --
    Transfer of investment securities to securities available for sale                --            60,421           33,457
    Conversion of subordinated debentures to common stock                          9,808               428               --
    Assets acquired in business combinations                                      48,367           330,626           47,985
    Liabilities assumed in business combinations                                  45,766           302,810           57,191
===========================================================================================================================

See notes to supplemental consolidated financial statements.



46    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                            For the years ended December 31, 1996, 1995 and 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

     The Colonial BancGroup, Inc. ("BancGroup") and its subsidiaries operate predominantly in the domestic commercial and mortgage banking industry. The accounting and reporting policies of BancGroup and its subsidiaries conform to generally accepted accounting principles and to general practice within the banking industry. The following summarizes the most significant of these policies.

     BASIS OF PRESENTATION-The supplemental consolidated financial statements of The Colonial BancGroup, Inc. and subsidiaries have been prepared to give retroactive effect to the merger with Fort Brooke Bancorporation (Fort Brooke) on April 22, 1997. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of The Colonial BancGroup, Inc. and subsidiaries after financial statements covering the date of consummation of the business combinations are issued. The consolidated financial statements of BancGroup for 1996, 1995 and 1994 have also previously been restated to give retroactive effect to the January 1997 combinations with Jefferson Bancorp, Inc. and D/W Bankshares, Inc. as well as the July 3, 1996 mergers with Commercial Bancorp of Georgia, Inc., and Southern Banking Corporation which were accounted for as poolings of interests. (See Note 2)

     PRINCIPLES OF CONSOLIDATION-The supplemental consolidated financial statements and notes to supplemental consolidated financial statements include the accounts of BancGroup and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated.

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS-The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS-BancGroup considers cash and highly liquid investments with maturities of three months or less when purchased as cash and cash equivalents. Cash and cash equivalents consist primarily of cash and due from banks, interest-bearing deposits in banks and Federal funds sold.

     INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE-Effective January 1, 1994, BancGroup adopted Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Under this statement, securities are classified as either held-to-maturity, available-for-sale or trading. Held-to-maturity or investment securities are securities for which management has the ability and intent to hold on a long-term basis or until maturity. These securities are carried at amortized cost, adjusted for amortization of premiums, and accretion of discount to the earlier of the maturity or call date. Securities available-for-sale represent those securities intended to be held for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors. Securities available-for-sale are recorded at market value with unrealized gains and losses net of any tax effect, added or deducted directly from shareholders' equity. Securities carried in trading accounts are carried at market value with unrealized gains and losses reflected in income. Realized and unrealized gains and losses are based on the specific identification method. Prior to 1994, securities available for sale and marketable equity securities were recorded at the lower of aggregate cost or market value.

     MORTGAGE LOANS HELD FOR SALE-Mortgage loans held for sale are carried at the lower of aggregate cost or market. The cost of mortgage loans held for sale is the mortgage note amount plus certain net origination costs less discounts collected. The cost of mortgage loans is adjusted by gains and losses generated from corresponding hedging transactions, principally using forward sales commitments, entered into to protect the inventory value of the loans from increases in interest rates. Hedge positions are also used to protect the pipeline of commitments to originate and purchase loans from changes in interest rates. Gains and losses resulting from changes in the market value of the inventory, pipeline and open hedge positions are netted. Any net gain that results is deferred; any net loss that results is recognized when incurred. Hedging gains and losses realized during the commitment and warehousing period related to the pipeline and mortgage loans held for sale are deferred. Hedging losses are recognized currently if deferring such losses would result in mortgage loans held for sale and the pipeline being valued in excess of their estimated net realizable value. The aggregate cost of mortgage loans held for sale at December 31, 1996 and 1995 is less than their aggregate net realizable value. Gains or losses on the sale of Federal National Mortgage Association mortgage-backed securities are recognized on the earlier of the date settled or the date that a forward commitment to deliver a security to a dealer is effectively offset by a commitment to buy a similar security (paired off). These gains or losses are included in other income.

     LOANS-Loans are stated at face value, net of unearned income and allowance for possible loan losses. Interest income on loans is recognized under the "interest" method except for certain installment loans where interest income is recognized under the "Rule of 78's" (sum-of-the-months digits) method, which does not produce results significantly different from the "interest" method. Nonrefundable fees and costs associated with originating or acquiring loans are recognized under the interest method as a yield adjustment over the life of the corresponding loan.

     ALLOWANCE FOR POSSIBLE LOAN LOSSES-BancGroup adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition Disclosure", on January 1, 1995. Under the new standards, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to col-


                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    47
lect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Smaller balance homogeneous loans which consist of residential mortgages and consumer loans are evaluated collectively and reserves are established based on historical loss experience. The adoption of SFAS 114 and 118 resulted in no additional provision for credit losses at January 1, 1995.

     The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or portion of a loan is determined to be uncollectable, the portion deemed uncollectable is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.


     Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, estimated value of any underlying collateral, and an analysis of current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank's regulators or its economic environment will not require further increases in the allowance.

     INCOME RECOGNITION ON IMPAIRED AND NONACCRUAL LOANS-Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

     Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.

     While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge offs have been fully recovered. Interest income recognized on a cash basis was immaterial for the years ended December 31, 1996, 1995 and 1994.

     PREMISES AND EQUIPMENT-Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed generally using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Estimated useful lives range from five to forty years for bank buildings and leasehold improvements and three to ten years for furniture and equipment.

     Expenditures for maintenance and repairs are charged against earnings as incurred. Costs of major additions and improvements are capitalized. Upon disposition or retirement of property, the asset account is relieved of the cost of the item and the allowance for depreciation is charged with accumulated depreciation. Any resulting gain or loss is reflected in current income.

     OTHER REAL ESTATE OWNED-Other real estate owned includes real estate acquired through foreclosure or deed taken in lieu of foreclosure. These amounts are recorded at the lower of cost or market value less estimated costs to sell. Any write-down from the cost to market value required at the time of foreclosure is charged to the allowance for possible loan losses. Subsequent write-downs and gains or losses recognized on the sale of these properties are included in noninterest income or expense.

     INTANGIBLE ASSETS-Intangible assets acquired in acquisitions of banks are stated at cost, net of accumulated amortization. Amortization is provided over a period up to twenty years for the excess of cost over tangible and identified intangible assets acquired and ten years for deposit core base intangibles using the straight-line method. The recoverability of intangible assets is reviewed periodically based on the current earnings of acquired entities. If warranted, analysis, including undiscounted income projections, are made to determine if adjustments to carrying value or amortization periods are necessary.

     MORTGAGE SERVICING RIGHTS-BancGroup adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights", in May 1995 effective January 1,1995. This statement amends certain provisions of SFAS No. 65 to substantially eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. The statement requires an allocation of the total cost of mortgage loans held for sale to mortgage servicing rights and mortgage loans held for sale (without mortgage servicing rights) based on their relative fair values.

     Mortgage servicing rights are being amortized primarily using an accelerated method in proportion to the estimated net servicing income from the related loans, which approximates a level yield method. The amortization period represents management's best estimate of the remaining loan lives.

     The carrying values of the mortgage servicing rights are evaluated for impairment based on their fair values categorized by year of origination or acquisition. Fair values of servicing rights are determined by estimating the present value of future

48    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
net servicing income considering the average interest rate and the average remaining lives of the related mortgage loans being serviced. At December 31, 1996, BancGroup had mortgage servicing and excess servicing rights with a net book value of $107 million. The estimated combined fair value of these assets is approximately $152 million.

     The servicing portfolio is geographically disbursed throughout the United States with a concentration in the southern states. The mortgage servicing rights at December 31, 1996 and 1995 are stated net of accumulated amortization of approximately $38,425,000 and $25,903,000, respectively.

     Mortgage servicing fees are deducted from the monthly payments on mortgage loans and are recorded as income when earned. Fees from investors for servicing their portfolios of residential loans generally range from 1/4 of 1% to 1/2 of 1% per year on the outstanding principal balance.

     LONG LIVED ASSETS-BancGroup adopted SFAS No. 121, "Accounting for the Impairment of Long Lived Assets and for Long-Lived Assets to be Disposed Of" on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles to be held and used by the entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset, an impairment loss is recognized. This statement also requires that long-lived assets and certain intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The adoption of SFAS No. 121 did not have a material impact on BancGroup's financial statements.

     INCOME TAXES-BancGroup uses the asset and liability method of accounting for income taxes (See Note 18). Under the asset and liability method, deferred tax assets and liabilities are recorded at currently enacted tax rates applicable to the period in which assets or liabilities are expected to be realized or settled. Deferred tax assets and liabilities are adjusted to reflect changes in statutory tax rates resulting in income adjustments in the period such changes are enacted.

     BancGroup files a consolidated income tax return; however, income taxes are computed by each subsidiary on a separate basis, and taxes currently payable are remitted to BancGroup.

     STOCK-BASED COMPENSATION-BancGroup adopted SFAS No. 123, "Accounting for Stock-Based Compensation", on January 1, 1996. This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument. However, SFAS No. 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. BancGroup has elected to continue to measure compensation cost for their stock option plan under the provisions in APB Opinion 25.

     EARNINGS PER SHARE-Primary earnings per share were computed based on the weighted average number of shares of common stock actually outstanding and common stock equivalents which consists of shares issuable under outstanding stock options. Fully diluted earnings per share also gives effect to shares issuable under convertible debenture agreements. All earnings per share data has been restated to reflect a two-for-one stock split effected in the form of a 100 percent stock dividend distributed on February 11, 1997.

     Advertising Costs-Advertising costs are expensed as incurred. Advertising expense was $5,559,000 $4,297,000 and $3,126,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     RECENTLY ISSUED ACCOUNTING STANDARDS-In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement utilizes the financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

     A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange.

     This Statement requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfer.

     This Statement requires that a liability be derecognized if and only if either (a) the debtor pays the creditor and is relieved of its obligation for the liability or (b) the debtor is legally released from being the primary obligor under the liability either judicially or by the creditor. Therefore, a liability is not considered extinguished by an in-substance defeasance.

     This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occuring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. However, in December 1996, the Financial Accounting Standards Board issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125". This statement defers the effective date of certain provisions for one year (December 31, 1997). The deferred provisions relate to repurchase agreements, dollar-roll transactions, securities lending, and similar

                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    49
transactions. The effective date for all other transfers and servicing of financial assets is unchanged. Management does not believe that the adoption of SFAS No. 125 will have a material impact on BancGroup's financial statements.

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings per Share, which establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or portential common stock. This statement replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and reuries a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

     This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. Under SFAS No. 128, BancGroup's basic EPS would be $1.30, $1.30 and $1.02 and fully-diluted EPS would not change form amounts currently reported for the three years ended December 31, 1996, 1995 and 1994, respectively.

2. BUSINESS COMBINATIONS

     On April 22, 1997, Fort Brooke merged into BancGroup. Fort Brooke is a Florida corporation and is a holding company for Fort Brooke Bank located in Brandon, Florida. Fort Brooke has merged with BancGroup and Fort Brooke Bank merged with BancGroup's subsidiary in Orlando, Florida, Colonial Bank. A total of 1,599,973 shares of BancGroup's common stock was issued to the stockholders of Fort Brooke. At December 31, 1996, Fort Brooke had assets of $205.7 million, deposits of $185.9 million and stockholders' equity of $15.7 million. This merger was accounted for under the pooling-of-interests method of accounting and, accordingly, all information has been restated to include Fort Brooke.

     On March 5, 1997, Shamrock Holding, Inc., parent of The Union Bank in Evergreen, Alabama, ("Shamrock") was merged into BancGroup. BancGroup purchased all of the outstanding shares of Shamrock for an aggregate cash price of $11,813,000. At December 31, 1996, The Union Bank had total assets of approximately $54.5 million, deposits of $46.4 million, and stockholders' equity of $7.9 million. This merger was accounted for as a purchase method business combination, and thus the results of operations will be included in BancGroup's financial statements only from the date of consummation forward.

     On, January 31, 1997, Bankshares was merged into BancGroup. Bankshares is a Georgia corporation and is a holding company for Dalton/Whitfield Bank & Trust located in Dalton, Georgia ("Dalton/Whitfield"). Bankshares has merged with BancGroup and Dalton/Whitfield merged with BancGroup's existing bank subsidiary in Lawrenceville, Georgia, Colonial Bank. A total of 1,016,548 shares of BancGroup's Common Stock was issued to the stockholders of Bankshares. At December 31, 1996, Bankshares had assets of $138.7 million, deposits of $124.4 million and stockholders' equity of $10.0 million. This merger was accounted for under the pooling-of-interests method of accounting and, accordingly, all information presented has been restated to include Bankshares.

     On January 3, 1997, Jefferson was merged into BancGroup. Jefferson is a Florida corporation and is a holding company for Jefferson Bank of Florida located in Miami Beach, Florida. Jefferson has merged with BancGroup and Jefferson Bank of Florida merged with BancGroup's existing bank subsidiary in Orlando, Florida, Colonial Bank. A total of 3,854,952 shares of BancGroup's Common Stock was issued to the stockholders of Jefferson. At December 31, 1996, Jefferson had assets of $472.7 million, deposits of $405.8 million and stockholders' equity of $32.3 million. This merger was accounted for under the pooling-of-interests method of accounting and, accordingly, all information presented has been restated to include Jefferson.

     On July 3, 1996, BancGroup completed a business combination with Commercial Bancorp of Georgia, Inc. ("Commercial"), of Lawrenceville, Georgia with the issuance of 2,306,460 shares of BancGroup common stock. At the date of combination, Commercial had assets of $233 million and equity of $21 million. The transaction was accounted for under the pooling-of-interests method of accounting and, accordingly, Commercial is included in all periods presented.

     On July 3, 1996, BancGroup completed a business combination with Southern Banking Corporation ("Southern"), of Orlando, Florida with the issuance of 2,858,494 shares of BancGroup common stock. At the date of combination, Southern had assets of $232 million and equity of $17 million. The transaction was accounted for under the pooling-of-interests method of accounting and, accordingly, Southern is included in all periods presented.

     On February 17, 1995, BancGroup completed a merger with Colonial Mortgage Company (CMC) and its parent company, The Colonial Company (TCC). At the merger date TCC's only asset was its investment in CMC. BancGroup issued 4,545,454 shares of its common stock and assumed the debts of TCC. At the merger date, TCC and CMC had total assets of $71 million, total liabilities of $64 million, and total stockholders' equity of $7 million. This business combination by entities under common control was accounted for in a manner similar to a pooling-of-interests and, accordingly, CMC is included in all periods presented.

     Presented below is summary operating information for Banc-Group showing the effect of the business combinations described in the preceding paragraphs (years prior to consummation).

                      As Originally      Effect of       Currently
   (In thousands)        Reported         Poolings        Reported
----------------------------------------------------------------------
1996:

 Net interest income     $169,678          $31,317       $200,995
 Noninterest income        65,982            6,400         72,382
 Net income                53,608           (3,395)        50,213

1995:

 Net interest income      118,442           52,901        171,343
 Noninterest income        45,982           14,545         60,527
 Net income                38,794            7,671         46,465

1994:

 Net interest income      104,681           45,100        149,961
 Noninterest income        18,125           36,024         54,149
 Net income                27,671            6,823         34,494

     Prior to the date of consummation in 1996, Commercial and Southern had net interest income of $6,437,000 and $7,166,000, respectively, and net income of $1,340,000 and $1,750,000, respectively.

     On April 19, 1996, BancGroup purchased certain assets totaling $31,428,000 and assumed certain liabilities, primarily deposits, totaling $30,994,000 of the Enterprise, Alabama branch of First Federal Bank.

50    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

During 1995 and 1996, four purchase method combinations were consummated; the following table represents those acquisitions.


(Dollars in thousands)
                                                          Common
                                                       Stock Issued
                               Consummation       --------------------
Bank                               Date              Shares      Value
----------------------------------------------------------------------

Brundidge Banking
 Company                       March 31, 1995       532,868    $ 6,209
Mt. Vernon
 Financial Corp.              October 20, 1995    1,043,440     14,608
Farmers and
 Merchants
 Bank                         November 3, 1995      513,686      6,999
Dothan Federal
 Savings Bank                   July 8, 1996        154,690      2,601

     The value of the shares issued represents the total purchase price of Brundidge Banking Company and Mt. Vernon Financial Corp. Farmers and Merchants Bank and Dothan Federal Savings Bank shareholders received $3 million and $2.6 million in cash, respectively, in addition to the amounts received in stock.
     The financial institution mergers were accounted for as purchases and, accordingly, income and expenses of such institutions are included in the consolidated statements of BancGroup from the date of acquisition forward.
     The following table presents unaudited pro forma results of operations for the years ended December 31, 1996 and 1995, after giving effect to amortization of goodwill and other pro forma adjustments, as if the acquisitions had occurred at the beginning of the years presented. The pro forma summary information does not necessarily reflect the results of operations as they actually would have been, if the acquisition had occurred at the beginning of the years presented.


(In thousands, except per share
amounts)                                    1996      1995
------------------------------------------------------------
                                              (Unaudited)
Net interest income                     $201,033    $176,344
Net income                                50,233      47,595
  Earnings per share:
   Primary                                 $1.26       $1.21
   Fully-diluted                           $1.25       $1.18
  Average shares outstanding:
    Primary                               39,845      39,469
    Fully-diluted                         40,704      41,353
------------------------------------------------------------

     The following chart summarizes the assets acquired and the liabilities assumed in connection with the 1996 and 1995 purchase method combinations:

                                       1996       1995
(In thousands)                        Total      Total
--------------------------------------------------------
Cash and due froms                   $   480   $  5,899
Interest-bearing deposits in banks        --        987
Federal funds sold                       957     16,325
Securities available for sale          7,529     25,557
Investment securities                     --     11,456
Loans, net                            35,985    249,086
Accrued interest and other assets      1,767     10,009
Deposits                              39,931    247,848
Short-term borrowings                  1,875     40,000
Other long-term debt                      --      3,541
Other liabilities                      3,960     11,421
Equity                                 2,600     27,816
---------------------------------------------------------

Excess of cost over tangible and
 identified intangible assets
 acquired, net                       $ 1,648    $11,317
---------------------------------------------------------

     The above business combinations have been reflected in BancGroup's consolidated financial statements. The following business combinations have not yet been reflected in BancGroup's financial statements.
     On January 3, 1997, Tomoka Bancorp, Inc. ("Tomoka") was merged into BancGroup. Tomoka is a Florida corporation and is a holding company for Tomoka State Bank located in Ormond Beach, Florida. Tomoka has merged with BancGroup and Tomoka State Bank has merged with BancGroup's existing bank subsidiary in Orlando, Florida, Colonial Bank. A total of 661,992 shares of BancGroup's Common Stock was issued to the stockholders of Tomoka. At December 31, 1996, Tomoka had assests of $76.7 million, deposits of $68.2 million and stockholders' equity of $6.5 million. This merger was accounted for as a pooling of interests, however the merger is not material to BancGroup's financial statements, and thus, prior period information has not been restated to include Tomoka.
     On January 9, 1997, First Family Financial Corporation ("First Family") was merged into BancGroup. First Family is a Florida corporation and is a holding company for First Family Bank, fsb located in Eustis, Florida. First Family has merged with BancGroup and following regulatory approval, First Family Bank, fsb will merge with BancGroup's existing subsidiary bank in Orlando, Florida, Colonial Bank. A total of 329,492 shares of BancGroup's Common Stock and $6,491,875 in cash has been issued to the stockholders of First Family. At December 31, 1996, First Family had assets of $167.3 million, deposits of $156.7 million and stockholders' equity of $8.7 million. This merger was accounted for as a purchase method combination, and thus results of operations will be included in BancGroup's financial statements only from the date of consummation forward.

                             The Colonial BancGroup, Inc. and Subsidiaries    51

PENDING Mergers

     In March 1997, BancGroup entered into definitive agreements to merge two additional Florida banks into BancGroup. First Commerce Banks of Florida, Inc. ("First Commerce"), in Winter Haven, had assets of $106 million at December 31, 1996. Great Southern Bank ("Great Southern"), in West Palm Beach, had assets of $119 million at December 31, 1996. The First Commerce merger will be accounted for as a purchase while the Great Southern merger will be a pooling of interests.
   On May 8, 1997, BancGroup entered into a definitive agreement with First Independence Bank of Florida ("First Independence"), located in Fort Myers, Florida. First Independence had assets of $62.5 million at December 31, 1996. This combination will be accounted for as a pooling-of-interests.

3. SECURITIES

The carrying and market values of investment securities are summarized as follows:

Investment Securities

(In thousands)                                    1996                                               1995
-----------------------------------------------------------------------------------------------------------------------------------
                              Amortized  Unrealized  Unrealized     Market     Amortized    Unrealized   Unrealized    Market
                               Cost       Gains      Losses        Value        Cost           Gains         Losses     Value
===================================================================================================================================
U.S. Treasury securities
 and obligations of U.S.
 government agencies          $247,423   $2,336      $(1,023)       $248,736   $239,513     $3,851       $(1,694)      $241,670
Obligations of state and
 political subdivisions         45,912    1,056          (55)         46,913     52,484      1,342          (155)        53,671
Other                            6,786       74         (214)          6,646     18,944        120           (70)        18,994
-----------------------------------------------------------------------------------------------------------------------------------
Total                         $300,121   $3,466      $(1,292)       $302,295   $310,941     $5,313       $(1,919)      $314,335
===================================================================================================================================

The carrying and market values of securities available for sale are summarized as follows:

Securities Available for Sale

(In thousands)                                    1996                                              1995
-----------------------------------------------------------------------------------------------------------------------------------
                              Amortized  Unrealized  Unrealized     Market     Amortized    Unrealized   Unrealized    Market
                               Cost       Gains      Losses        Value        Cost           Gains         Losses     Value
===================================================================================================================================
U.S. Treasury securities
 and obligations of U.S.
 government agencies          $429,564   $2,827      $(2,921)       $429,470   $350,922     $2,326       $(3,982)      $349,266
Obligations of state and
 political subdivisions         15,225      166          (93)         15,298     11,867         62           (46)        11,883
Other                           16,881      907         (243)         17,545     22,231      1,043          (410)        22,864
-----------------------------------------------------------------------------------------------------------------------------------
Total                         $461,670   $3,900      $(3,257)       $462,313   $385,020     $3,431       $(4,438)       384,013
===================================================================================================================================


     The market values of obligations of states and political subdivisions were established with the assistance of an independent pricing service. They were based on available market data reflecting transactions of relatively small size and not necessarily indicative of the prices at which large amounts of particular issues could be readily sold or purchased.
     Included within other investment securities are $10,000,000 in marketable equity securities at December 31, 1995. Included within securities available for sale is $38,983,000 and $26,009,000 in Federal Home Loan Bank stock at December 31, 1996 and 1995, respectively.
     Securities with a carrying value of approximately $529,423,000 and $437,393,000 at December 31, 1996 and 1995 respectively, were pledged for various purposes as required or permitted by law.
   Gross gains of $239,000, $764,000 and $1,883,000 and gross losses of $1,773,000, $166,000 and $414,000 were realized on sales of securities for 1996, 1995, and 1994, respectively. The amortized cost and market value of debt securities at December 31, 1996, by contractual maturity, are as follows. Expected maturities differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

52    The Colonial BancGroup, Inc. and Subsidiaries

                                             Securities Available
                       Investment Securities       For Sale
                        Amortized    Market   Amortized    Market
(In thousands)          Cost         Value     Cost         Value
================================================================
Due in one year
  or less              $ 60,629   $ 60,912   $ 68,273   $ 67,980
Due after one year
 through five years     143,496    144,961    142,285    142,249
Due after five years
 through ten years       16,625     17,215     28,289     28,576
Due after ten years       3,108      3,206      5,285      5,231
----------------------------------------------------------------
                        223,858    226,294    244,132    244,036
Mortgage-backed
  securities             76,263     76,001    177,999    178,338
----------------------------------------------------------------
Total                  $300,121   $302,295   $422,131   $422,374
================================================================

     During 1995 and pursuant to a FASB Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, BancGroup transferred approximately $60,421,000 from Investment Securities to Securities Available for Sale.

4. LOANS

    A summary of loans follows:


(In thousands)                  1996           1995
=====================================================
Commercial, financial,
 and agricultural          $   589,418    $   534,773
Real estate-commercial       1,032,970        888,592
Real estate-construction       460,537        378,579
Real estate-mortgage         1,801,703      1,551,051
Installment and consumer       278,600        248,943
Other                           55,883         48,231
-----------------------------------------------------
Subtotal                   $ 4,219,111    $ 3,650,169
Unearned income                 (3,309)        (4,442)
-----------------------------------------------------
Total                      $ 4,215,802    $ 3,645,727
=====================================================

     BancGroup's lending is concentrated throughout Alabama, southern Tennessee, central Georgia and central and south Florida, and repayment of these loans is in part dependent upon the economic conditions in the respective regions of the states. Management does not believe the loan portfolio contains concentrations of credits either geographically or by borrower which would expose BancGroup to unacceptable amounts of risk. Management continually evaluates the potential risk in all segments of the portfolio in determining the adequacy of the allowance for possible loan losses. Other than concentrations of credit risk in Alabama and commercial real estate loans in general, management is not aware of any significant concentrations.
   BancGroup evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by BancGroup upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, residential houses and income-producing commercial properties. No additional credit risk exposure, relating to outstanding loan balances, exists beyond the amounts shown in the consolidated statement of condition at December 31, 1996.
   In the normal course of business, loans are made to officers, directors, principal shareholders and to companies in which they own a significant interest. Loan activity to such parties with an aggregate loan balance of more than $60,000 during the year ended December 31, 1996 are summarized as follows:


(In thousands)
Balance                           Balance
1/1/96     Additions  Repayments 12/31/96
-----------------------------------------
$44,416    $49,825    $47,828     $46,413
-----------------------------------------

     At December 31, 1996 and 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS 114 totaled $29,454,000 and $17,274,000, respectively, and these loans had a corresponding valuation allowance of $7,842,000 and $6,310,000, respectively. The impaired loans were measured for impairment based primarily on the value of underlying collateral. For the years ended December 31, 1996 and 1995, the average recorded investment in impaired loans was approximately $23,305,000 and $19,388,000. BancGroup recognized approximately $2,199,000 and $1,121,000 of interest on impaired loans during the portion of the year that they were impaired in 1996 and 1995, respectively.
   BancGroup uses several factors in determining if a loan is impaired under SFAS No. 114. Generally, nonaccrual loans as well as loans classified by internal loan review are reviewed for impairment. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrower's financial data, and borrowers' operating factors such as cash flows, operating income or loss, etc.

5. ALLOWANCE FOR POSSIBLE LOAN LOSSES

 An analysis of the allowance for possible loan losses is as follows:

(In thousands)                   1996        1995         1994
==============================================================
Balance, January 1            $ 46,917    $ 42,527    $ 36,854
Addition due to
 acquisitions                      618       1,129         501
Provision charged
 to income                      12,545       8,986       8,254
Loans charged off              (11,850)     (8,488)     (6,920)
Recoveries                       5,213       2,763       3,838
--------------------------------------------------------------
Balance, December 31          $ 53,443    $ 46,917    $ 42,527
==============================================================

6. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     BancGroup is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include loan commitments and standby letters of credit and

                           The Colonial BancGroup, Inc. and Subsidiaries    53
obligations to deliver and sell mortgage loans and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

     BancGroup's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and obligations to deliver and sell mortgage loans is represented by the contractual amount of those instruments. BancGroup uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. BancGroup has no significant concentrations of credit risk with any individual counterparty to originate loans. The total amounts of financial instruments with off-balance sheet risk as of December 31, 1996 and 1995 are as follows:

                                                           Contract Amount
============================================================================
(In thousands)                                            1996        1995
============================================================================
Financial instruments whose
 contract amounts represent
 credit risk:

Loan commitments                                       $726,120     $602,494
Standby letters of credit                                48,851       32,226
Mortgage sales commitments                              193,970      121,925

     Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit and funding loan commitments is essentially the same as that involved in extending loan facilities to customers.
     Obligations to sell loans at specified dates (typically within ninety days of the commitment date) and at specified prices are intended to hedge the interest rate risk associated with the time period between the initial offer to lend and the subsequent sale to a permanent investor. Risks arise from changes in interest rates. Changes in the market value of the sales commitments are included in the measurement of the gain or loss on mortgage loans held for sale. The current market value of these commitments was $194,858,000, and $120,644,000 at December 31, 1996 and 1995, respectively.

7. PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:

(In thousands)                     1996       1995
===================================================
Land                            $ 23,184   $ 19,222
Bank premises                     70,275     65,594
Equipment                         66,012     57,288
Leasehold improvements             8,877      4,810
Construction in progress           1,665      1,993
Automobiles                          355        360
---------------------------------------------------
Total                            170,368    149,267
Less accumulated depreciation
  and amortization                77,359     69,193
---------------------------------------------------
Premises and equipment, net     $ 93,009   $ 80,074
---------------------------------------------------

8. SHORT-TERM BORROWINGS

Short-term borrowings are summarized as follows:

(In thousands)                   1996      1995      1994
===========================================================
Federal funds purchased
 and securities sold under
 repurchase
 agreements                  $127,112   $152,505   $173,982
FHLB borrowings               715,000    465,000    210,050
Other short-term
  borrowings                    2,017      1,141      1,131
-----------------------------------------------------------
Total                        $844,129   $618,646   $385,163
===========================================================

     BancGroup had outstanding term notes (Note 9) of which the current portion, $1,033,000 and $1,000,000, is included in other short-term borrowings at December 31, 1996 and 1995, respectively.
     BancGroup became a member of the Federal Home Loan Bank (FHLB) in late 1992. Based on its investment in the FHLB and other factors at December 31, 1996, BancGroup can borrow up to $1.0 billion from the FHLB on either a short or long-term basis. At December 31, 1996, $726 million was outstanding. BancGroup has available an additional unused credit of $297 million with the FHLB. FHLB has a blanket lien on BancGroup's 1-4 family mortgage loans in the amount of the outstanding debt. CMC has a warehouse line of credit with $118 million of availability from FHLB, of which none was outstanding at December 31, 1996. This warehouse line is collateralized by mortgage loans held for sale.

     Additional details regarding short-term borrowings are shown below:

(In thousands)                       1996           1995             1994
=========================================================================
Average amount
 outstanding during the year    $   716,237    $   505,669    $   258,883
Maximum amount outstanding at
 any month-end                      885,765        643,698        383,180
Weighted average
 interest rate:
During year                            5.40%          6.00%          4.31%
End of year                            5.53%          5.68%          5.48%
=========================================================================

9. LONG-TERM DEBT

     Long-term debt is summarized as follows:

(In thousands)                               1996     1995
=============================================================
123/4% Convertible Subordinated
 Debentures                                 $     -   $ 7,483
71/2% Convertible Subordinated
 Debentures                                   7,187     9,637
7% Convertible Subordinated
 Debentures                                   1,425     1,425
Term Note                                    14,116    10,250
Line of Credit and Other                         19     6,353
FHLB Advances                                10,809     5,516
REMIC Bonds                                   5,536     7,024
-------------------------------------------------------------
Total                                       $39,092   $47,688
=============================================================



54    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

     The 12 3/4% Convertible Subordinated Debentures due December 15, 2000 ("1985 Debentures") were issued in connection with the acquisition of a bank.

The 1985 Debentures were redeemable, at the option of BancGroup, ten years from the date of issuance at face value plus accrued interest. At the option of the holder, each 1985 Debenture could be converted into BancGroup Common Stock at the conversion price of $9.125 principal amount of 1985 Debentures, subject to adjustment upon the occurrence of certain events, for each share of stock received. In January, 1996, BancGroup called the 12 3/4% subordinated debentures. As a result, 806,598 shares of BancGroup Common Stock were issued and cash was paid for the remaining debentures.
     The 7 1/2% Convertible Subordinated Debentures due March 31, 2011 ("1986 Debentures") issued in 1986 are convertible at any time into shares of BancGroup Common Stock, at the conversion price of $14.00 principal amount of 1986 Debentures, subject to adjustment upon the occurrence of certain events, for each share of stock received. The 1986 Debentures are redeemable at the option of BancGroup at the face amount plus accrued interest. In the event all of the remaining 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, a total of 512,800 shares of such Common Stock would be issued.
     The 7% Convertible Subordinated debentures due December 31, 2004 ("1994 Debentures"), were issued by Bankshares prior to being merged into BancGroup. The 1994 Debentures are convertible into BancGroup Common Stock, at the conversion price of $15.16 principal amount of the 1994 Debentures, subject to adjustment upon occurance of certain events, for each share of stock received. The 1994 Debentures cannot be redeemed by BancGroup before January 1, 1998.
     At December 31, 1995, BancGroup had a term note with $11,250,000 outstanding and a line credit with $6,250,000 outstanding. This term note was payable in annual installments of $1,000,000 and was due in August 1997. In 1996, BancGroup transferred the outstanding balances of the term note and line of credit to a new term note. The 1996 term note has $15,149,000 outstanding at December 31, 1996. (Also see Note 8.) The 1996 term note is payable in annual installments of $1,033,000 with the balance due in 2001. In addition, BancGroup entered into a new line of credit with the same financial institution totaling $35 million, of which none is outstanding at December 31, 1996. The 1996 line of credit is due at maturity in October 1998. The term note and the line of credit bear interest at a rate of 1.5% above LIBOR. All of the capital stock of BancGroup's subsidiary banks is pledged as collateral. The agreements contain restrictive covenants which, among other things, limit the sale of assets, incurrence of additional indebtedness, repurchase of BancGroup stock, and requires BancGroup to maintain certain specified financial ratios. In January 1997, the new term note was paid in full. The repayment was funded with a portion of the proceeds from the Trust Preferred Securities offering discussed below.
     BancGroup had long-term Federal Home Loan Bank (FHLB) Advances outstanding of $10,809,000 and $5,516,000 at December 31, 1996 and 1995, respectively.
These advances bear interest rates of 5.32% to 7.53% and mature from 1999 to 2011.
     BancGroup, with the acquisition of First AmFed, also assumed the real estate mortgage investment conduit (REMIC) bonds through a conduit, Service Financial Corporation, a subsidiary of Colonial Bank. These bonds were series A (four classes) with an original principal amount of $28,123,000 and a coupon interest rate of 7.875%. As of December 31, 1996 the bonds have an outstanding balance of $5,536,000 and are collateralized by FNMA mortgaged-backed securities with a carrying value of $5,546,000. The collections on these securities are used to pay interest and principal on the bonds. Only Class A-3 and A-4 bonds remain outstanding. The REMIC bonds are summarized in the following table:

                                                       Balance at
                        Expected                    December 31, 1996
Class                   Maturity                     (In thousands)
======================================================================
A-3                    June 1, 2007                    $   845
A-4               September 1, 2017                      4,691
----------------------------------------------------------------------
Total                                                   $5,536
======================================================================

     At December 31, 1996, 1ong-term debt, including the current portion, is scheduled to mature as follows:

(In thousands)
===========================================
1997                               $  2,199
1998                                  1,229
1999                                  1,438
2000                                  1,093
2001                                 11,082
Thereafter                           24,068
-------------------------------------------
Total                               $41,109
===========================================

     On January 29, 1997, BancGroup issued, through a special purpose trust, $70 million of Trust Preferred Securities in a private placement offering. The securities bear interest at 8.92% and are manditorily redeemable by BancGroup beginning January 2017 through January 2027. Also, BancGroup has the option to redeem the securities, in whole or in part, at a premium after January 2007 through January 2017, or at the face amount plus accrued interest after January 2017. The securities are subordinated to substantially all of BancGroup's indebtedness. In BancGroup's consolidated statement of condition, these securities will be shown as long-term debt.

10. CAPITAL STOCK

     On January 15, 1997, BancGroup's Board of Directors declared a two-for-one stock split which was effected in the form of a 100 percent stock dividend distributed on February 11, 1997. The stated par value was not changed from $2.50. Accordingly, all prior period information has been restated to reflect the reclassification from additional paid in capital to common stock. Additionally, all share and per share amounts in earnings per share calculations have been restated to retroactively reflect the stock split.

     Effective February 21, 1995 the Class A Common Stock and the Class B Common Stock were reclassified into one class of stock called Common Stock, $2.50 par value, with equal rights for all shareholders. The Board of Directors is authorized to issue

                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    55
shares of the preference stock in one or more series, and in connection with such issuance, to establish the relative rights, preferences, and limitations of each such series. Prior to the reclassification the holders of Class A
Common Stock had limited voting rights compared with the holders of Class B Common Stock. The holders of the Class A Common Stock were entitled to elect, voting as a separate class, up to 25% (rounded up to the nearest whole number) of the entire Board of Directors of BancGroup, and the holders of the Class B Common Stock were entitled to elect the remaining directors. On all other matters coming before the stockholders of BancGroup, except matters for which Delaware law requires a class vote, the holders of the Class A Common Stock were entitled to one twentieth (1/20) of one (1) vote per share and the holders of the Class B Common Stock were entitled to one (1) vote per share. Stockholders of BancGroup may not act by written consent or call special meetings.
     At the option of the holder of record, and subject to adjustment to avoid dilution in the event of certain occurrences, each share of BancGroup Class B Common Stock was convertible at any time into one share of Class A Common
Stock. Shares of Class A Common Stock were not convertible into any other securities of BancGroup.

11. REGULATORY MATTERS AND RESTRICTIONS

     Dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two years. Under these limitations, approximately $112 million of retained earnings plus certain 1997 earnings would be available for distribution to BancGroup, from its subsidiaries, as dividends in 1997 without prior approval from the respective regulatory authorities.
     The subsidiary banks are required by law to maintain noninterest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. At December 31, 1996, these deposits totaled $29.9 million. BancGroup and its subsidiary banks are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on BancGroup's financial position. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, BancGroup and its subsidiary banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. BancGroup's and its subsidiary banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
      Quantitative measures established by regulation to ensure capital adequacy require BancGroup and its subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996 and 1995, that BancGroup and its subsidiary banks meet all capital adequacy requirements to which they are subject.
     As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized BancGroup's subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized BancGroup and its subsidiary banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed BancGroup's category.
     Actual capital amounts and ratios for BancGroup and its significant bank subsidiaries are also presented in the following table:

                                                                                          To Be Well Capitalized
                                                                         For Capital     Under Prompt Corrective
(In Thousands)                                          Actual        Adequacy Purposes     Action Provisions
-----------------------------------------------------------------------------------------------------------------
                                                 Amount       Ratio   Amount      Ratio    Amount       Ratio
=================================================================================================================
As of December 31,1996
  Total Capital (to Risk Weighted Assets)
    Consolidated                                  $431,099    10.66%   $323,521   >8.0%   $404,401   >10.0%
                                                                                  -                  -
       Colonial Bank Alabama                       305,015    10.47%    233,112   >8.0%    291,391   >10.0%
                                                                                  -                  -
       Colonial Bank Florida                        76,164    11.27%     54,067   >8.0%     67,584   >10.0%
                                                                                  -                  -
       Colonial Bank Georgia                        52,632    12.51%     33,664   >8.0%     42,080   >10.0%
                                                                                  -                  -
  Tier I Capital (to Risk Weighted Assets)
    Consolidated                                   371,901     9.20%    161,761   >4.0%    242,641   >6.0%
                                                                                  -                  -
       Colonial Bank Alabama                       268,349     9.21%    116,556   >4.0%    174,834   >6.0%
                                                                                  -                  -
       Colonial Bank Florida                        67,515     9.99%     27,034   >4.0%     40,551   >6.0%
                                                                                  -                  -
       Colonial Bank Georgia                        45,872    10.90%     16,832   >4.0%     25,248   >6.0%
                                                                                  -                  -
  Tier I Captial (to average assets)

    Consolidated                                   371,901     6.74%    220,686   >4.0%    275,858   >5.0%
                                                                                  -                  -
       Colonial Bank Alabama                       268,349     6.65%    161,418   >4.0%    201,772   >5.0%
                                                                                  -                  -
       Colonial Bank Florida                        67,515     7.11%     38,003   >4.0%     47,504   >5.0%
                                                                                  -                  -
       Colonial Bank Georgia                        45,872     7.32%     25,071   >4.0%     31,339   >5.0%
                                                                                  -                  -
As of December 31, 1995
  Total Capital (to Risk Weighted Assets)
    Consolidated                                  $384,558    11.27%    272,876   >8.0%   $341,096   >10.0%
                                                                                  -                  -
       Colonial Bank Alabama                       263,380    10.81%    194,981   >8.0%    243,726   >10.0%
                                                                                  -                  -
       Colonial Bank Florida                        75,035    12.89%     46,552   >8.0%     58,190   >10.0%
                                                                                  -                  -
       Colonial Bank Gerogia                        47,190    13.10%     28,821   >8.0%     36,026   >10.0%
                                                                                  -                  -
  Tier I Capital (to Risk Weighted Assets)
    Consolidated                                   323,332     9.48%    136,438   >4.0%    204,657   >6.0%
                                                                                  -                  -
       Colonial Bank Alabama                       232,856     9.55%     97,490   >4.0%    146,236   >6.0%
                                                                                  -                  -
       Colonial Bank Florida                        68,941    11.85%     23,276   >4.0%     34,914   >6.0%
                                                                                  -                  -
       Colonial Bank Georgia                        41,261    11.45%     14,410   >4.0%     21,616   >6.0%
                                                                                  -                  -
  Tier I Capital (to average assets)
    Consolidated                                   323,332     7.05%    183,379   >4.0%    229,224   >5.0%
                                                                                  -                  -
       Colonial Bank Alabama                       232,856     6.87%    135,498   >4.0%    169,373   >5.0%
                                                                                  -                  -
       Colonial Bank Florida                        68,941     8.23%     33,500   >4.0%     41,875   >5.0%
                                                                                  -                  -
       Colonial Bank Georgia                        41,261     8.95%     18,436   >4.0%     23,045   >5.0%
                                                                                  -                  -



56    The Colonial BancGroup, Inc. and Subsidiaries

12. LEASES

     BancGroup and its subsidiaries have entered into certain noncancellable leases for premises and equipment used in connection with its operations. The majority of these noncancellable lease agreements contain renewal options for varying periods at the same or renegotiated rentals, and several contain purchase options at fair value. Future minimum lease payments under all noncancellable operating leases with initial or remaining terms (exclusive of renewal options) of one year or more at December 31, 1996 were as follows:


(In thousands)
===============================================================================
1997                                                                  $  7,227
1998                                                                     6,242
1999                                                                     5,626
2000                                                                     5,246
2001                                                                     3,738
Thereafter                                                              14,940
-------------------------------------------------------------------------------
Total                                                                  $43,019
===============================================================================

     Rent expense for all leases amounted to $9,372,000 in 1996, $8,448,000 in 1995 and $7,097,000 in 1994.

13. EMPLOYEE BENEFIT PLANS

     BancGroup and the majority of its subsidiaries are participants in a pension plan with certain other related companies. This plan covers most employees who have met certain age and length of service requirements. BancGroup's policy is to contribute annually an amount that can be deducted for federal income tax purposes using the frozen entry age actuarial method. Actuarial computations for financial reporting purposes are based on the projected unit credit method. For purposes of determining the actuarial present value of the projected benefit obligation, the weighted average discount rate was 7.75% for 1996, 7.25% for 1995 and 8.5% for 1994. The rate of increase in future compensation levels was 4.75% for 1996, 4.00% for 1995 and 5.00% for 1994. The expected long-term rate of return on assets was 9% for 1996, 1995, and 1994.

   Employee pension benefit plan status at December 31:


(In thousands)                                               1996        1995
===============================================================================
Actuarial present value of benefit
 obligations:
Accumulated benefit obligation                             $  8,623    $ 10,211
Vested benefit obligation                                  $  8,191    $  9,244
Projected benefit obligation for
 service rendered to date                                  $ 13,279    $ 13,811
Plan assets at fair value                                  $ 13,729    $ 11,567
--------------------------------------------------------------------------------
Plan assets over/(under) projected
 benefit obligation                                             450      (2,244)
Unrecognized net gain from past
 experience different from that
 assumed and effects of changes
 in assumptions                                              (2,549)       (716)
Unrecognized prior service cost                                  62          66
Unrecognized net asset
 at January, 1986 being recognized
 over 19 years                                                  (45)        (38)
--------------------------------------------------------------------------------
 Accrued pension cost                                       $(2,082)    $(2,932)
===============================================================================



(In thousands)                              1996        1995         1994
--------------------------------------------------------------------------------
Net pension cost included the
 following components:
Service cost                               $  1,099    $    873    $    849
Interest cost                                 1,029         962         619
Actual return on plan assets                 (1,463)       (851)       (614)
Net amortization and deferral                   405          (6)        (27)
-------------------------------------------------------------------------------
Net pension cost                           $  1,070    $    978    $    827
-------------------------------------------------------------------------------

     At December 31, 1996 and 1995, the pension plan assets included investments of 45,260 and 59,874 shares of BancGroup Common Stock representing 7% of pension plan assets for both years. At December 31, 1996, BancGroup Common Stock included in pension plan assets had a cost and market value of $383,488 and $905,200, respectively. Pension plan assets are distributed approximately 10% in U.S. Government and agency issues, 26% in Corporate bonds, 48% in equity securities (including BancGroup Common Stock) and 16% in money market funds.
     BancGroup also has an incentive savings plan (the "Savings Plan") for all of the employees of BancGroup and its subsidiaries. The Savings Plan provides certain retirement, death, disability and employment benefits to all eligible employees and qualifies as a deferred arrangement under Section 401(k) of the Internal Revenue Code. Participants in the Savings Plan make basic contributions and may make supplemental contributions to increase benefits. BancGroup contributes a minimum of 50% of the basic contributions made by the employees and may make an additional contribution from profits on an annual basis. An employee's interest in BancGroup's contributions becomes 100% vested after five years of participation in the Savings Plan. Participants have options as to the investment of their Savings Plan funds, one of which includes purchase of Common Stock of BancGroup. Charges to operations for this



                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES   57
plan and similar plans of combined banks amounted to $900,000, $794,000 and $623,000 for 1996, 1995 and 1994, respectively.
     Prior to the merger, Jefferson maintained a severance plan for certain senior officers and directors of Jefferson. The plan provided cash payments to the effected personnel in the event of retirement or a change in control (whether or not their employment is terminated. During the years ended December 31, 1996, 1995 and 1994, expense recognized under the plan totaled $4,333,000, $615,000, and $550,000, respectively.

14. STOCK PLANS

     The 1992 Incentive Stock Option Plan ("the 1992 Plan") provides an incentive to certain officers and key management employees of BancGroup and its subsidiaries. Options granted under the 1992 Plan must be at a price not less than the fair market value of the shares at the date of grant. All options expire no more than ten years from the date of grant, or three months after an employee's termination. An aggregate of 1,100,000 shares of Common Stock are reserved for issuance under the 1992 Plan. At December 31, 1996 and 1995, 704,872 and 977,038 shares, respectively, remained available for the granting of options under the 1992 Plan.
     The 1992 Nonqualified Stock Option Plan ("the 1992 Nonqualified Plan") provides an incentive to directors, officers and employees of BancGroup and its subsidiaries. Options granted under the 1992 Nonqualified Plan must be at a price not less than 85% of the fair market value of the shares at the date of grant. All options expire no more than ten years after the date of grant, or three months after an employee's termination. An aggregate of 1,600,000 shares of Common Stock are reserved for issuance under the 1992 Nonqualified Plan. At December 31, 1996 and 1995, 1,475,500 and 1,565,500 shares, respectively remained available for the granting of options under the 1992 Nonqualified Plan.
     Prior to 1992, BancGroup had both a qualified incentive stock option plan ("Plan") under which options were granted at a price not less than fair market value and a nonqualified stock option plan ("Nonqualified Plan") under which options were granted at a price not less than 85% of fair market value. All options under the plans expire ten years from the date of grant, or three months after the employee's termination. Although options previously granted under these plans may be exercised, no further options may be granted.
     Pursuant to the Southern, Commercial, Jefferson, Bankshares, and Fort Brooke business combinations, BancGroup assumed qualified stock options and non-qualified stock options in exchange for existing officers and directors and other stock options according to the respective exchange ratios.
     Certain of the options issued during 1996 under the 1992 Nonqualified Plan and the 1992 Plan have vesting requirements. The option recipients are required to remain in the employment of BancGroup (subject to certain exemptions) for periods of between one and five years to fully vest in the options granted. The five year vesting options become exercisable on a pro-rata basis over five years.
     Following is a summary of the transactions in Common Stock under these plans for the years ended December 31, 1996, 1995 and 1994.

-----------------------------------------------------------------------------------------------------------

                                                 Qualified Plans                  Nonqualified Plans
-----------------------------------------------------------------------------------------------------------
                                                         Weighted Average                  Weighted Average
                                               Shares     Exercise Price       Shares       Exercise Price
-----------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1993              684,635        $ 6.607          1,688,093        $ 5.420
Granted (at $5.74-$10.32 per share)            96,250         10.010            203,835          6.237
Exercised (at $2.125-$6.50 per share)        (131,867)         5.962            (94,564)         5.462
Cancelled (at $7.975 per share)               (29,260)         7.975                  _              _
-----------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1994              619,758          7.158          1,797,364          5.616
Granted (at $8.445-$13.495 per share)           8,482          9.571             51,481          8.992
Exercised (at $3.08-$8.74 per share)         (150,599)         6.499           (104,959)         7.246
Cancelled (at $6.26 per share)                 (5,986)         6.260                  _              _
-----------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1995              471,655          7.418          1,743,886          5.650
Granted (at $14.580-$19.94 per share)         292,166         17.895             90,000         14.714
Exercised (at $3.08-$9.12 per share)          (95,569)         8.216           (410,251)         5.878
Cancelled (at $11.16 per share)               (62,632)        11.160                  _              _
-----------------------------------------------------------------------------------------------------------
Outstanding at
 December 31, 1996                            605,620        $12.122          1,423,635        $ 6.285
-----------------------------------------------------------------------------------------------------------



58   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

     At December 31, 1996, the total shares outstanding and exercisable under these option plans were as follows:

                                      OPTIONS OUTSTANDING                              OPTIONS EXERCISABLE
------------------------------------------------------------------------  ----------------------------------------
                                   WEIGHTED        WEIGHTED
                      NUMBER        AVERAGE         AVERAGE   AGGREGATE      NUMBER          AVERAGE    AGGREGATE
  RANGE OF         OUTSTANDING     REMAINING       EXERCISE    OPTION      EXERCISABLE      EXERCISE     OPTION
EXERCISE PRICES    AT 12/31/96  CONTRACTUAL LIFE     PRICE      PRICE      AT 12/31/96        PRICE       PRICE
------------------------------------------------------------------------  ----------------------------------------
$3.08-$3.19          278,776     3.96 years         $ 3.088  $   860,831      278,776        $ 3.088  $   860,831
$3.625-$3.88         497,396     4.80 years           3.817    1,898,470      497,396          3.817    1,898,470
$4.31-$8.445         402,955     6.12 years           6.677    2,690,366      402,955          6.677    2,690,366
$8.78-$10.480        467,810     4.64 years           9.225    4,315,638      467,810          9.225    4,315,638
$14.580-$17.155      308,166    10.47 years          16.488    5,081,093      179,000         16.021    2,867,825
$19.53-$19.94         74,000    10.97 years          19.885    1,471,460            -            N/A            -
------------------------------------------------------------------------  ----------------------------------------
Total              2,029,103     5.98 years         $ 8.042  $16,317,858    1,825,937        $ 6.919  $12,633,130
------------------------------------------------------------------------  ----------------------------------------



     On January 1, 1996 BancGroup adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123). As permitted by SFAS 123, BancGroup has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized for options granted under the Incentive Plan. For the Nonqualified Plan, compensation expense is recognized for the difference between exercise price and fair market value of the shares at date of issue. Had compensation cost for BancGroup's Plans been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS 123, BancGroup's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                      As               Pro
                                                   Reported           Forma
-------------------------------------------------------------------------------
                                                              1996
                                                              ----
Net income                                          $50,213           $49,208
Earnings per share (primary)                        $  1.26           $  1.24

                                                              1995
                                                              ----

Net income                                          $46,465           $46,261
Earnings per share (primary)                        $  1.23           $  1.22
-------------------------------------------------------------------------------

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yield of 3.15% and 4.98%; expected volatility of 34% for both years; risk-free interest rates of 6.04% and 6.63%; and expected lives of ten years. The weighted average fair values of options granted during 1996 and 1995 was $6.51 and $4.78, respectively.
     In 1987, BancGroup adopted the Restricted Stock Plan for Directors ("Directors Plan") whereby directors of BancGroup and its subsidiary banks may receive Common Stock in lieu of cash director fees. The election to participate in the Directors Plan is made at the inception of the director's term except for BancGroup directors who make their election annually. Shares earned under the plan for regular fees are issued quarterly while supplemental fees are issued annually. All shares become vested at the expiration of the director's term. During 1996, 1995 and 1994, respectively, 31,710, 34,048 and 28,534 shares of Common Stock were issued under the Directors Plan, representing approximately $328,000, $326,000 and $284,000 in directors' fees for 1996, 1995 and 1994, respectively.
     In 1992, BancGroup adopted the Stock Bonus and Retention Plan to promote the long-term interests of BancGroup and its shareholders by providing a means for attracting and retaining officers, employees and directors by awarding Restricted Stock which shall vest 20% per year commencing on the first anniversary of the award. An aggregate of 1,500,000 shares have been reserved for issuance under this Plan. There were 99,640 shares outstanding of which 10,520 shares were vested at December 31, 1996.
     In 1994, BancGroup adopted the Employee Stock Purchase Plan which provides salaried employees of BancGroup with a convenient way to become shareholders of BancGroup. The participant authorizes a regular payroll deduction of not less than $10 or more than 10% of salary. The participant may also contribute whole dollar amounts of not less than $100 or more than $1,000 each month toward the purchase of the stock at market price. There are 300,000 shares authorized for issuance under this Plan. There were 22,706 shares issued and outstanding under this Plan at December 31, 1996.



                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES   59

15. CONTINGENCIES

     BancGroup and its subsidiary banks are from time to time defendants in legal actions from normal business activities. Management does not anticipate that the ultimate liability arising from litigation outstanding at December 31, 1996, will have a materially adverse effect on BancGroup's financial statements.

16. RELATED PARTIES

     Most of the insurance coverage for credit life, and accident and health insurance is provided to customers of BancGroup's subsidiary bank by companies owned by a principal shareholder and a director of BancGroup. Premiums collected from customers and remitted to these companies on such insurance were approximately $1,651,000, $1,712,000 and $2,242,000 in 1996, 1995 and 1994,
respectively.
     BancGroup, Colonial Bank and CMC lease premises, including their principal corporate offices, and airplane services from companies owned by principal shareholders of BancGroup. Amounts paid under these leases and agreements approximated $3,252,000, $3,100,000 and $2,300,000 in 1996, 1995 and 1994,
respectively.
     During 1996, 1995 and 1994, BancGroup and its subsidiaries paid or accrued fees of approximately $1,475,000, $1,306,000 and $1,326,000, respectively, for legal services required of law firms in which a partner of the firm serves on the Board of Directors.

17. OTHER EXPENSE

     The following amounts were included in Other Expense:

(In thousands)                                 1996       1995       1994
-------------------------------------------------------------------------------
Stationery, printing,
 and supplies                                $ 4,179    $ 3,651    $ 3,646
Postage                                        2,667      2,288      2,044
Telephone                                      4,780      3,849      3,301
Insurance                                      2,424      1,778      2,160
Legal fees                                     3,092      2,511      3,205
Advertising and
 public relations                              5,559      4,297      3,126
FDIC assessment                                3,119      4,647      6,677
Other                                         32,528     30,255     24,548
-------------------------------------------------------------------------------
Total                                        $58,348    $53,276    $48,707
-------------------------------------------------------------------------------

18. INCOME TAXES

     The components of income taxes were as follows:

(In thousands)                                 1996         1995         1994
-------------------------------------------------------------------------------
Currently payable:
 Federal                                     $ 26,390     $ 25,329     $ 18,706
 State                                          2,311        2,396        1,390
Deferred                                       (1,398)      (1,960)      (2,853)
-------------------------------------------------------------------------------
Total                                        $ 27,303     $ 25,765     $ 17,243
-------------------------------------------------------------------------------

     The reasons for the difference between income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:

(In thousands)                              1996      1995       1994
-------------------------------------------------------------------------------
Tax at statutory rate
 on income from
 operations                               $27,118    $25,253    $18,097
Add:
  State income taxes, net
   of federal tax benefit                   1,903      1,599        885
  Amortization of net
   purchase accounting
   adjustments                                369        237        465
Other                                         636        926        547
-------------------------------------------------------------------------------
Total                                      30,026     28,015     19,994
-------------------------------------------------------------------------------
Deduct:
 Nontaxable interest
  income                                    2,702      1,861      1,886
Dividends received
  deduction                                    16        252        233
Other                                           5        137        632
  Total                                     2,723      2,250      2,751
-------------------------------------------------------------------------------
TOTAL INCOME TAXES                        $27,303    $25,765    $17,243
-------------------------------------------------------------------------------



60   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

     The components of BancGroup's net deferred tax asset as of December 31, 1996 and 1995, were as follows:

(In thousands)                                1996       1995
-------------------------------------------------------------------------------
Deferred tax assets:
 Allowance for possible loan
  losses                                    $18,586    $ 16,907
 Pension accrual in excess
  of contributions                              952         755
 Accumulated amortization of
   mortgage servicing rights                  2,384       2,869
 Acquisition related accruals                     -         547
 Other real estate owned
   writedowns                                 1,435       1,596
 Other liabilities and reserves               1,556       1,514
 Deferred loan fees, net                        302         617
 Accelerated tax depreciation                   135           -
 Other                                        1,934       2,975
-------------------------------------------------------------------------------
  Total deferred tax asset                   27,284      27,780
-------------------------------------------------------------------------------
Deferred tax liabilities:
 Accelerated tax depreciation                     -         536
 Cumulative accretion/discount
  on bonds                                      428         510
 Differences between financial
  reporting and tax bases of net
  assets acquired                               962       1,439
 Stock dividends received                     2,106       1,449
 Prepaid FDIC assessment                          1         407
 Loan loss reserve recapture                  1,779       2,248
 Unrealized gain on securities
  available for sale                            121        (730)
 Other                                        1,577       2,026
-------------------------------------------------------------------------------
 Total deferred tax liability                 6,974       7,885
-------------------------------------------------------------------------------
 Net deferred tax asset                     $20,310    $ 19,895
-------------------------------------------------------------------------------

     The net deferred tax asset is included as a component of accrued interest and other assets in the Consolidated Statement of Condition.
     BancGroup did not establish a valuation allowance related to the net deferred tax asset due to taxes paid within the carryback period being sufficient to offset future deductions resulting from the reversal of these temporary differences.

19. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

- CASH AND CASH EQUIVALENTS - For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

- INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE - For debt securities and marketable equity securities held either for investment purposes or for sale, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

- MORTGAGE LOANS HELD FOR SALE - For these short-term instruments, the fair value is determined from quoted current market prices.

- MORTGAGE SERVICING RIGHTS AND EXCESS SERVICING FEES - Fair value is estimated by discounting future cash flows from servicing fees using discount rates that approximate current market rates.

- LOANS - For loans, the fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

- DEPOSITS - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at December 31, 1996 and 1995. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

- SHORT-TERM BORROWINGS - For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

- LONG-TERM DEBT - Rates currently available to BancGroup for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

- COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT - The value of the unrecognized financial instruments is estimated based on the related fee income associated with the commitments, which is not material to BancGroup's financial statements at December 31, 1996 and 1995.




                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES   61

   The estimated fair values of BancGroup's financial instruments at December 31, 1996 and 1995 are as follows:

                                                       1996                          1995
                                            --------------------------------------------------------
                                               CARRYING        FAIR         Carrying       Fair
(In thousands)                                 AMOUNT          VALUE         Amount        Value
----------------------------------------------------------------------------------------------------
Financial assets:
 Cash and short-term investments            $   260,914     $  260,914    $   257,507     $  257,507
 Securities available for sale                  462,313        462,313        384,013        384,013
 Investment securities                          300,121        302,295        310,941        314,335
 Mortgage loans held for sale                   157,966        160,060        112,203        113,669
 Mortgage servicing rights and
  excess servicing fees                         107,797        152,064         88,165        130,156
 Loans                                        4,215,802                     3,645,727
 Less: allowance for loan losses                (53,443)                      (46,917)
----------------------------------------------------------------------------------------------------
 Loans, net                                   4,162,359      4,226,028      3,598,810      3,652,191
----------------------------------------------------------------------------------------------------
Total                                       $ 5,451,470     $5,563,674    $ 4,751,639     $4,851,871
----------------------------------------------------------------------------------------------------
Financial liabilities:
 Deposits                                   $ 4,299,821     $4,313,380    $ 3,869,012     $3,879,515
 Short-term borrowings                          844,129        844,129        618,646        618,646
 Long-term debt                                  39,092         42,121         47,688         55,065
----------------------------------------------------------------------------------------------------
Total                                       $ 5,183,042     $5,199,630    $ 4,535,346     $4,553,226
----------------------------------------------------------------------------------------------------

20. CONDENSED FINANCIAL INFORMATION
    OF THE COLONIAL BANCGROUP, INC.
    (PARENT COMPANY ONLY)

STATEMENT OF CONDITION

                                                      December 31
-------------------------------------------------------------------------------
(In thousands)                                     1996         1995
-------------------------------------------------------------------------------
ASSETS:
Cash*                                            $  1,243    $  5,977
Investment in subsidiaries*                       423,925     375,447
Intangible assets                                   3,541       4,234
Other assets                                        4,565       6,070
-------------------------------------------------------------------------------
Total assets                                     $433,274    $391,728
-------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Short-term borrowings                            $  1,033    $  1,000
Subordinated debt                                   8,612      18,545
Other long-term debt                               14,116      16,499
Other liabilities                                   6,804       2,953
Shareholders' equity                              402,709     352,731
-------------------------------------------------------------------------------
Total liabilities and
 shareholders' equity                            $433,274    $391,728
-------------------------------------------------------------------------------

*Eliminated in consolidation.



STATEMENT OF OPERATIONS

                                                Years Ended December 31
-------------------------------------------------------------------------------
(In thousands)                                 1996      1995        1994
-------------------------------------------------------------------------------
INCOME:
Cash dividends from
 subsidiaries*                               $16,470    $17,019    $14,357
Interest and dividends
 on short-term investments*                      203        111         87
Other income                                   2,210      1,430      1,933
-------------------------------------------------------------------------------
Total income                                  18,883     18,560     16,377
-------------------------------------------------------------------------------
EXPENSES:
Interest                                       1,917      2,698      2,486
Salaries and employee benefits                 3,447        754        928
Occupancy expense                                347        298        293
Furniture and equipment expense                   96         73        111
Amortization of
 intangible assets                               442        459        460
Other expenses                                 5,435      4,753      5,699
-------------------------------------------------------------------------------
Total expenses                                11,684      9,035      9,977
-------------------------------------------------------------------------------
Income before income taxes,
 extraordinary item and
 equity in undistributed
 net income of subsidiaries                    7,199      9,525      6,400
Income tax benefit                             3,057      2,406      2,941
-------------------------------------------------------------------------------
Income before equity in
 undistributed net
 income of subsidiaries                       10,256     11,931      9,341
Equity in undistributed
 net income of subsidiaries*                  39,957     34,534     25,153
-------------------------------------------------------------------------------
Net income                                   $50,213    $46,465    $34,494
-------------------------------------------------------------------------------

*Eliminated in consolidation.




62    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

20. CONDENSED FINANCIAL INFORMATION
    OF THE COLONIAL BANCGROUP, INC.
    (continued) (PARENT COMPANY ONLY)

STATEMENT OF CASH FLOWS

                                                                Years Ended December 31
(In thousands)                                               1996         1995         1994
-----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                 $ 50,213     $ 46,465     $ 34,494
Adjustments to reconcile net income to net cash
  provided by operating activities:
 Gain on sale of assets                                          --           --           (7)
 Depreciation, amortization, and  accretion                     544        1,099        1,072
 Decrease (increase) in prepaids and other assets              (894)      (2,460)          13
 (Decrease) increase in accrued income taxes                    (65)       3,387         (727)
 (Decrease) increase in accrued expenses                        538        1,735          (19)
 Undistributed earnings of subsidiaries*                    (43,714)     (34,534)     (25,152)
-----------------------------------------------------------------------------------------------
 Total adjustments                                          (43,591)     (30,773)     (24,820)
-----------------------------------------------------------------------------------------------
Net cash provided by operating activities                     6,622       15,692        9,674
-----------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures                                           (124)        (175)        (343)
Purchase of securities                                           --         (400)          --
Proceeds from sale of premises and equipment                  3,000          538          399
Net repayment (investment) in subsidiaries*                   2,692       (8,468)      (5,909)
-----------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities           5,568       (8,505)      (5,853)
-----------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of subordinated debt                      --        1,425           --
Proceeds from issuance of long-term debt                         --        6,249           --
Repayment of long-term debt                                  (2,350)      (1,000)      (2,000)
Proceeds from issuance of common stock                        3,719        2,418        6,953
Dividends paid                                              (18,321)     (12,340)      (9,170)
Other, net                                                       28          (50)        (522)
-----------------------------------------------------------------------------------------------
Net cash used in financing activities                       (16,924)      (3,298)      (4,739)
-----------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents         (4,734)       3,889         (918)
Cash and cash equivalents at beginning of year                5,977        2,088        3,006
-----------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR*                  $  1,243     $  5,977     $  2,088
-----------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information:
Cash paid (received) during the year for:
  Interest                                                 $  1,874     $  2,743     $  2,490
  Income taxes                                               (2,493)        (274)        (860)
-----------------------------------------------------------------------------------------------

*Eliminated in consolidation.




                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    63

                                 Part I, Item 1

                  Condensed Consolidated Financial Statements

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Unaudited)
(Dollars in thousands, except per share amounts)

                                                                               March 31    December 31,       March 31,
                                                                                1997          1996             1996
------------------------------------------------------------------------------------------------------------------------
Assets:                                                                                     (Restated)       (Restated)

Cash and due from banks................................................     $  179,042      $  222,059       $  190,879
Interest-bearing deposits in banks.....................................          5,767           5,143            5,584
Federal funds sold.....................................................         59,998          15,990           56,990
Securities available for sale..........................................        454,175         440,115          377,654
Investment securities..................................................        317,473         282,110          264,791
Mortgage loans held for sale...........................................        142,510         157,966          195,297
Loans, net of unearned income..........................................      4,338,994       4,074,633        3,587,951
Less:
  Allowance for possible loan losses...................................        (54,310)        (50,761)         (46,847)
-----------------------------------------------------------------------------------------------------------------------
Loans, net.............................................................      4,284,684       4,023,872        3,541,104
Premises and equipment.................................................         97,651          87,514           77,371
Excess of cost over tangible and identified intangible
  assets acquired, net.................................................         39,526          30,381           29,317
Mortgage servicing rights..............................................        114,616          98,856           88,788
Other real estate owned................................................          9,567           9,270           11,990
Accrued interest and other assets......................................         92,319          93,575           93,767
-----------------------------------------------------------------------------------------------------------------------
Total..................................................................     $5,797,328      $5,466,851       $4,933,532
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity:

Deposits...............................................................     $4,525,183      $4,113,934       $3,747,987
FHLB short-term borrowings.............................................        540,000         715,000          526,571
Other short-term borrowings............................................        138,927         126,262          178,620
Subordinated debt......................................................          7,522           8,612           10,766
Trust preferred securities.............................................         70,000              --               --
Other long-term debt...................................................         15,762          30,480           27,330
Other liabilities......................................................         89,804          85,567           88,726
-----------------------------------------------------------------------------------------------------------------------

Total liabilities......................................................      5,387,198       5,079,855        4,580,000
-----------------------------------------------------------------------------------------------------------------------
Shareholders' equity:
  Preference Stock $2.50 par value; 1,000,000 shares
    authorized, none issued............................................
  Common Stock, $2.50 par value; 44,000,000 shares
   authorized, 39,083,681, 37,545,561 and 36,222,732 shares issued and outstanding at March 31, 1997, December 31, 1996 and
   March 31, 1996 respectively.........................................         97,709          93,864           90,557
  Treasury Stock (135,065 shares)......................................         (3,152)             --               --
  Additional paid in capital...........................................        170,464         159,640          154,172
  Retained earnings....................................................        148,438         134,523          112,669
  Unearned compensation................................................         (1,978)         (1,603)          (1,685)
  Unrealized losses on securites available for sale, net of taxes......         (1,351)            572           (2,181)
-----------------------------------------------------------------------------------------------------------------------
Total shareholders' equity.............................................        410,130         386,996          353,532
-----------------------------------------------------------------------------------------------------------------------
Total..................................................................     $5,797,328      $5,466,851       $4,933,532
-----------------------------------------------------------------------------------------------------------------------

NOTE: Restated financial results above reflect the January 1997 mergers of Colonial BancGroup with Jefferson Bancorp, Inc. and D/W Bankshares, Inc. These mergers were accounted for as poolings of interests and the financial results restated accordingly.


    See Notes to the Unaudited Condensed Consolidated Financial Statements

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES                     Three Months Ended
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)                March 30,
(Dollars in thousands, except per share amounts)              --------------------------
                                                                  1997           1996
----------------------------------------------------------------------------------------------
                                                                              (Restated)
Interest Income:
Interest and fees on loans....................                  $ 96,759       $ 81,806
Interest on investments.......................                    12,169          9,491
Other interest income.........................                       623            863
----------------------------------------------------------------------------------------------
Total interest income.........................                   109,551         92,160
----------------------------------------------------------------------------------------------
Interest Expense:
Interest on deposits..........................                    44,493         37,986
Interest on short-term borrowings.............                    10,076          8,513
Interest on long-term debt....................                     1,543            673
----------------------------------------------------------------------------------------------
Total interest expense........................                    56,112         47,172
----------------------------------------------------------------------------------------------
Net Interest Income...........................                    53,439         44,988
Provision for possible loan losses............                     2,854          1,750
----------------------------------------------------------------------------------------------
Net Interest Income After Provision for
  Possible Loan Losses........................                    50,585         43,238
----------------------------------------------------------------------------------------------
Noninterest Income:
Mortgage servicing and origination fees.......                     7,872          6,937
Service charges on deposit accounts...........                     5,935          5,390
Other charges, fees and commissions...........                     1,433          1,232
Securities gains (losses), net................                       (18)           175
Other income..................................                     3,179          3,906
----------------------------------------------------------------------------------------------
Total noninterest income......................                    18,401         17,640
----------------------------------------------------------------------------------------------
Noninterest Expense:
Salaries and employee benefits................                    17,596         16,860
Occupancy expense, net........................                     4,238          3,633
Furniture and equipment expenses..............                     3,449          3,079
Amortization of mortgage servicing rights.....                     3,699          2,742
Amortization of intangible assets.............                       615            498
Other expense.................................                    13,065         13,000
----------------------------------------------------------------------------------------------
Total noninterest expense.....................                    42,662         39,812
----------------------------------------------------------------------------------------------
Income before income taxes                                        26,324         21,066
Applicable income taxes.......................                     9,601          7,443
----------------------------------------------------------------------------------------------
Net Income....................................                   $16,723        $13,623
----------------------------------------------------------------------------------------------

Earnings per share:
 Primary......................................                   $   .42        $   .36
 Fully diluted................................                       .42            .35
----------------------------------------------------------------------------------------------

NOTE: Restated financial results above reflect the January 1997 mergers of Colonial BancGroup with Jefferson Bancorp, Inc. and D/W Bankshares, Inc. These mergers were accounted for as poolings of interests and the financial results restated accordingly.


    See Notes to the Unaudited Condensed Consolidated Financial Statements

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow
(Unaudited)(In Thousands)

                                                                       Three Months Ended
                                                                            March 31,
                                                                       1997           1996
                                                                     --------       --------
                                                                                   (Restated)
Net cash provided by (used in) operating activities                   $12,464       (61,249)
                                                                     --------       --------
Cash flows from investing activities:
  Proceeds from maturities of securities available
   for sale                                                            43,500         41,466
  Proceeds from sales of securities available for sale                 12,821         17,307
  Purchase of securities available for sale                            (4,617)       (71,537)
  Proceeds from maturities of investment securities                    13,370         10,749
  Purchase of investment securities                                   (40,400)       (10,007)
  Net decrease in short-term securities                                    --         11,100
  Net increase in loans                                               (79,866)       (77,785)
  Cash received in bank acquisitions/dispositions                      16,114          3,000
  Capital expenditures                                                 (7,170)        (5,432)
  Proceeds from sale of other real estate owned                         2,447          1,347
  Other, net                                                                2          1,076
                                                                     --------       --------
Net cash used in investing activities                                 (43,799)       (78,716)
                                                                     --------       --------
Cash flows from financing activities:
  Net increase in demand, savings, and time deposits                  146,977         69,046
  Net (decrease) increase in federal funds purchased,
    repurchase agreements and other short-term borrowings            (162,349)        90,103
  Proceeds from issuance of long-term debt                             70,000            350
  Repayment of long-term debt                                         (15,748)        (2,131)
  Proceeds from issuance of common stock                                3,050            717
  Acquisition of treasury stock                                        (3,152)            --
  Dividends paid                                                       (5,828)        (4,187)
                                                                     --------       --------
Net cash provided by financing activities                              32,950        153,898
                                                                     --------       --------
Net increase/decrease in cash and cash equivalents                      1,615         13,933

Cash and cash equivalents at beginning of year                        243,192        171,688
                                                                     --------       --------
Cash and cash equivalents at March 31                                $244,807       $185,621
                                                                     --------       --------

Supplemental Disclosure of cash flow information:

  Cash paid during the three months for:
    Interest                                                         $ 57,279        $41,082
    Income taxes                                                        1,809            276

Non-cash investing activities:
   Transfer of loans to other real estate                              $4,072         $2,284
   Origination of loans for the sale of other real estate                  --            164
Non-cash financing activities:
  Conversion subordinated debentures                                   $1,081         $7,656
  Assets acquired in business combinations                            225,799              -
  Liabilities assumed in business combinations                        207,504              -



See Notes to the Unaudited Condensed Consolidated Financial Statements.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE A - ACCOUNTING POLICIES/RESTATEMENT

         The Colonial BancGroup, Inc. ("BancGroup") and its subsidiaries have not changed their accounting and reporting policies from those stated in the 1996 annual report. These unaudited interim financial statements should be read in conjunction with the audited financial statements and footnotes included in BancGroup's 1996 annual report and also the restated audited financial statements and footnotes included in BancGroup's 8-K filing dated April 15, 1997. The March 31, 1996 financial statements have been restated to give retroactive effect to the pooling-of-interests business combinations with Jefferson Bancorp., Inc. D/W Bankshares, Inc., Commercial Bancorp of Georgia, Inc. and Southern Banking Corporation.

         In the opinion of BancGroup, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of March 31, 1997 and 1996 and the results of operations and cash flows for the interim periods ended March 31, 1997 and 1996. All 1997 interim amounts are subject to year-end audit, and the results of operations for the interim period herein are not necessarily indicative of the results of operations to be expected for the year.

NOTE B - BUSINESS COMBINATONS

         On January 3, 1997, Jefferson Bancorp, Inc. ("Jefferson") was merged into BancGroup. Jefferson's subsidiary, Jefferson Bank of Florida was merged into BancGroup's existing subsidiary bank, Colonial Bank, headquartered in Orlando, Florida. At December 31, 1996 Jefferson had approximately $473 million in assets and deposits and other liabilities of approximately $441 million. Jefferson operated fifteen offices in Miami and South Florida.

         On January 3, 1997, Tomoka Bancorp, Inc. ("Tomoka") was merged into BancGroup. Tomoka's subsidiary, Tomoka State Bank, was merged into BancGroup's existing subsidiary bank, Colonial Bank, headquartered in Orlando, Florida.
At December 31, 1996, Tomoka had approximately $77 million in assets and deposits and other liabilities of approximately $70 million. Tomoka operates four offices in Ormond Beach, New Smyrna Beach, Pierson and Port Orange, Florida.

         On January 9, 1997, First Family Financial Corporation ("First Family") was merged into BancGroup. First Family's subsidiary, First
Family Bank was merged into BancGroup's existing subsidiary bank, Colonial Bank, headquartered in Orlando, Florida in April 1997. At December 31, 1996, First Family had approximately $167 million in assets and deposits and other liabilities of approximately $158 million. First Family operates six offices in part of the Orlando metropolitan area.

         On January 31, 1997, D/W Bancshares, Inc. ("D/W") was merged into BancGroup. D/W's subsidiary, Dalton/Whitfield Bank & Trust, was merged into BancGroup's existing subsidiary bank, Colonial Bank, headquartered in Lawrenceville, Georgia. At December 31, 1996, D/W had approximately $139 million in assets and deposits and other liabilities of approximately $129 million. D/W operated three branches in the Dalton Georgia area.

        On March 5, 1997, Shamrock Holding, Inc. ("Shamrock") was merged into BancGroup. Shamrock's subsidiary, Union Bank, merged into BancGroup's existing subsidiary, Colonial Bank, headquartered in Montgomery, Alabama, in April 1997. Union Bank had assets of approximately $54 million and stockholders' equity of $7.3 million.

        Presented below is BancGroup's summary operating information for the quarter ended March 31, 1996, showing the effect of business combinations described above.



                                As Previously     Effect       Currently
                                  Reported       of Poolings    Reported
           Net interest income    $33,406        $11,582        $44,988
           Noninterest income      14,775          2,865         17,640
           Net income              11,054          2,569         13,623


        BancGroup entered into a definitive agreement dated November 18, 1996, to merge Fort Brooke Bancorporation ("Fort Brooke") into BancGroup. Fort Brooke is a Florida corporation and is a holding company for Fort Brooke Bank located in Tampa, Florida. Fort Brooke will be merged into BancGroup's subsidiary Colonial Bank, headquartered in Orlando, Florida. At December 31, 1996, Fort Brooke had assets of approximately $209 million, deposits of approximately $186 million and stockholders' equity of approximately $17 million. The merger was consummated on April 22, 1997.

        BancGroup entered into a definitive agreement dated March 6, 1997, to merge Great Southern Banccorp ("Great Southern") into BancGroup. Great Southern is a Florida corporation and is a holding company for Great Southern Bank located in West Palm Beach, Florida. Great Southern will merge into BancGroup's existing subsidiary, Colonial Bank. At December 31, 1996, Great Southern had assets of approximately $119 million, deposits of approximately $108 million and stockholders' equity of $10 million.

        BancGroup also entered into a definitive agreement dated March 24, 1997, to merge First Commerce Banks of Florida, Inc. ("First Commerce") into BancGroup. First Commerce is a holding company for First Commerce Bank of Polk County located in Winter Haven, Florida. First Commerce will merge into BancGroup's existing subsidiary, Colonial Bank. At December 31, 1996, First Commerce had assets of approximately $106 million, deposits of approximately $95 million and stockholders' equity of $11 million.


NOTE C - COMMITMENTS AND CONTINGENCIES

         BancGroup's subsidiary banks make loan commitments and incur contingent liabilities in the normal course of business which are not reflected in the consolidated statements of condition.


NOTE D - ACCOUNTING CHANGE

         In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished.

This statement distinguishes between transfers that are sales and those that are secured borrowings.


         SFAS No. 125 also provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements, loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse, and extinguishments of liabilities.

         BancGroup adopted SFAS No 125 as of January 1, 1997. The adoption of SFAS No. 125 did not have a material impact on BancGroup's financial statements. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. Earlier or retroactive application is not permitted. However, in December 1996, the Financial Accounting Standards Board issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB
Statement No. 125 This statement defers the effective date of certain provisions for one year (December 31, 1997). The deferred provisions relate to repurchase agreements, dollar-roll transactions, securities lending, and similar transactions. The effective date for all other transfers and servicing of financial assets is unchanged.

         In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share, which establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This statement replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

         This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. Under SFAS No. 128, BancGroup's basic EPS would be $.43 and $.38 and fully-diluted EPS would not change from amounts currently reported for the three months ended March 31, 1997 and 1996, respectively.

                                 Part I, Item 2

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

FINANCIAL CONDITION:

         Ending balances of total assets, securities, mortgage loans held for sale, net loans, and deposits changed from December 31, 1996 to March 31, 1997 as follows (in thousands):

                                            Increase (Decrease)
                                            -------------------
                                               Amount     %
                                              --------  -----
            Total assets                      $330,477   6.1%
            Securities                          49,423   6.8%
            Mortgage loans held
             for sale                          (15,456) (9.8%)
            Loans, net of
             unearned income                   264,361   6.5%
            Deposits                           411,249  10.0%

Securities:

        Investment securities and securities available for sale have increased $49 million from December 31, 1996 to March 31, 1997. The increase in securities resulted from approximately $78 million from acquisitions and the remainder resulting from normal funding operations of the Company.

Loans and Mortgage Loans Held for Sale:

         The increase in loans, net of unearned income, of $264 million is partially from internal loan growth of approximately $72 million at an annualized rate of 7%. The remaining increase of $190 million resulted from the purchase of assets of First Family Financial Corporation, Tomoka Bancorp, Inc., and Shamrock Holding, Inc. located in Eustis and Ormond Beach, Florida, and
Evergreen, Alabama respectively.   Loans increased at a 16% internal growth
rate for the full year in 1996.

         Mortgage loans held for sale are funded on a short-term basis (less than 90 days) while they are being packaged for sale in the secondary market by Colonial Mortgage Company, a wholly owned subsidiary of Colonial Bank. Loans originated amounted to approximately $285 million and $308.0 million and sales thereof amounted to approximately $300.4 million and $224.8 million for the three months ended March 31, 1997 and 1996, respectively. The decrease in originations was primarily due to the higher interest rates which resulted in a decrease in refinancings as well as new originations.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

Gross loans by category and summary of loan loss experience are shown in the following schedules.

GROSS LOANS BY CATEGORY            March 31,          Dec. 31,        March 31,
(In thousands)                       1997              1996             1996
                                                    (Restated)       (Restated)
-----------------------------------------------------------------------------------
Commercial, financial, and
 agricultural                   $  525,701      $  560,824          $  515,901
Real estate-commercial           1,083,164         983,673             873,859
Real estate-construction           465,604         446,288             398,850
Real estate-residential          1,923,996       1,767,003           1,513,832
Installment and consumer           287,836         264,307             239,420
Other                               55,553          55,883              48,941
-----------------------------------------------------------------------------------
Total loans                     $4,341,854      $4,077,978          $3,590,803
-----------------------------------------------------------------------------------

Percent of loans in each
 category to total loans:

Commercial financial, and
 agricultural                         12.1%           13.8%               14.4%
Real estate-commercial                25.0%           24.1%               24.3%
Real estate-construction              10.7 %          10.9%               11.1%
Real estate-residential               44.3%           43.3%               42.1%
Installment and consumer               6.6%            6.5%                6.7%
Other                                  1.3%            1.4%                1.4%
-----------------------------------------------------------------------------------
                                     100.0%          100.0%              100.0%
-----------------------------------------------------------------------------------

        Loans collateralized by commercial real estate loans increased approximately $99 million during the first three months of 1997. Loans secured by residential real estate increased $157 million for the same period. These loan categories continue to be a significant source of loan growth and are concentrated in various areas in Alabama, the metropolitan Atlanta market in Georgia as well as Central and South Florida.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

SUMMARY OF LOAN LOSS EXPERIENCE

                                   Three Months        Year        Three Months
                                       Ended          Ended           Ended
                                     March 31,       Dec. 31,       March 31,
(In thousands)                         1997            1996            1996
                                                    (Restated)      (Restated)
--------------------------------------------------------------------------------
Allowance for possible loan
 losses - January 1                   $50,761         $45,215        $45,215
Charge-offs:
   Commercial, financial, and
    agricultural                        1,037           3,078            501
   Real estate-commercial                 125           1,941            602
   Real estate-construction                 3           1,774             23
   Real estate-residential                202             837            102
   Installment and consumer             1,171           3,281            546
   Other                                  247             594             64

--------------------------------------------------------------------------------
Total charge-offs                       2,785          11,505          1,838
--------------------------------------------------------------------------------
Recoveries:
   Commercial, financial, and
    agricultural                          126           1,016            181
   Real estate-commercial                   3           1,317          1,126
   Real estate-construction                35               1              1
   Real estate-residential                 35             693             84
   Installment and consumer               387           1,538            429
   Other                                   36              85             19
--------------------------------------------------------------------------------
Total recoveries                          622           4,650          1,840
--------------------------------------------------------------------------------
Net charge-offs(recoveries)             2,163           6,855             (2)
Addition to allowance charged to
 operating expense                      2,854          11,783          1,750
Allowance added (deducted) from bank
 mergers/disposals                      2,858             618           (120)
--------------------------------------------------------------------------------
Allowance for possible loan
 losses-end of period                 $54,310         $50,761        $46,847
--------------------------------------------------------------------------------

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

         Asset quality as measured by nonperforming assets remains very good at 0.80% of net loans and other real estate. Nonperforming assets have increased $1.7 million from December 31, 1996. The increase in nonperforming assets resulted primarily from a $1.2 million increase in nonaccrural loans and a $.6 million increase in other real estate. The increase in nonaccrual loans is primarily from the acquisition of First Family Financial Corporation and Tomoka Bancorp, Inc. Management continuously monitors and evaluates recoverability of problem assets and adjusts loan loss reserves accordingly.
The loan loss reserve is 1.25% of loans at March 31, 1997. The increase in allowance since year end has been due to provisions in excess of net charge-offs totaling $0.7 million and reserves of $2.8 million from the purchase of First Family Financial Corporation, Tomoka Bancorp, Inc. and Shamrock Holdings, Inc. The provisions in excess of net charge-offs have been made primarily as a result of loan growth.

         Nonperforming assets are summarized below (in thousands):

                                                 March 31,         Dec. 31,       March 31,
                                                   1997            1996             1996
                                                                (Restated)       (Restated)
-------------------------------------------------------------------------------------------
Nonaccrual loans                                 $23,143          $21,982          $18,256
Restructured loans                                 1,974            1,683            1,173
-------------------------------------------------------------------------------------------
 Total nonperforming loans*                       25,117           23,665           19,429
Other real estate owned                            9,567            8,956           12,732
Repossessions                                         --              314               --
-------------------------------------------------------------------------------------------
 Total nonperforming assets*                     $34,684          $32,935          $32,161
-------------------------------------------------------------------------------------------
Aggregate loans contractually
 past due 90 days for which
 interest is being accrued                       $ 6,257          $ 6,695          $ 4,415
Net charge-offs (recoveries)
               year-to-date                      $ 2,163          $ 6,855          $   (68)
-------------------------------------------------------------------------------------------
RATIOS
Period end:
 Total nonperforming assets as
  a percent of net loans and
  other real estate                                 0.80%            0.81%            0.89%
 Allowance as a percent of net
  loans                                             1.25%            1.25%            1.31%
 Allowance as a percent of

  nonperforming assets                              157%              154%             146%
 Allowance as a percent of
  nonperforming loans                               216%              215%             241%
For the period ended:
 Net charge-offs
 as a percent of average net
 loans-(annualized basis)                          0.20%             0.18%            (.01)%
-------------------------------------------------------------------------------------------

* Total does not include loans contractually past due 90 days or more which are still accruing interest.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

         Management, through its loan officers, internal loan review staff, and external examinations by regulatory agencies and independent auditors, has identified approximately $223 million of potential problem loans not included above. The status of these loans is reviewed at least quarterly by loan officers and the centralized loan review function and annually by independent auditors and regulatory agencies. In connection with such reviews collateral values are updated where considered necessary. If collateral values are judged insufficient and other sources of repayment inadequate the loans are reduced to estimated recoverable amounts through increases in reserves allocated to the loans or charge-offs. As of March 31, 1997 substantially all of these loans are current with their existing repayment terms. Given the reserves and the ability of the borrowers to comply with the existing repayment terms, management believes any exposure from these potential problem loans has been adequately addressed at the present time.

         The above nonperforming loans and potential problem loans represent all material credits for which management has doubts as to the ability of the borrowers to comply with the loan repayment terms. Of these loans, management believes it is probable that loans totaling $22 million will not be collected as scheduled and therefore are considered impaired. Management also expects that the resolution of these problem credits as well as other performing loans will not materially impact future operating results, liquidity or capital resources.

         Allocations of the allowance for possible loan losses are made on an individual loan basis for all identified potential problem loans with a percentage allocation for the remaining portfolio. The allocations of the total allowance represent an approximation of the reserves for each category of loans based on management's evaluation of risk within each loan type.

ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES

                                  March 31,      Dec. 31,    March 31,
(In thousands)                       1997         1996          1996
                                               (Restated)    (Restated)
------------------------------------------------------------------------
Commercial, financial, and
 agricultural                      $10,078       $10,644       $ 9,058
Real estate-commercial              19,000        15,705        14,133
Real estate-construction             9,926         9,574         5,253
Real estate-mortgage                 9,620         8,835        14,387
Installment and consumer             4,661         3,914         2,452
Other                                1,025         2,089         1,564
------------------------------------------------------------------------
TOTAL                              $54,310       $50,761       $46,847
------------------------------------------------------------------------

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

LIQUIDITY:

         The maintenance of an adequate liquidity position is a principal component of BancGroup's asset/liability management strategy. BancGroup's governing policy provides for daily and longer term monitoring of both sources and uses of funds to properly maintain the cash position. To assist in funding a projected 18% annualized growth in loans, BancGroup has credit facilities at the Federal Home Loan Bank (FHLB). FHLB of Atlanta has established credit availability in an amount up to $1.1 billion with only $549 million outstanding at March 31, 1997. This source of credit reduces BancGroup's dependency on deposits as a source of liquidity resulting in a loan to deposit ratio of 96% at March 31, 1997 and 99% at December 31, 1996. BancGroup has a brokered Certificate of Deposit (CD) program in conjunction with Merrill Lynch and Oppenheimer Capital to offer CD's in increments of $1,000 to $99,000 to out of market customers at competitive rates ranging from 5.15% to 5.65% maturing in 6 to 24 month periods. At March 31, 1997, $176 million is outstanding under this program. Rate sensitivity is also constantly monitored.

CAPITAL RESOURCES:

         Management continuously monitors the capital adequacy and potential for future growth. The primary measurement for these evaluations for a bank holding company is its tier one leverage ratio. Tier one capital for BancGroup at March 31, 1997 consists of $410.1 million of equity and $70 million in trust preferred securities less $39.5 million of intangibles providing a 7.85% leverage ratio at March 31, 1997. The ratio of shareholders' equity to total assets at March 31, 1997 was 7.07% as compared to 7.08% at December 31, 1996. Capital levels are sufficient to support future internally generated growth and fund the quarterly dividend rates which are currently $0.15 per share.

         BancGroup also has access to equity capital markets through both public and private issuances. Management considers these sources and related return in addition to internally generated capital in evaluating future expansion, merger or acquisition opportunities.

         On January 29, 1997, BancGroup issued, through a special purpose trust, $70 million of Trust Preferred Securites in a private placement offering. The securities bear interest at 8.92% and are subject to mandatory redemption by BancGroup in whole or in part at any time after January 29, 2007 until maturity in January 2027. The securities are subordinated to substantially all of BancGroup's indebtedness.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

COMPARISON OF THE THREE ENDED MARCH 31, 1997 AND 1996:

SUMMARY:
         BancGroup's net income for the quarter increased 23% to $16,723,000 compared to $13,623,000 in the prior year. Fully diluted EPS increased 20% to $.42 per share compared to $.35 per share for the same quarter of the previous year.

         The increase in net income is primarily attributable to increases in interest earning assets and noninterest income partially off-set by a lower interest margin and increases in loan loss provision and noninterest expenses.

THE COLONIAL BANCGROUP, INC.
AVERAGE VOLUME AND RATES
(Unaudited)                                                                      Three Months Ended March 31,
(Dollars in thousands)                                     ------------------------------------------------------------------------
                                                                          1997                                   1996
                                                           ----------------------------------    ----------------------------------
                                                            Average                                 Average
                                                             Volume     Interest      Rate          Volume     Interest     Rate
-----------------------------------------------------------------------------------------------------------------------------------
Assets
  Loans, net............................................... $4,282,368     $94,854     8.95%      $3,540,598      $80,198     9.09%
  Mortgage loans held for sale.............................    115,272       2,170     7.53%         108,473        2,060     7.60%
  Investment securities and securities available for sale
   and other interest-earning assets.......................    807,660      13,071     6.49%         709,864       10,683     6.04%
----------------------------------------------------------------------------------                -----------------------
  Total interest-earning assets(1).........................  5,205,300    $110,095     8.53%       4,358,935      $92,941     8.56%
----------------------------------------------------------------------------------                -----------------------
  Nonearning assets........................................    466,874                               436,779
----------------------------------------------------------------------                            ----------
    Total assets........................................... $5,672,174                            $4,795,714
-----------------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity:
  Interest-bearing deposits................................ $3,711,191     $44,493     4.86%      $3,086,783      $37,986     4.95%
  Short-term borrowings....................................    741,251      10,076     5.51%         624,871        8,513     5.48%
  Long-term debt...........................................     76,805       1,543     8.15%          40,935          673     6.61%
----------------------------------------------------------------------------------                -----------------------
  Total interest-bearing liabilities.......................  4,529,247     $56,112     5.02%       3,752,589      $47,172     5.06%
----------------------------------------------------------------------------------                -----------------------
  Noninterest-bearing demand deposits......................    652,200                               616,863
  Other liabilities........................................     85,119                                77,106
----------------------------------------------------------------------                            ----------
  Total liabilities........................................  5,266,566                             4,446,558
  Shareholders' equity.....................................    405,608                               349,156
----------------------------------------------------------------------                            ----------
Total liabilities and shareholders' equity................. $5,672,174                            $4,795,714
-----------------------------------------------------------------------------------------------------------------------------------
Rate differential..........................................                            3.51%                                  3.50%

Net yield on interest-earning assets.......................                $53,983     4.16%                      $45,769     4.20%
-----------------------------------------------------------------------------------------------------------------------------------

NOTE: Restated financial results above reflect the January 1997 mergers of Colonial BancGroup with Jefferson Bancorp, Inc. and D/W Bankshares, Inc. These mergers were accounted for as poolings of interests and the financial results restated accordingly.

(1) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

    Dividends earned and average rates for preferred stocks are reflected on a tax equivalent basis. Tax equivalent dividends are: actual dividends times 137.7%.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCREASES (DECREASES)
FOR THE THREE MONTHS ENDED MARCH 31, 1997

(Dollars in thousands)                                                      Three Months Ended March 31,
                                                                               1997 Change from 1996
                                                                 ----------------------------------------------------
                                                                               Due to (1)
                                                                   Total       Volume        Rate           Mix
                                                                ----------- ------------- ---------  ---------------
 Interest Income:

 Total Loans, Net                                               $  14,656    $ 16,857     $ (1,239)      $    (962)

 Mortgage loans held for sale                                         110         129          (19)              -

 Investment securities and securities
  available for sale and other interest-earning assets              2,388       1,477          799             112
                                                                ---------    --------     --------       ---------

 Total interest income (2)                                         17,154      18,463         (459)           (850)

                                                                ---------    --------     --------       ---------

  Interest Expense:

  Interest bearing deposits                                         6,507       7,727         (695)           (525)

  Short-term borrowings                                             1,563       1,594           47             (78)

  Long-term debt                                                      870         593          158             119

                                                                ---------    --------     --------       ---------
  Total interest expense                                            8,940       9,914         (490)           (484)

                                                                ---------    --------     --------       ---------

 Net interest income                                            $   8,214    $  8,549     $     31       $    (366)

                                                                ---------    --------     --------       ---------

(1) Increases (decreases) are attributable to volume changes and rate changes on the following basis: Volume Change = change in volume times old rate.
    Rate Change = change in rate times old volume. The Mix Change = change in volume times change in rate.

(2) Interest earned on obligations of state and political subdivisions is reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest, for federal income tax purposes, related to certain tax-free assets. Dividends earned on preferred stock are reflected on a tax equivalent basis. Tax equivalent dividends earned are: actual dividends times 137.7%. Tax equivalent average rate is tax equivalent interest or dividends earned divided by average volume.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES (RESTATED)

NET INTEREST INCOME:

         Net interest income on a tax equivalent basis increased $8.2 million to $54 million for the quarter ended March 31, 1997 from $45.8 million for the quarter ended March 31, 1996. The net yield on interest earning assets decreased from 4.20% to 4.16% for the three months ended March 31, 1996 and 1997, respectively, while the rate differential remained almost unchanged at 3.51% and 3.50% for the three month period ended March 31, 1997 and 1996, respectively.

         As reflected on the previous tables the increase for the three months were primarily attributable to loan growth offset by decreasing rates. The prime rate decreased to 8.5% in December 1995 and continued to decline to 8.25% in 1996. During the first quarter of 1997 prime rate increased to 8.50%. This increase in prime will be reflected in increasing rates as repricing occurs.

LOAN LOSS PROVISION:

         The provision for loan losses for the first three months of 1997 was $2,854,000 compared to $1,750,000 for the same period in 1996. Asset quality remains good. The current allowance for loan losses provides a 157% coverage of nonperforming assets compared to 154% at December 31, 1996 and 146% at March 31, 1996. See management's discussion on loan quality and the allowance for possible loan losses presented in the Financial Condition section of this report.

NONINTEREST INCOME:

         Noninterest income increased $761,000 for the three months ended
March 31, 1997 compared to the same period in 1996. The increase is primarily due to increased mortgage servicing related fee income of $935,000, additional fees on deposit accounts of $545,000, and is offset by a decrease in other income of $727,000 primarily related to the gain from the sale of a subsidiary bank by Jefferson in February 1996.

         Colonial Mortgage provides additional sources of noninterest income to BancGroup through fees from its $10.6 billion servicing portfolio as well as loan originations from its 6 regional offices. Colonial Mortgage originates loans in 36 states. Colonial Mortgage had noninterest income of $9.4 million for the three months ended March 31, 1997 compared to $8.7 million for the three months ended March 31, 1996.

OVERHEAD EXPENSES:

         BancGroup's net overhead expense (total noninterest expense less noninterest income excluding security gains) was $24.2 million and $22.3 million for the three months ended March 31, 1997 and 1996, respectively.

   Salary and benefit expense increased $736,000 for the three months ended March 31, 1997, as compared to the same period in 1996. The increase is primarily due to increased staffing levels as a result of acquisitions.

         The increase in other noninterest expenses for the three months has been due to increases in merger expenses and advertising expenses. These increases were somewhat offset by a reduction in the FDIC assessment.

PROVISION FOR INCOME TAXES:

         BancGroup's provision for income taxes is based on an approximately 36.5% and 35.5%, respectively, estimated annual effective tax rate for the years 1997 and 1996, respectively. The provision for income taxes for the three months ended March 31, 1997 and 1996 was $9,601,000 and $7,443,000, respectively.

                                    Part II

                               Other Information

Item 1:  Legal Proceedings - See Note C - COMMITMENTS AND
         CONTINGENCIES AT PART 1 ITEM 1

Item 2:  Changes in Securities - N/A

Item 3:  Defaults Upon Senior Securities - N/A

Item 4:  Submission of Matters to a Vote of Security Holders - *

Item 5:  Other Events - N/A

Item 6: Form 8-K - Report on Form 8-K was filed on April 15, 1997 disclosing the amended and restated financial statements for December 31, 1996.

                Exhibit 11 - Computation of Earnings Per Share

                Exhibit 27 - Financial Data Schedule (for SEC use only)

* On April 16, 1997, the annual meeting of the shareholders of Colonial BancGroup was held; shareholders present at such meeting, by proxy or in person, elected the following directors:


                                    FOR               WITHHOLD
                                    ---               --------
   Term expires in 2000:

   Lewis Beville                 27,405,237            179,431
   Jerry J. Chesser              27,422,925            161,743
   John Ed Mathison              26,711,025            873,643
   Joe D. Mussafer               27,423,234            161,434
   William E. Powell III         27,407,106            177,562
   J. Donald Prewitt             27,423,185            161,483
   Frances E. Roper              27,382,579            202,089
   Ed V. Welch                   27,422,733            161,935

   Term expires in 1999:

   Simuel Sippial                27,415,507            169,161

   Term expires in 1998:

   Jimmy Rane                    27,353,437            231,231

   In addition to the foregoing the following directors will continue to serve

   Term expires in 1999:

   Young J. Boozer
   Willaim Britton
   Patrick F. Dye
   D. B. Jones
   Milton E. McGregor
   Jack H. Rainer

   Term expires in 1998:

   Augustus K. Clements, III
   Robert S. Craft
   Clinton O. Holdbrooks
   Harold D. King
   Robert E. Lowder
   John C. H. Miller, Jr.

In addition, an amendment to the Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 44,000,000 to 100,000,000 was approved as follows:

                                FOR       AGAINST       ABSTAIN
                                ---       -------       -------

                             26,914,984   471,623       256,878

COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
March 31, 1997
(Unaudited)(In thousands, except per share amounts)

                                                                   EXHIBIT 11


                                                            Primary               Fully Diluted
                                                             Q-T-D                    Q-T-D
                                                            -------                 --------
Net income                                                  $16,723                  $16,723

Interest expense on $7,522,000, 7.50%
  convertible subordinated debentures                                                    141

Tax effect @ 36.50% for the quarter and year to date                                     (51)
                                                            -------                  -------

Net income                                                  $16,723                  $16,813
                                                            -------                  -------

Average shares outstanding                                   38,892                   38,892
Effect of stock options                                         787                      787
                                                            -------                  -------
Primary average shares outstanding                           39,679                   39,679
                                                            -------                  -------
Contingent shares:
Addtional effect of stock options                                                         62
$7,522,200/$14.00                                                                        537
                                                                                     -------
Fully diluted average shares outstanding                                              40,279
                                                                                     -------
Earnings per share:
                                                            -------                  -------
Net income                                                  $  0.42                  $  0.42
                                                            -------                  -------


SIGNATURE


         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Colonial BancGroup, Inc.



By: /s/ W. Flake Oakley
   ---------------------------------------------------
   W. Flake Oakley
   Chief Financial Officer, Secretary & Treasurer


Date:  May 15, 1997
     -------------------------------------------

                                 Part I, Item 1

           Supplemental Condensed Consolidated Financial Statements

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Unaudited) (Dollars in thousands, except per share amounts)

                                                                               March 31    December 31,       March 31,
                                                                                1997          1996             1996
------------------------------------------------------------------------------------------------------------------------
Assets:

Cash and due from banks................................................     $  189,949      $  239,781       $  202.660
Interest-bearing deposits in banks.....................................          5,767           5,143            5,584
Federal funds sold.....................................................         72,199          15,990           56,990
Securities available for sale..........................................        476,029         462,313          399,499
Investment securities..................................................        335,117         300,121          282,793
Mortgage loans held for sale...........................................        142,510         157,966          195,297
Loans, net of unearned income..........................................      4,481,882       4,215,802        3,714,242
Less:
  Allowance for possible loan losses...................................        (56,981)        (53,443)         (48,589)
-----------------------------------------------------------------------------------------------------------------------
Loans, net.............................................................      4,424,901       4,162,359        3,665,653
Premises and equipment.................................................        103,089          93,009           82,783
Excess of cost over tangible and identified intangible
  assets acquired, net.................................................         39,526          30,431           29,391
Mortgage servicing rights..............................................        114,616          98,856           88,788
Other real estate owned................................................         10,506          10,229           13,537
Accrued interest and other assets......................................         94,691          96,339           96,000
-----------------------------------------------------------------------------------------------------------------------
Total..................................................................     $6,008,900      $5,672,537       $5,118,975
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity:

Deposits...............................................................     $4,715,949      $4,299,821       $3,913,860
FHLB short-term borrowings.............................................        540,000         715,000          526,571
Other short-term borrowings............................................        141,989         129,129          181,099
Subordinated debt......................................................          7,522           8,612           10,766
Trust preferred securities.............................................         70,000              --               --
Other long-term debt...................................................         15,762          30,480           27,330
Other liabilities......................................................         91,544          86,787           89,853
-----------------------------------------------------------------------------------------------------------------------

Total liabilities......................................................      5,582,766       5,269,829        4,749,479
-----------------------------------------------------------------------------------------------------------------------
Shareholders' equity:
  Preference Stock $2.50 par value; 1,000,000 shares
    authorized, none issued............................................
  Common Stock, $2.50 par value; 44,000,000 shares
   authorized, 40,683,820, 39,145,648 and 37,847,695 shares issued and outstanding at March 31, 1997, December 31, 1996 and
   March 31, 1996 respectively.........................................        101,710          97,864           94,619
  Treasury Stock (135,065 shares)......................................         (3,152)             --               --
  Additional paid in capital...........................................        178,888         168,064          162,728
  Retained earnings....................................................        152,228         137,956          116,217
  Unearned compensation................................................         (1,978)         (1,603)          (1,685)
  Unrealized losses on securites available for sale, net of taxes......         (1,561)            427           (2,383)
-----------------------------------------------------------------------------------------------------------------------
Total shareholders' equity.............................................        426,134         402,708          369,496
-----------------------------------------------------------------------------------------------------------------------
Total..................................................................     $6,008,900      $5,672,537        5,118,975
-----------------------------------------------------------------------------------------------------------------------


NOTE: Restated financial results above reflect the April 22, 1997 merger of Colonial BancGroup with Fort Brooke Bancorporation.
      This merger was accounted for as a pooling of interests and the financial results have been restated accordingly.


    See Notes to the Unaudited Supplemental Condensed Consolidated Financial Statements

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES                                      Three Months Ended
SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)                    March 31,
(Dollars in thousands, except per share amounts)                               --------------------------
                                                                                   1997           1996
---------------------------------------------------------------------------------------------------------------
Interest Income:
Interest and fees on loans....................                                   $ 99,910       $ 84,631
Interest on investments.......................                                     12,774         10,111
Other interest income.........................                                        777            986
---------------------------------------------------------------------------------------------------------------
Total interest income.........................                                    113,461         95,728
---------------------------------------------------------------------------------------------------------------
Interest Expense:
Interest on deposits..........................                                     46,097         39,423
Interest on short-term borrowings.............                                     10,099          8,531
Interest on long-term debt....................                                      1,543            673
---------------------------------------------------------------------------------------------------------------
Total interest expense........................                                     57,739         48,627
---------------------------------------------------------------------------------------------------------------
Net Interest Income...........................                                     55,722         47,101
Provision for possible loan losses............                                      2,854          1,772
---------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for
  Possible Loan Losses........................                                     52,868         45,329
---------------------------------------------------------------------------------------------------------------
Noninterest Income:
Mortgage servicing and origination fees.......                                      7,872          6,937
Service charges on deposit accounts...........                                      6,330          5,729
Other charges, fees and commissions...........                                      1,433          1,232
Securities gains (losses), net................                                        (18)           175
Other income..................................                                      3,233          3,956
---------------------------------------------------------------------------------------------------------------
Total noninterest income......................                                     18,850         18,029
---------------------------------------------------------------------------------------------------------------
Noninterest Expense:
Salaries and employee benefits................                                     18,461         17,659
Occupancy expense, net........................                                      4,559          3,954
Furniture and equipment expenses..............                                      3,449          3,079
Amortization of mortgage servicing rights.....                                      3,699          2,742
Amortization of intangible assets.............                                        615            498
Other expense.................................                                     13,593         13,601
---------------------------------------------------------------------------------------------------------------
Total noninterest expense.....................                                     44,376         41,533
---------------------------------------------------------------------------------------------------------------
Income before income taxes                                                         27,342         21,825
Applicable income taxes.......................                                      9,997          7,701
---------------------------------------------------------------------------------------------------------------
Net Income....................................                                    $17,345        $14,124
---------------------------------------------------------------------------------------------------------------

Earnings per share:
 Primary......................................                                    $   .42        $   .36
 Fully diluted................................                                        .42            .36
---------------------------------------------------------------------------------------------------------------

NOTE: Restated financial results above reflect the April 22, 1997 merger of Colonial BancGroup with Fort Brooke Bancorporation. This merger was accounted for as a pooling of interests and the financial results have been restated accordingly.


               See Notes to the Unaudited Supplemental Condensed
                       Consolidated Financial Statements

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Supplemental Condensed Consolidated Statements of Cash Flow
(Unaudited)(In Thousands)

                                                                       Three Months Ended
                                                                            March 31,
                                                                       1997           1996
                                                                     --------       --------
Net cash provided by (used in) operating activities                   $14,012       $(60,419)
                                                                     --------       --------
Cash flows from investing activities:
  Proceeds from maturities of securities available
   for sale                                                            44,107         50,440
  Proceeds from sales of securities available for sale                 12,821         17,307
  Purchase of securities available for sale                            (4,617)       (75,964)
  Proceeds from maturities of investment securities                    13,370         10,749
  Purchase of investment securities                                   (40,400)       (10,007)
  Net decrease in short-term securities                                    --         11,100
  Net increase in loans                                               (81,630)       (80,280)
  Cash received in bank acquisitions/dispositions                      16,114          3,000
  Capital expenditures                                                 (7,248)        (6,280)
  Proceeds from sale of other real estate owned                         2,466          1,347
  Other, net                                                              248          1,186
                                                                     --------       --------
Net cash used in investing activities                                 (44,769)       (77,402)
                                                                     --------       --------
Cash flows from financing activities:
  Net increase in demand, savings, and time deposits                  151,856         66,466
  Net (decrease) increase in federal funds purchased,
    repurchase agreements and other short-term borrowings            (162,154)        90,617
  Proceeds from issuance of long-term debt                             70,000            350
  Repayment of long-term debt                                         (15,748)        (2,131)
  Proceeds from issuance of common stock                                3,050            717
  Acquisition of treasury stock                                        (3,152)            --
  Dividends paid                                                       (6,094)        (4,438)
                                                                     --------       --------
Net cash provided by financing activities                              37,758        151,581
                                                                     --------       --------
Net increase/decrease in cash and cash equivalents                      7,001         13,760

Cash and cash equivalents at beginning of year                        260,914        183,685
                                                                     --------       --------
Cash and cash equivalents at March 31                                $267,915       $197,445
                                                                     --------       --------

Supplemental Disclosure of cash flow information:

  Cash paid during the three months for:
    Interest                                                         $ 58,893        $42,549
    Income taxes                                                        1,809            358

Non-cash investing activities:
   Transfer of loans to other real estate                              $4,072         $2,715
   Origination of loans for the sale of other real estate                  --            164
Non-cash financing activities:
  Conversion of subordinated debentures                                $1,081         $7,656
  Assets acquired in business combinations                            225,799              -
  Liabilities assumed in business combinations                        207,504              -


     Note: Restated financial results above reflect the April 22, 1997 merger of Colonial BancGroup with Fort Brooke Bancorporation. This merger was accounted for as a pooling of interests and the financial results have been restated accordingly.

See Notes to the Unaudited Supplemental Condensed Consolidated Financial Statements.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Notes to the Unaudited Supplemental Condensed Consolidated Financial Statements

NOTE A - ACCOUNTING POLICIES/RESTATEMENT

         The Colonial BancGroup, Inc. ("BancGroup") and its subsidiaries have not changed their accounting and reporting policies from those stated in the 1996 annual report. These unaudited interim supplemental financial statements should be read in conjunction with the audited financial statements and footnotes included in BancGroup's 1996 annual report and also the restated audited financial statements and footnotes included in BancGroup's 8-K filing dated June 20, 1997.

         In the opinion of BancGroup, the accompanying unaudited supplemental condensed consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of March 31, 1997 and 1996 and the results of operations and cash flows for the interim periods ended March 31, 1997 and 1996. All 1997 interim amounts are subject to year-end audit, and the results of operations for the interim period herein are not necessarily indicative of the results of operations to be expected for the year. The accompanying financial statements hae been restated to give retroactive effect to the pooling-of-interests business combination with Fort Brooke Bancorporatiion on April 22, 1997.


NOTE B - BUSINESS COMBINATONS

         On January 3, 1997, Jefferson Bancorp, Inc. ("Jefferson") was merged into BancGroup. Jefferson's subsidiary, Jefferson Bank of Florida was merged into BancGroup's existing subsidiary bank, Colonial Bank, headquartered in Orlando, Florida. At December 31, 1996 Jefferson had approximately $473 million in assets and deposits and other liabilities of approximately $441 million. Jefferson operated fifteen offices in Miami and South Florida. This business combination was accounted for as a pooling of interests.

         On January 3, 1997, Tomoka Bancorp, Inc. ("Tomoka") was merged into BancGroup. Tomoka's subsidiary, Tomoka State Bank, was merged into BancGroup's existing subsidiary bank, Colonial Bank, headquartered in Orlando, Florida.
At December 31, 1996, Tomoka had approximately $77 million in assets and deposits and other liabilities of approximately $70 million. Tomoka operates four offices in Ormond Beach, New Smyrna Beach, Pierson and Port Orange, Florida. This business combination was accounted for as a pooling of interests.

         On January 9, 1997, First Family Financial Corporation ("First Family") was merged into BancGroup. First Family's subsidiary, First
Family Bank was merged into BancGroup's existing subsidiary bank, Colonial Bank, headquartered in Orlando, Florida in April 1997. At December 31, 1996, First Family had approximately $167 million in assets and deposits and other liabilities of approximately $158 million. First Family operates six offices in part of the Orlando metropolitan area. This business combination was accounted for as a purchase and the results of operations are included in the accompanying financial statements only from the date of consummation forward.

         On January 31, 1997, D/W Bancshares, Inc. ("D/W") was merged into BancGroup. D/W's subsidiary, Dalton/Whitfield Bank & Trust, was merged into BancGroup's existing subsidiary bank, Colonial Bank, headquartered in Lawrenceville, Georgia. At December 31, 1996, D/W had approximately $139 million in assets and deposits and other liabilities of approximately $129 million. D/W operated three branches in the Dalton Georgia area. This business combination was accounted for as a pooling of interests.

        On March 5, 1997, Shamrock Holding, Inc. ("Shamrock") was merged into BancGroup. Shamrock's subsidiary, Union Bank, merged into BancGroup's existing subsidiary, Colonial Bank, headquartered in Montgomery, Alabama, in April 1997. As of December 31, 1996, Union Bank had assets of approximately $54 million and stockholders' equity of $7.3 million. This business combination was accounted for as a purchase and the results of operations are included in the accompanying financial statements only from the date of consummation forward.

        On April 22, 1997, Fort Brooke Bancorporation ("Fort Brooke") was merged into BancGroup. Fort Brooke is a Florida corporation and is a holding company for Fort Brooke Bank located in Tampa, Florida. Fort Brooke merged into BancGroup's subsidiary Colonial Bank, headquartered in Orlando, Florida. At December 31, 1996, Fort Brooke had assets of approximately $209 million, deposits of approximately $186 million and stockholders' equity of approximately $17 million. This business combination was accounted for as a pooling of interests.

        Presented below is BancGroup's summary operating information for the quarter ended March 31, 1996, showing the effect of business combinations described above.



                                As Originally     Effect       Currently
                                  Reported       of Poolings    Reported
           Net interest income    $33,406        $13,695        $47,101
           Noninterest income      14,775          3,254         18,029
           Net income              11,054          3,070         14,124



        BancGroup entered into a definitive agreement dated March 6, 1997, to merge Great Southern Bancorp ("Great Southern") into BancGroup. Great Southern is a Florida corporation and is a holding company for Great Southern Bank located in West Palm Beach, Florida. Great Southern will merge into BancGroup's existing subsidiary, Colonial Bank. At December 31, 1996, Great Southern had assets of approximately $119 million, deposits of approximately $108 million and stockholders' equity of $10 million.

        BancGroup also entered into a definitive agreement dated March 24, 1997, to merge First Commerce Banks of Florida, Inc. ("First Commerce") into BancGroup. First Commerce is a holding company for First Commerce Bank of Polk County located in Winter Haven, Florida. First Commerce will merge into BancGroup's existing subsidiary, Colonial Bank. At December 31, 1996, First Commerce had assets of approximately $106 million, deposits of approximately $95 million and stockholders' equity of $11 million.

On May 8, 1997, BancGroup entered into a definitive agreement with First Independence Bank of Florida ("First Independence"), located in Fort Myers, Florida. First Independence had assets of $62.5 million at December 31, 1996. This combination will be accounted for as a pooling-of-interests.


NOTE C - COMMITMENTS AND CONTINGENCIES

         BancGroup's subsidiary banks make loan commitments and incur contingent liabilities in the normal course of business which are not reflected in the consolidated statements of condition.


NOTE D - ACCOUNTING CHANGE

         In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished.

This statement distinguishes between transfers that are sales and those that are secured borrowings.


         SFAS No. 125 also provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements, loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse, and extinguishments of liabilities.

         BancGroup adopted SFAS No 125 as of January 1, 1997. The adoption of SFAS No. 125 did not have a material impact on BancGroup's financial statements. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. Earlier or retroactive application is not permitted. However, in December 1996, the Financial Accounting Standards Board issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB
Statement No. 125 This statement defers the effective date of certain provisions for one year (December 31, 1997). The deferred provisions relate to repurchase agreements, dollar-roll transactions, securities lending, and similar transactions. The effective date for all other transfers and servicing of financial assets is unchanged.

         In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share, which establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This statement replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

         This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. Under SFAS No. 128, BancGroup's basic EPS would be $.43 and $.37 and fully-diluted EPS would not change from amounts currently reported for the three months ended March 31, 1997 and 1996, respectively.

                                 Part I, Item 2

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations

FINANCIAL CONDITION:

         Ending balances of total assets, securities, mortgage loans held for sale, net loans, and deposits changed from December 31, 1996 to March 31, 1997 as follows (in thousands):

                                            Increase (Decrease)
                                            -------------------
                                               Amount     %
                                              --------  -----
            Total assets                      $336,363   5.9%
            Securities                          48,712   6.4%
            Mortgage loans held
             for sale                          (15,456) (9.8%)
            Loans, net of
             unearned income                   266,080   6.3%
            Deposits                           416,128   9.7%
            Long term debt                      55,282 181.4%

Securities:

        Investment securities and securities available for sale have increased $49 million from December 31, 1996 to March 31, 1997. The increase in securities resulted from approximately $78 million from purchase method business combinations and the remainder resulting from normal funding operations of the Company.

Loans and Mortgage Loans Held for Sale:

         The increase in loans, net of unearned income, of $266 million is partially from internal loan growth of approximately $80 million at an annualized rate of 7.2%. The remaining increase of $186 million resulted from the purchase of assets of First Family Financial Corporation, Tomoka Bancorp, Inc., and Shamrock Holding, Inc. located in Eustis and Ormond Beach, Florida, and Evergreen, Alabama respectively. Loans increased at a 16% internal growth rate for the full year in 1996.

         Mortgage loans held for sale are funded on a short-term basis (less than 90 days) while they are being packaged for sale in the secondary market by Colonial Mortgage Company, a wholly owned subsidiary of Colonial Bank. Loans originated amounted to approximately $285 million and $308 million and sales thereof amounted to approximately $300 million and $225 million for the three months ended March 31, 1997 and 1996, respectively. The decrease in originations was primarily due to the higher interest rates which resulted in a decrease in refinancings as well as new originations.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

Gross loans by category and summary of loan loss experience are shown in the following schedules.

GROSS LOANS BY CATEGORY            March 31,          Dec. 31,        March 31,
(In thousands)                       1997              1996             1996
-----------------------------------------------------------------------------------
Commercial, financial, and
 agricultural                   $  549,719      $  589,418          $  540,000
Real estate-commercial           1,137,631       1,032,970             922,796
Real estate-construction           481,682         460,537             407,980
Real estate-residential          1,959,341       1,801,703           1,549,034
Installment and consumer           298,249         278,600             248,355
Other                               55,553          55,883              48,941
-----------------------------------------------------------------------------------
Total loans                     $4,482,175      $4,219,111          $3,717,106
-----------------------------------------------------------------------------------

Percent of loans in each
 category to total loans:

Commercial financial, and
 agricultural                         12.3%           14.0%               14.5%
Real estate-commercial                25.4%           24.5%               24.8%
Real estate-construction              10.7%           10.9%               11.0%
Real estate-residential               43.7%           42.7%               41.7%
Installment and consumer               6.7%            6.6%                6.7%
Other                                  1.2%            1.3%                1.3%
-----------------------------------------------------------------------------------
                                     100.0%          100.0%              100.0%
-----------------------------------------------------------------------------------

        Loans collateralized by commercial real estate loans increased approximately $105 million during the first three months of 1997. Loans secured by residential real estate increased $158 million for the same period. These loan categories continue to be a significant source of loan growth and are concentrated in various areas in Alabama, the metropolitan Atlanta market in Georgia as well as Central and South Florida.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

SUMMARY OF LOAN LOSS EXPERIENCE

                                   Three Months        Year        Three Months
                                       Ended          Ended           Ended
                                     March 31,       Dec. 31,       March 31,
(In thousands)                         1997            1996            1996
--------------------------------------------------------------------------------
Allowance for possible loan
 losses - January 1                   $53,443         $46,917        $46,917
Charge-offs:
   Commercial, financial, and
    agricultural                        1,037           3,196            501
   Real estate-commercial                 125           2,074            602
   Real estate-construction                 3           1,774             23
   Real estate-residential                202             878            102
   Installment and consumer             1,188           3,334            556
   Other                                  247             594             64

--------------------------------------------------------------------------------
Total charge-offs                       2,802          11,850          1,848
--------------------------------------------------------------------------------
Recoveries:
   Commercial, financial, and
    agricultural                          132           1,418            199
   Real estate-commercial                   3           1,450          1,126
   Real estate-construction                35               1              1
   Real estate-residential                 35             693             84
   Installment and consumer               387           1,566            439
   Other                                   36              85             19
--------------------------------------------------------------------------------
Total recoveries                          628           5,213          1,868
--------------------------------------------------------------------------------
Net charge-offs(recoveries)             2,174           6,637            (20)
Addition to allowance charged to
 operating expense                      2,854          12,545          1,772
Allowance added (deducted) from bank
 mergers/disposals                      2,858             618           (120)
--------------------------------------------------------------------------------
Allowance for possible loan
 losses-end of period                 $56,981         $53,443        $48,589
--------------------------------------------------------------------------------

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

         Asset quality as measured by nonperforming assets remains very good at 0.81% of net loans and other real estate. Nonperforming assets have increased $2.0 million from December 31, 1996. The increase in nonperforming assets resulted primarily from a $2.2 million increase in nonaccrural loans and a $.2 million increase in other real estate. The increase in nonaccrual loans is primarily from the acquisition of First Family Financial Corporation and Tomoka Bancorp, Inc. Management continuously monitors and evaluates recoverability of problem assets and adjusts loan loss reserves accordingly.
The loan loss reserve is 1.27% of loans at March 31, 1997. The increase in allowance since year end has been due to provisions in excess of net charge-offs totaling $0.7 million and reserves of $2.8 million from the purchase of First Family Financial Corporation, Tomoka Bancorp, Inc. and Shamrock Holdings, Inc. The provisions in excess of net charge-offs have been made primarily as a result of loan growth.

         Nonperforming assets are summarized below (in thousands):

                                                 March 31,         Dec. 31,       March 31,
                                                   1997            1996             1996
-------------------------------------------------------------------------------------------
Nonaccrual loans                                 $23,908          $22,334          $18,776
Restructured loans                                 1,974            1,683            1,173
-------------------------------------------------------------------------------------------
 Total nonperforming loans*                       25,882           24,017           19,949
Other real estate owned                           10,306            9,914           14,279
Repossessions                                         --              314               --
-------------------------------------------------------------------------------------------
 Total nonperforming assets*                     $36,388          $34,245          $34,228
-------------------------------------------------------------------------------------------
Aggregate loans contractually
 past due 90 days for which
 interest is being accrued                       $ 8,135          $ 7,682          $ 4,473
Net charge-offs (recoveries)
               year-to-date                      $ 2,175          $ 6,637          $   (20)
-------------------------------------------------------------------------------------------
RATIOS
Period end:
 Total nonperforming assets as
  a percent of net loans and
  other real estate                                 0.81%            0.81%            0.92%
 Allowance as a percent of net
  loans                                             1.27%            1.27%            1.31%
 Allowance as a percent of

  nonperforming assets                              157%              156%             142%
 Allowance as a percent of
  nonperforming loans                               220%              223%             244%
For the period ended:
 Net charge-offs
 as a percent of average net
 loans-(annualized basis)                          0.20%             0.17%           (0.00)%
-------------------------------------------------------------------------------------------

* Total does not include loans contractually past due 90 days or more which are still accruing interest.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

         Management, through its loan officers, internal loan review staff, and external examinations by regulatory agencies and independent auditors, has identified approximately $223 million of potential problem loans not included above. The status of these loans is reviewed at least quarterly by loan officers and the centralized loan review function and annually by independent auditors and regulatory agencies. In connection with such reviews, collateral values are updated where considered necessary. If collateral values are judged insufficient and other sources of repayment inadequate, the loans are reduced to estimated recoverable amounts through increases in reserves allocated to the loans or charge-offs. As of March 31, 1997 substantially all of these loans are current with their existing repayment terms. Given the reserves and the ability of the borrowers to comply with the existing repayment terms, management believes any exposure from these potential problem loans has been adequately addressed at the present time.

         The above nonperforming loans and potential problem loans represent all material credits for which management has doubts as to the ability of the borrowers to comply with the loan repayment terms. Of these loans, management believes it is probable that loans totaling $22 million will not be collected as scheduled and therefore are considered impaired. Management also expects that the resolution of these problem credits as well as other performing loans will not materially impact future operating results, liquidity or capital resources.

         Allocations of the allowance for possible loan losses are made on an individual loan basis for all identified potential problem loans with a percentage allocation for the remaining portfolio. The allocations of the total allowance represent an approximation of the reserves for each category of loans based on management's evaluation of risk within each loan type.

ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES

                                  March 31,      Dec. 31,    March 31,
(In thousands)                       1997         1996          1996
------------------------------------------------------------------------
Commercial, financial, and
 agricultural                      $10,700       $11,318       $ 9,472
Real estate-commercial              20,260        16,866        14,974
Real estate-construction            10,298         9,910         5,410
Real estate-mortgage                 9,796         9,009        14,563
Installment and consumer             4,902         4,251         2,606
Other                                1,025         2,089         1,564
------------------------------------------------------------------------
TOTAL                              $56,981       $53,443       $48,589
------------------------------------------------------------------------

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

LIQUIDITY:

         The maintenance of an adequate liquidity position is a principal component of BancGroup's asset/liability management strategy. BancGroup's governing policy provides for daily and longer term monitoring of both sources and uses of funds to properly maintain the cash position. To assist in funding a projected 18% annualized growth in loans, BancGroup has credit facilities at the Federal Home Loan Bank (FHLB). FHLB of Atlanta has established credit availability in an amount up to $1.1 billion with only $549 million outstanding at March 31, 1997. This source of credit reduces BancGroup's dependency on deposits as a source of liquidity resulting in a loan to deposit ratio of 95% at March 31, 1997 and 98% at December 31, 1996. BancGroup has a brokered Certificate of Deposit (CD) program in conjunction with Merrill Lynch and Oppenheimer Capital to offer CD's in increments of $1,000 to $99,000 to out of market customers at competitive rates ranging from 5.15% to 5.65% maturing in 6 to 24 month periods. At March 31, 1997, $176 million is outstanding under this program. Rate sensitivity is also constantly monitored.

CAPITAL RESOURCES:

         Management continuously monitors the capital adequacy and potential for future growth. The primary measurement for these evaluations for a bank holding company is its tier one leverage ratio. Tier one capital for BancGroup at March 31, 1997 consists of $426.1 million of equity and $70 million in trust preferred securities less $39.5 million of intangibles providing a 7.84% leverage ratio at March 31, 1997. The ratio of shareholders' equity to total assets at March 31, 1997 was 7.09% as compared to 7.10% at December 31, 1996. Capital levels are sufficient to support future internally generated growth and fund the quarterly dividend rates which are currently $0.15 per share.

         BancGroup also has access to equity capital markets through both public and private issuances. Management considers these sources and related return in addition to internally generated capital in evaluating future expansion, merger or acquisition opportunities.

         On January 29, 1997, BancGroup issued, through a special purpose trust, $70 million of Trust Preferred Securites. The securities bear interest at 8.9% and are subject to mandatory redemption by BancGroup in whole or in part at any time after January 29, 2007 until maturity in January 2027. The securities are subordinated to substantially all of BancGroup's indebtedness.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
Management's Discussion, Continued

COMPARISON OF THE THREE ENDED MARCH 31, 1997 AND 1996:

SUMMARY:
         BancGroup's net income for the quarter increased 23% to $17,345,000 compared to $14,124,000 in the prior year. Fully diluted EPS increased 17% to $.42 per share compared to $.36 per share for the same quarter of the previous year.

         The increase in net income is primarily attributable to increases in interest earning assets and noninterest income partially off-set by a lower interest margin and increases in loan loss provision and noninterest expenses.

THE COLONIAL BANCGROUP, INC.
AVERAGE VOLUME AND RATES
(Unaudited)                                                                      Three Months Ended March 31,
(Dollars in thousands)                                     ------------------------------------------------------------------------
                                                                          1997                                   1996
                                                           ----------------------------------    ----------------------------------
                                                            Average                                 Average
                                                             Volume     Interest      Rate          Volume     Interest     Rate
-----------------------------------------------------------------------------------------------------------------------------------
Assets
  Loans, net............................................... $4,422,369     $98,005     8.86%      $3,663,735      $83,023     9.06%
  Mortgage loans held for sale.............................    115,272       2,170     7.53%         108,473        2,060     7.60%
  Investment securities and securities available for sale
   and other interest-earning assets.......................    859,472      13,830     6.44%         761,260       11,426     6.00%
----------------------------------------------------------------------------------                -----------------------
  Total interest-earning assets(1).........................  5,397,113    $114,005     8.45%       4,533,468      $96,509     8.52%
----------------------------------------------------------------------------------                -----------------------
  Nonearning assets........................................    483,980                               449,827
----------------------------------------------------------------------                            ----------
    Total assets........................................... $5,881,093                            $4,983,295
-----------------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity:
  Interest-bearing deposits................................ $3,860,781     $46,097     4.78%      $3,219,962      $39,423     4.90%
  Short-term borrowings....................................    743,470      10,099     5.43%         627,040        8,531     5.44%
  Long-term debt...........................................     76,805       1,543     8.15%          40,935          673     6.61%
----------------------------------------------------------------------------------                -----------------------
  Total interest-bearing liabilities.......................  4,681,056     $57,739     4.93%       3,887,937      $48,627     5.00%
----------------------------------------------------------------------------------                -----------------------
  Noninterest-bearing demand deposits......................    693,450                               653,038
  Other liabilities........................................     85,119                                77,106
----------------------------------------------------------------------                            ----------
  Total liabilities........................................  5,459,625                             4,618,081
  Shareholders' equity.....................................    421,468                               365,214
----------------------------------------------------------------------                            ----------
Total liabilities and shareholders' equity................. $5,881,093                            $4,983,295
-----------------------------------------------------------------------------------------------------------------------------------
Rate differential..........................................                            3.52%                                  3.51%

Net yield on interest-earning assets.......................                $56,266     4.17%                      $47,882     4.22%
-----------------------------------------------------------------------------------------------------------------------------------

NOTE: Restated financial results above reflect the April 22, 1997 merger of Colonial BancGroup with Fort Brooke Bancorporation. This merger was accounted for as a pooling of interests and the financial results restated accordingly.

(1) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

    Dividends earned and average rates for preferred stocks are reflected on a tax equivalent basis. Tax equivalent dividends are: actual dividends times 137.7%.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCREASES (DECREASES)
FOR THE THREE MONTHS ENDED MARCH 31, 1997

(Dollars in thousands)                                                      Three Months Ended March 31
                                                                               1997 Change from 1996
                                                                 ----------------------------------------------------
                                                                               Due to (1)
                                                                   Total       Volume        Rate           Mix
                                                                ----------- ------------- ---------  ---------------
 Interest Income:

 Total Loans, Net                                               $  14,982    $ 17,183     $ (1,832)      $    (369)

 Mortgage loans held for sale                                         110         129          (19)             --

 Investment securities and securities
  available for sale and other interest-earning assets              2,404       1,473          837              94
                                                                ---------    --------     --------       ---------

 Total interest income (2)                                         17,496      18,785       (1,014)           (275)

                                                                ---------    --------     --------       ---------

  Interest Expense:

  Interest bearing deposits                                         6,674       7,850         (966)           (210)

  Short-term borrowings                                             1,568       1,583          (16)              1

  Long-term debt                                                      870         593          158             119

                                                                ---------    --------     --------       ---------
  Total interest expense                                            9,112      10,026         (824)            (90)

                                                                ---------    --------     --------       ---------

 Net interest income                                            $   8,384    $  8,759     $   (190)      $    (185)

                                                                ---------    --------     --------       ---------

(1) Increases (decreases) are attributable to volume changes and rate changes on the following basis: Volume Change = change in volume times old rate.
    Rate Change = change in rate times old volume. The Mix Change = change in volume times change in rate.

(2) Interest earned on obligations of state and political subdivisions is reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest, for federal income tax purposes, related to certain tax-free assets. Dividends earned on preferred stock are reflected on a tax equivalent basis. Tax equivalent dividends earned are: actual dividends times 137.7%. Tax equivalent average rate is tax equivalent interest or dividends earned divided by average volume.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES (RESTATED)

NET INTEREST INCOME:

         Net interest income on a tax equivalent basis increased $8.4 million to $56.3 million for the quarter ended March 31, 1997 from $47.9 million for the quarter ended March 31, 1996. The net yield on interest earning assets decreased from 4.22% to 4.17% for the three months ended March 31, 1996 and 1997, respectively, while the rate differential remained almost unchanged at 3.52% and 3.51% for the three month period ended March 31, 1997 and 1996, respectively.

         As reflected on the previous tables the increase for the three months were primarily attributable to loan growth offset by decreasing rates. The prime rate decreased to 8.5% in December 1995 and continued to decline to 8.25% in 1996. During the first quarter of 1997 the prime rate increased to 8.50%. This increase in prime will be reflected in increasing rates as repricing occurs.

LOAN LOSS PROVISION:

         The provision for loan losses for the first three months of 1997 was $2,854,000 compared to $1,772,000 for the same period in 1996. Asset quality remains good. The current allowance for loan losses provides a 157% coverage of nonperforming assets compared to 156% at December 31, 1996 and 142% at March 31, 1996. See management's discussion on loan quality and the allowance for possible loan losses presented in the Financial Condition section of this report.

NONINTEREST INCOME:

         Noninterest income increased $821,000 for the three months ended
March 31, 1997 compared to the same period in 1996. The increase is primarily due to increased mortgage servicing related fee income of $935,000, additional fees on deposit accounts of $601,000, and is offset by a decrease in other income of $727,000 primarily related to the loss from the sale of a subsidiary bank by Jefferson in February 1996.

         Colonial Mortgage provides additional sources of noninterest income to BancGroup through fees from its $10.6 billion servicing portfolio as well as loan originations from its 6 regional offices. Colonial Mortgage originates loans in 36 states. Colonial Mortgage had noninterest income of $9.4 million for the three months ended March 31, 1997 compared to $8.7 million for the three months ended March 31, 1996.

OVERHEAD EXPENSES:

         BancGroup's net overhead expense (total noninterest expense less noninterest income excluding security gains) was $25.5 million and $23.7 million for the three months ended March 31, 1997 and 1996, respectively.

   Salary and benefit expense increased $802,000 for the three months ended March 31, 1997, as compared to the same period in 1996. The increase is primarily due to increased staffing levels as a result of acquisitions.

         The increase in other noninterest expenses for the three months has been due to increases in merger expenses and advertising expenses. These increases were somewhat offset by a reduction in the FDIC assessment.

PROVISION FOR INCOME TAXES:

         BancGroup's provision for income taxes is based on an approximately 36.5% and 35.5%, respectively, estimated annual effective tax rate for the years 1997 and 1996, respectively. The provision for income taxes for the three months ended March 31, 1997 and 1996 was $9,997,000 and $7,701,000, respectively.

                                    Part II

                               Other Information

Item 1:  Legal Proceedings - See Note C - COMMITMENTS AND
         CONTINGENCIES AT PART 1 ITEM 1

Item 2:  Changes in Securities - N/A

Item 3:  Defaults Upon Senior Securities - N/A

Item 4:  Submission of Matters to a Vote of Security Holders - *

Item 5:  Other Events - N/A

Item 6: Form 8-K - Report on Form 8-K was filed on April 15, 1997 disclosing the amended and restated financial statements for December 31, 1996.

                Exhibit 11 - Computation of Earnings Per Share

                Exhibit 27 - Financial Data Schedule (for SEC use only)

* On April 16, 1997, the annual meeting of the shareholders of Colonial BancGroup was held; shareholders present at such meeting, by proxy or in person, elected the following directors:


                                    FOR               WITHHOLD
                                    ---               --------
   Term expires in 2000:

   Lewis Beville                 27,405,237            179,431
   Jerry J. Chesser              27,422,925            161,743
   John Ed Mathison              26,711,025            873,643
   Joe D. Mussafer               27,423,234            161,434
   William E. Powell III         27,407,106            177,562
   J. Donald Prewitt             27,423,185            161,483
   Frances E. Roper              27,382,579            202,089
   Ed V. Welch                   27,422,733            161,935

   Term expires in 1999:

   Simuel Sippial                27,415,507            169,161

   Term expires in 1998:

   Jimmy Rane                    27,353,437            231,231

   In addition to the foregoing the following directors will continue to serve

   Term expires in 1999:

   Young J. Boozer
   Willaim Britton
   Patrick F. Dye
   D. B. Jones
   Milton E. McGregor
   Jack H. Rainer

   Term expires in 1998:

   Augustus K. Clements, III
   Robert S. Craft
   Clinton O. Holdbrooks
   Harold D. King
   Robert E. Lowder
   John C. H. Miller, Jr.

In addition, an amendment to the Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 44,000,000 to 100,000,000 was approved as follows:

                                FOR       AGAINST       ABSTAIN
                                ---       -------       -------

                             26,914,984   471,623       256,878

COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
March 31, 1997
(Unaudited)(In thousands, except per share amounts)

                                                                   EXHIBIT 11


                                                            Primary               Fully Diluted
                                                             Q-T-D                    Q-T-D
                                                            -------                 --------
Net income                                                  $17,345                  $17,345

Interest expense on $7,522,000, 7.50%
  convertible subordinated debentures                                                    141

Tax effect @ 36.50% for the quarter and year to date                                     (51)
                                                            -------                  -------

Net income                                                  $17,345                  $17,435
                                                            -------                  -------

Average shares outstanding                                   40,492                   40,492
Effect of stock options                                         821                      821
                                                            -------                  -------
Primary average shares outstanding                           41,313                   41,313
                                                            -------                  -------
Contingent shares:
Addtional effect of stock options                                                         63
Convertible subordinated debentures
$7,522,200/$14.00                                                                        537
                                                                                     -------
Fully diluted average shares outstanding                                              41,913
                                                                                     -------
Earnings per share:
                                                            -------                  -------
Net income                                                  $  0.42                  $  0.42
                                                            -------                  -------


SIGNATURE


         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Colonial BancGroup, Inc.



By: /s/ W. Flake Oakley
   ---------------------------------------------------
   W. Flake Oakley
   Chief Financial Officer, Secretary & Treasurer


Date:  June 24, 1997
     -------------------------------------------